As filed with the U.S. Securities and Exchange Commission on December 14, 2020.

Registration No. 333- 251163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAN Limited

(Exact name of Registrant as specified in its charter)

Bermuda	7379	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(702) 964-5777

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dermot S. Smurfit

GAN Limited

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(702) 964-5777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James A. Mercer III, Esq. Robert L. Wernli, Jr., Esq. Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92129 (858) 720-7469	Sara L. Terheggen, Esq. The NBD Group, Inc. 350 N. Glendale Avenue, Suite B522 Los Angeles, CA 91206 (310) 890-0110

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.01 per share (2)(3)	5,980,500	$15.48	(1)	$92,570,400	$10,100	(4)

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported on The Nasdaq Capital Market on December 11, 2020.

(2)	Includes ordinary shares that may be purchased by the underwriter to cover over-allotments, if any.
(3)	Includes ordinary shares that may be sold pursuant to this registration statement by the selling shareholders described herein.
(4)	Previously Paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 14, 2020

Ordinary Shares

GAN Limited

GAN Limited, a Bermuda exempted company limited by shares, is offering 4,816,500 ordinary shares, par value $0.01 per share (“ordinary shares”), and the selling shareholders identified in this prospectus are offering an additional 383,500 ordinary shares.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “GAN.” We have assumed a public offering price of $15.60, which represents the last reported sale price of our ordinary shares as reported on the NASDAQ on  December 10, 2020. The final public offering price will be determined through negotiation between us and the underwriter in the offering and the assumed public offering price used throughout this prospectus may not be indicative of the actual offering price.

Before buying any ordinary shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 20.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds, Before Expenses, to the Company	$	$
Proceeds to Selling Shareholders	$	$

(1)	See “Underwriting” beginning on page 155 for disclosure regarding compensation payable to the underwriter.

The underwriter may also purchase up to an additional 780,000 ordinary shares from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any.

The underwriter expects to deliver the ordinary shares on or about                       , 2020.

B. Riley Securities

The date of this prospectus is            , 2020 .

ii

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. It does not contain all of the information that you should consider in making your investment decision. Before investing in our ordinary shares, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for a more complete understanding of our business and this offering. Except as otherwise required by the context, references to “GAN,” “the Company,” “we,” “us” and “our” are to (1) GAN (UK) Limited, a private limited company organized under the laws of England and Wales (formerly GAN plc, a public limited company organized under the laws of the England and Wales), and its subsidiaries, for all periods prior to the completion of the May 2020 reorganization and share exchange, and (2) GAN Limited, a Bermuda exempted company limited by shares, and its subsidiaries, or GAN Limited, for all periods after the completion of the May 2020 reorganization and share exchange. References to “Coolbet” are to Vincent Group p.l.c., a Malta public limited company and its subsidiaries.

Company Overview

GAN Limited is a Bermuda exempted holding company, and, through its subsidiaries, is an award-winning business-to-business (“B2B”) supplier of enterprise Software-as-a-Service (“SaaS”) solutions for online casino gaming, commonly referred to as iGaming, and online sports betting applications. Our technology platform, which we market as the GameSTACK™ Internet gaming ecosystem platform (“GameSTACK”), has been deployed in both Europe and the U.S. However, we are primarily focused on enabling the U.S. casino industry’s ongoing digital transformation, which is accelerating following the repeal of a federal ban on sports betting in May 2018. Our customers rely on our software to run their online casinos and sportsbooks legally, profitably and with engaging content.

Our customer base in the U.S. includes larger regional operators as well as individual tribal casino operators. At September 30, 2020 our customers operated 101 retail casino properties, racetracks and online sportsbooks. With recent customer wins, the number of retail outlets operated by our customers is now 104. Our customers outside of the states of regulated markets generally operate on our social casino or simulated gambling applications. The largest portion of our U.S. business is in real money Internet gambling with operators in the states where both Internet casino gaming and sports betting are permitted by regulation.

Our GameSTACK platform and related managed services are designed to help our customers rapidly launch and scale their iGaming and online sportsbook operations. Our iGaming offerings support both social, or “freemium,” simulated online casino gaming (“Simulated Gaming”) as well as real money online casino gaming (“real money iGaming”) for deployment in regulated markets. Like real money iGaming, Simulated Gaming is a revenue center for our customers in non-regulated markets. Real money iGaming accounted for 77% of our revenues in 2019 and 75% of our revenues for the first nine months of 2020. Both our real money iGaming and Simulated Gaming offerings incorporate powerful loyalty and marketing features aimed at maximizing player engagement. We measure the level of player engagement through key performance measures including Active Daily Users, Gross Operator Revenue, and Average Revenue Per Daily Active User, which we track for both Simulated Gaming and real money iGaming operations.

GameSTACK forms the technical hub of our customers’ online gaming presence. The platform provides the foundational technology and back-office tools necessary for a successful consumer experience, including intuitive player account activation, sophisticated payment services, geolocation, marketing, loyalty management and real-time analytics and reporting. With the addition of Coolbet (see “Proposed Acquisition of Coolbet”), GAN’s capabilities will expand to include modern, nimble and powerful turnkey solutions optimized for the US online sports betting market. Once integrated into our platform offering, we believe that the acquisition of Coolbet will position GAN as the one of the most complete B2B vendors specialized in the US digital casino market. Our vision is to enable our customers to deliver highly differentiated end user entertainment experiences presently unachievable through third-party solutions.

The core of the GameSTACK platform is its player account management system, in which highly sensitive customer and player activity data is stored and processed. This is the layer of any casino operator’s online technology deployment that becomes the focal point of regulatory licensure since it is the fortified vault of player data and privacy. We are the trusted custodian of player transactional data and have direct visibility into wagering activity, which allows us to deploy proprietary models to help our customers predict and identify, over time, their highest-value players. Our customers rely on our data models to best direct their retention marketing investments towards specific customer profiles, thereby optimizing player loyalty and player value.

GameSTACK also relies on a flexible integration services layer in order to integrate easily with other essential third-party systems, such as casino management systems, remote gaming servers and sports betting engines. We believe that GameSTACK has integrated all major casino management systems deployed by retail casino operators to manage their retail gaming operations in the U.S., including those offered by third party equipment manufacturers Aristocrat, IGT, Scientific Games and KONAMI. Additionally, as of September 30, 2020, GameSTACK has integrated eight remote gaming servers for operation in the U.S., each of which contains a selection of casino games that we distribute to our customers’ end users via websites and apps. Remote gaming servers integrated for the U.S. include IGT, NET Entertainment, Evolution Gaming (live dealer), Scientific Games, Everi, AGS, KONAMI and Spin Games. Additional integrations with High 5 remote gaming servers are currently underway, and we anticipate this content will be available for U.S. distribution in the near future. Finally, with respect to sports betting engines, GameSTACK has successfully integrated with IGT Sports, KAMBI and Amelco. We intend to offer our inhouse sports betting engine and risk management solution as an optional alternative to these third-party integrations upon integration of Coolbet’s technology into GameSTACK.

Between May 2018 and November 2020, 21 U.S. states enacted and approved some form of real money gaming legislation, with 14 of those states approving online sports betting or iGaming. Each state has unique regulatory and licensure requirements, and our ability to rapidly customize deployments and submit expeditiously for individual state gaming licensure has been a vital contributor to our success in the U.S. market. We enable our customers to deploy iGaming and online sportsbook offerings to their end users quickly, capturing valuable early-mover advantages in their relevant markets, such as for the anticipated launch in Michigan. We are presently licensed or approved to operate our real money iGaming platform in New Jersey, Pennsylvania, Indiana, West Virginia and Colorado, with licensing submissions completed in Michigan and Tennessee. Following the November 2020 election, three additional states (Louisiana, Maryland, South Dakota) legalized online sports betting and the Company is monitoring several additional states (Ohio, Massachusetts, New York) that currently have some legislative momentum for possible legalization in 2021. We plan to pursue licensure in these additional states in 2021 and beyond.

In addition to our growth opportunity within our existing core markets, we see a large and growing universe of additional potential new customers for GameSTACK in selected U.S. states that have formally passed online sports betting but have not yet implemented a regulatory framework for governing online real money iGaming in their states. For instance, we believe we have a significant opportunity to expand our installed base into states which have passed mobile-friendly sports betting laws and, in select cases such as Michigan, real money iGaming laws as well.

GameSTACK may also be configured as a “super” remote gaming server, or “Super RGS,” and deployed on behalf of existing Internet casino operators (for example, in states such as New Jersey, Pennsylvania and Michigan) that are operating on their own proprietary or third party platform. Super RGS provides these operators with access to all of GAN’s current (and all future) remote gaming server integrations, as well as GAN’s proprietary library of more than 800 Internet casino games. Super RGS is significant because it creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications of GameSTACK clients. We believe that Super RGS will be particularly compelling for new market entrants seeking a single technical integration to be in position to launch a complete casino gaming content portfolio, in order to compete with major operators. When successfully commercialized, we believe that Super RGS will develop additional Gross Operator Revenue, as well as generate high margin content licensing revenues.

Because GameSTACK incorporates a range of proprietary technologies that we have purpose-built and optimized, over many years, for the U.S. market, we believe we are well positioned to capitalize on this market opportunity. Our vision is to become the preeminent infrastructure software vendor for iGaming and online sportsbooks focused on the U.S. market.

Proposed Acquisition of Coolbet

On November 15, 2020, we entered into a Share Exchange Agreement with Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet.” Under the terms of the Share Exchange Agreement, we will acquire all of the outstanding equity in Coolbet in exchange for €149.1 million (approximately $175.9 million), which is expected to be paid in a combination of €80 million (approximately $94.4 million) in cash and €69.1 million (approximately $81.5 million) in GAN Limited ordinary shares, subject to adjustment as provided in the Share Exchange Agreement. The acquisition is expected to close in the first quarter of 2021, subject to regulatory review and the satisfaction of certain closing conditions.

Coolbet is an award-winning developer and operator of a legal online sports betting and casino platform which offers customers a digital portal for engaging in sports betting, online casino games and peer-to-peer poker. Coolbet operates a B2C (business to consumer) casino and sports-betting platform that is accessible for legal gambling via its website Coolbet.com in eight national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada). Coolbet.com launched May 2016 and as of September 2020, had over 335,000 registered customers. Coolbet holds gambling licenses in Estonia, Malta and Sweden. Coolbet is headquartered in Tallinn, Estonia with approximately 175 employees worldwide.

Coolbet has won numerous awards since its founding, including from the International Gaming Association, which awarded them Start-Up of the year in 2017, Mobile Sports Product of the Year in 2018 and 2019. Additionally, they were awarded Best Bookmaker of the year in 2018 and 2019 from TIPS magazine, Norway’s oldest betting industry magazine.

We intend to take advantage of Coolbet’s award winning user interface and proprietary technical platform, to quickly integrate and offer a proprietary sportsbook offering to our land-based casino operators in the United States. GAN intends to continue to operate in the United States solely as a B2B provider to casino and other operators. The addition of a proprietary sports betting engine will give GAN the ability to offer a “one-stop” solution to its U.S. retail casino operators, while at the same time preserving the flexibility to incorporate third party solutions when specified.

The comprehensive product offering covering is expected to make GAN’s offering more competitive in the United States as it looks to secure new customers in established and newly opening markets. In instances where GAN will operate its proprietary sportsbook there is an opportunity to capture enhanced revenue shares, improving gross margins.

Similarly, we expect that our GameSTACK technology platform and expansive library of proprietary and third party gaming content will to add additional casino gaming content and platform support for Coolbet’s B2C (business to consumer) offering in Europe and Latin America.

iGaming and Online Sportsbook Industry Background

Our GameSTACK platform and related managed services are geared towards casino operators, with an emphasis on land-based commercial and tribal casinos in the U.S., although we have deployed our solutions in other geographies such as the U.K., Italy, and Australia. We also market our platform technology to gaming ecosystem partners, such as online sportsbooks and gaming content developers, who provide us with an indirect channel into casino operators.

As of December 31, 2019, there were 989 casino operators in the U.S., of which 465 were commercial casinos and 524 were tribal casinos. According to the American Gaming Association, commercial casinos generated record gross operator revenue in 2019, reaching $43.6 billion, up 3.7% year-over-year compared to 2018.

On May 14, 2018, the Supreme Court of the United States overturned the Professional and Amateur Sports Protection Act (“PASPA”), which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon, from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Prior to the Supreme Court of the United Sates overturning PASPA, U.S. casino operators were largely limited to retail slot and table gaming operations and, in the online channel, to simulated gaming operations offering no prospect for real money winnings. Between May 14, 2018 and November 20, 2020, 21 U.S. states, the District of Columbia and Puerto Rico enacted laws legalizing some form of retail and/or online sports betting. Four of these states also legalized real money iGaming, joining Nevada and Delaware, which were the only states with full scale online gambling regulations in place prior to May 2018.

Online sports betting deployment models can vary widely due to state-specific regulatory and licensing mandates. However, licensed casino operators with land-based retail facilities tend to partner with online sportsbook operators in order to accelerate online customer acquisition. These operators generally rely on a technology platform, such as GameSTACK, for player onboarding, player account management, payment processing and various back-office tools designed to maintain regulatory compliance and real-time reporting. Additionally, the technology ecosystem for online sportsbooks incorporates a sports betting engine for pricing, trade execution and risk management. iGaming implementations, whether real money or simulated, further necessitate a gaming content engine to dynamically serve casino gaming content such as digital slot and table games.

Online sports betting in the U.S. has experienced strong growth in the post-PASPA era. According to Eilers & Krejcik, the reported online sports betting handle in regulated states has grown from $2.1 billion in 2018 to $7.7 billion in 2019 and $8.6 billion in the nine months ended September 30, 2020. The total online sports betting handle for the three months ended September 30, 2020 was $4.8 billion, indicating that the full year 2020 will surpass $10.0 billion. Certain states with full-scale retail and internet (mobile and desktop) sports betting strategies, such as Pennsylvania, have exhibited particularly robust sports betting growth. For instance, Pennsylvania’s online handle has grown from $1.1 billion in its first year of regulation in 2019 to $1.8 billion in the nine months ended September 30, 2020, already growing 72% vs. the prior year period with the fourth quarter yet remaining. States with curtailed online sports betting regulations (e.g., requiring in-person registration or limiting online betting to on-premise only), are exhibiting more muted growth in sports betting handle.

Real money iGaming in the U.S., while less pervasive than sports betting, is similarly demonstrating robust growth trends in post-PASPA deployments. Gross operator revenue from real money iGaming has grown from $301.3 million in 2018 to $525.6 million in 2019, a year-over-year growth rate of 74.4%. More recently, gross operator revenue of $1.3 billion for the nine-month period ending September 30, 2020 has already demonstrated 152.5% year over year growth, with the soon-to-be-closed fourth quarter expected to compound this growth even further. Prior to the COVID-19 pandemic, land-based casino gross operator revenue in the U.S. was growing in the low single-digit percentages. Now, as the U.S. continues to navigate the effects of the pandemic on the retail casino industry, we have observed both an acceleration of regulation of Internet gaming, such as demonstrated in the most recent November 2020 election, as well as a structural shift in the retail casino Industry, where the advent of Internet sports betting and the associated strong cross-sell into casino iGaming has positively altered the growth potential and is now ameliorating the decline in land-based casino revenue. In New Jersey, for example, total online sports betting and iGaming is on a growth path to exceed pre-COVID monthly retail casino gaming revenues within the 2021-2022 timeframe.

According to Eilers & Krejcik Gaming, the global Simulated Gaming market, defined as players who log in and use value of any kind in their account (simulated credits or real money), to play simulated casino games online for entertainment purposes only (as opposed to playing for the opportunity to win real money) is estimated to grow 17.4%, from $5.6 billion in 2019 to $6.6 billion in 2020. Simulated Gaming is more readily accessible nationwide than real money iGaming, which is presently restricted to states with legalized online gambling regulatory frameworks. Additionally, Simulated Gaming experienced a lift in 2020 as a result of the COVID-19 pandemic, with customers of the land-based casino industry migrating into related Simulated Gaming offerings. We estimate the U.S. market represents approximately 10% of the global Simulated Gaming market.

In order to monetize players both online and offline in a coherent manner, casino operators pursue omni-channel marketing strategies necessitating deep integration of hardware and software elements, including computing infrastructure, CRM, casino management system and loyalty program management. Because of the complexity in deploying and maintaining iGaming and online sports betting infrastructures, casino operators may rely on third-party managed service providers to stand up, operate and maintain all or part of the technology infrastructure.

With the acquisition of Coolbet, our scope of business will expand to include Nordic and Latin American B2C markets, which were estimated to be $3.2 billion and $2.0 billion in size in 2019, respectively. GAN will pursue several integration opportunities in those markets, including deploying its proprietary player account management technology and game library in support of Coolbet’s B2C operations, resulting in margin recapture opportunities.

Market Trends

States with full-scale online models and competitive markets are capturing the most revenue from sports betting

While sports betting has been rapidly adopted since PASPA was repealed, there is significant state-by-state variance in how sports betting is implemented and regulated. Some states (e.g. New York, Montana, Arkansas, and Mississippi) have legalized retail-based sports betting only, requiring betters to be physically present within operators’ facilities in order to wager on sports. Others (e.g., Iowa) have taken a progressive approach to statewide mobile betting, requiring bettors to physically register in-person at an operator facility before allowing online bets. Full-scale online models (e.g. New Jersey, Pennsylvania, Indiana, West Virginia, and Michigan) accept all account registration and funding requirements to be completed online and therefore allow bettors to place bets online anywhere and anytime within state borders. Friction points such as geofencing and in-person registration requirements are proving stifling to player engagement and ultimately, gaming tax revenue.

States have also opened their local sports betting industries to varying degrees. At one end of the continuum (e.g. Oregon), state lotteries control the sports betting experience, operating their own sportsbooks and customer acquisition strategies; at the other end (e.g. New Jersey, and Pennsylvania), states are inviting open competition amongst casino operators, online sportsbooks and other participants. Open, competitive markets are demonstrating the highest sports handle growth rates.

We purpose-built GameSTACK to form the foundational layer of any U.S. full-scale iGaming and online sports betting deployment. We believe that, over time, states will recognize the inherent advantages of full-scale online models, driving greater adoption of that approach and therefore increasing the market opportunity for GameSTACK.

Consumers are displaying a strong preference for mobile engagement

A corollary to the success of the full-scale online sports betting model is bettors’ strong preference for mobile forms of engagement. In New Jersey, Illinois and Pennsylvania, over 90% of sports betting handle for the month of October 2020 originated on a digital consumer device. This is in stark contrast to mobile engagement levels in states requiring in-person registration, such as Rhode Island, where the share of online wagering is amongst the lowest in the country at approximately 30%.

In most of our deployments, we design our customers’ consumer-facing website and mobile applications. These front ends are the gateway to GameSTACK, which in addition to powering platform services for online sports betting, acts as a content management system serving compelling slot and table games in iGaming implementations.

Real money iGaming and online sportsbooks are proving synergistic in full-scale online deployments

GameSTACK supports real money iGaming and online sports betting in a unified environment, from a single Internet gaming account. In states authorizing both real money iGaming and online sports betting, casino operators leverage our platform to enable their players to fund a single account for both gaming avenues. According to our transactional data, we estimate that approximately 10% of players who initially sign up for a real money iGaming account subsequently use that same account to place bets on sports events with the same operator. Conversely, we are observing that approximately 30% of players who initially open online sports betting accounts subsequently use that same account to place wagers on casino games with the same operator.

We believe that growing adoption of online sports betting is driving incremental online casino gaming activity for casino operators, greatly increasing lifetime value of players. We further believe that our heritage in powering iGaming properties and our proven ability to scale up online sportsbooks are our most powerful differentiators.

Online sportsbooks from DFS leagues are dominating sports betting handle in states with online sports betting

Daily Fantasy Sports (“DFS”) leagues made substantial investments in building out player databases prior to the elimination of PASPA. Leading DFS companies have since launched branded online sportsbooks that leverage their existing DFS subscriber bases to acquire online sports betting customers. This customer acquisition strategy is giving DFS-related online sportsbooks a significant competitive advantage in capturing and retaining sports wagering market share. DraftKings Sportsbook and FanDuel Sportsbook, for instance, collectively control a dominant market share of sports wagers in nearly all jurisdictions in which they participate.

A significant number of non-legacy DFS sportsbooks have entered or are planning on entering regulated markets in the US. These entrants are relying on various retail customer acquisition strategies to compete with the likes of DraftKings and FanDuel, generally leveraging media partnerships aimed at raising brand awareness and mitigating rising customer acquisition costs via long-term agreements. As a result, larger US regulated markets such as New Jersey, Pennsylvania and Colorado and others are characterized by highly fragmented sportsbook options albeit with a concentration of market share with the DFS-related sportsbooks.

In the US market, GAN will remain positioned as an independent B2B technology vendor capable of supporting a variety of iGaming and online sportsbook operators with an end-to-end platform. We believe the rapid entry of casino operators and online sportsbooks is favorable to GAN’s B2B strategy in the US. The Company has no plans to launch a B2C offering in the US subsequent to the acquisition of Coolbet.

Simulating iGaming remains strategically important in the U.S. in spite of the emergence of real money iGaming

In unregulated U.S. markets, Simulated Gaming provides casino operators with an alternative online monetization opportunity in anticipation of potential regulated real money iGaming and online sports betting approvals. In Simulated Gaming deployments, players buy time online for the entertainment value of playing casino games, without the opportunity to win real money. This is a ‘freemium’ business model, akin to myriad casual online videogames, wherein casino gaming enthusiasts purchase virtual chips/coins in order to virtually play traditional casino games such as slots and blackjack for the entertainment experience. These virtual casinos feature social gameplay, offering enthusiasts a way of playing their favorite casino games online while simultaneously allowing casino operators to lay the groundwork for their real money gaming presence.

In addition to providing immediate revenue generation opportunities for casino operators, Simulated Gaming acts as a powerful marketing vehicle for enhancing customer loyalty in retail casino properties. Casino patrons who also engage online with Simulated Gaming increase their visits to the retail casino as a consequence of also playing online. Simulated Gaming is a subset of our real money iGaming technology, leveraging a common code base with our real money iGaming offering. This allows us to pursue a land-and-expand strategy wherein we seek to deploy Simulated Gaming instances of GameSTACK prior to upgrading customers to real money iGaming and online sports betting.

The COVID pandemic has bolstered demand for the nascent U.S. online casino industry and Simulated Gaming.

iGaming and Simulated Gaming experienced substantial growth since the COVID outbreak began disrupting retail casino operations and the sports betting calendar in March 2020. Per Eilers & Krejcik the total U.S. online casino and poker gross gaming revenue (“GGR”) hit an all-time monthly high in October 2020 and is on course to generate 2020 run-rate GGR of $1.6 billion. In the March through May period, operators shifted promotional spend away from a negatively impacted online sports betting market to online casino and Simulated Gaming. A moderate downturn beginning in June coincides with the beginnings of sports betting normalization and resumption of land-based casino operations. As those markets further recover from their COVID-induced interruptions, the major boosts seen in iGaming and Simulated Gaming has started to subside, though record levels of revenue continue to be achieved. The U.S. is currently experiencing increased cases of COVID, and the disruptions seen earlier in the year may occur again as various states are starting to implement stay-at-home orders and other measures to contain the spread of the virus.

Our Platform and Services

Our overarching product strategy for GameSTACK is to provide a unified, flexible and highly scalable platform that can be rapidly licensed and deployed for Simulated Gaming, real money iGaming and online sports betting. In addition to our platform, we offer a range of professional and managed services designed to fast-track deployments and provide ongoing operational support following commercial launch.

Our Simulated Gaming and real money iGaming offerings share a common code base and user interface within GameSTACK, providing our Simulated Gaming customers with a readily accessible upgrade path to real money iGaming. In developing GameSTACK, we remained fully committed to building an evergreen and agile software architecture forged from a single code base, ensuring that developments in metagame mechanics, new back-office functionalities and integrations with leading third-party software could be used by our customers across all gameplay modalities. Importantly, we developed our code to operate in multiple jurisdictions and under different regulatory requirements, giving us the ability to leverage quickly different configurations to comply with newly regulated markets.

Simulated Gaming

For Simulated Gaming implementations, we design the casino operator’s mobile application and website with a branded experience that is consistent with the casino operator’s brand and market positioning and streamlines player registration and account funding. We generally host our customers’ Simulated Gaming operations on a combination of proprietary and cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via a technical ‘abstraction layer’ that permits third party games to be published to end user players via GameSTACK. Simulated Gaming deployments of GameSTACK allow casino operators to put their offers, games and unique brand experience in their players’ hands around the clock. GameSTACK incorporates our proprietary iSight Back Office tool (“iSight”), which captures online player activity, giving marketers the equivalent visibility of 100% rated play.

While engaging online through our Simulated Gaming offering, players receive “white glove” treatment using tools such as online chat hosts. The content management system within GameSTACK emphasizes social gameplay, while promoting slot and table game classics alongside new games from major slot machine manufacturers. While visiting our customers’ offline retail properties, players can be treated to exclusive rewards, loyalty points and in-casino amenities based on their online purchasing and activity within simulating iGaming (e.g. sign in 10 days in a row and make any online purchase in order to receive $25 worth of loyalty points redeemable in-casino). GameSTACK enables these omni-channel marketing strategies using our proprietary iBridge Framework (“iBridge”), which verifies whether a player is part of the existing loyalty database and, if the player does hold an operator’s club card, enables that player to see their in-casino comps, loyalty points and other offers via the online gaming website or mobile app which are stored in the casino management system and enabled by iBridge. The marketing costs associated with these player promotions redeemable on-property are borne in full by the retail casino operator.

In September 2020, the Company substantially augmented the Simulated Gaming deployment by adding a ‘simulated sports betting’ capability, launched on PlayJACK.com for JACK Entertainment, a leading casino operator in Ohio. With real money regulated Internet sports betting anticipated in 2021, this added product experience of sports betting, offered alongside simulated Internet casino gaming, has enabled JACK Entertainment to engage with sports betting enthusiasts online in Ohio substantially in advance of real money Internet sports betting being made available. Simulated sports betting is relevant to all clients of Simulated Gaming and will be rolled-out to additional clients in 2021 and beyond, as a demonstrable vehicle for acquiring sports betting enthusiasts online information substantially in advance of regulation of real money Internet sports betting.

Real Money iGaming

Our real money iGaming instances of GameSTACK augment our Simulated Gaming product to further incorporate more comprehensive player registration, account funding and back-office accounting and management tools. In the United States, real money iGaming applications must comply with the Unlawful Internet Gambling Enforcement Act of 2006 and with the federal Wire Act of 1961. Consequently, our real money iGaming customers must physically deploy our platform within their state’s borders, typically inside their retail casino premises in order to comply with intrastate regulatory mandates. Our customers generally procure the hardware computing resources on which our software is deployed inside of our customers’ data centers. Payment aggregation services within GameSTACK integrate with a wide range of third-party payment processors while simultaneously allowing operators to accept cash deposits onsite within their retail casino properties which are credited to the players online account.

GameSTACK provides operators with a high degree of flexibility to pursue the business model best aligned with their strategic priorities and regulatory environment. For instance, GameSTACK can accommodate geofencing in order to restricting online gaming activity to exclude players present within a customer’s physical retail casino premises (as required by regulation in Pennsylvania, for example).

Online Sportsbook

For online sports betting applications, we integrate our real money iGaming version of GameSTACK with third-party services such as sports betting engines and the sportsbook operator’s user interface and user experience. To date, the Company has integrated sports betting engines for customers at their request, including IGT Sports, KAMBI and Amelco. The revenue from these services are recorded as part of real money iGaming revenue share.

Commencing in the fourth quarter of 2020, a technical integration between the sports betting engine of Coolbet and GameSTACK was commenced, with a view to offering Coolbet’s sports betting engine, at customer request, as an alternate to the existing engines already integrated by us. This new sports betting engine product offering will be made available to all existing customers operating Internet sports betting in existing operational States, as well as future States into which existing customers seek to expand.

Managed Services

We provide a range of term-based operational services to support our customers’ online gaming activities. Our tailored managed services include player customer support across email, phone and live chat, marketing agency services and network management with 24/7 uptime guarantee. We also provide custom game theme development services in select engagements where customers seek to differentiate with gaming content unique to a customer’s branded experience.

Non-US B2C

Upon closing of our acquisition of Coolbet, we will operate the B2C gaming site www.coolbet.com, which currently operates in selected Nordic and Latin American markets. The site offers sports betting, poker, casino, live casino and virtual sports. Coolbet.com is built on proprietary software, including a proprietary sportsbook engine and risk management tools, enabling Coolbet to offer a highly differentiated entertainment experience when compared to other B2C vendors who rely on third-party technology stacks. Because Coolbet predominantly relies on inhouse technology, Coolbet can rapidly enter new international markets with deeply local and tailormade content.

We believe Coolbet offers a differentiated B2C offering in those markets by compiling and offering superior betting odds and betting props, providing superior customer service and offering a user-friendly, data-driven online gaming site with a compelling user interface and user experience. Because Coolbet operates an affiliate-free customer acquisition model, we believe Coolbet has superior long-term profitability potential than generic B2C operators who rely heavily on affiliate programs featuring revenue share models. We believe this is borne out in Coolbet’s industry-leading retention rates, which exceed 80% historically, as well as attractive net gaming revenue return on marketing spend. Coolbet has received multiple awards, including the “2019 Mobile Sports Product of the Year” award from International Gaming Awards.

Super RGS

In August 2020, GAN soft-launched a new product offering branded ‘Super RGS’. This product delivers our market-leading portfolio of proprietary casino games, which includes both third party casino games developed inherently within our platform as well as aggregated content from multiple RGS providers, to internet gambling companies operating on a proprietary platform or a competing third-party platform. Super RGS is significant because it creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications of GameSTACK clients. The Super RGS includes GAN’s content library of over 800 casino games, is currently available in New Jersey and Pennsylvania and is being prepared for launch in Michigan upon commencement of that market.

Our Business Model

We designed our business model to align our incentives with those of our operator partners. During the implementation phase of a new deployment, we bill our customers for professional services provided. We may occasionally source and bill customers for third-party hardware in deployments where the hardware is either not directly procured by the customer or not preinstalled within the customer’s data center. Upon the successful deployment of GameSTACK, we generally provide ongoing managed services pursuant to term-based agreements. Unlike traditional on-premise enterprise software deployments, which feature licenses and maintenance contracts, we retain exclusive access to our source code and provide software updates on a continuing basis.

In addition to professional service fees, GAN (UK) Limited enters into revenue share agreements with our customers wherein we receive a percentage of the operator’s net gaming revenue generated on our platform. This percentage varies based on a range of factors, including the source of the operator revenue (iGaming versus online sports betting) and the source of the gaming content served to players on our platform (internally developed versus licensed from a third-party gaming developer).

Our Competitive Strengths

We believe we compete on the following bases:

●	Optimized for the U.S. iGaming and Online Sportsbook Market: Since 2013, we have invested significant resources designing GameSTACK with a focus on serving the U.S. market for iGaming and online sports betting, including developing thousands of software optimizations for account management and U.S. payment aggregation. We believe our platform’s suitability for the U.S. market is evidenced by our market-leading transaction volumes in New Jersey and Pennsylvania, the two states at the forefront of the online betting industry in the U.S.

●	Powerful turnkey capabilities delivering the most complete pure play B2B offering: We believe that the acquisition of Coolbet (see “Proposed Acquisition of Coolbet”), will expand GAN’s capabilities to provide a best-in-class turnkey solution for the U.S. online sports betting market. Once integrated into our platform offering, Coolbet will position GAN as one of the most complete B2B vendors specialized in the U.S. digital casino market. Our vision is to enable our customers to deliver highly differentiated end user entertainment experiences presently unachievable through third-party solutions. GAN also intends to remain a pure play B2B software provider in the U.S. market, and will not compete with its customers.

●	Proven Track Record of Compliance with State-Specific Regulatory Mandates: In the U.S., we are licensed to operate GameSTACK in New Jersey, Pennsylvania, Indiana, West Virginia and Colorado, with licensing submissions completed in Michigan and Tennessee. We developed our code base to operate in multiple jurisdictions and under different regulatory requirements. Our code’s flexibility gives us the ability to refactor efficiently our software in order to adapt to the requirements of newly regulated markets. We intend to maintain our steadfast commitments to probity, compliance, strong regulatory relations and systems innovations in order to preserve this competitive advantage. In turn, we believe that our regulatory efforts help position our customers for success by enabling them to get to market rapidly with differentiated iGaming and online sportsbook offerings. In addition to our technological emphasis on compliance, we believe that our experienced management team, with years of experience navigating the U.S. regulatory landscape, is an important source of differentiation when engaging with potential new customers.

●	Patent Protected Intellectual Property and Superior Data Analytics: We believe we are the only SaaS vendor capable of unifying our customers’ existing retail loyalty programs across online, as well as offline gameplay, by leveraging our patented iBridge technology. iBridge enables casino operators to treat patrons of their retail gambling establishments to exclusive rewards, loyalty points and other complimentary offers based on their online gaming activity on GameSTACK. We believe that this value proposition is a central consideration for any land-based casino operator concerned with maximizing the lifetime value of their players across both online and retail channels. Further to this, during the initial deployment phases of GameSTACK, we provide data analytics services to our customer’s marketing team in order to assist in early identification of the highest-value cohort of players. We believe that our transactional data lake, accumulated over a multi-year period in the U.S., represents a substantial long-term asset.

●	iGaming content publishing and distribution: We believe that our ability to service real money iGaming markets with a mature gaming content engine is an important differentiator of our platform. Additionally, because we control the gaming content served on our platform, we have visibility into the slot and table games garnering the highest levels of engagement from players. We leverage these insights to inform our in-house game development decisions as well as our third-party game licensing decisions. We believe that our role as a distribution channel for iGaming content positions us well when seeking to maximize player engagement on behalf of our customers.

●	Management Bench Strength: GAN has invested a portion of the IPO proceeds in expanding its leadership team. The recent additions of Chief Operating Officer, Don Ryan, Chief Legal Officer, Todd McTavish, and Senior Vice President of Sales, Marcus Yoder, adds extensive experience in the gaming industry as well as mergers and acquisitions. We believe the expanded team strengthens GAN’s ability to execute on its growth strategy.

Our Growth Strategy

Key elements of our growth strategy include:

●	Supporting our existing customers as they continue to scale up their respective iGaming and online sportsbook operations. Gross operator revenue generated on our technology platform in 2019 increased by 171.5% year-over-year to $315.8 million, up from $116.3 million in 2018, and by 112% to $413.2 million period-over-period for the first nine months of 2020, up from $194.9 million in 2019.As our customers’ online businesses continue to grow, we intend to deploy the necessary internal resources to support their evolving requirements. We will, for instance, continue to invest in the GameSTACK platform’s functionality by expanding our gaming content library and third-party integrations, and will move expeditiously to obtain regulatory approvals to operate in new states our existing customers do not yet operate in. Furthermore, we will continue to engage our Simulated Gaming installed base in pursuit of opportunities to upgrade these customers to real money iGaming customers as the regulatory environment develops.

●	Securing new casino operator customers in existing and new regulated markets. We continuously engage with casino operators in states that have yet to adopt regulated forms of real money iGaming and online sports betting. We intend to engage these new customers with our Simulated Gaming offering, creating a path to real money iGaming deployments over time. In states with regulated online gambling markets, we are investing in sales and marketing initiatives to aggressively pursue new deployment opportunities, including the Super RGS content offering. This offering creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications of GameSTACK clients. When successfully commercialized, we believe that Super RGS will develop additional Gross Operator Revenue, as well as generate high margin content licensing revenues.

●	Expanding our gaming content development capabilities. In addition to distributing online facsimiles of third-party physical machine-based slots and table games via GameSTACK, we publish proprietary casino games that we display in both our simulated and real money iGaming online environments. Our margin retention rates generated from proprietary content are higher than margin retention rates from third-party content. We will invest in our gaming development capabilities in order to expand our library of high-quality, in-house content, which we will strategically serve within GameSTACK to optimize our margin profile.

●	Growing our international business. In addition to our focus on the U.S. market through B2B opportunities, we intend to expand in regulated markets primarily in Europe, Latin America and Australia through both B2B and B2C opportunities. The pending acquisition of Coolbet, which has been operating a B2C model at scale in Northern Europe and Latin America, provides us with a fast-growing international strategy, incremental to our existing international market activity. We currently provide our GameSTACK platform and services in relation to real money iGaming in Italy, which comprised 14.1% of total revenues for the nine months ended September 30, 2020. We expect our Italian business to continue to grow as we onboard additional operators and through our existing revenue share agreements. We also deliver Simulated Gaming to an operator in Australia as a precursor to potential legalization of Australian real money iGaming. Additionally, we are exploring selected Latin American regulated markets for potential expansion. With the addition of Coolbet’s Nordic and Latin American B2C activities, we expect to continue to grow our international business.

●	Selective merger & acquisition and commercial licensing strategy. We intend to pursue a prudent inorganic growth strategy aimed at strengthening and expanding our competitive position in the markets where we compete. The proposed Coolbet acquisition will substantially complete the U.S. B2B offering. However, we will continue to pursue opportunities to acquire selective elements of the iGaming ecosystem as well as a myriad of content assets to bolster our product offerings, both through commercial licensing as well as acquisition.

Risk Factor Summary

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our shares. Among these important risks are the following:

Risks Related to the GAN Business

●	Changes in Regulations: Laws, regulations and taxation in the gambling sector are complex, inconsistent and evolving. We license our products to operators in the online gaming industry whose ability to operate in any jurisdiction may be impacted by changes in regulations. Even in markets where we are currently licensed, there can be no guarantee that a jurisdiction will not change its licensing requirements nor that revenue streams that currently do not require a license will continue without additional regulations or additional taxation or that further states will regulate online real money iGaming. In addition, new tax legislation in any of the markets in which we operate could negatively impact our results.

●	Licensing Requirements: In newly regulated markets, new licensing regimes may impose licensing conditions, such as the requirement to locate significant technical infrastructure within the relevant territory or establish real-time data interfaces with the regulator, which may present operational challenges or may stop our customers from being able to offer the full range of our products. Additionally, we hold a number of licenses for our activities from regulators. The loss of all or any of these licenses may adversely impact our revenues and/or reputation.

●	Dependence on Technology: Our operations are highly dependent on technology and advanced information systems and there is a risk that such technology or systems could fail. We may be adversely affected by activities such as system intrusions, denial of service attacks, virus spreading and phishing. Technological failures can affect our reputation with our operator customers, players, as well as regulators in the various markets in which we operate.

●	Competition: The online gambling market is highly competitive. The ability to gain new end users and retain them as loyal, active customers can prove difficult in an industry with such wide competition. Failure to compete effectively for customers may result in a decrease in market share as well as a loss of licensees and also the inability to attract new licensees.

●	Fraud: We experience efforts to conduct fraud using customer accounts such as deposits from stolen credit cards and debit cards. Fraudulent activity can damage our Company’s reputation, our product’s reputation, as well as increase our liability if we do not have sufficient procedures in place to reduce and limit these occurrences. Any damage to our reputation can affect our ability to obtain licenses and regulatory approvals in our existing markets, as well our ability to expand into new markets.

●	Operating Results: Since our inception, we have typically operated at a loss. At September 30, 2020 we had an accumulated deficit of $32.1 million. For the year ended December 31, 2018 we incurred a net loss of $7.7 million. The year ended December 31, 2019 was the first time in recent years that our revenues were sufficient to meet our operating expenses, and we generated net income of $1.8 million. For the first nine months of 2020, our net loss was $12.4 million, primarily due to costs associated with the IPO, as well as investments in product, technology, infrastructure and U.S. public company compliance. If we incur a significant reduction in revenue, or continue to invest at current levels without experiencing revenue growth, we could continue to operate at a loss.

●	Key Personnel: Our future success depends on the continued service of senior management and key technical personnel, the retention of whom cannot be guaranteed. Loss of these individuals could negatively affect our reputation and ability expand in new markets and to new customers. In addition, the loss of key personnel could result in additional operating losses or regulatory issues if not properly addressed.

●

COVID 19: The impact of COVID-19 on the business remains uncertain. The closing of casinos could drive more revenue to online iGaming offerings. However, the economic disruption or uncertainty caused by COVID-19 and a possible reduction in consumer discretionary spending may cause a general decline in gambling and iGaming. In addition, the cancellation of sporting events as result of COVID-19 restrictions may reduce sporting events and hence sports betting transaction volumes and sports related revenue. The reduction of sporting events in particular may have a material adverse impact on their operating results as would a general decline in consumer discretionary spending should COVID-19 lead to widespread economic challenges in the countries where Coolbet operates.

Risks Related to the Coolbet Acquisition

●

Synergies and Integration: We may not obtain all of the benefits or recognize all of the synergies we anticipate from the Coolbet acquisition. We are acquiring Coolbet because we believe that the combination of our companies will result in a stronger competitive company with diversified revenue streams and a more complete platform offering for our customers. However, we may encounter unanticipated events which could keep us from recognizing the benefits we anticipate from the acquisition. We plan to integrate our technical platforms, including the addition of the Coolbet sports betting engine into our GameSTACK platform. We may encounter unanticipated difficulties in that integration work, which could result in unanticipated costs of integration, delays in releasing products or limitations on product performance, any of which could harm our business. We intend to retain the Coolbet management, engineering and sales teams. However, we cannot be certain that we will be able to retain key management and employee resources following the closing of the acquisition. Coolbet’s operations are divided in multiple offices, with employees of diverse backgrounds and business cultures, and we cannot be assured that all of the employees be integrated effectively and that we can operate as effectively across a larger geographic and human scale. The loss of management and employee talent could result in a loss of collective knowledge and experience in our business, increase our operating costs as we seek to replace that talent, and adversely affect our ability to successfully conduct our business.

●	Increased Regulatory Exposure: The Coolbet acquisition will result in operations in a number of additional jurisdictions and will greatly expand the combined company’s regulatory compliance obligations. We currently operate under gaming licenses with various states in the United States as well as in the U.K. Coolbet holds gaming licenses in Malta, Estonia and Sweden. Coolbet also operates in a number of currently unregulated jurisdictions. The acquisition will significantly expand both the regulated markets and unregulated markets where we conduct operations.

●	B2C Business Model: Coolbet operates a B2C business model, and the integration of the new business, may make it more difficult for us to forecast our financial results, and may negatively impact how investors review our results or prospects. GAN’s revenues are driven by its simulated and real money iGaming revenues generated on a B2B basis with casino operators, primarily in the United States. Coolbet’s revenues are generated primarily from its B2C sportsbook operations primarily in Northern Europe. Following the consummation of the Coolbet acquisition, we have a new business model, and new offerings, including a sports betting technology platform, and an expanded base of customers and markets. Accordingly, it will be more difficult for us to forecast our future financial results.

●

No assurance the Coolbet acquisition will be Consummated: We may fail to consummate the Coolbet acquisition or may not consummate it on the terms described herein. We intend to consummate the Coolbet acquisition as soon as practical and in no event later than March 15, 2021. The closing of the acquisition is subject to the receipt of regulatory approvals and other customary closing conditions. Additionally, if we don’t complete this offering or an alternative financing transaction, we would have to pay a termination fee of €2.0 million ($2.4 million) and we will be required to pay costs relating to the acquisition, such as legal, accounting, financial advisory and printing fees, whether or not the acquisition is consummated. Finally, time and resources committed by our management to matters relating to the acquisition could have otherwise have been devoted to pursuing other beneficial opportunities.

Risks Related to the Coolbet Business

●	Presence in Unregulated Markets: Coolbet currently generates a significant portion of its revenues in markets that are currently unregulated including Norway and Latin America. Those markets, or other markets where Coolbet may operate in the future could adopt regulations requiring registration and regulatory compliance, which may increase costs, reduce net gaming revenue or require Coolbet to cease operations depending on the range of unforeseen possible changes to the statutes governing online gambling in the international markets in which Coolbet currently operates.

●	Regulatory Compliance, including Malta License: During 2020, Coolbet shifted its licensing arrangements so that it uses the Malta license in connection with its operations in otherwise unregulated markets. Accordingly for the three-month period ended September 30, 2020, 87% of Coolbet’s revenues were generated on the Malta license. If the Malta Gaming Authority were to suspend, limit or terminate the Coolbet’s gaming license it could have a substantial negative impact on Coolbet’s revenues and financial position. Coolbet secured its gaming licenses from the Malta Gaming Authority in 2019. Coolbet’s regulatory compliance systems and procedures were audited in connection with the issuance of the gaming license . However, no subsequent compliance audits have been conducted. Because of the relatively short period of time that Coolbet has held the Malta gaming license and the limited review of its operations, there may be an increased possibility that any upcoming compliance audits would identify regulatory compliance violations within the ongoing operations covered by the Maltese license.

Regulatory compliance with gaming authorities is a complex and expensive process. Due to the increased number of jurisdictions in which we will operate, as well as additional jurisdictions which may pass laws authorizing and requiring licensure to operate iGaming or sports betting, we may experience delays in the licensing application and approval process due to the volume of application materials we will be required to prepare and submit and the number of jurisdictions for which information is required.

May 2020 Completion of U.S. IPO and Reorganization with GAN plc

On May 5, 2020, GAN Limited completed a share exchange and reorganization pursuant to a scheme of arrangement whereby the shareholders of the previous parent, GAN plc agreed to exchange their shares, on a basis of four ordinary shares to one ordinary share, for shares in GAN Limited, plus a pro rata portion of an aggregate £2 million or 2.32 pence per share in cash. After the reorganization, GAN plc was renamed GAN (UK) Limited and became a wholly-owned subsidiary of GAN Limited.

On May 7, 2020, GAN Limited completed its U.S. IPO under which it sold an aggregate of 7,337,000 ordinary shares at a price per share to the public of $8.50 and raised gross proceeds of $62.4 million (net proceeds of $55.3 million).

Corporate Information

Our principal executive offices are located at 400 Spectrum Center Drive, Suite 1900, Irvine, CA 92618. Our web address is www.GAN.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus forms a part. We are currently utilizing or intend to utilize both of these exemptions. We have not made a decision whether to take advantage of any other exemptions available to emerging growth companies. We do not know if some investors will find our ordinary shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our ordinary shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards if its financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In other words, such an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We prepare our consolidated financial statements in accordance with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board, which do not have separate provisions for publicly traded and private companies. However, when we become a U.S. domestic registrant, beginning on January 1, 2021, and required to report in U.S. GAAP, while we are still an “emerging growth company”, we may take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of our fiscal year containing the fifth anniversary of the date on which our shares become publicly traded in the United States (i.e., December 31, 2025).

THE OFFERING

The following summary is provided solely for convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Ordinary shares offered by us	4,816,500 ordinary shares
Ordinary shares offered by selling shareholders	383,500 ordinary shares
Underwriter’s over-allotment option	We have granted to the underwriter an option to purchase up to an 780,000 shares to cover over-allotments, which is exercisable at any time within 30 days after the date of this prospectus.
Ordinary shares to be outstanding after this offering	34,651,010 ordinary shares, or 35,431,010 ordinary shares if the underwriter exercises its over-allotment option, in full.*

Use of proceeds

We estimate that the net proceeds from the sale of ordinary shares in this offering will be approximately $70.3  million (or approximately $81.8  million if the underwriter exercise its over-allotment option in full), based on the assumed public offering price of $15.60  per share set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the cash portion of the purchase price payable to the Coolbet shareholders pursuant to the Share Exchange Agreement with Coolbet, and if any remaining for related transaction fees and expenses, and then for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. For a more complete discussion of our intended use of the net proceeds of this offering, see “Use of Proceeds” and “Proposed Acquisition of Coolbet.”

We will not receive any proceeds from the sale of shares by the selling shareholders.
Lock-up agreements

We and the selling shareholders have agreed with the underwriter, subject to certain exceptions, not to offer, sell, or dispose of any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares during the 90-day period following the date of this prospectus, subject to certain exceptions. Members of our Board of Directors and our executive officers, have agreed to substantially similar lock-up provisions, subject to certain exceptions.

Risk factors

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” in this prospectus for a discussion of factors you should carefully consider before investing in our ordinary shares.

Nasdaq Capital Market symbol	“GAN”

*The number of ordinary shares shown above to be outstanding after this offering is based on 29,671,010  shares outstanding as of September 30, 2020, and includes 163,500 ordinary shares to be issued upon the exercise by selling shareholders of options at the closing of this offering. This number of ordinary shares excludes:

●	2,976,151 ordinary shares issuable upon the exercise of outstanding options, with a weighted average exercise price of $7.79 per share; and

●	139,055 ordinary shares available for future issuance under our 2020 Equity Incentive Plan as of September 30, 2020.

Except as otherwise indicated in this prospectus, information in this prospectus assumes no exercise by the underwriter of its option to purchase additional shares in this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the following information together with the more detailed information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus. The following tables set forth our summary historical consolidated financial data as of the dates and for the periods indicated below. The summary historical consolidated financial data as of and for the years ended December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial information set forth in those statements. Results for the interim period are not necessarily indicative of results that should be expected for the full year or any other period. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(Unaudited)
	(dollars in thousands, except per share data)
Consolidated statements of operations data:
Revenue	$26,259	$19,280	$29,971	$14,023
Cost of revenue	9,338	10,177	11,356	11,894
Impairment of intangible assets	-	-	626	-
Gross profit	16,921	9,103	17,989	2,129
Administrative expenses	28,553	9,860	15,091	10,230
Impairment of financial assets	(13)	286	424	95
Total operating expenses	28,540	10,146	15,515	10,325
Operating income (loss)	(11,619)	(1,043)	2,474	(8,196)
Net finance costs	454	93	112	440
Income (loss) before taxes	(12,073)	(1,136)	2,362	(8,636)
Income tax expense (benefit)	312	409	574	(934)
Net Income (loss) attributable to equity holders	$(12,385)	$(1,545)	$1,788	$(7,702)
Net Income (loss) per share attributable to ordinary shareholders, basic and diluted(1)	$(0.48)	$(0.07)	$0.08	$(0.39)
Weighted average shares attributable to ordinary shareholders, basic(1)	25,782,776	21,349,572	21,367,948	19,646,502
Weighted average shares attributable to ordinary shareholders, diluted(1)	25,782,776	21,349,572	23,420,361	19,646,502

	At September 30,	At December 31,
	2020	2019	2018
	(Unaudited)
	(dollars in thousands)
Consolidated statements of financial position data:
Cash and cash equivalents	$57,489	$10,098	$6,967
Working capital (2)	54,997	8,777	4,113
Total assets	78,019	26,112	22,613
Total liabilities	15,573	11,010	10,648
Total equity	62,446	15,102	11,965

(1)	All share amounts and per share amounts have been adjusted to give effect to the share exchange. Refer to Note 2 to our audited consolidated financial statements and Note 12 to our unaudited condensed consolidated financial statements

(2)	Working capital is defined as total current assets minus total current liabilities.

Non-IFRS Measures

Our management uses several financial measures, both IFRS and non-IFRS (adjusted EBITDA), in analyzing and assessing the overall performance of the business and for making operational decisions. Our annual financial plan is prepared on both an IFRS and adjusted EBITDA basis, both of which are approved by our Board of Directors. Our management and the Board of Directors utilize both our IFRS and adjusted EBITDA measures in a number of ways, including: to facilitate our determination of our allocation of resources, to measure our actual performance against budgeted and forecasted financial plans and to establish and measure management’s compensation. We believe that adjusted EBITDA is also useful to investors and other users of our consolidated financial statements in evaluating our performance because adjusted EBITDA may be used as an additional tool to compare business performance across peer companies and across periods.

While we use adjusted EBITDA as a tool to enhance our understanding of certain aspects of our financial performance, we do not believe that adjusted EBITDA is a substitute for, or is superior to, the information provided by IFRS results. As such, the presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with IFRS. The primary limitations associated with the use of adjusted EBITDA as compared to IFRS results are that adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry and that adjusted EBITDA may exclude financial information that some investors may consider important in evaluating our performance. We compensate for these limitations by providing disclosure of the differences between adjusted EBITDA and IFRS results, including providing a reconciliation of adjusted EBITDA to IFRS results, in order to enable investors to perform their own analysis of our operating results.

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS Company specific measure which reflects our net income (loss) attributable to equity holders before finance costs, taxes, depreciation, and amortization (“EBITDA”) as well as, share-based payment expenses and related expense, impairment of intangible assets, IPO-related costs and other items which our Board of Directors considers to be infrequent or unusual in nature. We believe Adjusted EBITDA is useful to our management as a measure of comparative operating performance from period to period as it is reflective of changes in operating performance, and it removes the effect of items not directly resulting from our core operations. Our management also uses Adjusted EBITDA as a means of assessing our core business performance against other in the industries, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and infrequent or unusual events. We caution that amounts presented in accordance with our definitions of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate Adjusted EBITDA in the same manner. Below is a reconciliation of net income (loss) attributable to equity holders to Adjusted EBITDA as presented in the Consolidated Statements of Comprehensive Income (Loss) for periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(Unaudited) (dollars in thousands)
Net income (loss) attributable to equity holders	$(12,385)	$(1,545)	$1,788	$(7,702)
Add Back:
Net finance costs	454	93	112	440
Income tax expense (benefit)	312	409	574	(934)
Depreciation expense	610	627	638	1,062
Amortization expense	2,166	3,264	4,105	5,126
EBITDA	$(8,843)	$2,848	$7,217	$(2,008)
Share-based payment and related expense	9,503	392	551	346
Impairment of intangible assets	-	-	626	-
IPO transaction related	2,831	-	-	-
Tax related provisions	939	-	-	-
Adjusted EBITDA	$4,430	$3,240	$8,394	$(1,662)

Key Performance Indicators

Management uses the following key performance indicators (“KPIs”) as indicators of trends and results of the business. These KPIs give management an indication of the level of engagement between the player and the Company’s platforms. No estimation is necessary in quantifying these KPIs, nor do they represent IFRS-based measurements. These KPIs are subject to various risks such as customer concentration, competition, licensing and regulation, and macroeconomic conditions. Refer to Risk Factors within this prospectus for further risks associated with our business which would affect these KPIs.

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018

Active Player - Days	22,142,718	15,472,429	24,472,179	14,342,219
Gross Operator Revenue	$413,330,689	$194,923,054	$315,757,701	$116,330,350
Average Revenue per Daily Active User (US$)	$18.67	$12.60	$12.90	$8.11

Active Player – Days

We define Active Player-Days as unique individuals who log on and wager each day (either wagering with real money or ‘playing’ with virtual credits used in simulated iGaming, aggregated during the respective period. By way of illustrative example: One (1) unique individual logging in and wagering each day in a single calendar year would, in aggregate, represent 365 Active Player-Days. Active Player - Days provides an indicator of consistent and daily interaction that individuals have with our platforms. Active Player – Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and gambles multiple days are weighted heavier during the period than the user who only logs on and wagers one day.

Gross operator revenue

We define gross operator revenue as the sum of our corporate customers’ gross revenue from simulated iGaming, gross gaming revenue from real money regulated iGaming, and gross sports win from real money regulated sports betting. Gross operator revenue, which is not comparable to financial information in conformity with IFRS, gives management and users an indication of the extent of transactions that have passed through their platforms and allows management to understand the extent of activity that the company’s platform is processing.

Average Revenue per Daily Active User

We define Average Revenue per Daily Active User (“ARPDAU”) as gross operator revenue divided by the identified number of Active Player - Days. This measure allows management to measure the value per daily user and track user interaction with the platforms which helps both management and users of financial statements understand the value per user that is driven by marketing efforts and data analysis obtained from the Company’s platforms.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks and information below and elsewhere in this prospectus, including our consolidated financial statements and the related notes thereto, before making an investment decision. We describe below risks that we currently believe are the material risks of our business, our industry, this offering, and our ordinary shares. These are not the only risks we face; we are subject to risks that are currently unknown to us, or that we may currently believe are remote or immaterial. If any of these risks or events occurs, our business, financial condition and operating results could be harmed. In that case, the trading price of our ordinary shares could decline, and you might lose all or part of your investment in our ordinary shares.

Risks Related to Our Business

We have incurred net losses in the past with negative cash flows and may not be able to generate and sustain profitability.

Since our inception, we have typically operated at a loss. At September 30, 2020 we had an accumulated deficit of $32.1 million. For the year ended December 31, 2018 we incurred a net loss of $7.7 million. The year ended December 31, 2019 was the first time in recent years that our revenues were sufficient to meet our operating expenses, and we generated net income of $1.8 million. For the nine months ended September 30, 2020, we incurred a net loss of $12.4 million (including $2.8 million in expenses associated with our initial public offering in the United States which closed in May 2020).

A significant portion of our operating expenses are fixed. We anticipate, due to increased administrative expenses associated with our US listing and related regulations, as well as our planned acquisition of Coolbet we will again operate at a loss. Additional losses would impair our liquidity and may require us to raise additional capital or to curtail certain of our operations in an effort to preserve capital. Incurring additional losses could also erode investor confidence in our ability to manage our business effectively and result in a decline in the price of our ordinary shares.

Our sales cycles require significant time and effort and are therefore difficult to predict accurately.

Our sales efforts to attract new customers requires substantial time and effort, and we cannot assure you that we will be successful in establishing new relationships or maintaining or advancing our current relationships. Many of our customers typically require one or more internal levels of approval before they can purchase our products and services. As a result, during our sales efforts, we must identify multiple people involved in the purchasing decision and devote a sufficient amount of time to presenting our products and services to those individuals. The breadth of our offerings often requires us to spend substantial time and effort assisting potential customers in evaluating our products and services, including providing demonstrations and benchmarking against other available offerings. This process can be costly and time consuming, and we often do not know if any given sales efforts will be successful until the latter stages of those efforts. Additionally, if we are unable to forecast market demand and conditions, we may not be able to expand our sales efforts at appropriate times and our revenue and related results of operations could be materially adversely affected.

We operate in a rapidly evolving industry and if we fail to successfully develop, market or sell new products or adopt new technology platforms, it could materially adversely affect our results of operations and financial condition.

Our GameSTACK platform and other software products compete in a market characterized by rapid technological advances, evolving standards in software technology and frequent new product introductions and enhancements that may render existing products and services obsolete. Competitors are continuously upgrading their product offerings with new features, functions and gaming content. In addition, we continuously refine our software and technology platform to address regulatory changes in the markets in which we operate or plan to operate. In order to remain competitive, we will need to continuously modify and enhance our technology platform and service offerings.

We cannot assure you that we will be able to respond to rapid technological changes in our industry. In addition, the introduction of new products or updated versions of existing products has inherent risks, including, but not limited to, risks concerning:

●	product quality, including the possibility of software defects, which could result in claims against us or the inability to sell our software products;

●	the accuracy of our estimates of customer demand, and the fit of the new products and features with a customer’s needs;

●	the need to educate our sales, marketing and services personnel to work with the new products and features, which may strain our resources and lengthen sales cycles;

●	market acceptance of initial product releases; and

●	competitor product introductions or regulatory changes that render our new products obsolete.

We cannot assure you that we will be successful in making the transition to new technology platforms for our products in the future. We may encounter errors resulting from a significant rewrite of the software code for our products or may be unable to complete the transition in a timely manner. In addition, as we transition to newer technology platforms for our products, our customers may encounter difficulties in the upgrade process, which could cause them to lose revenue or review their alternatives with a competing supplier.

Because we commit substantial resources to developing new software products and services, if the markets for these new products or services do not develop as anticipated, or demand for our products and services in these markets does not materialize or materializes later than we expect, we will have expended substantial resources and capital without realizing sufficient offsetting or resulting revenue, and our business and operating results could be materially adversely affected. Developing, enhancing and localizing software is expensive, and the investment in product development may involve a long payback cycle. Our future plans include significant additional investments in development of our software and other intellectual property. We believe that we must continue to dedicate a significant amount of resources to our development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments for several years, if at all. In addition, as we or our competitors introduce new or enhanced products, the demand for our products, particularly older versions of our products may decline.

We have historically relied on a small number of customers for a substantial portion of our revenues.

For the year ended December 31, 2019, our largest customer, FanDuel Group, Inc. (“FanDuel”) accounted for 46.3% of our revenue. A second customer, WinStar Casino (“WinStar”), represented 19.8% of our 2019 revenue. For the nine months ended September 30, 2020, FanDuel and WinStar represented 45.0% and 5.2% of our revenues, respectively.

Our business strategy encompasses securing a diverse customer base including attempting to expand the amount of business with our current customers and expand into new customer accounts as we enter new geographic markets, particularly in the U.S. However, we operate in a dynamic industry, in which regulatory restrictions and enabling technologies are changing rapidly. As such, certain of our customers may experience more rapid growth than other customers, resulting in a concentration of revenue from time to time in one or a few significant customers. The risk of customer concentration will be more pronounced as we look to expand our revenues from a smaller base. This risk is further increased with the current macroeconomic event driven by the COVID-19 virus.

At any time that we experience significant customer concentration, the loss of a key customer, for any reason, would have a significant impact on our revenues, our ability to fund operating expenses, and our financial position. In addition, the loss of a material customers could significantly decrease our market share and harm our reputation which could affect our ability to grow and take advantage of new markets, access resulting data from such markets, and secure funding to invest into development of new products.

In 2020, FanDuel provided notice to us that it was deploying its own proprietary digital wallet for its sports gaming business, and therefore was migrating away from our digital wallet technology. Accordingly, sports gaming revenues from FanDuel ceased on August 31, 2020. For the year ended December 31, 2019 and for the nine months ended September 30, 2020, GAN derived revenues of $3.0 million and $2.6 million from FanDuel’s sports betting operations, respectively.

FanDuel’s migration of its sports betting operations does not affect our revenue share of FanDuel’s real money iGaming operations. Our agreement with FanDuel provides that we will be the exclusive provider of their casino gaming operations for the initial three years following a launch date. Following that exclusivity period, FanDuel will have the right to use other casino gaming solutions, subject to a requirement to pay us revenue share of a minimum percentage of their net gaming revenue from real money iGaming operations.

The online gaming industry is highly competitive, and if we fail to compete effectively we could experience price reductions, reduced margins or loss of market share.

The online gaming industry is highly competitive. A number of companies offer products that are similar to our products and target the same markets as we do. Certain of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, broader or more integrated product offerings, larger technical staffs and a larger installed customer base than we do. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, develop superior products, and devote greater resources to the development, promotion and sale of their products than we can.

Because of the rapid growth of our industry, and the relatively low capital barriers to entry in the software industry, we expect additional competition from other established and emerging companies. Some of our customers are land-based casinos that use our GameSTACK platform for rapid access to the online iGaming and sports betting markets. As these customers become more experienced or successful they may look to develop their own proprietary solutions or may look more aggressively at competing platforms. Additionally, our competitors could combine or merge to become more formidable competitors or may adapt more quickly than we can to new technologies, evolving industry trends and changing customer requirements. If we fail to compete effectively, (a) we could be compelled to reduce prices in order to be competitive, which could reduce margins and profitability, or (b) we would lose market shares any of which could materially adversely affect our strategy, our business, results of operations and financial condition.

Our revenue share model is predicated on customers continuing to license our products. If existing customers do not continue, or expand, the use of our products or services, our results of operations could be materially adversely affected.

We generate revenues under contracts with our customers that contemplate ongoing revenue sharing arrangements. The success of our business depends on our ability to retain our existing installed base of customers and to increase the scale of gaming and transactions that they run on our platform. We may experience the loss of a customer if the customer determines to close its operations, elects to develop its own online platform, or elects to contract with one of our competitors.

If our customers terminate their license agreements with us, we will incur a reduction in revenues unless we are able to secure new customers in amounts sufficient to offset the loss. The sales cycle for our platform can be long, and there are no assurances that we will be able to rapidly replace the loss of a significant customer. A substantial portion of our expenses are fixed, and a loss of revenue would have a material adverse impact on our profitability and our financial position.

A reduction in discretionary consumer spending, from an economic downturn or disruption of financial markets or other factors, could negatively impact our financial performance.

We generate the majority of our revenues based on revenue sharing arrangements with the casino operators that license our GameSTACK and other iGaming and sports betting products. In addition, we earn revenue from commission charged or tournament entry fees where the player has concluded his or her participation in a tournament. This aligns our interests in helping our casino operators increase their revenues, giving us an incentive in converting new customers and retaining existing customers to ensure that total revenue earned through our platform continues to grow for both parties.

Gaming and other leisure activities that our customers offer represent discretionary expenditures and players’ participation in those activities may decline if discretionary consumer spending declines, including during economic downturns, when consumers generally earn less disposable income. Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as:

●	perceived or actual general economic conditions;

●	fears of recession and changes in consumer confidence in the economy;

●	high energy, fuel and other commodity costs;

●	the potential for bank failures or other financial crises;

●	a soft job market;

●	an actual or perceived decrease in disposable consumer income and wealth;

●	increases in taxes, including gaming taxes or fees; and

●	terrorist attacks or other global events.

During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings.

We face the risk of fraud, theft, and cheating.

We face the risk that players may attempt or commit fraud or theft or cheat in order to increase winnings. Such risks include stolen credit or charge cards and hacked or stolen customer accounts. Failure to discover such acts or schemes in a timely manner could result in losses in our operations. Negative publicity related to such acts or schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business.

We face cyber security risks that could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data.

We rely extensively on computer systems to process transactions, maintain information and manage our businesses. In addition, our business involves the collection, storage, processing, and transmission of end users’ personal data, including financial information and information about how they interact with our games and platform. We have built our reputation, in part, on the sophistication and security of our payment and financial processing.

Our information systems and data, including those we maintain with our third-party service providers, may be subject to cyber security breaches in the future. Computer programmers and hackers may be able to penetrate our network security and misappropriate, copy or pirate our confidential information or that of third parties, create system disruptions or cause interruptions or shutdowns of our internal systems and services. Our website may become subject to denial of service attacks, where a website is bombarded with information requests eventually causing the website to overload, resulting in a delay or disruption of service. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. Also, there is a growing trend of advanced persistent threats being launched by organized and coordinated groups against corporate networks to breach security for malicious purposes.

The techniques used to obtain unauthorized, improper, or illegal access to our systems, our data or customers’ data, disable or degrade service, or sabotage systems are constantly evolving and have become increasingly complex and sophisticated, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched. Although we have developed systems and processes designed to protect our data and customer data and to prevent data loss and other security breaches and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security.

Disruptions in the availability of our computer systems, through cyber-attacks or otherwise, could damage our computer or telecommunications systems, impact our ability to service our customers, adversely affect our operations and the results of operations, and have an adverse effect on our reputation. The costs to us to eliminate or alleviate security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and the efforts to address these problems could result in interruptions, delays, cessation of service and loss of existing or potential customers and may impede our sales, distribution and other critical functions. We may also be subject regulatory penalties and litigation by customers and other parties whose information has been compromised, all of which could have a material adverse effect on our business, results of operations and cash flows.

Systems failures and resulting interruptions in the availability of our websites, applications, products, or services could harm our business.

Our systems may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. Some of our systems are not fully redundant, and our disaster recovery planning may not be sufficient for all eventualities. In addition, as a provider of payments solutions, we are subject to heightened scrutiny by regulators that may require specific business continuity, resiliency and disaster recovery plans, and more rigorous testing of such plans, which may be costly and time-consuming and may divert our resources from other business priorities.

A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services will result in a loss of revenue and could materially harm our business. Frequent or persistent interruptions in our services could cause current or potential customers to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, if any system failure or similar event results in damages to our customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

The full-time availability and expeditious delivery of our products and services is a critical part of our solution offering to our consumers. We continually refine our GameSTACK platform, implementing system upgrades and re-platforming efforts designed to improve our reliability and speed. Despite network security, disaster recovery and systems management measures in place, we may encounter unexpected general systems outages or failures that may affect our ability to conduct development activities, provide maintenance services for our products, manage our contractual arrangements, accurately and efficiently maintain our books and records, record our transactions, provide critical information to our management and prepare our consolidated financial statements. Additionally, these unexpected systems outages or failures may require additional personnel and financial resources, disrupt our business or cause delays in the reporting of our financial results. We may also be required to modify, enhance, upgrade or implement new systems, procedures and controls to reflect changes in our business or technological advancements, which could cause us to incur additional costs and require additional management attention, placing burdens on our internal resources.

We also rely on facilities, components, and services supplied by third parties, including data center facilities and cloud storage services. If these third parties cease to provide the facilities or services, experience operational interference or disruptions, breach their agreements with us, fail to perform their obligations and meet our expectations, or experience a cybersecurity incident, our operations could be disrupted or otherwise negatively affected, which could result in customer dissatisfaction and damage to our reputation and brands, and materially and adversely affect our business. We do not carry business interruption insurance sufficient to compensate us for all losses that may result from interruptions in our service as a result of systems failures and similar events.

Our business strategy anticipates substantial growth, and if we fail to adequately scale product offerings and manage our entry into new territories, our business and reputation may be harmed.

A core element of our business strategy is to grow with our existing customer base, attempting to capture a larger share of a dynamic and growing iGaming and sports betting market. We will be required to add infrastructure, expand our systems and harden our control processes to accommodate this increased scale. In addition, we intend to expand our operations into new markets in the United States as they implement regulations approving iGaming and sports betting. That geographic expansion will require us to comply with additional regulatory regimes, secure licenses and permits, build additional equipment and maintain human resources to service customers in those markets.

Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our company;

●	locate additional office space in various countries; and

●	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and customer service and support organizations.

Failure to accomplish any of these requirements could adversely affect our ability to deliver our product and service offerings in a timely fashion, fulfill existing customer commitments or attract and retain new customers.

Our business plan includes the evaluation and potential integration of acquisitions, which if not done successfully could adversely affect our operating results and result in charges to earnings, impairing our financial condition.

We may look to acquire additional software technologies, platforms or gaming content through strategic transactions. Acquisitions involve numerous risks, any of which could harm our business, including:

●	difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

●	cultural challenges associated with integrating employees from an acquired company into our organization;

●	ineffectiveness or incompatibility of acquired technologies or services;

●	additional financing required to complete acquisitions;

●	potential loss of key employees of acquired businesses;

●	inability to maintain the key business relationships and the reputations of acquired businesses;

●	diversion of management’s attention from other business concerns;

●	inability to maintain our standards, controls, procedures and policies;

●	litigation for activities of the acquired company, including claims from terminated employees, customers, former shareholders or other third parties;

●	in the case of acquisitions made across multiple geographic areas, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

●	failure to successfully further develop the acquired technology; and

●	increased fixed costs.

We will incur costs in connection with executing any acquisition strategy, including the time of our management and employees as wells as amounts to professional service firms and advisers during the evaluation of possible acquisition targets. All fees relating to our acquisition strategy are expensed as incurred, whether or not we complete the acquisition. We may also record a significant amount of other charges to our operating results that are directly related to our acquisitions, including those acquisitions that are deemed to be operationally or strategically successful, including: the amortization of intangible assets acquired; charges to our operating results due to the accounting for contingent payments made in connection with acquisitions; costs incurred to combine the operations of companies we acquire, such as employee retention, redeployment or relocation expenses; charges to our operating results to eliminate certain duplicative pre-acquisition activities, to restructure our combined operations or to reduce our cost structure; charges to our operating results due to changes in deferred tax asset valuation allowances and liabilities related to uncertain tax positions after the measurement period of any given acquisition has ended; and charges to our operating results due to the expensing of certain equity awards assumed in an acquisition.

The accounting for acquisitions requires consideration paid, assets, and liabilities to be stated at their acquisition date fair value, which generally results in an increase being recorded to the historic value of net assets, including recording the fair value of acquired assets such as identified intangible assets and goodwill, and also including a reduction in the value of acquired deferred revenue. The increased value of net assets generally results in lower post-acquisition earnings when compared to the pre-acquisition earnings of the acquired businesses as a result of the increased amortization costs. These costs, when and if recorded, could be material and could differ substantially from similar costs recorded in prior years. In addition, intangible assets and goodwill periodically required to be evaluated for impairment which can result in charges against earnings.

For more information regarding risk factors related to the probable acquisition of Coolbet, see “- Risks Related to Probable Acquisition” and “- Risks Related to the Coolbet Business” below.

We rely on relationships with third party content partners for a significant portion of our revenue.

We currently license intellectual property rights from third-party software providers for inclusion in our online games and content offerings. We license these rights to provide our customers with access to online version of popular casino-based games, reduce our development costs, to expand our content offerings and to shorten our time to market with new products and solutions. Our business model is predicated on sharing revenue with our casino operators. If we were to lose access to popular game titles and content, our casino operators may experience a decline in wagering, reducing their revenue and ours. We could be compelled to pay higher prices for licenses, or increased expenses in an effort our own proprietary content, but there are no guarantees that we would be successful in either approach. The loss of compelling content could also make our solution and product offering less competitive, and our operator customers may look for alternative vendors with access to different content.

In addition, a significant portion of customers are introduced to us by our network of content manufacturer partners. These content manufacturer partners include casino equipment manufacturers and casino gaming content designers which do not manufacture physical gaming equipment. We may experience difficulty in maintaining or establishing third-party relationships with our content manufacturer partners. If we are unable to maintain good relations with our content manufacturer partners, our ability to organically grow our business could be harmed, which may materially adversely affect operating results and financial condition. Additionally, we are exposed to the risk that the content manufacturer partners through which we indirectly promote our products and services will not devote sufficient time, attention and resources to learning our products, markets and potential customers and may promote and sell competing products and services.

We have business operations located in many countries and a significant level of operations outside of the U.S., which subjects us to additional costs and risks that could adversely affect our operating results.

A significant portion of our operations are located outside of the U.S. In addition to customer bases in Italy and Australia, we have software development centers in the United Kingdom and Bulgaria, which account for most of our software development personnel.

Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business. As a result of our international operations, we are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

●	challenges caused by distance as well as language and cultural differences;

●	general economic conditions in each country or region;

●	regulatory changes;

●	political unrest, terrorism and the potential for other hostilities;

●	public health risks, particularly in areas in which we have significant operations;

●	longer payment cycles and difficulties in collecting accounts receivable;

●	overlapping or changes in tax regimes;

●	difficulties in transferring funds from certain countries;

●	laws such as the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials; and

●	reduced protection for intellectual property rights in some countries.

If we are unable to expand or adequately staff and manage our existing development operations located outside of the U.S., we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower development expenses), which in turn could materially adversely affect our business, financial condition, and results of operations.

Our results of operations may be adversely affected by fluctuations in currency values.

The majority of our revenue is transacted in the U.S. Dollar and the Euro, and we incur the majority of our costs in the British Pound, U.S. Dollar, and the Euro, and to a lesser extent in other currencies. Changes in the relative value of major currencies, particularly the U.S. Dollar as compared to each of the Euro and the British pound, may significantly affect our operating results. In fiscal 2019, 69.5% and 15.3% of our revenue were transacted in U.S. Dollars and Euros, respectively; and in fiscal 2019, 47.2%, 34.0%, and 9.6% of our expenses were transacted in British Pounds, U.S. Dollars, and Euros, respectively. For the nine months ended September 30, 2020, 84.8% and 14.1% of our revenues were transacted in U.S. Dollars and Euros, respectively; and for the nine months ended September 30, 2020, 28.9%, 54.4%, and 7.4% of our expenses were transacted in British Pounds, U.S. Dollars, and Euros, respectively. We anticipate a relative increase in the percentage of our revenues transacted in currencies other than U.S. Dollars following our probable acquisition of Coolbet.

As we have a large amount of our Euro-denominated transactions associated with revenue, a devaluation of the euro relative to the U.S. Dollar would adversely affect our results of operations reported in U.S. Dollars. As the transactions in British pounds are primarily expenses, a decline of the U.S. Dollar relative to the British pound would negatively impact our results of operations reported in U.S. Dollars. We also maintain intercompany trade balances and cash balances that are subject to currency remeasurement, and for which a change in currency exchanges rates between U.S. Dollars, Euros, British Pounds, Bulgarian Lev, Israeli Shekel and Australian Dollar could result in an adverse charge being recorded to our income statement. Our currency remeasurement gains and losses are charged against earnings in the period incurred.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be materially adversely affected.

We regard the protection of our developed technologies and intellectual property rights as an important element of our business operations and crucial to our success. In particular, we view our iBridge technology and the ability to allow our customers to link their customers online and casino-based loyalty programs as a competitive differentiation. Unauthorized use of our intellectual property and proprietary rights may reduce our revenue, devalue our brands and property and harm our reputation.

We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. As of September 30, 2020, we held one issued U.S. patent (patent number 8,821,296 dated September 2, 2014) with multiple claims within that single patent. The failure of our patent, or our reliance upon copyright and trade secret laws to adequately protect our technology, might make it easier for our competitors to offer similar products or technologies. In addition, patents may not be issued for any of our current or any future applications.

We generally require our employees, consultants and advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except under specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. The development of our technology and many of our processes are dependent upon the knowledge, experience and skills of key technical personnel.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. The laws of many countries, including countries where we conduct business, do not protect our proprietary rights to as great an extent as do the laws of the United States and European countries. Further, the laws in the United States and elsewhere change rapidly, and any future changes could materially adversely affect us and our intellectual property.

We may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.

We face the risk that third parties will claim that we infringe on their intellectual property rights, which could result in costly license fees or expensive litigation.

The iGaming and sports betting industries are subject to rapid technological change and we and a number of our competitors are developing technology and intellectual property that we believe is unique and provides us with a commercial advantage. While we respect third parties’ intellectual property rights and have procedures designed to avoid the inadvertent use of third-party intellectual property, we may face claims in the future that the products or solutions that we develop, or those provided to us by third parties or used by our customers, infringe on third parties’ intellectual property rights.

We may face claims from our competitors that our products infringe upon their intellectual property rights. Some of our competitors have substantially greater resources than we do and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us.

Any such claim may seek to prohibit our use of the third party’s intellectual property rights or may require us to we obtain licenses from the holders of the patents or other intellectual property rights. We cannot assure you that we will be able to obtain any such licenses on commercially favorable terms, or at all. If we do not obtain such licenses, we could, for example, be required to cease or materially alter our product offerings and our business, operating results and financial condition could be materially adversely affected.

Future litigation may be necessary to defend ourselves, our customers or our partners by determining the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights. Regardless of whether the infringement claims have any merit, defense of intellectual property litigation is time-consuming, costly to evaluate and defend, and could:

●	adversely affect our relationships with our current or future customers or partners;

●	cause delays or stoppages in providing new sales of our products;

●	cause us to have to cease use of certain technology or products

●	require technology changes that would cause us to incur substantial cost;

●	require us to enter into royalty or licensing agreements on unfavorable terms; and

●	divert management’s attention and resources.

In addition, many of our contracts provide our customers or partners with indemnification with respect to their use of our intellectual property. We cannot predict whether any existing or future third-party intellectual property rights would require us to alter our technologies, obtain licenses or cease certain activities.

We face risks related to health epidemics and other widespread outbreaks of contagious disease, which could disrupt our operations and impact our operating results.

Significant outbreaks of contagious diseases, and other adverse public health developments, could have a material impact on our business operations and operating results.

The impact of COVID-19 on our business is ongoing. Although our business has proven resilient during the pandemic (for example, with closures of land-based casinos driving more revenue to our online iGaming offerings), it is uncertain whether this trend will continue, as the economic disruption and uncertainty caused by COVID-19 may cause a general decline in gambling and iGaming over time. In addition, the cancellation of sporting events has reduced sports betting transactions and it is uncertain when the number of live sporting events will return to pre-pandemic levels. Any of these consequences may adversely impact player activity on our platforms, which would negatively impact our business.

We continue to monitor the global spread of COVID-19 and have put in place and will continue to put in place measures as appropriate and necessary for our business. Any prolonged deviations from normal daily operations could negatively impact our business. Additionally, any prolonged disruption of our content providers, customers, players or regulatory reviewers could delay regulatory approvals or conclusions related to new products or the finalization of new contracts entered into by us.

Risks Related to Regulation

GAN’s offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industries are relatively new and continue to evolve. Whether these industries grow and whether our business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as passing new laws or regulations or extending existing laws or regulations to online gaming and related activities), taxation of gaming activities, data and information privacy, anti-money laundering and ‘know your customer’ laws and regulations, and payment processing laws and regulations, and other factors that we are unable to predict and which are beyond our control.

Given the dynamic evolution of these industries, it can be difficult to plan strategically, including as it relates to product launches in new or existing jurisdictions which may be delayed or denied, and it is possible that competitors will be more successful than GAN at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation in new and existing jurisdictions, we will become subject to additional compliance-related costs, including regulatory infractions, licensing and taxes. Consequently, we cannot provide assurance that our online and interactive offerings will grow at the rates expected or be successful in the long term. If our product offerings do not obtain popularity or maintain popularity, or if they fail to grow in a manner that meets our expectations, or if we cannot offer our product offerings in particular jurisdictions that may be material to our business, then our results of operations and financial condition could be harmed.

The online gaming industry is heavily regulated and GAN’s failure to obtain or maintain applicable licensure or approvals, or otherwise comply with applicable requirements, could be disruptive to our business and could adversely affect our operations.

Our company, officers, directors, major shareholders, key employees and business partners are generally subject to the laws and regulations relating to online gaming of the jurisdictions in which we conduct business, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation to enable that to happen. Even where a jurisdiction purports to license and regulate online gaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. As such, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Regulatory regimes imposed upon gaming providers vary by jurisdiction. Typically, however, most regulatory regimes include the following elements:

●	the opportunity to apply for one or more gaming licenses for one or more categories of products, whether as part of a general round of license issuance (for example, Spain) or as and when the applicant chooses to apply;

●	a requirement for gaming license applicants to make detailed and extensive disclosures as to their beneficial ownership, their source of funds, the probity and integrity of certain persons associated with the applicant, the applicant’s management competence and structure and business plans, the applicant’s proposed geographical territories of operation and the applicant’s ability to operate a gaming business in a socially responsible manner in compliance with applicable laws and regulations;

●	interviews and assessments by the relevant gaming authority intended to inform a regulatory determination of the suitability of applicants for gaming licenses;

●	assessments by the relevant gaming authority intended to inform a regulatory determination of the continued suitability of gaming license holders;

●	ongoing reporting and disclosure obligations, both on a periodic and ad hoc basis in response to material issues affecting the business;

●	the testing and certification of software and systems, generally designed to confirm such things as the fairness of the gaming products offered by the business, their genuine randomness and ability accurately to generate settlement instructions and recover from outages;

●	the need to account for applicable gaming duties and other taxes and levies, such as fees or contributions to bodies that organize the sports on which bets are offered, as well as contributions to the prevention and treatment of problem gaming; and

●	social responsibility obligations.

As previously disclosed, the U.K. Gambling Commission performed compliance assessment to our U.K. online, direct-to-consumer gaming operation in 2018 and 2019 and in January 2020 the Gambling Commission initiated a review of our U.K. operating license. The Gambling Commission determined the company failed to comply with certain license conditions and codes of practice. The review was concluded and the settlement with the Gambling Commission resulted in the imposition of additional license conditions and the company agreed to pay a total of £146,754 to National Strategy to Reduce Gambling Harms in connection with the resolution of the compliance assessment.

Although, we have taken, and will continue to take, steps to strengthen GAN’s compliance with its regulatory obligations in the U.K. and other jurisdictions globally, we cannot predict the outcome of any current or future regulatory review. The loss of a gaming license in one jurisdiction could trigger the loss of, or affect our eligibility for, a gaming license in another jurisdiction. Any such losses, or the potential for such loss, could cause us to have to cease offering some or all of our product offerings in the affected jurisdictions.

We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, and once a gaming license is granted violations of any gaming related requirements could result in the revocation of a gaming license, the imposition of fines, conditions, or limitations, all of which could adversely affect our operations and financial viability.

The determination of suitability process may be expensive and time-consuming. Our delay or failure to obtain gaming licenses in any jurisdiction may prevent us from distributing our product offerings, increasing our customer base and/or generating revenues. A gaming regulatory bodies have broad discretion in determining whether to grant, or not to grant, a gaming license and/or whether to impose conditions or limitations upon such gaming license.

Further, once the company has been granted a gaming license, it is necessary for the company to comply with the applicable statutory and/or regulatory requirements, policy directives, and license conditions and/or limitations. Failure to comply with any of such, could result in a gaming regulator bringing a disciplinary action against the company. Such disciplinary action could range from the imposition of fines, further conditions or limitations imposed upon the gaming license, to the revocation of previously granted gaming licenses. The imposition of any such disciplinary actions could adversely affect the company’s operations in that jurisdiction and its financial viability. Further, the disciplinary action in one jurisdiction could result in separate disciplinary action being brought by another gaming regulator, which could further adversely affect the company’s operations in those jurisdictions and its financial viability.

Our product offerings must be approved in most regulated jurisdictions in which they are offered; this process cannot be assured or guaranteed.

If we fail to obtain the necessary gaming license in a given jurisdiction, we would likely be prohibited from distributing and providing its product offerings in that particular jurisdiction altogether. If we fail to seek, do not receive, or receive a suspension or revocation of a license in a particular jurisdiction for our product offerings (including any related technology and software) then we cannot offer the same in that jurisdiction and our gaming licenses in other jurisdictions may be impacted. Furthermore, some jurisdictions require license holders to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, stock offerings and repurchases. We may not be able to obtain all necessary gaming licenses in a timely manner, or at all. Delays in regulatory approvals or failure to obtain such approvals may also serve as a barrier to entry to the market for our product offerings. If we are unable to overcome the barriers to entry, it will materially affect our results of operations and future prospects.

To the extent new online gaming jurisdictions are established or expanded, we cannot guarantee we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. As we directly or indirectly enter into new markets, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new market opportunity. If we are unable to effectively develop and operate directly or indirectly within these new markets or if our competitors are able to successfully penetrate geographic markets that we cannot access or where we face other restrictions, then our business, operating results and financial condition could be impaired. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business.

Compliance with evolving data privacy regulations may cause us to incur additional expenses, and any violation could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data.

We collect and process information relating to our employees, our customer operators, our customers’ end user players, and others for various business purposes, including payment processing, marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted by the various states, the United States and other jurisdictions around the world. Privacy laws and regulations continue to evolve and on occasion may be inconsistent between jurisdictions. Various federal, state and foreign legislative or regulatory bodies may enact or adopt new or additional laws and regulations concerning privacy, data retention, data transfer, and data protection. For example, the European Union has adopted a data protection regulation known as the General Data Protection Regulation, which became fully enforceable in May 2018, that includes operational and compliance requirements with significant penalties for non-compliance. In addition, California has enacted a new privacy law, known as the California Consumer Privacy Act of 2018, which became effective in 2020 and provides some of the strongest privacy requirements in the United States.

We are subject to risks related to corporate social responsibility, responsible gaming, reputation and ethical conduct.

Many factors influence our reputation and the value of our brands, including the perception held by our customers, business partners, investors, other key stakeholders and the communities in which we operate, such as our social responsibility, corporate governance and responsible gaming practices. We have faced, and will likely continue to face, increased scrutiny related to social, governance and responsible gaming activities, and our reputation and the value of our brands can be materially adversely harmed if we fail to act responsibly in a number of areas, such as diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy and support for local communities. Any harm to our reputation could impact employee engagement and retention, and the willingness of customers and partners to do business with us, which could have a materially adverse effect on our business, results of operations and cash flows.

We believe that our reputation is critical to our role as a leader in the online and gaming industries and as a publicly traded company. Our Board has adopted a Code of Business Conduct as well as other related policies and procedures, and management is heavily focused on the integrity of our directors, officers, senior management, employees, other personnel and third-party suppliers and partners. Illegal, unethical or fraudulent activities perpetrated by any of such individuals, suppliers or partners for personal gain could expose us to potential reputational damage and financial loss.

Compliance with applicable privacy laws and regulations may increase our operating costs and/or adversely impact our ability to provide and market our products, properties and services. In addition, non-compliance with applicable privacy laws and regulations by us (or in some circumstances non-compliance by third parties engaged by us), including accidental loss, inadvertent disclosure, unapproved dissemination or a breach of security on systems storing our data may result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. We rely on proprietary and commercially available systems, software, and tools to provide security for processing of customer and employee information, such as payment card and other confidential or proprietary information. Our data security measures are reviewed and evaluated regularly; however, they might not protect us against increasingly sophisticated and aggressive threats including, but not limited to, computer malware, viruses, hacking and phishing attacks by third parties.

Any violation of the Bank Secrecy Act or other similar anti-money laundering laws and regulations could have a negative impact on us.

Our operations are subject to various reporting and anti-money laundering (“AML”) regulations in various jurisdictions. In recent years, governmental authorities have been increasingly focused on AML policies and procedures, with a particular focus on the gaming industry. Any violation of AML laws or regulations by GAN could have a negative effect on our results of operations.

As a “foreign private issuer”, we are currently subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our U.S. shareholders.

We are currently a foreign private issuer under applicable U.S. federal securities laws, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to a domestic U.S. issuer. As a result, we presently do not file the same reports that a U.S. domestic issuer would file with the SEC. Our officers, directors and principal shareholders are currently exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. As a foreign private issuer, we are currently exempt from the proxy rules under the Exchange Act. In addition, as a foreign private issuer, we are currently exempt from many of the corporate governance requirements that apply to domestic U.S. issuers under applicable rules of The Nasdaq Capital Market, Inc., or Nasdaq. We will lose our foreign private issuer status at the end of 2020. See the risk factor entitled “We will cease to be a foreign private issuer on December 31, 2020, which will result in significant additional costs and expenses” below.

We will cease to be a foreign private issuer on December 31, 2020, which will result in significant additional costs and expenses.

We determined that, as of June 30, 2020, we no longer qualify as a foreign private issuer. Accordingly, effective January 1, 2021, we will have to comply with all U.S. federal securities laws that apply to domestic U.S. companies, including enhanced periodic reporting, proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We will be required to file periodic reports and registration statements on U.S. domestic issuer forms containing financial statements prepared in accordance with U.S. GAAP, with the U.S. Securities and Exchange Commission, or SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, we will become subject to the Nasdaq corporate governance requirements, which are more strenuous than the corporate governance requirements under Bermuda law. As a result, we expect that our regulatory and compliance costs will be significantly higher beginning in 2021.

We identified a material weakness in connection with our internal control over financial reporting. Although we are taking steps to remediate this material weakness, we may not be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audit of the consolidated financial statements included elsewhere in this prospectus, our management and independent registered public accounting firm concluded that we had a combination of control deficiencies in our internal control over financial reporting as of December 31, 2019 that comprised a material weakness, primarily relating to:

●	the lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB), commensurate with our financial reporting requirements; and

●	the design and operation of our accounting and financial reporting close functions, in which required policies and procedures either were not designed or were not operating effectively at period end, resulting in a number of adjustments to our consolidated financial statements during the course of the audit.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses, which could negatively impact our business and reputation.

In 2020 we continued our investment in the finance organization to (i) meet the increased need from the business to support our rapid operational expansion and (ii) enhance our earnings release functions due to the faster cadence at which we now report our results as a US listed company. During the third quarter of 2020 our finance function developed more robust financial close processes and management has initiated a more rigorous month-end review process and review of quarter end financial reporting. In addition to our investment in knowledgeable staff and consultants, we have launched our new ERP which provides review and approval workflows as well as other controls over financial information expected to be present within an effective control environment. Lastly, we have engaged a technical advisory firm to assist management in our remediation efforts to ensure an effective controls environment exists as of December 31, 2020. We have completed the scoping exercise for the project and are in the process of identifying and designing controls which will enhance our control environment and result in a remediated material weakness. During the fourth quarter of 2020 certain controls are being implemented and evaluated to ensure they are both designed and operating effectively. Although we have implemented these additional measures and are working on remediating the material weakness and control deficiencies as of December 31, 2020, we may not be successful in achieving this milestone at that time.

A change in our tax residence could have a negative effect on our future profitability.

Although we are organized under the laws of Bermuda, a British overseas territory that is an island located off the coast of the United States, we are a resident in the United Kingdom for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by our directors or for any other reason, we could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. Should we cease to be tax resident in the United Kingdom, we may have exposure related to unexpected tax liabilities, such as a charge of United Kingdom capital gains tax on a deemed disposal at market value of our assets and of unexpected tax charges in other jurisdictions on our income.

Similarly, if the tax residency of any of our subsidiaries were to change from their current jurisdiction for any of the reasons listed above, we may be subject to a charge of local capital gains tax on the assets. Furthermore, while we expect we and certain of our non-U.S. subsidiaries will qualify for the benefits of the Convention Between the United States of America and the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation, etc., or the U.S.-U.K. Treaty, we have not sought or obtained a ruling from the IRS or an opinion of counsel addressing the issue, and there can be no assurances we or our non-U.S. subsidiaries will qualify for the benefits of the U.S.- U.K. Treaty.

Our business could suffer as a result of the uncertainty surrounding the U.K. withdrawal from the European Union and, if completed, the terms of such withdrawal.

The United Kingdom formally exited the European Union, commonly referred to as Brexit, on January 31, 2020. Under the terms of its departure, the United Kingdom will enter a transition period during which it will continue to follow all European Union rules and the trading relationship will remain the same. The transition period is scheduled to end on December 31, 2020. However, substantially uncertainty remains concerning which EU laws and regulations will continue to be implemented in the U.K. after Brexit (including financial laws and regulations, tax and free trade agreements, intellectual property rights, data protection laws, supply chain logistics, environmental, health and safety laws and regulations, immigration laws and employment laws).

The uncertainty concerning the U.K.’s legal, political and economic relationship with the EU after Brexit may negatively impact direct foreign investment in the U.K., increase costs, depress economic activity and restrict access to capital. It may also be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise) beyond the date of Brexit. We may also face new regulatory costs and challenges that could have an adverse effect on our operations. Depending on the terms of the U.K. withdrawal from the EU, the U.K. could lose the benefits of global trade agreements negotiated by the EU on behalf of its members, which may result in increased trade barriers that could make our doing business in the EU and the EEA more difficult.

Risks Related to this Offering and our Ordinary Shares

The trading price of our ordinary shares is volatile.

Since the completion of our initial public offering on May 7, 2020, the trading price of our ordinary shares on The Nasdaq Capital Market has ranged from a low of $10.60 to a high of $28.95. The following factors, in addition to other risks described in this prospectus, may have a significant effect on the market price of our ordinary shares:

●	variations in our operating results;

●	actual or anticipated changes in the estimates of our operating results;

●	changes in stock market analyst recommendations regarding our ordinary shares, other comparable companies or our industry generally;

●	macro-economic conditions in the numerous countries in which we do business;

●	currency exchange fluctuations and the denominations in which we conduct business and hold our cash reserves;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	changes in the market valuation of similar companies;

●	the trading volume of our shares on The Nasdaq Capital Market;

●	sales of our ordinary shares by us or our shareholders; and

●	the adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our ordinary shares could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our ordinary shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our ordinary shares. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially adversely affect our business, operating results and financial condition.

We may need to raise additional funds to support our business operations or to finance future acquisitions, including through the issuance of equity or debt securities, which could have a material adverse effect on our ability to grow our business.

If we do not generate sufficient cash from operations or do not otherwise have sufficient cash and cash equivalents to support our business operations or to finance future acquisitions, we may need raise addition capital through the issuance of debt or equity securities. We do not have any arrangements for any credit facility, or any other sources of capital. We may not be able to raise cash in future financing on terms acceptable to us, or at all.

Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our ordinary shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our ordinary shares. If new sources of financing are required but are insufficient or unavailable, we would be required to modify our plans to the extent of available funding, which could harm our ability to grow our business.

Our share price may decline due to the large number of shares eligible for future sale.

The market price of our ordinary shares could decline as a result of sales of a large number of ordinary shares in the market after the expiration of certain lock-up restrictions imposed on our shareholders in connection with this offering and in connection with the acquisition of Coolbet, or the perception that such sales could occur. All of our executive officers and directors are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock for 90 days from the date of the underwriting agreement that will be executed in connection with this offering.

In connection with the acquisition of Coolbet, a portion of the purchase price will be paid through the delivery of newly issued ordinary shares valued at the lower of $17.11 per share or the price at which the ordinary shares are sold in this Offering. If the ordinary shares are valued at $17.11 per share, the closing of the Coolbet offering will result in an aggregate of 4,038,574 shares being issued to the Coolbet holders. The shares issued to the Coolbet holders are being issued in a cross-border exchange offer, exempt from registration pursuant to Rule 802 under the Securities Act. In connection with the Share Exchange Agreement each Coolbet holder has agreed with us to a contractual lock-up of ninety (90) days before the ordinary shares can transferred or sold. For certain executive management personnel, the lock up period is 180 days.

Future sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Shareholders who are subject to any of the lock-up agreements described above may be permitted to sell shares prior to the expiration of the applicable lock-up agreement in certain circumstances, including as the result of the waiver or termination of such lock-up agreement.

Certain of our executive officers, directors and principal shareholders will continue to have significant influence over matters subject to shareholder approval.

The Smurfit family has a substantial ownership stake and management control over our company and will continue to do so after the offering. Sir Michael Smurfit Sr. is our largest stockholder. His son, Michael Smurfit Jr. is also a significant stockholder and is a member of our Board of Directors. Our Chief Executive Officer, Dermot S. Smurfit, is a nephew of Michael Smurfit Sr. and a first cousin of Michael Smurfit Jr. The Smurfit family beneficially owned approximately 21.4% of our outstanding ordinary shares as of September 30, 2020, and we expect that, upon completion of this offering, that same group will beneficially own at least 17.0% of the combined total of our outstanding ordinary shares after the offering, or 16.6% if the underwriter over-allotment option is exercised in full.

There is no formal arrangement among the members of the Smurfit family with respect to the voting or disposition of their ordinary shares. However, they comprise two of the five positions on our Board of Directors. In addition, if they act together, they will be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger or sale of our Company or its assets, for the foreseeable future. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market value of our ordinary shares. For information regarding the ownership of our outstanding ordinary shares by our executive officers and directors and their affiliates, please see the section entitled “Principal and Selling Shareholders.”

Ownership in our ordinary shares is restricted by gaming laws and our bye-laws, and persons found “unsuitable” may be required to dispose of their shares.

Gaming authorities have the right to investigate any individual or entity having a relationship to, or involvement with, our Company or any of its subsidiaries, to determine whether such individual or entity is suitable as a business associate of the Company. Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, sometimes 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

Any person found unsuitable by a gaming authority may not hold directly or indirectly ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the relevant gaming authority beyond the time prescribed by the relevant gaming authority.

Our bye-laws include certain provisions to ensure that we comply with applicable gaming laws. These provisions provide, among other things, that GAN Limited is prohibited from carrying on Gaming or Gaming Activities (as defined therein) itself and that our Board of Directors has the right to cause a forced sale of the ordinary shares held by an unsuitable person. Any such forced sale may negatively affect the trading price of our ordinary shares and may negatively affect the liquidity of the ordinary shares.

We do not anticipate paying dividends in the foreseeable future.

We do not currently pay dividends and do not anticipate paying any dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our Board of Directors, subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. Payment of dividends will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant at that time. Unless and until we declare and pay dividends, any return on your investment will only occur if our share price appreciates.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or certain of our directors or officers.

We are a Bermuda exempted company. As a result, the rights of holders of our ordinary shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Bermuda legislation regarding companies is largely based on English corporate law principles. However, there can be no assurance that Bermuda law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the U.S., which could adversely affect the rights of investors. Most of our directors and some of the named experts referred to in this prospectus are not residents of the U.S., and a substantial portion of our assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our special Bermuda counsel that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., or entertain action in Bermuda against us or our directors or officers.

Furthermore, we have been advised by our special Bermuda counsel that Bermuda courts will not recognize or give effect to U.S. federal securities laws that such Bermuda courts consider to be procedural in nature, are revenue or penal laws or the application of which would be inconsistent with public policy in Bermuda. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, will not be recognized or given effect to in any action brought before a court of competent jurisdiction in Bermuda where the application of such remedies would be inconsistent with public policy in Bermuda. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because those laws do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Shareholders of a Bermuda company may have a cause of action against us or our directors for breach of any duty in the bye-laws or any shareholders’ agreement owed personally by us to the shareholder. Directors of a Bermuda company may be liable to the company for breach of their duties as directors to the company under the Bermuda Companies Act, and under common law. Such actions must, as a general rule, be brought by the company. Where the directors have carried on an act which is ultra vires or illegal, then the shareholder has the right, with leave of the court, to bring a derivative action to sue the directors on behalf of the company with any damages awarded going to the company itself. Shareholders are also able to take action against a company if the affairs of the company are being conducted in a manner which is oppressive or unfairly prejudicial to the shareholders or some number of them, and to seek either a winding-up order or an alternative remedy if a winding-up order would be unfairly prejudicial to them.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director or any claims of violations of the Securities Act of 1933 or the Securities Exchange Act of 1934 the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have provisions in our bye-laws that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include, among others:

●	restrictions on the time period in which directors may be nominated;

●	the prohibition of cumulative voting in the election of directors;

●	the requirement for shareholders wishing to propose a person for election as a director (other than persons proposed by our Board of Directors) to give advance written notice of nominations for the election of directors; and

●	certain provisions to ensure that we comply with applicable gaming laws, which provide, among other things, that our Board of Directors has the right to cause a forced sale of the ordinary shares held by an “unsuitable” person (see the risk factor above entitled “Ownership in our ordinary shares is restricted by gaming laws and our bye-laws, and persons found “unsuitable” may be required to dispose of their shares”).

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares. See “Description of Share Capital.”

U.S. Holders of our ordinary shares could be subject to material adverse tax consequences if we are considered a Passive Foreign Investment Company for U.S. federal income tax purposes.

There is a risk that we will be classified as a Passive Foreign Investment Company, or PFIC, for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders (as defined below under “Tax Considerations—United States Tax Consequences”) of our ordinary shares and may cause a reduction in the value of our ordinary shares. A corporation is classified as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of all its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Based on the projected composition of our income and valuation of our assets, we do not believe we were a PFIC in any previous taxable year, and we do not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. The U.S. Internal Revenue Service or a U.S. court could determine that we are or were a PFIC in any past, current, or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies which in some circumstances are unclear and subject to varying interpretation. If we were classified as a PFIC, U.S. Holders of our ordinary shares could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and a U.S. holder of our ordinary shares is urged to consult such holder’s own tax advisors regarding the possible application of the PFIC rules to it in its particular circumstances. See “Tax Considerations—United States Taxation Consequences—Taxation of U.S. Holders—Passive Foreign Investment Company.”

Risks Related to the Coolbet Acquisition

We may not obtain all of the benefits or recognize all of the synergies we anticipate from the Coolbet acquisition.

We are acquiring Coolbet because we believe that the combination of our companies will result in a stronger competitive company with diversified revenue streams and a more complete platform offering for our customers. However, we may encounter unanticipated events which could keep us from recognizing the benefits we anticipate from the acquisition.

We plan to integrate our technical platforms, including the addition of the Coolbet sports betting engine into our GameSTACK platform. We may encounter unanticipated difficulties in that integration work, which could result in unanticipated costs of integration, delays in releasing products, or limitations on product performance, any of which could harm our business.

We intend to retain the Coolbet management, engineering and sales teams. However, we cannot be certain that we will be able to retain key management and employee resources following the closing of the acquisition. Coolbet’s operations are divided in multiple offices, with employees of diverse backgrounds and business cultures, and we cannot be assured that all of the employees be integrated effectively or that we can operate as effectively across a larger geographic and human scale. The loss of management and employee talent could result in a loss of collective knowledge and experience in our business, increase our operating costs as we seek to replace that talent, and adversely affect our ability to successfully conduct our business.

We anticipate that the addition of the Coolbet sports betting engine to GAN’s platform will make it a more compelling product and will help us secure additional market share with gaming operators in the United States. Similarly, we anticipate that the addition of our iBridge technology as well as gaming content can improve revenues for Coolbet in the markets where it operates. However, we cannot be certain that customers will find the product offerings compelling or that we will achieve the additional sales that we are anticipating.

If we experience difficulties with the integration of our tehcnologies, personnel or product offerings, we may not recognize the anticipated benefits of the Coolbet acquisition fully or at all, or they may take longer to realize than expected.

The work required to integrate GAN and Coolbet may divert management resources from operational matters and other strategic opportunities.

We expect that the successful integration of Coolbet’s operations, their sports betting platform, and their personnel will require substantial management time and attention. The amount of time that our management will be required to devote to the integration may divert their attention from the day to day operation of the business or other strategic opportunities. In addition, uncertainty regarding the acquisition, the integration process, and its impact on our customers, partners, employees, regulatory compliance may create additional demands on management’s time and resources. The trading price for our shares is predicated in part by investor expectations for our future growth, including organic growth and opportunities for growth through strategic acquisitions. If diversion of our management’s attention impairs our results of operations or our ability to identify and pursue strategic opportunities, our share price could be negatively impacted.

Coolbet operates a B2C business model, and the integration of the new business, may make it more difficult for us to forecast our financial results, and may negatively impact how investors review our results or prospects.

GAN’s revenues are driven by its simulated and real money iGaming revenues generated on a B2B basis with casino operators, primarily in the United States. Coolbet’s revenues are generated primarily from its B2C sportsbook operations in Northern Europe. Following the consummation of the Coolbet acquisition, we have a new business model, an enhanced technology platform, new product offerings and an expanded base of customers and markets. Accordingly, it may be more difficult for us to forecast our future financial results and there may be an increased risk that our actual results of operations may vary materially from any guidance that we provide. Our more complex business model and offerings may also make it more difficult for analysts to assess our future prospects. Should our future operating results fall below any future guidance that our management may issue or any third party analyst reports or consensus, it could negatively affect investors’ perceptions which could decrease demand for our ordinary shares or result in increased volatility in the trading price for our ordinary shares.

The Coolbet acquisition will result in operations in a number of additional jurisdictions and will greatly expand the combined company’s regulatory compliance obligations.

We currently operate under gaming licenses with various states in the United States as well as in the U.K. Coolbet holds gaming licenses in Malta, Estonia and Sweden. Coolbet also operates in a number of currently unregulated jurisdictions. The acquisition will significantly expand both the regulated markets and unregulated markets where we conduct operations.

Regulatory compliance with gaming authorities is a complex and expensive process. Due to the increased number of regulated jurisdictions in which we will operate, as well as additional jurisdictions which may pass laws authorizing and requiring licensure to operate iGaming or sports betting, we may experience delays in the licensing application and approval process due to the volume of application materials we will be required to prepare and submit and the number of jurisdictions for which information will be required. Many jurisdictions in which we are already licensed will require additional applications and disclosures as a result of the Coolbet acquisition, which may also contribute to delays in the licensing application and approval process in additional jurisdictions.

Failure to comply with regulatory requirements can result in fines, suspension or termination of a license. The loss of any of these licenses may have a material adverse impact on revenues, professional reputation and damage current and potential customers perception of Coolbet’s brand, both with other regulators as well as our customers.

The Coolbet acquisition will result in the combined company operating in a number of jurisdictions globally, increasing our exposure to international business risks.

We have focused our operations in the United States, with some operations in Italy, the U.K. and Australia. Coolbet’s principal markets are Northern Europe, Latin America and Canada. The acquisition will result in our operations in a number of additional jurisdictions worldwide exposing our business to additional risks related to:

●	challenges caused by distance as well as language and cultural differences;

●	general economic conditions in each country or region;

●	political unrest, terrorism and the potential for other hostilities;

●	complexities in compliance overlapping or changes in tax regimes;

●	difficulties in transferring funds from certain countries;

●	increased exposure to currency fluctuations; and

●	increased compliance costs associated with local regulatory compliance.

If we are unable to adequately manage our operations in these new markets, we could experience loss of market share, decreased revenues, and increased operating expenses, any of which could materially adversely affect our business, financial condition, and results of operations.

The expansion of our business, will subject us to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our financial condition and results of operations.

We pay U.S. federal, state and international taxes due to the nature of our business. With the Coolbet acquisition, we will become subject to taxation in a number of additional international jurisdictions. The tax laws that will be applicable to our business will be myriad, and are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. Consequently, our results may differ from previous estimates and may materially affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we will operate. Gaming companies and business-to-business providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and those taxes and fees are subject to increase at any time. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions that GAN or Coolbet has taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

Coolbet’s business has historically operated outside the United States and will expose us to increased foreign currency transaction and translation risks, which could have positive or negative effects on our profit and financial position.

Coolbet’s global operations will expose us to additional foreign currency transaction and translation risks. Coolbet’s functional currency has been the euro. Its revenues are generated primarily in Northern Europe where the local currencies include the euro as well as Norwegian kroner, Swedish kroner and Icelandic Krona. Coolbet is also expanding its operations in Canada as well as Latin America. Coolbet’s operations and operating expenses are centered in Estonia where the functional currency is the euro.

Our functional currency is the U.S. dollar, and as a result, we will be subject to foreign currency fluctuation due to Coolbet’s global presence and the fact that a significant majority of its revenues, operating expenses and assets and liabilities are non-U.S. dollar denominated. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that we must purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. These risks related to exchange rate fluctuations may increase in future periods as our operations outside of the United States expand.

GAN has historically had revenues and operations in Europe denominated in euros and British pounds. Neither we nor Coolbet has historically hedged its foreign currency transaction or translation exposure, though we may consider doing so in the future. Foreign currency exchange rate volatility, as well as the cost of any hedging arrangements entered into in the future, may negatively affect our financial position and results of operations, and may adversely impact the comparability of results between periods.

We may fail to consummate the Coolbet acquisition or may not consummate it on the terms described herein.

We intend to consummate the Coolbet acquisition as soon as practical and in no event later than March 15, 2021. The closing of the acquisition is subject to the receipt of regulatory approvals and other customary closing conditions. As a result, the possible timing and likelihood of the completion of the Coolbet acquisition are uncertain, and, accordingly, there can be no assurance that such acquisition will be completed on the expected terms, anticipated schedule or at all.

In the event that we fail to consummate the Coolbet acquisition, we will have issued a significant number of additional ordinary shares and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. If the Coolbet acquisition is not consummated, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

·	we will be required to pay costs relating to the acquisition, such as legal, accounting, financial advisory and printing fees, whether or not the acquisition is consummated;

·	if we don’t complete this offering or an alternative financing transaction, we would have to pay a termination fee of €2.0 million ($2.4 million);

·	time and resources committed by our management to matters relating to the acquisition could otherwise have been devoted to pursuing other beneficial opportunities;

·	the market price of our common stock could decline to the extent that the current market price reflects a market assumption that the acquisition will be consummated; and

·	we would not realize the benefits we expect to realize from consummating the acquisition.

We cannot provide any assurance that the acquisition will be consummated or that there will not be a delay in the consummation of the acquisition. If the acquisition is not consummated, our reputation in our industry and in the investment community could be damaged, and the market price of our common stock could decline.

The Coolbet acquisition is subject to the receipt of governmental approvals that could prevent or delay consummation of the Coolbet acquisition or impose conditions that could have an adverse effect on our subsequent operations.

Consummation of the Coolbet acquisition is conditioned, among other things, upon the receipt of gaming regulatory approvals, including, among others, in Estonia, Malta and Sweden. We have submitted applications to the gaming regulatory authorities in Estonia, Malta and Sweden, notifying them of our intended acquisition of Coolbet, and requesting approval for the resulting change in ownership of the licenses There can be no assurance that these approvals will be secured in a manner that allows us to complete the Coolbet acquisition within our expected time frame or at all.

Failure to obtain these regulatory approvals could result in fines or the loss of material licenses. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the consummation of the acquisition or require changes to the terms of the acquisition or agreements to be entered into in connection with the acquisition. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the acquisition or of imposing additional costs or limitations on us following consummation of the acquisition, any of which might have an adverse effect on our business, financial condition and results of operations.

We may elect to close the Coolbet acquisition before we have secured all regulatory approvals, which would subject us to a risk of losing the licenses or being required to discontinue a portion of the business after the closing

Under the terms of the Share Exchange Agreement, we are not required to complete the acquisition of Coolbet unless we have obtained the gaming licenses that would be necessary to continue to operate Coolbet’s business in substantially the same manner as it was operated prior to the closing. However, we have the option of waiving this requirement (and other closing conditions) and proceeding to complete the acquisition. Gaming regulatory approvals applications and licenses can be time consuming, and subject to delays. If we anticipate unforeseen delays, we could make a determination to proceed with the closing of the Coolbet acquisition, even prior to securing approvals of all of the appropriate gaming licenses.

If we elect to waive the closing conditions, and complete the acquisition of Coolbet before securing all of the gaming licenses, we would incur the risk that the transfer of the gaming license is never approved, or is approved with limitations that impair our ability to operate the license in the same manner that Coolbet currently operates under the license. The loss or limitation of any gaming license could impair the revenues the we can generate from the Coolbet business, or result in increased operating expenses in connection with the application or compliance with regulatory requirements.

The formula for determining the number of ordinary shares to be issued to the Coolbet shareholders is subject to adjustment.

Under the terms of the Share Exchange Agreement, we will acquire all of the outstanding equity in Coolbet in exchange for €149.1 million (approximately $175.9 million), which is expected to be paid in a combination of €80 million (approximately $94.4 million) in cash and €69.1 million (approximately $81.5 million) in GAN Limited ordinary shares, subject to adjustment as provided in the Share Exchange Agreement. The ordinary shares to be issued to Coolbet shareholders will be valued on the basis of lower of: (i) €14.51 (or approximately $17.11) per share or (ii) the lowest per share price issued in this offering. To the extent that the ordinary shares in this offering are sold at a price lower than $17.11 per share, we will be required to issue additional ordinary shares to the holders of the outstanding equity in Coolbet. The issuance of additional ordinary shares (over or above the market expectation) would dilute your interest in our capital stock and could result in a decrease in the market price of our shares.

Risks Related to the Coolbet Business

Coolbet must comply with a variety of regulations in order to obtain and maintain the licenses necessary to conduct its operations.

Coolbet operates in a heavily regulated industry. Coolbet offers legal online iGaming and sportsbook products based on its legal gambling licenses registered in Estonia, Malta and Sweden, and potential future regulatory or legal changes in the markets where it currently operates and could require registration in new markets, which may increase costs, reduce net gaming revenue or require Coolbet to cease operations, depending on possible changes to the statutes governing online gambling in the international markets in which Coolbet operates.

In Estonia, gambling operators need to obtain both an activity license and operating permits (depending on the type of gambling product). Operating permits are issued for a specified term and are not renewable. Therefore, new operating permits must be applied for at the expiry of one, and there will never be full certainty whether a new permit will be issued once the previously issued permits have expired.

In addition to the gambling licenses, Coolbet must adhere to a wide range of additional obligations, including ensuring compliance of gaming equipment with statutory requirements, ensuring fair rules of game and compliance with consumer protection and specific advertising regulations. Coolbet’s operations are also subject to anti-money laundering and regulations designed to counter the financing of terrorism. Licensure as a B2C gaming operator in Malta also subjects Coolbet to compliance with a variety of local law and regulations. Local regulations have been given increased attention by regulators, who have been imposing record fines and taking action on gaming operators that are deemed to be non-compliant.

Failure to meet regulatory requirements could result in Coolbet losing one, many or all of its current licenses which allow it to offer online gambling products. The loss of any of these licenses may have a material adverse impact on revenues, professional reputation and damage current and potential customers perception of the Coolbet brand.

Changes in Gaming Regulations could substantially impact Coolbet’s operations, potentially decreasing revenues and increasing compliance expenses.

Markets in which Coolbet currently operates, or which they may enter in the future, could become more strictly regulated, and new regulatory and licensing regimes may impose new conditions and costs on Coolbet’s operations in those countries. New licensing conditions, such as the requirement to locate significant technical infrastructure within the relevant territory or establish real-time data interfaces with the regulator, may present operational challenges, increase operating costs, or prevent Coolbet from being able to offer a full range of iGaming and sports betting products in those markets.

In July 2020 the Financial Intelligence Analysis Unit, in conjunction with Malta Gaming Authority, updated its Implementing Procedures, with an industry specific document (Implementing Procedures Parts 2 (“IPs2”)) for the B2C remote gaming sector. The changes were intended amendments to the Prevention of Money Laundering and Funding of Terrorism Regulations and other implementing procedures, as well as to reflect realities that Financial Intelligence Analysis Unit and Malta Gaming Authority officers have been encountering in the course of supervisory activities.

Coolbet will need to continue to update its platform to ensure that it is fully complaint with all newly adopted regulations for the territories in which it operates. Non-compliance would result in monetary fines and or administrative action including suspension of business operations.

Coolbet’s operating of a B2C sports betting operation exposes it to losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of its sports risk management processes.

Coolbet’s fixed-odds betting products involve betting where winnings are paid on the basis of the amount wagered and the odds quoted. Coolbet’s sports betting operation is designed to set odds at a level that will provide the bookmaker with an average return over a large number of events. However, there can be significant variation in gross win percentage for single event or fixed period of time.

Coolbet has systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in all situations, and consequently Coolbet’s faces exposure to risk relating to improperly setting accurate odds or managing its sports betting risk. Coolbet may experience significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes.

Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses could have a material adverse effect on Coolbet’s business, financial condition and results of operations.

Coolbet generates a significant portion of its revenues from “unregulated” markets and changes in regulation in those markets could result in Coolbet losing business in those markets or incurring additional expenses in order to comply with any new regulatory scheme.

Coolbet currently generates a significant portion of its revenues in markets that are currently unregulated including Norway and Latin America. Those markets, or other markets where Coolbet may operate in the future could adopt regulations require registration and regulatory compliance, which may increase costs, reduce net gaming revenue or require Coolbet to cease operations depending on the range of unforeseen possible changes to the statutes governing online gambling in the international markets in which Coolbet currently operates.

Coolbet relies heavily on its Malta License and the loss or limitation of the Malta license would have a significant impact on revenues.

During 2020, Coolbet shifted its licensing arrangements so that it uses the Malta license in connection with its operations in otherwise unregulated markets. Accordingly, for the three-month period ended September 30, 2020, 87% of Coolbet’s revenues were generated on the Malta license. If the Malta Gaming Authority were to suspend, limit or terminate the Coolbet gaming license it could have a substantial negative impact on Coolbet’s revenues and financial position.

The Malta license was recently issued and accordingly Coolbet may face increased risk of violations in subsequent compliance audits.

Coolbet secured its gaming licenses from the Malta Gaming Authority in 2019. Coolbet’s regulatory compliance systems and procedures were audited in connection with the issuance of the gaming license . However, no subsequent compliance audits have been conducted. Because of the relatively short period of time that Coolbet has held the Malta gaming license and the limited review of its operations, there may be an increased possibility that any upcoming compliance audits would identify regulatory compliance violations within the ongoing operations covered by the Maltese license.

General Risk Factors

We depend on the services of key personnel to execute our business strategy. If we lose the services of our key personnel or are unable to attract and retain other qualified personnel, we may be unable to operate our business effectively.

We believe that the future success of our business depends on the services of a number of key management and operating personnel. Some of these key employees have strong relationships with our customers and our business may be harmed if these employees leave us. In addition, our ability to manage our growth depends, in part, on our ability to identify, hire and retain additional qualified employees. We face intense competition for qualified individuals from numerous technologies, software and service companies. Competition for qualified personnel is particularly intense in many of the large, international metropolitan markets in which we have offices, including for example, London. Several positions require significant training and new hires may, in some cases, take more than a year before they achieve full productivity. Further, given the pace of our expansion to date, we may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements, or may be required to pay increased compensation in order to do so.

If we are unsuccessful in attracting and retaining these key management and operating personnel, our ability to operate our business effectively could be negatively impacted and our business, operating results and financial condition would be materially adversely affected.

We are an “emerging growth company” which may make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of extended transition periods for adopting with new or revised accounting standards. We currently prepare our consolidated financial statements in accordance with IFRS, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to U.S. GAAP while we are still an “emerging growth company”, we may be able to take advantage of the benefits of this extended transition period.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because, if we convert to U.S. GAAP, we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors if they believe that our financial accounting is not as transparent as other companies in our industry. That may result in a decrease in our stock price and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

As a public company in the United States, we are subject to additional financial and other reporting and corporate governance requirements that can be difficult for us to satisfy and may divert management attention away from the business.

As a public company in the United States, we are incurring significant legal, insurance, accounting and other expenses that we did not incur as an AIM listed company on the London Stock Exchange. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq Capital Market listing requirements and other applicable securities rules and regulations impose various requirements on U.S. public companies. Our management and administrative staff will need to devote a substantial amount of time to compliance with these requirements.

We have invested, and plan to continue to invest, resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention away from product development and other commercial activities. If for any reason our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Due to the high cost, we have opted not to obtain directors’ and officers’ liability insurance coverage, though we may obtain such insurance coverage in the future. A lack of D&O liability insurance coverage could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee and compensation committee.

We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting. We will also need to continue to improve our control processes as appropriate, validate through testing that our controls are functioning as documented and implement a continuous reporting and improvement process for our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

We have identified a material weakness in our internal control of our financial reporting as of December 31, 2019. See the risk factor entitled “We identified a material weakness…” above. Any material weakness could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be additional material weaknesses or significant deficiencies in our internal controls in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “should,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. These forward-looking statements include, among other things, statements relating to our goals and strategies, our competitive strengths, our expectations and targets for our results of operations, our business prospects and our expansion strategy. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity or performance expressed or implied by these forward-looking statements, to differ.

The forward-looking statements included in the prospectus are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of risk factors described under “Risk Factors” and elsewhere in this prospectus, including, among other things:

●	our ability to successfully meet anticipated revenue levels from sales of our software licenses;

●	our ability to successfully develop, market or sell new products or adopt new technology platforms;

●	our ability to continue to grow through acquisitions or investments in other companies or technologies;

●	our ability to realize the anticipated benefits of our consummated acquisitions or investments in other companies, included our proposed acquisition of Coolbet;

●	risks related to the proposed acquisition of Coolbet and the Coolbet business;

●	risks related to the continued uncertainty in the global financial markets and unfavorable global economic conditions, including as a result of the global outbreak of the COVID-19 pandemic;

●	our installed customer base continuing to license additional products, renew maintenance agreements and purchase additional professional services;

●	our ability to attract and retain qualified personnel;

●	our ability to adequately manage our growth;

●	risks related to competition;

●	our ability to maintain good relations with our channel partners;

●	risks associated with our international operations and fluctuations in currency values;

●	risks related to unanticipated performance problems or bugs in our software product offerings; and

●	our ability to protect our intellectual property and proprietary rights.

These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment and new risk factors emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statement.

You should not rely upon forward-looking statements as predictions of future events. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, unless the securities laws require us to do so.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions, and the estimated offering expenses payable by us, will be approximately $70.3   million (or approximately $81.8  million if the underwriter’s over-allotment option is exercised in full). Actual amounts may differ from these estimates. We will not receive any proceeds from the sale of ordinary shares in the offering by the selling shareholders.

We intend to use the net proceeds from this offering to fund a portion of the purchase price payable under the Share Exchange Agreement, and if any remaining for related transaction fees and expenses, and then for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. This offering is not contingent on consummation of the Coolbet acquisition. If the Coolbet acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including sales and marketing activities, product development and capital expenditures.

Pursuant to the Share Exchange Agreement, we have agreed to use commercially reasonable efforts to secure an equity or debt financing to provide additional capital to complete the exchange offer and to fund the operations of the combined company. We are pursuing this offering in fulfillment of that commitment. If Coolbet terminates the Share Exchange Agreement because we fail to complete this offering or secure alternative financing sufficient to complete the acquisition and fund the operations of the combined company, then we will pay Coolbet a termination fee of €2.0 million ($2.4 million).

The following sources and uses table outlines the sources and uses of funds for the acquisition of Coolbet, assuming the underwriter does not exercise its over-allotment option. The table is presented as if the acquisition of Coolbet and this offering are completed simultaneously. All amounts in the table are in U.S. dollars and are estimated. See “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

Sources and Uses

Sources	Amount	Uses	Amount
Cash proceeds from offering	$75,137,400	Consideration for the Acquisition	$70,306,920
Cash proceeds from option exercises by selling shareholders	$214,234	Estimated transaction fees and expenses(2)	$5,044,714

Total Sources	$75,351,634	Total Uses	$75,351,634

(1)	In addition to the cash above, we will issue ordinary shares to the Coolbet shareholders at the closing. See “Proposed Acquisition of Coolbet” for more information.

(2)	Includes estimated legal, accounting and other fees and expenses associated with the issuance of the shares in connection with this offering, including the underwriter’s discounts and fees.

DIVIDENDS AND DIVIDEND POLICY

Our Board of Directors has discretion as to whether we will pay dividends in the future, subject to restrictions under the Bermuda Companies Act and in accordance with our bye-laws. Under the Bermuda Companies Act, we may not declare or pay dividends if there are reasonable grounds for believing that either we are, or would after the payment be, unable to pay our liabilities as they become due, or that the realizable value of our assets would thereby be less than our liabilities. See “Description of Share Capital.”

We do not currently pay dividends. Accordingly, we may, but do not anticipate, declaring or paying any dividends for the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020, (i) on an actual basis and (ii) on an “as adjusted” basis giving effect to:

●	the consummation of the Coolbet acquisition, including the issuance of 5,226,928 shares of ordinary shares to the Coolbet shareholders as consideration for the acquisition as if it occurred on September 30, 2020; and

●	the sale of 4,816,500 ordinary shares by us in this offering at an assumed public offering price of $15.60 per share, which was the closing price of ordinary shares as reported on the Nasdaq on December 10, 2020, after deducting the underwriting discount and estimated offering expenses of $1.1 million payable by us (assuming no exercise of the underwriter’s option to purchase additional shares), and the exercise of options by certain selling shareholders to obtain ordinary shares they are selling in this offering as if such transactions occurred on September 30, 2020. The aggregate proceeds to us as a result of such exercise are estimated to be $214,200 and the number of shares of ordinary shares outstanding is estimated to increase by 163,500 shares.

	As of September 30, 2020
	Actual	As Adjusted
	(Unaudited) (dollars in thousands)
Lease liabilities, current and noncurrent	$654	$1,074
Equity
Share capital	295	397
Share premium	97,111	255,843
Foreign currency translation reserve	(2,813)	(2,813)
Accumulated deficit	(32,147)	(33,168)
Total equity	62,446	220,259
Total capitalization	$63,100	$221,333

If the underwriters’ option to purchase additional ordinary shares is exercised in full, the as adjusted, amount of each of total equity and total capitalization would be $231.8 million and $232.9 million, respectively, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

At September 30, 2020, we had net tangible book value of approximately $56.4 million, or $1.90 per ordinary share. Net tangible book value per share represents total tangible assets (total assets less intangibles assets) less total liabilities divided by the total number of ordinary shares outstanding.

After giving effect to (i) the sale of 4,816,500 shares by us in this offering at an assumed public offering price of $15.60 per share , which was the closing price of ordinary shares as reported on the Nasdaq on December 10, 2020, after deducting underwriting discounts and estimated offering expenses payable by us of $1.1 million (assuming no exercise of the underwriter’s option to purchase additional shares), (ii) the consummation of the Coolbet acquisition, including the issuance of shares to Coolbet shareholders as consideration in the acquisition and (iii) the exercise of options by certain selling shareholders that will sell their ordinary shares in this offering, our as adjusted net tangible book value as of September 30, 2020 would have been $41.7 million, or $1.05 per ordinary share. This represents an immediate decrease in net tangible book value of $0.85 per share to existing shareholders and an immediate dilution of $14.55 per share to new investors in our ordinary shares in this offering. The following table illustrates this dilution on a per share basis:

Initial public offering price per share		$15.60
Net tangible book value per ordinary share as of September 30, 2020	$1.90
Decrease in as adjusted net tangible book value per share attributable to new investors in this offering	$(.85)
As adjusted, net tangible book value per share immediately after this offering and the consummation of the Coolbet acquisition		$1.05
Dilution per ordinary share to new investors in this offering		$14.55

If the underwriters’ exercise their over-allotment option in full in this offering, the as adjusted, net tangible book value after the offering would be $1.31 per share, the decrease in the as adjusted, net tangible book value per share to existing shareholders would be $0.59 and the dilution in net tangible book value per share to new investors would be $14.29 per share, in each case assuming a public offering of $15.60 per share.

The following table shows, as of September 30, 2020, on an as adjusted basis, described above, the difference between existing shareholders and new investors with respect to the number of shares purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by investors purchasing shares in this offering, and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us (dollars in thousands, except per share date):

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders (1)	29,671,010	86.0%	$99,561	57.0%	$3.36
New investors (1)	4,816,500	14.0	75,137	43.0	15.60
Total	34,487,510	100.0%	$174,698	100.0%

(1)	The number of shares purchased by existing shareholders includes shares being sold by the selling shareholders in this offering. The number of shares purchased by new investors does not include shares being sold by selling shareholders in this offering. Also the table above excludes 163,500 shares held under options that will be exercised and sold in this offering and will be outstanding after this offering.

If the underwriters’ exercise their over-allotment option, our existing shareholders would own 84.1% and our new investors would own 15.9% of the total number of ordinary shares outstanding after this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2019 and 2018 were derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. We have derived the selected historical consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 from the unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial information set forth in those statements. Results for the interim period are not necessarily indicative of the results to be expected for the full year or any other period. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following selected historical consolidated financial data together with the consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(Unaudited)
	(dollars in thousands, except per share data)
Consolidated statements of operations data:
Revenue	$26,259	$19,280	$29,971	$14,023
Cost of revenue	9,338	10,177	11,356	11,894
Impairment of intangible assets	-	-	626	-
Gross profit	16,921	9,103	17,989	2,129
Administrative expenses	28,553	9,860	15,091	10,230
Impairment of trade receivables	(13)	286	424	95
Total operating expenses	28,540	10,146	15,515	10,325
Operating income (loss)	(11,619)	(1,043)	2,474	(8,196)
Net finance costs	454	93	112	440
Income (loss) before taxes	(12,073)	(1,136)	2,362	(8,636)
Income tax expense (benefit)	312	409	574	(934)
Net Income (loss) attributable to equity holders	$(12,385)	$(1,545)	$1,788	$(7,702)
Net Income (loss) per share attributable to ordinary shareholders, basic and diluted(1)	$(0.48)	$(0.07)	$0.08	$(0.39)
Weighted average shares attributable to ordinary shareholders, basic(1)	25,782,776	21,349,572	21,367,948	19,646,502
Weighted average shares attributable to ordinary shareholders, diluted(1)	25,782,776	21,349,572	23,420,361	19,646,502

	At September 30,	At December 31,
	2020	2019	2018
	(Unaudited)
	(dollars in thousands)
Consolidated statements of financial position data:
Cash and cash equivalents	$57,489	$10,098	$6,967
Working capital (2)	54,997	8,777	4,113
Total assets	78,019	26,112	22,613
Total liabilities	15,573	11,010	10,648
Total equity	62,446	15,102	11,965

(1)

All share amounts and per share amounts have been adjusted to give effect to the share exchange. Refer to Note 2 to our audited consolidated financial statements and Note 12 to our unaudited consolidated financial statements.

(2)	Working capital is defined as total current assets minus total current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 15, 2020, we entered into a definitive Share Exchange Agreement (“Agreement”) to offer to acquire all of the outstanding equity of Vincent Group p.l.c. (referred to as “Coolbet”). Coolbet is an operator of online sports betting and casino platform, which offers its customers a digital portal for engaging in sports betting, online casino games and poker. Coolbet holds gambling licenses in Estonia, Malta and Sweden and its casino and sports betting platform is accessible for wagering through its website Coolbet.com across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada). We plan to acquire Coolbet primarily to further expand our sports betting engine technology and intellectual capital required for servicing our current and future customers in the United States. See “Proposed Acquisition of Coolbet”, “Coolbet Overview” and “Anticipated Benefits of the Coolbet Acquisition” for additional information.

Under the terms of the Agreement, we will purchase all of the outstanding equity of Coolbet for a total consideration of approximately €149.1 million ($175.9 million), consisting of €80 million ($94.4 million) in cash and €69.1 million ($81.5 million) of ordinary shares to be issued to the shareholders of Coolbet. The acquisition is expected to close shortly after the completion of this offering, subject to regulatory review and the satisfaction of certain closing conditions.

We intend to use the proceeds from this offering and cash on hand to fund our contemplated acquisition of Coolbet. Additionally, certain holders of our ordinary shares and holders of vested options to purchase ordinary shares have agreed to sell their shares in this offering. We will receive proceeds from the exercise of such vested options (payment of exercise price) but we will not receive any proceeds from the sale of these ordinary shares.

The unaudited pro forma condensed combined statement of financial position at September 30, 2020 gives effect to (i) the probable acquisition of Coolbet and (ii) the offering transaction as if they had occurred on September 30, 2020. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2020 and the year ended December 31, 2019 are presented as if the probable Coolbet acquisition and offering transaction were consummated on January 1, 2019.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and Coolbet’s historical consolidated financial statements. The unaudited proforma condensed combined financial information should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes of the Company and Coolbet included in this prospectus.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are based on available information and assumptions that we believe are reasonable. Included in the pro forma condensed combined financial information is an allocation of the estimated purchase price we will pay for Coolbet which is based on preliminary estimates and assumptions. These estimates and assumptions could change significantly as we finalize our assessment of the allocation and fair value of the net tangible and intangible assets we acquire, some of which are dependent on the completion of valuations being performed by independent valuation specialists. The unaudited pro forma combined financial information does not include adjustments to reflect any synergies or dis-synergies, any future operating efficiencies, associated costs savings or any possible integration costs that may occur related to the probable Coolbet acquisition. Actual results may be materially different than the pro forma information presented herein.

The historical statement of financial position and income statements of Coolbet have been prepared in accordance with IFRS. Certain adjustments have been made to the historical income statements of Coolbet to reflect reclassifications to conform with the Company’s presentation under IFRS. Additionally, the historical statement of financial position and income statements of Coolbet were presented in Euros. The unaudited pro forma condensed combined financial statements are presented in U.S. dollars consistent with the reporting currency of the Company. In this regard, the historical condensed consolidated income statements of Coolbet have been translated from Euros to U.S. dollars at the average daily exchange rate of 1.125 U.S. dollars to Euro for the nine months ended September 30, 2020 and 1.119 U.S. dollars to Euro for the year ended December 31, 2019. The historical condensed consolidated financial position of Coolbet has been translated from Euros to U.S. dollars at the period/year-end spot exchange rate of 1.172 U.S. dollars to Euro at September 30, 2020.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not intended to represent or be indicative of the consolidated financial position or results of operations that would have been reported had the probable Coolbet acquisition and the offering transaction been completed as of the dates presented, and should not be taken as representative of the future consolidated financial position or results of operations.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As of September 30, 2020

(dollars in thousands)

	GAN Limited Historical		Vincent Group p.l.c. Historical	Pro Forma Adjustments	Notes	GAN Limited Pro Forma
			(Note 7)
ASSETS
Non-current assets
Goodwill	$		$	$135,016	(a)	$135,016
Intangible assets		6,008	673	45,618	(b)	52,299
Property, plant and equipment		655	212	-		867
Right-of-use assets		782	439	-		1,221
Lease deposits		68	-	-		68
Contract costs		291	-	-		291
Other non-current assets		-	50	-		50
Total non-current assets		7,804	1,374	180,634		189,812
Current assets
Cash and cash equivalents		57,489	15,187	(1,021)	(c)	48,767
				565	(d)
				70,307	(f)
				(93,760)	(f)
Trade and other receivables		9,079	18	-		9,097
Inventory		416	-	-		416
Prepayments		3,099	1,492	-		4,591
Lease deposits		77	-	-		77
Contract costs		55	-	-		55
Total current assets		70,215	16,697	(23,909)		63,003
Total assets		78,019	18,071	156,725		252,815
LIABILITIES
Current liabilities
Trade and other payables		13,358	7,768	-		21,126
Contract liabilities		1,561	-	-		1,561
Current portion of lease liabilities		299	159	-		458
Total current liabilities		15,218	7,927	-		23,145
Non-current liabilities
Deferred tax liabilities		-	-	8,795	(b)	8,795
Lease liabilities		355	261	-		616
Total liabilities		15,573	8,188	8,795		32,556
EQUITY
Share capital		295	260	(260)	(d)	397
				52	(e)
				50	(f)
Share premium		97,111	23,018	(23,583)	(d)	255,843
				565	(d)
				88,283	(e)
				192	(e)
				70,257	(f)
Foreign exchange translation reserve		(2,813)	-	-		(2,813)
Other equity reserves		-	18,213	(18,213)	(d)	-
Accumulated deficit		(32,147)	(31,608)	(1,021)	(c)	(33,168)
				31,608	(d)
Total equity		62,446	9,883	147,930		220,259
Total liabilities and equity		$78,019	$18,071	$156,725		$252,815

See notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Income Statement

Nine Months Ended September 30, 2020

(dollars in thousands, except share and per share amounts)

	GAN Limited Historical	Vincent Group p.l.c. Historical	Pro Forma Adjustments		Notes	GAN Limited Pro Forma
		(Note 7)
Revenue	$26,259	$20,922	$			$47,181
Cost of revenue	9,338	7,375		8,536	(a)	25,363
				114	(c)
Gross profit	16,921	13,547		(8,650)		21,818
Administrative expenses	28,553	13,322		58	(b)	41,819
				(114)	(c)
Impairment of financial assets	(13)	-		-		(13)
Total operating expenses	28,540	13,322		(56)		41,806
Operating income (loss)	(11,619)	225		(8,594)		(19,988)
Net finance costs	454	207				661
Income (loss) before taxes	(12,073)	18		(8,594)		(20,649)
Income tax expense (benefit)	312	-		(1,633)	(d)	(1,321)
Net income (loss) attributable to equity holders	$(12,385)	$18		$(6,961)		$(19,328)

Loss per share attributable to ordinary shareholders, (Note 6)
Basic and diluted	$(0.48)	-				$(0.54)

Weighted average shares outstanding, basic and diluted	25,782,776	-		10,206,928	(e)	35,989,704

See notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Consolidated Income Statement

Year ended December 31, 2019

(dollars in thousands, except share and per share amounts)

	GAN Limited Historical	Vincent Group p.l.c. Historical	Pro Forma Adjustments		Notes	GAN Limited Pro Forma
		(Note 7)
Revenue	$29,971	$22,067	$			$52,038
Cost of revenue	11,356	9,209		11,400	(a)	32,083
				118	(c)

Impairment of intangible assets	626					626
Gross profit	17,989	12,858		(11,518)		19,329
Administrative expenses	15,091	22,435		157	(b)	37,683
				(118)	(c)
Impairment of financial assets	424	-				306
Total operating expenses	15,515	22,435		39		37,989
Operating income (loss)	2,474	(9,577)		(11,557)		(18,660)
Net finance costs	112	97		-		209
Income (loss) before taxes	2,362	(9,674)		(11,557)		(18,869)
Income tax expense (benefit)	574	-		(2,196)	(d)	(1,622)
Net income (loss) attributable to equity holders	$1,788	$(9,674)		$(9,361)		$(17,247)

Loss per share attributable to ordinary shareholders (Note 6)
Basic	$(0.08)	-				$(0.55)
Diluted	$(0.08)	-				$(0.55)
Weighted average shares outstanding, basic	21,367,948	-		10,206,928	(e)	31,574,876
Weighted average shares outstanding, diluted	23,420,361	-		10,206,928	(e)	31,574,876
				(2,052,413)	(f)

See notes to unaudited pro forma condensed combined financial information.

GAN Limited

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands, except share and per share amounts)

Note 1 – Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information presents the pro forma condensed financial position and results of operations based upon the historical consolidated financial statements of the Company and the historical consolidated financial statements of Coolbet, as adjusted to reflect (i) the probable acquisition of Coolbet and (ii) the offering transactions, after giving effect to these events and the pro forma adjustments described in the notes. The unaudited pro forma condensed combined statement of financial position as of September 30, 2020 and the unaudited condensed combined income statement for the nine months then ended have been prepared using our unaudited condensed consolidated financial statements and Coolbet’s unaudited condensed consolidated financial statements as of September 30, 2020 and the nine months then ended. The unaudited pro forma condensed combined income statement for the year ended December 31, 2019 has been prepared using our audited consolidated financial statements and Coolbet’s audited consolidated financial statements for the year ended December 31, 2019. The historical financial information has been adjusted to give pro forma effect to items that are (i) directly attributable to the transactions described above and (ii) factually supportable. In addition, the unaudited pro forma condensed combined income statements only include adjustments that are expected to have a continuing impact on the operating results. Certain reclassifications to Coolbet’s historical income statements have been made to conform to the Company’s historical consolidated financial statement presentation. Refer to Note 7.

Note 2 – Description of Transactions

Probable Coolbet Transaction

On November 15, 2020, we entered into an Agreement to acquire all of the outstanding equity of Coolbet. We ascribe significant value to the synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets. Accordingly, the value of these components will be included within goodwill. The acquisition will be treated as a stock purchase for accounting purposes, and the goodwill resulting from the acquisition is expected to be deductible for tax purposes.

Under the terms of the Agreement, we will purchase Coolbet for cash and the issuance of our ordinary shares. We will account for our acquisition of Coolbet using the acquisition method. The following table summarizes the consideration we expect to transfer to acquire Coolbet:

Fair value of consideration transferred:
Cash	$93,760
5,226,928 restricted ordinary shares at closing	88,335
Share-based compensation	192
Total	$182,287

The above cash consideration is subject to adjustment at closing for estimated net working capital, indebtedness, and Seller’s transaction expenses which are not known at this time and therefore, it has not been reflected herein.

For purposes of the pro forma financial information, the share consideration at closing is based on 5,226,928 shares, as computed in accordance with the Agreement, multiplied by our per share market price of $16.90 as of September 30, 2020. The actual fair value of these shares will be determined by reference to our per share market price on the acquisition date. Every $1.00 increase/decrease in the per share market price of our ordinary shares through the actual acquisition date will increase/decrease the share consideration at closing and goodwill by $5,227 . As of December 10, 2020, our per share market price was $15.60  which reflects a decrease in value of $6,795. We will award unvested stock options that have a pre-combination fair value of $192 at September 30, 2020, in exchange for unvested stock options of Coolbet and subsidiary options. The vesting terms and conditions of the unvested stock options to be issued are expected to be identical to those of the unvested stock options of Coolbet and its subsidiary in order to maintain the value and terms of the original award. The fair value of the unvested stock options was estimated based on an option pricing model.

We expect to incur acquisition related costs of $1,021. No acquisition costs were incurred prior to September 30, 2020.

GAN Limited

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands, except share and per share amounts)

The following table summarizes the preliminary amounts of identifiable assets to be acquired and liabilities to be assumed at the acquisition date:

Recognized amount of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$15,752
Property, plant and equipment	212
Right-of-use assets	439
Identifiable intangible assets	46,291
Other noncurrent assets	50
Receivables	18
Other current assets	1,492
Payables	(7,768)
Other current liabilities	(159)
Noncurrent liabilities	(261)
Deferred tax liabilities	(8,795)
Total identifiable net assets	47,271
Goodwill	135,016
Total	$182,287

The cash and cash equivalents above includes the cash that would be received from the exercise of stock options held by certain Coolbet option holders immediately before the closing.

Definite lived intangible assets that are expected to be acquired and their respective expected useful lives are as follows:

	Estimated Useful Life	Fair Value
Trade Names and Trade Marks	10 years	$5,000
Developed Technology	3 years	28,500
In-process Technology	-	8,100
Customer Relationships	3 years	4,100
Other	5 years	591
		$46,291

Since the Coolbet acquisition has not yet been completed, we have not finalized the purchase price allocation, which is pending further analysis of the net assets acquired, particularly in regard to valuation of the intangible assets. Accordingly, the purchase price allocation shown above could change materially as we finalize our assessment of the allocation and the fair values of the net tangible and intangible assets we will acquire, some of which are dependent on the finalization of valuations being performed by independent valuation specialists.

Offering Transaction

At an assumed offering price of $15.60 per share (our December 10, 2020 closing price), and after deducting the underwriting discount and estimated offering expenses payable by us, we will receive net proceeds of $70.3 million from the issuance of 4,816,500 ordinary shares in this offering. We expect to incur offering-related costs, excluding the underwriting discount, of approximately $1.1 million. In addition, certain option holders will exercise and sell their ordinary shares under option, along with certain current shareholders (collectively, “selling shareholders”) that will also sell ordinary shares in this offering. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

GAN Limited

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands, except share and per share amounts)

Note 3 – Unaudited Pro Forma Condensed Consolidated Statement of Financial Position Adjustments as of September 30, 2020

(a) – Reflects preliminary goodwill that represents the excess of the consideration we expect to transfer for the Coolbet Acquisition over the estimated fair value of its identifiable net assets as of September 30, 2020. Actual goodwill will be based on the actual consideration transferred and the identifiable net assets of the Coolbet Acquisition as of the acquisition date, and as such, may be significantly different.

(b) – Reflects adjustment to remove Coolbet’s historical intangible assets of $673 and record the preliminary valuation of identifiable intangible assets of $46,291 acquired in the Coolbet Acquisition. Also, reflects adjustment to establish deferred tax liabilities of $8,795 as part of the accounting for the acquisition related to the estimated fair value adjustments for identifiable intangible assets computed at our statutory, rate of 19%. This pro forma adjustment is preliminary and may significantly change as we finalize our assessment of these assets.

(c) – Reflects the payment to be made for estimated transaction costs of $1,021 related to the Coolbet Acquisition.

(d) – Reflects the elimination of Coolbet’s capital accounts and accumulated deficit and the receipt of proceeds from the exercise price from certain Coolbet option holders that are receiving a pro rata portion of the purchase price for their shares held under vested options.

(e) – Reflects the value of 5,226,928 ordinary shares issued to the shareholders of Coolbet based upon our closing price of $16.90 per share at September 30, 2020 and estimated fair value of replacement equity awards attributable to pre-combination service of $192.

(f) – Reflects the net proceeds to us from this offering at an assumed offering price of $15.60 per share, after deducting the underwriting discount and estimated offering expenses payable by us, which includes the proceeds to be received from holders of vested options to purchase ordinary shares that will exercise and sell their ordinary shares in this offering. Such net proceeds of $ 70,307 plus cash on hand will be used to fund the cash portion of the purchase price of the Coolbet Acquisition of $93,760.

Note 4 – Unaudited Pro Forma Condensed Consolidated Income Statement Adjustments for the Nine Months Ended September 30, 2020

(a) – Reflects the difference between the amortization of identifiable definite-lived intangible assets of $8.6 million to be acquired in the Coolbet Acquisition and Coolbet’s historical amortization of identifiable definite-lived intangible assets of $0.1 million.

(b) – Reflects the difference between Coolbet’s historical share-based payment expense of $74 and the estimated share-based payment expense of $132 related to replacement awards issued to continuing employees as part of the Agreement. The fair value of the replacement share-based awards, including stock options, will be recognized over the remaining post-combination service periods ranging for 1 to 2 years.

(c) – Reflects the reclassification of Coolbet’s amortization of intangible assets to conform to our presentation of such costs.

(d) – Reflects the income tax effect of the pro forma adjustments at our statutory effective income tax rate of 19% for the year ended September 30, 2020. This rate does not reflect our effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges, benefits and valuation allowances, and does not consider any historical or possible future tax events that may impact the combined company.

(e) – Reflects the increase in the weighted average shares of ordinary shares to be issued to the shareholders of Coolbet as partial payment of the aggregate purchase price and new shareholders in this offering issued to finance the cash portion of the purchase price, as well as the issuance of ordinary shares to option holders that exercise their options in this offering. Refer to Note 6.

Note 5 – Unaudited Pro Forma Condensed Consolidated Income Statement Adjustments for the Year Ended December 31, 2019

(a) – Reflects the difference between the amortization of identifiable definite-lived intangible assets of $11.5 million to be acquired in the Coolbet Acquisition and Coolbet’s historical amortization of identifiable definite-lived intangible assets of $0.1 million.

(b) – Reflects the difference between Coolbet’s historical share-based payment expense of $155 and the estimated share-based payment expense related to replacement awards of $312 issued to continuing employees as part of the Agreement. The fair value of the replacement share-based awards, including stock options, will be recognized over the remaining post-combination service periods ranging for 1 to 2 years.

(c) – Reflects the reclassification of Coolbet’s amortization of intangible assets to conform to our presentation of such costs.

(d) – Reflects the income tax effect of the pro forma adjustments at our statutory effective income tax rate of 19% for the year ended December 31, 2019. This rate does not reflect our effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges, benefits and valuation allowances, and does not consider any historical or possible future tax events that may impact the combined company.

GAN Limited

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands, except share and per share amounts)

(e) – Reflects the increase in the weighted average shares of ordinary shares to be issued to the shareholders of Coolbet as partial payment of the aggregate purchase price and new shareholders in this offering issued to finance the cash portion of the purchase price, as well as the issuance of ordinary shares to option holders that exercised their options in this offering. Refer to Note 6.

(f) – Reflects adjustment required to align diluted shares with basic shares due to our combined pro forma net loss. For the year ended December 31, 2019, our historical diluted weighted average shares outstanding included the effects of dilutive stock options. However, such stock options were excluded from the pro forma weighted average shares outstanding because they are anti-dilutive.

Note 6 – Unaudited Pro Forma Loss Per Share

Pro forma loss per share, basic and diluted, and pro forma weighted average ordinary shares outstanding, basic and diluted, are based on the historical weighted average number of ordinary shares outstanding, basic and diluted, for the nine months ended September 30, 2020 and the year ended December 31, 2019, adjusted only for the additional number of ordinary shares issued in this offering and the number of ordinary shares issued to the shareholders of Coolbet for the purchase price of the acquisition as if these shares had been issued and outstanding as of January 1, 2019, the beginning of the earliest period presented. The pro forma loss per share, basic and diluted, also gives effect to 163,500 ordinary shares issued to certain option holders that will exercise their options and sell their shares in this offering. Net loss and the weighted average ordinary shares used in calculating basic and diluted pro forma loss per share is as follows:

	Pro Forma
	Nine Months Ended September 30, 2020	Year Ended December 31, 2019

Numerator:
Net loss; proforma numerator for basic and diluted loss per share	$(19,328)	$(17,247)
Denominator:
Historical weighted average ordinary shares, basic	25,782,776	21,367,948
Additional number of ordinary shares to:
The shareholders of Coolbet for the purchase price of the acquisition	5,226,928	5,226,928
Issued in this offering	4,816,500	4,816,500
Certain Company option holders exercising their options in this offering	163,500	163,500
Pro forma weighted average ordinary shares, basic and diluted	35,989,704	31,574,876
Pro forma loss per share, basic and diluted	$(0.54)	$(0.55)

Note 7 – Reclassification Adjustments and Translation of Vincent Group plc amounts

The following tables show the reclassification adjustments made to historical Vincent Group p.l.c financial statements amounts to conform to our presentation and the result of translation from Euros to U.S. dollars at the average daily exchange rate of 1.125 U.S. dollars to Euros for the nine months ended September 30, 2020 and 1.119 U.S. dollars to Euros for the year ended December 31, 2019, and the period-end spot exchange rate of 1.172 U.S. dollars to Euros at September 30, 2020

Unaudited Historical Condensed Combined Statement of Financial Position

As of September 30, 2020

(in thousands)

	Vincent Group p.l.c. Historical	Reclassification Adjustments	Vincent Group p.l.c. Adjusted	Vincent Group p.l.c. Adjusted
	(EURO)	(EURO)	(EURO)	(USD)
ASSETS
Non-current assets
Intangible assets	€574	€-	€574	$673
Property, plant and equipment	556	(375)	181	212
Right-of-use assets	-	375	375	439
Receivables and prepayments	42	(42)	-	-
Other non-current assets	-	42	42	50
Total non-current assets	1,172	-	1,172	1,374
Current assets
Cash and cash equivalents	12,953	-	12,953	15,187
Trade and other receivables	-	15	15	18
Prepayments	-	1,273	1,273	-
Receivables and prepayments	1,288	(1,288)	-	1,492
Total current assets	14,241	-	14,241	16,697
Total assets	15,413	-	15,413	18,071
LIABILITIES
Current liabilities
Trade and other payables	-	6,626	6,626	7,768
Current portion of lease liabilities	-	135	135	159
Payables	6,761	(6,761)	-	-
Total current liabilities	6,761	-	6,761	7,927
Non-current liabilities
Lease liabilities		223	223	261
Payables	223	(223)	-	-

Total liabilities	6,984	-	6,984	8,188
EQUITY
Issued share capital	219	3	222	260
Share premium	18,635	997	19,632	23,018
Prepayment for shares	1,000	(1,000)	-	-
Reserve for share options	535	(535)	-	-
Other reserve	14,998	535	15,533	18,213
Accumulated deficit	(26,973)	15	(26,958)	(31,608)
Net profit for the year attributable Holding Company	15	(15)	-	-
Total equity	8,429	-	8,429	9,883
Total liabilities and equity	€15,413	€-	€15,413	$18,071

Unaudited Condensed Combined Income Statement

Nine Months Ended September 30, 2020

(in thousands)

	Vincent Group p.l.c. Historical	Reclassifi-cation Adjustments	Vincent Group p.l.c. Adjusted	Vincent Group p.l.c. Adjusted
	(EURO)	(EURO)	(EURO)	(USD)
Revenue	€18,596	€-	€18,596	$20,922
Cost of revenue	6,555	-	6,555	7,375
Gross profit	12,041	-	12,041	13,547
Administrative expenses	-	11,842	11,842	13,322
Impairment of financial assets	-	-	-	-
Other operating expenses	713	(713)	-	-
Marketing expenses	3,956	(3,956)	-	-
Personnel and other administrative expenses	6,862	(6,862)	-	-
Depreciation, amortization and impairment loss	311	(311)	-	-
Total operating expenses	11,842	-	11,842	225
Operating income	199	-	199	207
Net finance costs	184	-	184	18
Income before taxes	15	-	15	18
Income tax expense	-	-	-	-
Net income attributable to equity holders	€15	€-	€15	$18

Unaudited Condensed Combined Income Statement

Year Ended December 31, 2020

(in thousands)

	Vincent Group p.l.c. Historical	Reclassifi-cation Adjustments	Vincent Group p.l.c. Adjusted	Vincent Group p.l.c. Adjusted
	(EURO)	(EURO)	(EURO)	(USD)
Revenue	€19,712	€-	€19,712	$22,067
Cost of revenue	8,226	-	8,226	9,902
Gross profit	11,486	-	11,486	12,858
Administrative expenses	-	20,041	20,041	22,435
Impairment of financial assets	-	-	-	-
Other operating expenses	650	(650)	-	-
Marketing expenses	8,751	(8,751)	-	-
Personnel and other administrative expenses	10,204	(10,204)	-	-
Depreciation, amortization and impairment loss	436	(436)	-	-
Total operating expenses	20,041	-	20,041	22,435
Operating loss	(8,555)	-	(8,555)	(9,577)
Net finance costs	86	-	84	97
Loss before taxes	(8,641)	-	(8,641)	(9,674)
Income tax expense	-	-	-	-
Net loss attributable to equity holders	€(8,641)	€-	€(8,641)	$(9,674)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the Company’s consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are an award-winning provider of enterprise software solutions designed to accelerate the casino industry’s digital transformation towards internet casino gambling and online sports betting.

We began our operations in Europe and have deployed our solutions in the U.K., Italy, and Australia. However, over the past several years we have had an emphasis on supporting land-based commercial and tribal casinos in the U.S. with their online sports betting and real money gambling operating in the U.S. On May 14, 2018, the Supreme Court of the United Sates overturned the Professional and Amateur Sports Protection Act (“PASPA”), which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon, from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Between May 14, 2018 and November 20, 2020, 21 U.S. states, the District of Columbia and Puerto Rico enacted laws legalizing some form of retail and/or online sports betting. Four of these states also legalized real money iGaming, joining Nevada and Delaware, which were the only states with full scale online gambling regulations in place prior to May 2018. We are actively targeting expansion into additional states as they adopt regulations around legalized sports betting and real money iGaming.

Our GameSTACK platform and related managed services are geared towards casino operators. We also market our platform technology to gaming ecosystem partners, such as online sportsbooks and gaming content developers, who provide us with an indirect channel into casino operators. Our software platform enables our customers to rapidly setup and launch an internet gaming and/or sports betting business by publishing websites and mobile apps to end user residents in these highly regulated markets, each of which have their own technology requirements driven by state specific regulation. Importantly, our GameSTACK platform, adheres to stringent regulatory mandates, giving our customers peace of mind when deploying real money internet gambling properties.

We offer our solutions in three primary product groupings: GameSTACK platform for real money iGaming, GameSTACK platform for simulated iGaming and the GameSTACK platform for distributing gaming content. Each product offering requires technical infrastructure which we provide either as a custom deployment dedicated to an individual customer’s requirements and business activity or as a managed multi-customer solution.

The principal customers for our real money iGaming solutions are retail casino operators who require a regulated and complete technology solution provider for setting up, launching and operating an internet gambling business representing incremental and complementary revenues to their existing retail gaming business. Within our customers’ organizations, their marketing, financial and operational departments rely on GAN’s software-based tools, reporting systems and other back office features of our software platform in order to operate their internet gambling business. From the perspective of an individual player, our software enables them to create a regulated internet gambling account online, to have their credentials properly validated in order to activate their account, to deposit money into their account and proceed to gamble that money on any content published by us on the relevant customer’s website or mobile app. Content might comprise a casino game such as roulette, blackjack or a casino slot machine game. Content might also comprise a myriad of sporting events on which the diverse outcomes can be wagered on.

For simulated iGaming implementations, we design the casino operator’s mobile application and website with a branded experience that is consistent with the casino operator’s brand and market positioning and streamlines player registration and account funding. We generally host our customers’ simulated iGaming operations on a combination of proprietary and cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via an abstraction layer. Simulated iGaming deployments of GameSTACK allow casino operators to put their offers, games and unique brand experience in their players’ hands around the clock. GameSTACK incorporates our proprietary iSight Back Office tool (“iSight”), which captures online player activity, giving marketers the equivalent visibility of 100% rated play.

At the end of 2018, we entered into a binding agreement to license our strategic U.S. patent to a major U.S. Internet gambling operator and their affiliated land-based U.S. casino group. This patent governs the linkage of on-property reward cards to their counterpart Internet gambling accounts together with bilateral transmission of reward points between the Internet gambling technology system and the land-based casino management system present in all U.S. casino properties. We may license our patent to other major U.S. Internet gambling operators in the future. In addition, the agreement included an extension for the provision of additional services in New Jersey, West Virginia and Pennsylvania together with an option over additional services in additional U.S. States. In 2020, the option for services in the state of Indiana was exercised. Revenue is recognized based on the allocated consideration as services are performed, or when the patent is transferred.

In addition, we sell hardware appliances upon which the GameSTACK software platform is to be installed. GAN will source the hardware and obtain control while we pre-install the required software on the physical computing servers and other technical devices. GAN charges the customer on a cost-plus basis as they take control of the hardware and the related risk, acting as the principal in the agreement. Revenue is recognized whenever control transfers to the customer which will vary on a case-by-case basis.

We also sell support, development and maintenance services for software and hardware systems. Support and maintenance service agreements consist of fees for providing software updates when and if available and for providing technical support for software products for a specified term. Development services typically consist of fees for the initial deployment of the iGaming solution for our customers, typically at a fixed fee. We additionally provide development services on an ongoing basis for our customers, typically at a daily rate. We sell marketing and customer services to our casino operator customers to support their deployment of our real money and simulated iGaming solutions. Customer and marketing service revenues are typically in the form of a per month charge which we recognize over the time during which the services are provided.

May 2020 Completion of U.S. IPO and Reorganization with GAN plc

On May 5, 2020, GAN Limited completed a share exchange and reorganization pursuant to a scheme of arrangement whereby the shareholders of the previous parent, GAN plc, agreed to exchange their shares, on a basis of four ordinary shares to one ordinary share, for shares in GAN Limited, plus a pro rata portion of an aggregate £2 million or 2.32 pence per share in cash. After the reorganization, GAN plc was renamed GAN (UK) Limited and became a wholly-owned subsidiary of GAN Limited.

On May 7, 2020, GAN Limited completed its U.S. IPO under which it sold an aggregate of 7,337,000 ordinary shares at a price per share to the public of $8.50 and raised gross proceeds of $62.4 million (net proceeds of $55.3 million).

Components of Results of Operations

The following discussion explains the various line items set forth in our consolidated statements of comprehensive income for the periods indicated. This information should be read together with the Company’s consolidated financial statements and related notes included elsewhere in this prospectus.

Revenue

We provide platform and software services to our customers which are central to their real money and simulated iGaming operations. As part of supporting these customers, we also provide associated services including development of software, sale of hardware and licensing of our patent used in these operations. We earn revenue through a number of different streams, including:

●	Online iGaming platform and software services
●	Development, marketing, and customer services
●	Hardware sales
●	Licensing

In respect of revenue share earned through our iGaming platform and software services, we record as revenue our share of the revenues generated by our customers’ use of our platform and software in their offering of real money iGaming and simulated iGaming to their players.

Other than where we license our patent to customers, the arrangements with customers do not provide the customer with the right to take possession or control of our IP at any time.

We set out below additional detail regarding how we recognize revenue for each of these revenue streams.

Online iGaming platform and software services

Real Money iGaming

GAN generates revenue through service agreements with customers, whereby our customers use our platform and software in operating their real money iGaming offerings. We record revenue using a usage-based model based on prescribed calculations of gambling activity detailed in our customer contracts, exclusive of our customer’s share of proceeds. In accordance with IFRS 15, the performance obligations within these real money gaming service agreements are identified where:

●	a good or service (or a bundle of goods or services) is distinct; or
●	a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

Our performance obligations are the platform services delivered to our customers. In certain instances, within real money iGaming, GAN’s performance obligations include the operation of real money gaming online sites directly to end users, on behalf of our customer.

Revenue for these services is recognized over time as the revenue share is earned. Where the consideration is variable over a longer period, revenue is only recognized when it is highly probable that there will not be a future reversal in the amount of revenue recognized.

Outside of this core activity, GAN also provides other services to its customers, such as marketing services, customer services and game content hosting. We generate revenue from these services based on fees charged pursuant to applicable contracts, which revenue is recognized over the time during which the services are provided.

Simulated iGaming

GAN provides simulated iGaming applications and associated services to its land-based casino operator customers. We record revenue using a usage-based model based on prescribed calculations of gambling activity detailed in our customer contracts, exclusive of our customer’s share of proceeds. The performance obligations within these service agreements, which are identified in the same way as described within real money iGaming above, are concluded to be the platform services in relation to simulated iGaming applications being provided to our land-based casino customers. Our customers generate the simulated iGaming revenue through these products by virtue of credits purchased by end users.

In accordance with IFRS 15, GAN recognizes revenue share from simulated iGaming applications over time as the revenue share is generated and associated services are performed. Associated services that GAN provides include customer services, payment services and marketing services for which GAN charges a fee, typically as a per month charge which we recognize over the time during which the services are provided.

Development, marketing, and customer services

Gaming Development Services

We generate revenue based on fees earned from development of games for use on GAN’s real money and simulated iGaming platforms. We recognize game development revenue when we have satisfied our performance obligations based on indicators of the transfer of control, typically the earlier of customer acceptance or upon receipt of certification of the game.

Platform Development Services

We generate revenue from platform development services based on fees earned from the provision of platform development and related services. Revenue from platform and other development services is recognized over time as we transfer control of the good or service and, accordingly, satisfy our performance obligation. In accordance with IFRS 15, the performance obligation is satisfied when one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs;
●	the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or
●	the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date.

Our platform development services are provided to the customer over time and typically meet one or more of the above criteria for which we have an enforceable right to payment, billed at a daily rate, for performance completed to date.

Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For arrangements related to platform development, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred in development. As the performance obligations in these instances relate to the provision of development services over time, this method best reflects the transfer of control as we meet our performance obligation. In contracts that require a portion of the consideration to be received in advance, at the commencement of the contract, such advance payment is initially recorded as a contract liability.

Marketing and Customer Services

GAN provides services associated with its iGaming platforms to its customers, such as marketing and customer services. We generate revenue from these services based on fees charged pursuant to applicable contracts, which revenue is recognized over the time during which the services are provided.

Hardware Sales

GAN earns revenue from the sale of hardware appliances upon which the GameSTACK software platform is to be installed. GAN’s activities include pre-specification and sourcing of the hardware. We obtain control as we pre-install the required software on the physical computing servers and other technical devices. GAN acts as the principal under such arrangements because we take control of the hardware and the related risk. Revenue is recognized at the point in time where our performance obligation has been met, typically when control of the hardware transfers to the customer.

Licensing

GAN has generated revenue from the license of its U.S. patent to a major U.S. internet gambling operator and its affiliated land-based U.S. casino group. We assess whether our license provides for:

●	a right to access our intellectual property throughout the license period, which results in revenue that is recognized over time; or
●	a right to use our intellectual property as it exists at the point in time in which the license is granted, which results in revenue that is recognized at a point in time.

We identified a performance obligation in line with the right to use the entity’s license, which was determined to be distinct, as it exists at the point in time in which the license is granted. The revenue is recorded upon grant of the license to the customer. Part of our growth strategy is to license our U.S. patent to additional customers in the future.

Cost of Revenue

Cost of revenue represent the costs of delivering the service to the customer and primarily consists of royalty expenses, amortization of intangible assets including development costs, marketing costs, and technology infrastructure all of which are recognized on an accrual basis. We incur royalty expenses paid to third parties for gaming content which are expensed as incurred. Royalty expenses are calculated in accordance with agreements on a monthly basis and are based on net gaming revenues. Marketing costs primarily consists of advertising expenses to attract new players and gamblers to the gaming provided on our platform. Marketing expenses are expensed as they are incurred.

We recorded impairment charges on our intangible assets of $0.6 million for the year ended December 31, 2019, with no impairment recorded in the year ended December 31, 2018. There were no impairment charges on our intangible assets recognized in the nine months ended September 30, 2020 and September 30, 2019. The impairment loss relates to our U.K. B2C technology and services, which was internally developed to provide gaming directly to the customer and was impaired as of result of the anticipated termination of the collaboration agreement between the Company and the casino effective December 31, 2019. The impairment was recorded to the RMiG segment. Costs of revenues for the nine months ended September 30, 2019 include the net operating loss results of our UK B2C gaming operations on an agency basis on behalf of our commercial partner customer.

Operating expenses

Operating expenses consist primarily of staff expenses, including salaries, bonuses, and benefits, as well as corporate and professional expenses, director remuneration, depreciation expense, and share-based payment expenses all of which are recognized on an accrual basis, being expensed as incurred. Staff expenses primarily consists of employee compensation and benefits for functions such as office administrative, finance, accounting, legal, and human resources. Corporate and professional fees consist primarily of external accounting, consultancy, and legal fees. Director remuneration are those costs paid to the members of the Board of Directors.

Within operating expenses, we have recorded impairment changes on our trade receivables of $0.0 million and $0.3 million for the nine months ended September 30, 2020 and 2019, respectively, and $0.4 million and $0.1 million in years ended December 31, 2019 and 2018 respectively. This was the result of an agreement of one customer that experienced cash flow issues and management turnover in 2019 to which we agreed on a new contract that resulted in a write off of the related open receivable at the time.

Net Finance Costs

Net finance costs consist of interest paid on our lease liabilities, as well as the interest and prepayment penalties of our loan notes, which were due 2022 and were paid off in 2018.

Taxation

We are subject to income taxes in the U.K., U.S., Israel and Bulgaria. Due to the nature of our business, we have a recent history of generating losses, with the exception of the year ended December 31, 2019 in which we generated net income. As of September 30, 2020 and December 31, 2019, we had cumulative carryforward tax losses generated of $34.6 million and $21.0 million, with $33.9 million and $20.1 million of these losses being generated in the U.K., respectively. Subject to any relevant restrictions, we expect these to be available to carry forward and offset against future operating profits.

Foreign Currency

As part our results of operations, we consider the effect of foreign currency translation rates used by us that could affect the results presented in the Company’s consolidated financial statements. The foreign currency translation rate that has the greatest effect on our business is the Great British Pound to US dollar rate. Refer to our analysis of this risk within Note 4 to our audited consolidated financial statements for the years ended December 31, 2019 and December 31, 2018. There were substantially no changes in the aforementioned currency risk in the nine months ended September 30, 2020 as compared to prior years. For those financial statement line items where there is the greatest foreign currency risk, which during the years presented are cost of revenue and operating expenses, we have included that in our comparison of results herein.

Critical Accounting Estimates and Judgements

Our consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and judgments on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. We review our estimates and assumptions on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods.

We believe that the following accounting policies involve the most complex judgments concerning assumptions and estimates with the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see the notes to the Company’s consolidated financial statements.

Revenue recognition

Agent vs Principal. GAN’s enterprise software platform service offerings include B2B iGaming and sportsbook, B2C iGaming and sportsbook and iGaming content licensing. In accordance with IFRS 15 we assess at the outset of each arrangement the nature of our performance obligation and whether we act as principal or agent for the delivery of services. In making this determination, the Company considers at the instance of each arrangement who owns the relationship with the end-user player as a key determinant in which party controls the goods or services being provided to the player.

In our commercial arrangements related to enterprise software platform services for B2B iGaming and sportsbook services, our performance obligation is limited to the provision of our software to our customer, the casino operator. The casino operator controls the URL for the online casino, controls its trademarks and branding, controls the gaming content and maintains ownership of the player database and loyalty programs related to players in the online casino. The casino operator is the licensed entity which is legally permitted to offer the real money iGaming to the players.

In these B2B arrangements we act a principal only for the services that we deliver to our customer the casino operator. Accordingly, we recognize as revenues only the payments that we receive from our customer for the provision of those services, including any amounts owed to us as a share of net gaming revenue generated from the customer’s online casino.

In one instance in 2019, we entered into an arrangement for B2C iGaming enterprise software platform services with a commercial partner customer, whereby GAN’s performance obligations include the operation of real money gaming online sites on behalf of such customer. Management has concluded that, under this arrangement, our commercial partner customer controls the relationship with the end-user players and owns the player database and that GAN acts as an agent for this commercial partner customer in providing services to end-user players. As such, in this instance of B2C iGaming enterprise software platform services we recognize revenue as the revenue we earn from our commercial partner customer rather than the revenues earned from end-user players. This is consistent with our principal revenue recognition for B2B iGaming and sportsbook as described above and is in line with our revenue recognition policy as described in Note 2 to the Company’s audited consolidated financial statements. The arrangement with our commercial partner was subsequently exited and revenues associated with the B2C operations during the nine months ended September 30, 2020 were recognized on a principal basis. During the nine months ended September 30, 2019 GAN recorded a net loss on the operation of the B2C business on behalf of our commercial partner customer which was recognized in costs of revenues.

Our real money and simulated iGaming and sportsbook enterprise software platform offerings include iGaming content licensing services. The GameSTACK platform is capable of supporting, and we make available to our customers, both proprietary and third-party licensed gaming content. Our casino operator customers generally control the determination of which gaming content will be offered in their online casinos.

Where a casino operator customer directs us to provide proprietary GAN gaming content, we act as principal in providing the content licensing services, recording the related revenue as gross. In accordance with IFRS 15 paragraph 31, where the casino operator customer directs us to procure third party gaming content, we are deemed to be the agent in providing the content licensing services, recording the corresponding revenue net of licensing costs paid to the owners that own the content.

We act as principal in a majority of our simulated iGaming and Italy-based real money iGaming content licensing service arrangements and is primarily agent in a majority of its US-based real money iGaming content licensing service arrangements.

Allocation of transaction price. For performance obligations that involve multiple products or services management allocates the transaction price to be applied to each performance obligation based on an estimation of the stand-alone selling price. This is a significant management estimate, impacting the revenue allocation to the performance obligation. In situations where the transaction price is based on a residual approach, the allocation would then impact the revenue recognized in the period. During the nine months ended September 30, 2019, we concluded that the license of our patent was at a transaction price of $4.0 million, with the remainder of the transaction price outlined in the contract being related to the other performance obligation of platform development services.

Share-Based Payments

Management measures equity settled share-based payments at fair value at the date of grant and expenses the cost on a graded-vesting basis over the vesting period, based upon management’s estimate of equity instruments that will eventually vest, along with a corresponding increase in equity. At each statement of financial position date, management revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

The fair value of share options is determined using a Black Scholes model, taking into consideration management’s best estimate of the expected life of the option and the estimated number of shares that will eventually vest. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. Where existing share options are modified, the increase in fair value is spread over the remaining vesting period.

The fair value of restricted stock awards (“RSAs”) is determined using with reference to the regular session closing price for our ordinary shares as reported on The Nasdaq Capital Market on the most recent trading date prior to the date of grant.

The Company recognizes tax expenses related to its equity settled share-based payments as a cash settled share-based payment expense. At each statement of financial position date, management measures tax liabilities associated with its share-based payments based on the intrinsic value of vested options using the Company’s share price at each date of measurement and the fair value of unvested options as calculated using a Black Scholes model. The impact of the revision of the original estimates, if any, is recognized in profit or loss with a corresponding increase or reduction to the corresponding tax liability.

Capitalization and impairment of internally generated intangible assets

Management reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within Note 2 to the Company’s consolidated financial statements. Management specifically considers if additional expenditure on projects relates to maintenance or new development projects.

Management reviews their assets at each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). To calculate the recoverable amount of the asset, management must make estimates related to future cash flows and discount rates that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately.

Useful life of capitalized development costs

The useful life of capitalized development costs is determined by management at the time the software is brought into use and is regularly reviewed for appropriateness. For unique software products controlled and developed by the Company, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology.

Taxation and indirect taxes

Deferred tax assets are recognized to the extent that it is probable future taxable profits will be available against which the temporary differences can be utilized. The key area of judgement is therefore an assessment of whether it is probable that there will be suitable taxable profits against which any deferred tax assets can be utilized. We operate in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as e-commerce and tax continues to evolve. We file our tax returns and duty calculations and estimate our tax and indirect tax provisions based on current tax rules and practices and our transfer pricing policy, together with advice received from professional advisors and believe that our accruals for tax liabilities are adequate. Further details of our accounting policy in relation to deferred tax assets are discussed in Note 2 to the Company’ consolidated financial statements.

Research and development tax relief is recognized as an asset once it is considered that there is sufficient assurance that any amount claimable will be received. The key judgement therefore arises in respect of the likelihood of a claim being successful when a claim has been quantified but has not been received. In making this judgement we consider the nature of the claim and in particular the track record of success of previous claims.

We are subject to income taxes in numerous jurisdictions and there are transactions for which the ultimate tax determination cannot be assessed with certainty in the ordinary course of business. We recognize a provision for situations that might arise in the foreseeable future based on an assessment of the probabilities as to whether additional taxes will be due. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

New Accounting Pronouncements not yet adopted

There are a number of standards and interpretations which have been issued by the International Accounting Standards Board that are effective for periods beginning subsequent to December 31, 2020 (the date on which the Company’s next annual financial statements will be prepared up to) that the Company has decided not to adopt early. However, beginning on January 1, 2021, the Company must use the forms and follow the requirements prescribed for domestic SEC registrants since the Parent did not meet the definition of a foreign private issuer as of June 30, 2020. Therefore, the Company’s annual financial statements for the two years ended December 31, 2020 will be prepared in accordance with accounting principles generally accepted in the United States of America.

Impact of COVID-19

The impact of COVID-19 on our business is ongoing. Although our business has proven resilient during the pandemic (for example, with closures of land-based casinos driving more revenue to our online iGaming offerings), it is uncertain whether this trend will continue, as the economic disruption and uncertainty caused by COVID-19 may cause a general decline in gambling and iGaming over time. In addition, the cancellation of sporting events has reduced sports betting transactions and it is uncertain when the number of live sporting events will return to pre-pandemic levels. The reduction of sporting events in particular may have a material adverse impact on the operating results of Coolbet as would a general decline in consumer discretionary spending should COVID-19 lead to widespread economic challenges in the countries where Coolbet operates. Any of these consequences may adversely impact player activity on our platforms, which would negatively impact our business.

We continue to monitor the global spread of COVID-19 and have put in place and will continue to put in place measures as appropriate and necessary for our business. Any prolonged deviations from normal daily operations could negatively impact our business. Additionally, any prolonged disruption of our content providers, customers, players or regulatory reviewers could delay regulatory approvals or conclusions related to new products or the finalization of new contracts entered into by us.

Nine Months ended September 30, 2020 and 2019

Results of Operations

The following tables set forth our results of operations for the nine months ended September 30, 2020 and 2019, presented as a percentage of our total revenue for those periods:

	Nine Months Ended September 30, (in thousands) (unaudited)		As a percentage of revenue		Change
	2020	2019	2020	2019	($000’s)%
Revenue	$26,259	$19,280	100.0%	100.0%	6,979	36.2%
Cost of revenue	9,338	10,177	35.6%	52.8%	(839)	(8.2)%
Gross profit	16,921	9,103	64.4%	47.2%	7,818	85.9%
Operating expenses	28,540	10,146	108.7%	52.6%	18,394	181.3%
Operating loss	(11,619)	(1,043)	44.2%	5.4%	(10,576)	1014.0%
Net finance costs	454	93	1.7%	0.5%	361	388.2%
Loss before taxes	(12,073)	(1,136)	46.0%	5.9%	(10,937)	962.8%
Income tax expense	(312)	(409)	1.2%	2.1%	(97)	(23.7)%
Loss for the period attributable to equity holders	(12,385)	(1,545)	47.2%	8.0%	(10,840)	701.6%

Revenue

	Nine Months ended September 30, (in thousands) (unaudited)		As a percentage of revenue		Change
	2020	2019	2020	2019	($000s)%
Real money iGaming (“RMiG”)
SaaS revenue	$13,706	$7,235	52.2%	37.5%	6,471	89.4%
Service revenue	4,453	2,798	17.0%	14.5%	1,655	59.1%
Other	1,473	4,904	5.6%	25.5%	(3,431)	(70.0)%
Total RMiG Revenue	19,632	14,937	74.8%	77.5%	4,695	31.4%

Simulated Gaming (“SiG”)
SaaS Revenue	5,563	3,467	21.2%	18.0%	2,096	60.5%
Service Revenue	1,064	876	4.0%	4.5%	188	21.5%
Total SiG Revenue	6,627	4,343	25.2%	22.5%	2,284	52.6%
Total	26,259	19,280	100.0%	100.0%	6,979	36.2%

Real money iGaming

The increase in real money iGaming is directly related to the legalization of real money iGaming and sports betting in the U.S. and our launch of iGaming solutions for new and existing customers in those jurisdictions. During the nine months ended September 30, 2020, we generated $2.2 million in revenues from real money iGaming in new jurisdictions for existing customers and $1.4 million in real money iGaming revenues from new customers in 2020. These new customer and jurisdictional launches represented 13.9% of our total revenues for the nine months ended September 30, 2020. Additionally, the first nine months of 2020 benefitted from full period activity in New Jersey and Pennsylvania when compared to the first nine months of 2019. The first nine months additionally includes revenues from jurisdictions in which real money iGaming became legalized in 2020.

We expect revenue growth from other customers to increase more rapidly, increasing our customer diversity and resulting in FanDuel being a substantially lower portion of our overall revenues moving forward. Such expected revenue growth in our real money iGaming segment is based on anticipated revenues from new customers such as Cordish Gaming Group as a real money iGaming client in Pennsylvania (August 2020) and Churchill Downs Incorporated as a real money iGaming and online sports betting client to be rolled out in New Jersey, Pennsylvania, Indiana, Michigan, Colorado, and Tennessee (August 2020). Additionally, we entered into a 10-year agreement with Wynn Resorts to provide the software platform for its real money iGaming and online sports betting business in Michigan, subject to regulatory approvals. We anticipate numerous customer launches to take place using our RMiG platform in Michigan upon legalization of real money iGaming, expected to be legislated in December 2020.

In the first nine months of 2020, FanDuel deployed its own proprietary digital wallet for its sports gaming business, and our sports gaming revenues from FanDuel accordingly ceased on August 31, 2020. For the nine months ended September 30, 2020 and the full year ended December 31, 2019, GAN derived $2.6 million and $3.0 million from FanDuel’s sports gaming operations, respectively. This migration of FanDuel’s sports betting business did not affect our real money iGaming business with FanDuel.

Other RMiG revenues during the nine months ended September 30, 2020 was comprised of hardware sales to customers, primarily in relation to the anticipated regulation of real money gambling in Michigan. During the nine months ended September 30, 2019 other RMiG revenues was comprised of $4.0 million in patent licensing revenues and $0.9 million in hardware sales.

For the first nine months of 2020, real money iGaming service revenue was $4.5 million, as compared to $2.8 million for the first nine months of 2019. This is the result of increased service revenues of $1.7 million recognized as a result of FanDuel’s migration to their own player wallets, $0.4 million in development services associated with new casino launches and $0.3 million in game development revenue.

Simulated iGaming

For the first nine months of 2020, simulated iGaming SaaS revenue was $5.6 million, as compared to $3.5 million for the first nine months of 2019. Of this increase, existing customers were responsible for increases of $1.6 million with new customer launches contributing $0.5 million. Additionally, Simulated iGaming revenues of $1.1 million for the nine months ended September 30, 2020 included $0.4 million attributable to new customers launched in the period.

In the first nine months of 2020, new simulated gaming customers included companies such as the Snoqualmie Indian Tribe in Washington (May 2020), Penn National Gaming, which operates 41 properties in 19 states (August 2020), and Laguna Development Corporation in New Mexico (August 2020).

Geographies

	Nine Months Ended September 30, (in thousands) (unaudited)		As a percentage of revenue		Change (2020 to 2019)
	$	$	%	%	$	%
United States	21,957	15,887	83.6%	82.4%	6,070	38.2%
Italy	3,714	3,315	14.1%	17.2%	399	12.0%
U.K. and Channel Islands	253	4	1.0%	0.0%	249	6225.0%
Other	335	74	1.3%	0.4%	261	352.7%
Total:	26,259	19,280	100.0%	100.0%	6,979	36.2%

During the nine months ended September 30, 2020, revenues increased across each of our geographies when compared to the nine months ended September 30, 2019.

Revenues derived from customers in the United States increased $6.1 million, or 38.2%, primary driven by the legalization of real money iGaming and sports betting in the U.S. and our launch of iGaming solutions for new and existing customers in those jurisdictions.

Revenues derived from customers in other geographies are primarily comprised of game development revenues for games we were contracted to develop on behalf of our customers which are now hosted natively on our iGaming platform. These revenues are associated with a certain number of games we delivered during the period, with further game development revenues anticipated under our contractual arrangements to be recognized when the remaining games are delivered.

Following the closing of our acquisition of Coolbet we expect our revenue footprint to expand into other international locations and become more diversified as Coolbet’s revenues are primarily derived from countries within northern Europe and South America, with additional revenues in Canada.

Segment Results

Real Money iGaming

	Nine Months ended September 30, (in thousands) (unaudited)		As a percentage of segment revenue		Change (2020 to 2019)
	2020	2019	2020	2019	($000S)%
Revenue	$19,632	$14,937	100.0%	100.0%	$4,695	31.4%
Cost of revenue (excluding depreciation and amortization)	(4,322)	(4,988)	22.0%	33.4%	(666)	(13.4)%
Segment results (excluding depreciation and amortization)	15,310	9,949	78.0%	66.6%	5,361	53.9%

Segment results for real money iGaming, which excludes depreciation and amortization and is a measure of gross profit, was $15.3 million for the first nine months of 2020 (78.0% segment profit margin), as compared to $9.9 million for the first nine months of 2019 (66.6% segment profit margin). These increases are primarily a result of higher real money iGaming revenues directly related to the legalization of real money iGaming and sports betting in the U.S., the launch of new customers and organic growth, among other things. See “–Results of Operations – Revenue” above. Additionally, during the nine months ended September 30, 2019 GAN recorded a net loss on the operation of the B2C business on behalf of our commercial partner customer which was recognized in costs of RMiG revenues.

Simulated iGaming

	Nine Months Ended September 30, (in thousands) (unaudited)		As a percentage of segment revenue		Change (2020 to 2019)
	2020	2019	2020	2019	($000’s)%
Revenue	$6,627	$4,343	100.0%	100.0%	2,284	52.6%
Cost of revenue (excluding depreciation and amortization)	(2,727)	(1,744)	41.1%	40.2%	(983)	(56.4)%
Segment results (excluding depreciation and amortization)	3,900	2,599	58.9%	59.8%	1,301	50.1%

Segment results for simulated iGaming, which excludes depreciation and amortization and is a measure of gross profit, was $3.9 million for the first nine months of 2020 (58.9% segment profit margin), as compared to $2.6 million for the first nine months of 2019 (59.8% segment profit margin). The increased profit margin of $1.3 million was attributable to new customer launches and organic growth.

Operating expenses

	Nine Months ended September 30, (in thousands) (unaudited)		As a percentage of revenue		Change (2020 to 2019)
	2020	2019	2020	2019	($000’s)%
Operating Expenses	$28,540	$10,146	108.7%	52.6%	18,394	181.3%

The $18.4 million increase in operating expenses for the first nine months of 2020, as compared to the first nine months of 2019, was primarily attributable to (i) personnel and related costs of increasing from approximately 141 employees to 215 employees, (ii) share-based compensation for directors and key personnel, and (iii) increased professional services related to capital markets advisory, consulting, accounting advisory, tax advisory and legal expenses incurred in connection with corporate infrastructure and expansion projects, and additional compliance requirements as a result of becoming a public company in the United States in May 2020. Management anticipates professional services costs will remain higher through Q1 2021 as we complete the acquisition of Coolbet and undertake compliance projects required of our anticipated future domestic registrant status and market capitalization.

During the nine months ended September 30, 2020 total staff costs were $22.1 million compared to $7.2 million during the comparative nine month period ended September 30, 2019, primarily driven by increased share based payment expenses of $8.6 million compared to $0.4 million and as well as increased salaries and benefits expenses of $14.2 million compared to $7.8 million for the nine months ended September 30, 2019. Of the $6.4 million increase compared to the prior period, expenses of $2.1 million were recognized in Director and employee incentive bonuses related to the Company’s Share Exchange and Reorganization in May 2020.

Share-based payment expenses of $8.6 million includes accelerated vesting expenses of $2.8 million in connection with our initial public offering in May 2020, as well as $2.4 million in expenses recognized related to Enterprise Management Incentive options issued under the 2017 Share Option Plan, which, due to an administrative error, some option grants were not properly registered with the U.K. tax authority. We absorbed the related incremental tax liability which resulted in expense of $1.7 million related to option exercises during the first nine months of the year, as well as an accrued liability for the outstanding unexercised options based on their fair value at September 30, 2020 of $0.6 million. During the nine months ended September 30, 2020 we additionally recorded an expense for our estimated employer tax liability on outstanding unexercised options of $0.6 million.

Net finance costs

Net finance costs increased $0.4 million, or 388.2%, from $0.1 million for the nine months ended September 30, 2019 to $0.5 million for the nine months ended 2020. This increase is primarily the result of an interest expense on certain related party loans entered into to finance the Scheme of Arrangement (see “Certain Relationships and Related Transactions – Transactions with Related Companies”).

Income tax (expense)/benefit

Income tax expense decreased $0.1 million, or 23.7%, from $0.4 million for the nine months ended September 30, 2019 to $0.3 million for the nine months ended September 30, 2020. The decrease is primarily the result of higher losses before taxes incurred during the period.

Years ended December 31, 2019 and 2018

Results of Operations

The following table sets forth our results of operations for the years ended December 31, 2019 and 2018, presented as a percentage of our total revenue for those periods:

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Revenue	$29,971	$14,023	100.0%	100.0%	15,948	113.7%
Impairment of intangible assets	626	-	2.1%	-%	626	100.0%
Cost of revenue	11,356	11,894	37.9%	84.8%	(538)	(4.5)%
Gross profit	17,989	2,129	60.0%	15.2%	15,860	745.0%
Operating expenses	15,515	10,325	51.8%	73.6%	5,190	50.3%
Operating income/(loss)	2,474	(8,196)	8.3%	58.4%	10,670	130.2%
Net finance costs	112	440	0.4%	3.1%	(328)	(74.5)%
Income/(loss) before taxes	2,362	(8,636)	7.9%	61.6%	10,998	127.4%
Income tax (expense)/benefit	(574)	934	1.9%	6.7%	(1,508)	(161.5)%
Income/(loss) for the year attributable to equity holders	1,788	(7,702)	6.0%	54.9%	9,490	123.2%

Comparison of the years ended December 31, 2019 and 2018

Revenue

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Real money iGaming (“RMiG”)
SaaS revenue	$15,396	6,445	51.4%	46.0%	8,951	138.9%
Service revenue	3,918	1,845	13.1%	13.2%	2,073	112.4%
Other	4,914	—	16.4%	—	4,914	100.0%
Total RMiG	24,228	8,290	80.8%	59.1%	15,938	192.3%
Simulated Gaming (“SiG”)
SaaS Revenue	4,615	4,354	15.4%	31.0%	261	6.0%
Service Revenue	1,128	1,377	3.8%	9.8%	(249)	(18.1)%
Other	—	2	—	0.0%	(2)	(100.0)%
Total SiG	5,743	5,733	19.2%	40.9%	10	0.2%
Total	29,971	14,023	100.0%	100.0%	15,948	113.7%

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
U.K. and Channel Islands	$4,359	98	14.5%	0.7%	4,261	4,348.0%
Italy	4,599	5,221	15.3%	37.2%	(622)	(11.9)%
United States	20,935	8,651	69.9%	61.7%	12,284	142.0%
Other	78	53	0.3%	0.4%	25	47.2%
	29,971	14,023	100.0%	100.0%	15,948	113.7%

The increase in real money iGaming is directly related to the legalization of real money iGaming and sports betting in the U.S. Our 2018 results include real money iGaming in New Jersey beginning in July 2018 and in Pennsylvania in October 2018. Our 2019 results benefitted from a full years’ activity in those states along with the addition of real money iGaming and sports betting in Indiana beginning in September 2019. As a result of this change in legislation, the Company saw an increase in revenue earned in the U.S. of $12.3 million, which is related to real money iGaming.

A significant portion of our revenue growth was generated under our agreements with FanDuel. In 2018, FanDuel accounted for $2.1 million, or 15%, of our 2018 revenue. In 2019, FanDuel accounted for $13.9 million, or 46%, of our 2019 revenue. FanDuel was an early entrant into Internet gaming markets in the U.S. including Pennsylvania, New Jersey and Indiana as those states regulated real money iGaming and sports betting. Consequently, our revenues from the FanDuel agreements increased with FanDuel’s early entry into those markets. In addition, our 2019 revenue from FanDuel benefitted by $4.0 million as a result on a one-time patent license described below. Based on our historic relationship, we expect the revenues from FanDuel to continue to increase on a dollar basis as our revenue share arrangements grow with FanDuel’s core business. However, we expect revenue growth from other customers to increase more rapidly, increasing our customer diversity and resulting in FanDuel being a substantially lower portion of our overall revenues for 2020.

Included in this RMiG increase of revenue is $4.0 million as a result of licensing GAN’s strategic U.S. patent to FanDuel and its affiliated land-based U.S. casino group during 2019. In addition, in the U.S. we operationally managed GAN’s technology platform throughout New Jersey’s first legal online betting experience during the NFL Super Bowl in 2019, with all-time record number of active real money internet gamblers, who used GAN’s technology platform to bet on both sports and casino gaming. Also included in the real money iGaming increase is $0.9 million of sales of hardware to customers onto which the Company’s software is pre-installed.

In the U.K., we saw an increase in revenue in our real money iGaming segment of $4.2 million. During 2018 we developed assets in conjunction with an online B2C gaming website for WinStar Casino, a U.S. casino operator sponsor, which was deployed to U.K. consumers using our U.K. gambling license. That site was launched in September 2018, and our growth in U.K. revenue in 2019 was attributable to the operation of that B2C gaming website for a complete year of operations. Substantially all of the real money iGaming revenue we received in the U.K. for 2019 was attributable to the online casino that we operated for WinStar Casino. Effective December 31, 2019, we acquired ownership of the online casino and customer database from WinStar Casino. We entered into a license to continue to operate under the WinStar Casino brand through March 30, 2020, at which time we transitioned the online casino to our proprietary brand and website www.ReelsRoyale.com.Through September 30, 2020, we operated the online casino as a proprietary B2C online casino under our U.K. gaming license without a marketing budget to drive awareness and traffic to the online casino, as we pursued an alternative sponsor or provider of marketing capital. As a sponsor was not identified in the desired timeframe, it was determined to wind down the ReelsRoyale site, as the company does not intend to pursue a B2C product offering in the U.K. As a result of the changes related to the WinStar Casino and ReelsRoyale site, real money iGaming revenues for the U.K. declined substantially from 2019 levels, totaling $0.3 million for the nine months ended September 30, 2020

Real money iGaming service revenue increased $2.1 million in 2019 compared to 2018 as a result of migration services and development provided in 2019 to our largest customer, FanDuel.

Revenue earned by our simulated iGaming segment remained consistent in 2019 compared to 2018 with a higher portion of revenue being earned through SaaS revenue, as opposed to service revenue. This is the result of greater development activities in prior years related to the simulated iGaming enterprise software platform which is driving the increase in revenue earned through the platform in 2019.

Segment Results

Real Money iGaming

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Revenue	$24,228	$8,289	100.0%	100.0%	15,939	192.3%
Cost of revenue (excluding depreciation and amortization)	(4,833)	(5,182)	19.9%	62.5%	349	6.7%
Impairment of intangible assets	(626)	-	2.6%	-	(626)	(100.0)%
Segment results (excluding depreciation and amortization)	18,769	3,107	77.5%	37.5%	15,662	504.1%

Segment results for real money iGaming, which excludes depreciation and amortization and is a measure of gross profit, increased by $15.7 million, or 504.1%, in 2019. This increase is a result of higher real money iGaming revenues directly related to the legalization of real money iGaming and sports betting in the U.S.

The 2019 segment profit margin of 77.5% in 2019 includes real money iGaming revenue of $4.0 million as a result of licensing GAN’s strategic U.S. patent to a U.S. internet gambling operator and their affiliated land-based U.S. casino group during 2019. Also included in the real money iGaming revenue increase is $0.9 million of sales of hardware to customers onto which our software is pre-installed. These revenues within real money iGaming had no corresponding cost of revenue.

Simulated iGaming

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Revenue	$5,743	$5,734	100.0%	100.0%	9	0.2%
Cost of revenue (excluding depreciation and amortization)	(2,270)	(1,465)	39.5%	25.5%	(805)	(54.9)%
Segment results (excluding depreciation and amortization)	3,473	4,269	60.5%	74.5%	(796)	(18.6)%

Segment results for simulated iGaming, which excludes depreciation and amortization and is a measure of gross profit, decreased by $0.8 million, or 18.6%, in 2019.

Segment profit margin earned by our simulated iGaming segment declined year-over-year, from 74.5% to 60.5%, as a result of both a mix shift in services revenue, as well as increased third-party costs in 2019. Services revenue may include game and platform development, marketing and customer services, and integration fees for new customers. The margin profile of each of these types of revenue varies, and we had a higher contribution from integration fees in 2018. Additionally, in 2019, simulated iGaming segment cost of sales increased as a result of other expenses, such as cash processing fees from third-party collection of end user deposits. Market pricing of the simulated iGaming enterprise software platform product was not a contributing factor in the decline of the segment profit margin year-over-year.

Impairment of intangible assets

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Impairment of intangible assets	$626	-	2.1%	-%	626	100%

We recorded impairment charges on our intangible assets of $0.6 million for the year ended December 31, 2019, with no impairment recorded in the year ended December 31, 2018. The impairment loss relates to our U.K. B2C technology and services, which was internally developed to provide gaming directly to the customer and was impaired as of result of the anticipated termination of the collaboration agreement between the Company and Winstar Casino effective December 31, 2019. The impairment was recorded to the RMiG segment.

Operating expenses

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Operating Expenses	$15,515	10,325	51.8%	73.6%	5,190	50.3%

The increase in operating expenses is primarily the result of increased developer wages of $1.5 million, and increased wages and costs related to remaining staff, such as admin, finance and HR, of $1.8 million. These increased wages are to support the continued expansion of our market and customers which increased our IT support hours and total staff. In addition, we had an increase of professional and consultancy fees of $1.1 million as a result of our U.S. initial public offering process which began in 2019 and additional accounting and finance personnel to assist in financial reporting and the monthly close process. We incurred an increased $0.4 million in foreign currency exchange in 2019 primarily as a result of increased foreign transactions both between the U.K. entity and the U.S. transactions and increased activity in Israel. We had an increase in bad debt expense of $0.3 million, driven by a write off related to one customer in 2019 in which we agreed to settle during 2019.

Net finance costs

Net finance costs decreased $0.3 million, or 74.5%, from $0.4 million in 2018 to $0.1 million in 2019. This decrease is the result of the $0.1 million in interest expense and $0.2 million repayment penalties from the early retirement of the 9.0% convertible loan notes in 2018.

Income tax (expense)/benefit

Income tax expense increased $1.5 million, or 161.5%, from a $934 thousand benefit in 2018 to $574 thousand expense in 2019. The increase is the result of increased taxable income as the result of the improved net income in 2019, and the decrease of $1.1 million in recognized research and development credits in 2019 from to nothing recognized in 2019.

Non-IFRS Measures

Our management uses several financial measures, both IFRS and non-IFRS (adjusted EBITDA), in analyzing and assessing the overall performance of the business and for making operational decisions. Our annual financial plan is prepared on both an IFRS and adjusted EBITDA basis, both of which are approved by our Board of Directors. Our management and the Board of Directors utilize both our IFRS and adjusted EBITDA measures in a number of ways, including: to facilitate our determination of our allocation of resources, to measure our actual performance against budgeted and forecasted financial plans and to establish and measure management’s compensation. We believe that adjusted EBITDA is also useful to investors and other users of our consolidated financial statements in evaluating our performance because adjusted EBITDA may be used as an additional tool to compare business performance across peer companies and across periods.

While we use adjusted EBITDA as a tool to enhance our understanding of certain aspects of our financial performance, we do not believe that adjusted EBITDA is a substitute for, or is superior to, the information provided by IFRS results. As such, the presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with IFRS. The primary limitations associated with the use of adjusted EBITDA as compared to IFRS results are that adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry and that adjusted EBITDA may exclude financial information that some investors may consider important in evaluating our performance. We compensate for these limitations by providing disclosure of the differences between adjusted EBITDA and IFRS results, including providing a reconciliation of adjusted EBITDA to IFRS results, in order to enable investors to perform their own analysis of our operating results.

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS Company specific measure which reflects our net income (loss) attributable to equity holders before finance costs, taxes, depreciation, and amortization (“EBITDA”) as well as, share-based payment expenses and related expense, impairment of intangible assets, IPO-related costs and other items which our Board of Directors considers to be infrequent or unusual in nature. We believe Adjusted EBITDA is useful to our management as a measure of comparative operating performance from period to period as it is reflective of changes in operating performance, and it removes the effect of items not directly resulting from our core operations. Our management also uses Adjusted EBITDA as a means of assessing our core business performance against other in the industries, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and infrequent or unusual events. We caution that amounts presented in accordance with our definitions of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate Adjusted EBITDA in the same manner.

Below is a reconciliation to Adjusted EBITDA from loss for the year attributable to equity holders as presented in the Consolidated Statement of Comprehensive Income for the years specified:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(unaudited) (in thousands)
Income/(loss) for the year attributable to equity holders	$(12,385)	$(1,545)	$1,788	$(7,702)
Add Back:
Net finance costs	454	93	112	440
Income tax expense/(benefit)	312	409	574	(934)
Depreciation expense	610	627	638	1,062
Amortization expense	2,166	3,264	4,105	5,126
EBITDA	(8,843)	2,848	7,217	(2,008)
Share-based payment and related expense	9,503	392	551	346
Initial public offering transaction related	2,831	-	-	-
Tax related provisions	939	-	-	-
Impairment of intangible assets	-	-	626	-
Adjusted EBITDA	4,430	3,240	8,394	(1,662)

Key Performance Indicators

Our management uses the following key performance indicators (“KPIs”) as indicators of trends and results of the business. These KPIs give our management an indication of the level of engagement between the player and the Company’s platforms. No estimation is necessary in quantifying these KPIs, nor do they represent IFRS based measurements. These KPIs are subject to various risks such as customer concentration, competition, licensing and regulation, and macroeconomic conditions. Refer to “Risk Factors” within this prospectus for further risks associated with our business which would affect these KPIs.

	Nine Months Ended September 30,		Change (2020 to 2019)
	2020	2019	Nominal	%
Active Player - Days	22,142,718	15,472,429	6,670,289	43.1%
Gross operator revenue	$413,330,689	$194,923,054	218,407,635	112.0%
ARPDAU ($ per player)	$18.67	$12.60	$6.07	48.2%

	Year Ended December 31,		Change (2019 to 2018)
	2019	2018	Nominal	%
Active Player - Days	24,472,179	14,342,219	10,129,960	70.6%
Gross operator revenue	$315,757,701	$116,330,350	199,427,351	171.4%
ARPDAU ($ per player)	$12.90	$8.11	$4.79	59.1%

Active Player – Days

We define Active Player-Days as unique individuals who log on and wager each day (either wagering with real money or ‘playing’ with virtual credits used in simulated iGaming, aggregated during the respective period. By way of illustrative example: one (1) unique individual logging in and wagering each day in a single calendar year would, in aggregate, represent 365 Active Player-Days. Active Player - Days provides an indicator of consistent and daily interaction that individuals have with our platforms. Active Player – Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and gambles multiple days are weighted heavier during the period than the user who only logs on and wagers one day.

The increase in Active Player - Days for the first nine months of 2020, as compared to the first nine months of 2019, was primarily attributable to the continued expansion of existing and new U.S. customers and business, coupled with a shift towards iGaming and Simulated Gaming which experienced substantial growth since the COVID outbreak began disrupting retail casino operations and the sports betting calendar. As those markets further recover from their COVID-induced interruptions, the major boosts seen in iGaming and Simulated Gaming has started to subside, though record levels of revenue continue to be achieved.

The increase in Active Player - Days in 2019 over 2018 was primarily attributable to the continued expansion of existing U.S. customers and business, as well as the result of new states passing regulation allowing for online real money and sports gaming. Between May 14, 2018 and December 31, 2019, 18 U.S. states passed laws legalizing some form of retail and/or online sports betting. 10 of these 18 states also legalized real money online sports betting.

Gross operator revenue

We define gross operator revenue as the sum of our corporate customers’ gross revenue from simulated iGaming, gross gaming revenue from real money regulated iGaming, and gross sports win from real money regulated sports betting. Gross operator revenue, which is not comparable to financial information in conformity with IFRS, gives management and users an indication of the extent of transactions that have passed through their platforms and allows management to understand the extent of activity that the Company’s platform is processing.

The increase in gross operator revenue for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019, was primarily attributable to the continued expansion of existing and new U.S. customers and business, coupled with a shift towards iGaming and Simulated Gaming which experienced substantial growth since the COVID outbreak began disrupting retail casino operations and the sports betting calendar.

The increase in gross operator revenue in 2019 compared to 2018 is primarily the result of new states passing legislation relating to iGaming in 2019 (Indiana), increasing both the players which are active, and the handle processed on our platforms. In addition, for those states which passed legislation to allow iGaming effective in 2018 (Pennsylvania, New Jersey, and West Virginia), they had a full fiscal year in 2019 compared to a partial year in 2018 based the timing of when PASPA was overturned and states legislation became effective.

Average Revenue per Daily Active User (“ARPDAU”)

We define Average Revenue per Daily Active User (“ARPDAU”) as gross operator revenue divided by the identified number of Active Player - Days. This measure allows our management to measure the value per daily user and track user interaction with the platforms. This helps both management and users of financial statements understand the value per user that is driven by marketing efforts and data analysis obtained from the Company’s platforms.

The increase in ARPDAU in the first nine months of 2020, as compared to the first nine months of 2019, was primarily the result of higher growth in revenue in our highest-yield segment, which is U.S. real money iGaming SaaS (89.4%), compared to growth in our simulated iGaming SaaS revenues (60.5%).

The increase in ARPDAU in 2019 versus 2018 was primarily the result of improved marketing efforts which increased the amount of money paid by players. Both Active Player – Days and Gross Operator Revenue expanded during the period, but Gross Operator Revenue expanded quicker than Active Player – Days. Based on expanded data obtained from the platform, we were able to adjust our product offerings to provide more popular and in-demand gaming content driving up the average value per player as the players were more satisfied with the product provided.

Liquidity and Capital Resources

As of September 30, 2020, we had cash and cash equivalents of $57.5 million. A majority of our cash and cash equivalents are at floating interest rates and are held with Barclays Bank, an institution with an A/Negative credit rating (long term, as assessed by Moody’s).

As of September 30, 2020, we had an accumulated deficit of $32.1 million, as a result of incurred losses from operations and net operating cash outflows in prior years. We estimate that cash on hand, cash generated from sales and anticipated proceeds from this offering will provide adequate liquidity to fund our operations, following the consummation of the Coolbet acquisition, for the foreseeable future and at least twelve months from the date of this prospectus. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and general corporate purposes. Our capital expenditure consists primarily of technology development costs, computer equipment, and costs to enter contracts. In the event that we are unable to sustain positive cash flow from operations and/or raise adequate financing, future operations may need to be scaled back by delaying hiring or reducing headcount. Our success will depend in part on our ability to continue to attract new customers, retain existing customers, and market our products and services. There can be no assurance that we will be able to achieve any or all of these success factors.

As discussed in “Proposed Acquisition of Coolbet,” GAN has agreed to acquire Coolbet for €149.1 million, with €80.0 million to be paid in cash and €69.1 million to be paid through the delivery of newly issued ordinary shares. This offering is being conducted in order to raise the necessary capital to fund the acquisition. We anticipate a level of increased development costs following the acquisition in order to integrate Coolbet’s sports technology within our B2B offering. Certain of these development costs associated with the integration may qualify for capitalization in accordance with the Company’s accounting policies.

Cash Flow Analysis

A summary of our operating, investing and financing activities is shown in the following table:

	Nine Months ended September 30, (in thousands) (unaudited)		Change (2020 to 2019)
	2020	2019	$	%
Net cash inflow (used in) provided by operating activities	$(2,577)	4,371	$(6,948)	(159.0)%
Net cash used in investing activities	(3,666)	(2,649)	(1,017)	(38.4)%
Net cash provided by (used in) financing activities	54,461	(550)	55,011	*
Net increase in cash and cash equivalents	47,391	1,614	45,777	*

	Year Ended December 31, (in thousands)		Change (2019 to 2018)
	2019	2018	$	%
Net cash inflow (used in) provided by operating activities	$6,253	$2,244	4,009	178.7%
Net cash used in investing activities	(2,900)	(4,213)	1,313	(31.2)%
Net cash provided by (used in) financing activities	(535)	5,686	(6,221)	*
Net increase in cash and cash equivalents	2,818	3,717	(899)	*

* – percent change is not meaningful

Net Cash Inflow from Operating Activities

Net cash used in operating activities increased $6.9 million, or 159.0%, from a $4.4 million inflow during the first nine months of 2019 to a net outflow of $2.6 million for the first nine months of 2020. Net cash used in operating activities was mainly the result of the Company’s net loss for the period of $12.4 million in the first nine months of 2020 due to increased administrative costs as described above. This loss was offset by add-backs for non-cash and finance cost expenses, primarily as follows: (i) share based payment add-backs of $5.6 million, inclusive of accelerated vesting of outstanding options in connection with the group reorganization in May 2020 and (ii) net finance costs of $0.5 million in 2020 primarily comprised of the minimum interest expenses incurred in relation to the £2 million loan entered into to finance the May 2020 scheme of arrangement.

Net cash inflow from operating activities increased $4.0 million, or 178.6%, from $2.2 million in 2018 to $6.3 million in 2019. The increase is mainly the result of an increase in net income of $9.5 million in 2019 as a result of an expanded customer and player base in the U.S. This increase was offset by changes in the add-backs for non-cash expenses as follows: (i) share based payment add-backs increased from $0.3 million to $0.6 million, reflecting higher share based payments charge in 2019, (ii) amortization and depreciation add-backs decreased by $1.4 million in 2019 as the Company had lower capitalized costs in the current year as a larger amount of time for our staff was spent on support activities as opposed to development activities, (iii) net finance costs decreased by $0.3 million in 2019 as a result of no interest expense or prepayment penalties related to the 2018 payoff of the convertible loan notes, (iv) $0.3 million increase in impairment loss on trade receivables, (v) $0.6 million of impairment loss on intangible assets in 2019 and (vi) working capital changes decreased by $6.3 million in 2019, reflecting decreased trade and other payable balances and decreased tax credits received at December 31, 2019 compared to 2018.

Net Cash Used in Investing Activities

Net cash used in investing activities increased $1.0 million, or 38.4%, from $2.7 million for the first nine months of 2019 to $3.7 million for the first nine months of 2020. The increase is mainly the result of capitalized development costs associated with new customer launches and future launches.

Net cash used in investing activities decreased $1.3 million, or 31.2%, from $4.2 million in 2018 to $2.9 million in 2019. This is driven by decreased capital expenditures related to intangible assets of $1.4 million, mainly related to development costs of $1.1 million as a lower portion of development staffs time was spent on capitalizable activities and more on support activities for existing products. This is offset by an increase in purchases of property, plant and equipment of $0.1 million related to platform hardware for Italian operations.

Net Cash Generated from/(Used in) Financing Activities

Net cash generated from financing activities increased $55.0 million from a net outflow of $0.6 million for the first nine months of 2019 to a cash inflow of $54.5 million for the first nine months of 2020. The increase is mainly the result of the net cash proceeds from our U.S. initial public offering which closed in May 2020 ($57.6 million) as well as cash proceeds on the exercise of employee share options ($2.2 million increase compared to the prior period), offset by the payment of deferred offering costs of ($1.7 million) and the £2 million cash consideration paid to the previous shareholders of GAN plc ($2.5 million) pursuant to the May 2020 scheme of arrangement.

Net cash generated from financing activities decreased $6.2 million, or 109.4%, from $5.7 million generated in 2018 to $0.5 million used in 2019. The decrease was driven by the net proceeds on issue of shares in 2018 of $9.9 million with no comparable equity issuance in 2019. This was offset by $2.7 million on the repayment of convertible loan notes and $0.5 million in related interest and prepayment penalties which was paid in full on June 25, 2018. The remaining change was the result of the exercise of options in 2019 of $0.3 million, and a decrease in payments related to both the principal and interest on capital lease.

Capital Resources

We do not currently have any credit facilities or similar capital resources in place.

We estimate that cash on hand, cash generated from sales and anticipated proceeds from this offering will provide adequate liquidity to fund our operations, following the consummation of the Coolbet acquisition, for the foreseeable future and at least twelve months from the date of this prospectus.

To the extent that we are unable to sustain positive cash flow from operations, we expect to raise additional capital through the sale of debt or equity securities. Other than with respect to this offering, there are no arrangements in place for any such financing at this time. We cannot provide any assurance as to the availability or terms of any future financing that we may require to support our operations.

Capital Expenditures

We incurred capital expenditures of $3.7 million and $2.6 million for the nine months ended September 30, 2020 and 2019, respectively. Costs incurred in the purchase of intangible assets represented $3.1 million, and $2.3 million of these expenditures, respectively, for the nine months ended September 30, 2020 and 2019. For the nine months ended September 30, 2020, $3.0 million of these purchases are related to internally developed assets, with the remaining $0.1 million being spent on cost to related to licenses to operate in related jurisdictions and develop internal software.

We incurred capital expenditures of $2.9 million and $4.2 million in years ended 2019 and 2018, respectively. Costs incurred in the purchase of intangible assets represented $2.7 million, and $4.1 million of these expenditures, respectively, in the years ended 2019 and 2018. In 2019, $2.8 million of these purchases are related to internally developed assets, with the remaining $0.1 million being spent on cost to related to licenses to operate in related jurisdictions and develop internal software. In 2018, $3.9 million of these purchases are related to internally developed assets, with the remaining $0.2 million being spent on cost to obtain licenses to operate in related jurisdictions.

Quantitative and Qualitative Disclosures about Market Risks

Our operations are exposed to a variety of financial risks: market and currency risk, interest rate risk, contractual risk, credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Risk management is carried out by management under policies approved by the Board of Directors. Management identifies and evaluates financial risks in close co-operation with our operating segments. The Board provides principles for overall risk management, as well as policies covering specific areas, such as interest rate risk, non-derivative financial instruments and investment of excess liquidity.

In common with all other businesses, we are exposed to risks that arise from our use of financial instruments. Further quantitative information in respect of these risks is presented throughout our consolidated financial statements.

There have been no substantive changes in our exposure to financial instrument risks, our objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated below.

Market and Currency risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

We have exposure to foreign currency risk. Sales invoicing to customers is in U.K. Pounds Sterling, U.S. Dollars and Euro and the majority of outgoing payments are in U.K. Pounds Sterling and U.S. Dollar payments. Following the opening of the new office in Tel Aviv, a larger volume of outgoing payments was in Israeli Shekels in 2019, but this was not a material cashflow in 2018. Upon completion of the acquisition of Coolbet, we will have exposure to additional currencies in which Coolbet currently transacts throughout northern Europe, South America, and Canada.

Our Board of Directors carefully monitors exchange rate fluctuations and reviews their impact on our net assets and position. Exchange rates are negotiated with our main provider of banking services as and when needed. We do not enter into any derivative financial instruments to manage our exposure to foreign currency risk.

The carrying amount of our foreign currency denominated monetary assets and monetary liabilities and details of the exposure as at December 31, 2019 and 2018 are shown in Notes 13, 14, and 15 to the Company’s audited consolidated financial statements. The Company holds a significant portion of its monetary assets and liabilities recognized within the Company’s interim financial statements at September 30, 2020 in United States dollars as a result of the net cash proceeds from the IPO in May 2020 and higher exposure to the U.S. market due to a shift in geographical focus.

Transaction exposure relates to business transactions denominated in foreign currency required by operations (purchasing and selling) and/or financing (interest and amortization). Translation exposure relates to net investments in foreign operations.

After the balance sheet date, we have seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) outbreak. The scale and duration of this development remains uncertain and could impact our earnings and cash flow. As part of our risk management process, we are closely monitoring the situation, including factors as outlined in Note 3 to the Company’s audited consolidated financial statements as it relates to our ability to continue as a going concern.

Transaction exposure sensitivity

In most cases, our customers are billed in their respective local currency. Major payments, such as salaries, consultancy fees, and rental fees are settled in local currencies. Following the completion of our acquisition of Coolbet, we expect B2C transactions with players will occur in the currencies in which the players deposit funds.

The table below shows the immediate impact on net loss before tax of a 10% strengthening in the closing exchange rate of significant currencies to which we had exposure December 31, 2019 and 2018. The impact on net loss is due primarily to monetary assets and liabilities in a transactional currency other than the functional currency of the entity. The sensitivity associated with a 10% weakening of a particular currency would be equal and opposite. This assumes that each currency moves in isolation. There was no material change to transaction exposure risk during the nine months ended September 30, 2020.

December 31, 2019	USD	Euro	AUD	BGN	ILS
Increase/(Decrease) in net income before tax (in $ millions):	1.5	0.2	0	(0.1)	0

December 31, 2018	USD	Euro	AUD	BGN	ILS
(Increase)/Decrease in loss before tax (in $ millions):	0.2	0.3	0	(0.1)	(0.1)

Interest rate risk

We have minimal exposure to interest rate risk. We are exposed to interest rate risk on some of our financial assets (being its cash at bank balances). The interest rate receivable on these balances was at an average rate of 0.2% and 0.3% during the year to December 31, 2019 and 2018. The Directors currently believe that interest rate risk is at an acceptable level. There was no material change to interest rate risk during the nine months ended September 30, 2020. Due to our minimal exposure to interest rate risk, we have not prepared any sensitivity analysis.

Contractual Risk

In the ordinary course of business, we contract with various parties. These contracts may include performance obligations, indemnities and contractual commitments. Our management monitors our performance and any relevant counterparties against such contractual conditions to mitigate the risk of material, adverse non-compliance.

Credit risk

Credit risk is the financial loss if a customer or counterparty to financial instruments fails to meet its contractual obligation. Credit risk arises from our cash and cash equivalents and trade and other balances. The concentration of our credit risk is considered by counterparty, geography and currency. We give careful consideration to which organizations we use for our banking services in order to minimize credit risk. As of September 30, 2020, we had a significant concentration of cash held on deposit with one large bank in the U.K., an institution with an A/Negative credit rating (long term, as assessed by Moody’s).

An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows, although there have been no such impairments over the review year. We use forward looking information in our analysis of expected credit losses for all instruments, which is limited to the carry value of cash and cash equivalents and trade and other balances. Our management considers the above measures to be sufficient to control the credit risk exposure.

Liquidity risk

Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. This risk relates to our prudent liquidity risk management and implies maintaining sufficient cash. Ultimate responsibility for liquidity risk management rests with the Board of Directors. The Board of Directors manages liquidity risk by regularly reviewing our cash requirements by reference to short-term cash flow forecasts and medium-term working capital projections prepared by management. The Company has recognized $13.4 million in trade and other payables and $0.7 million in lease liabilities (of which $0.3 million is non-current) within its condensed consolidated statement of financial position as at September 30, 2020. Refer to the Contractual Obligations and Commitments section below for our contractual obligations.

Capital risk

Our capital structure is comprised entirely of shareholders’ equity, including share capital, share premium and accumulated deficits.

Our objective when managing capital is to maintain adequate financial flexibility to preserve our ability to meet financial obligations, both current and long term. Our capital structure is managed and adjusted to reflect changes in economic conditions.

We fund our expenditures on commitments from existing cash and cash equivalent balances. There are no externally imposed capital requirements.

Financing decisions are made by the Board of Directors based on forecasts of the expected timing and level of capital and operating expenditure required to meet our commitments and development plans.

Internal Control over Financial Reporting

In connection with the audit of GAN’s consolidated financial statements included elsewhere in this prospectus, our management and independent registered public accounting firm concluded that we had a combination of control deficiencies in our internal control over financial reporting as of December 31, 2019 that comprised a material weakness, primarily relating to:

●	the lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union (IFRS), commensurate with our financial reporting requirements; and
●	the design and operation of our accounting and financial reporting close functions, in which required policies and procedures either were not designed or were not operating effectively at period end, resulting in a number of adjustments to our consolidated financial statements during the course of the audit.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Commencing in 2019, we have initiated a number of steps designed to assist us in remediating the material weakness including: (i) adding accounting staff possessing accounting certifications and or a more sophisticated understanding of technical accounting, including a new Chief Financial Officer and Controller; (ii) adopting a more rigorous period-end review process for financial reporting, (iii) adopting improved month-end close processes and accounting processes and (iv) adopting a new ERP platform.

In 2020 GAN continued its investment in the finance organization to (i) meet the increased need from the business to support GAN’s rapid operational expansion and (ii) enhance its earnings release functions due to the faster cadence at which we now report our results as a US listed company. During the third quarter of 2020 GAN’s finance function developed more robust financial close processes and management has initiated a more rigorous month-end review process and review of quarter end financial reporting. In addition to GAN’s investment in knowledgeable staff and consultants, GAN has launched its new ERP which provides review and approval workflows as well as other controls over financial information expected to be present within an effective control environment. Lastly, GAN engaged a technical advisory firm to assist management in its remediation efforts to ensure an effective controls environment exists as of December 31, 2020. GAN has completed the scoping exercise for the project and is in the process of identifying and designing controls which will enhance our control environment and result in a remediated material weakness. During the fourth quarter of 2020 certain controls are being implemented and evaluated to ensure they are both operating and designed effectively.

Even if these measures serve to remediate the material weakness identified effectively, our internal control over financial reporting may not prevent future errors or fraud, since any control system, no matter how well designed, can provide only reasonable and not absolute assurance that the objectives of the control system will be achieved. Any material weaknesses we identify in the future could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet operating leases, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations and Commitments

We lease a number of properties in the jurisdictions from which we operate. During the nine months ended September 30, 2020 we exited our lease in New Jersey and in October 2020 our London lease ended and was not renewed. As of September 30, 2020 our lease commitments relate to our offices in London, Nevada, and Sofia, Bulgaria. The lease period of these leases’ ranges from one to three years. All leases have fixed periodic rental payments. As of September 30, 2020 the Company has further contractual obligations related to these leases of $0.7 million, of which $0.3 million is non-current.

The table below summarizes our undiscounted contractual obligations at December 31, 2019:

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Lease Liabilities	692	547	136	-	1,375
Total:	692	547	136	-	1,375

BUSINESS

The Company

GAN Limited is a Bermuda exempted holding company and the parent of GAN (UK) Limited, a private company incorporated under the laws of England and Wales, which is an award-winning business-to-business (“B2B”) supplier of enterprise Software-as-a-Service (“SaaS”) solutions for online casino gaming, commonly referred to as iGaming, and online sports betting applications. Our technology platform, which we market as the GameSTACK™ Internet gaming ecosystem platform (“GameSTACK”), has been deployed in both Europe and the U.S. However, we are primarily focused on enabling the U.S. casino industry’s ongoing digital transformation, which is accelerating following the repeal of a federal ban on sports betting in May 2018. Our customers rely on our software to run their online casinos and sportsbooks legally, profitably and with engaging content.

Our customer base in the U.S. includes larger regional operators as well as individual tribal casino operators. At September 20, 2020 our customers operated 101 retail casino properties, racetracks and online sportsbooks. With recent customer wins, the number of retail outlets operated by our customers is now 104. Our customers outside of the states of regulated markets generally operate on our social casino or simulated gambling applications. The largest portion of our U.S. business is in real money Internet gambling with operators in the states where both Internet casino gaming and sports betting are permitted by regulation.

Our GameSTACK platform and related managed services are designed to help our customers rapidly launch and scale their iGaming and online sportsbook operations. Our iGaming offerings support both social, or “freemium,” simulated online casino gaming (“Simulated Gaming”) as well as real money online casino gaming (“real money iGaming”) for deployment in regulated markets. Like real money iGaming, Simulated Gaming is a revenue center for our customers in non-regulated markets. Real money iGaming accounted for 77% of our revenues in 2019 and 75% of our revenues for the first nine months of 2020. Both our real money iGaming and Simulated Gaming offerings incorporate powerful loyalty and marketing features aimed at maximizing player engagement. We measure the level of player engagement through key performance measures including Active Daily Users, Gross Operator Revenue, and Average Revenue Per Daily Active User, which we track for both Simulated Gaming and real money iGaming operations.

GameSTACK forms the technical hub of our customers’ online gaming presence. The platform provides the foundational technology and back-office tools necessary for a successful consumer experience, including intuitive player account activation, sophisticated payment services, geolocation, marketing, loyalty management and real-time analytics and reporting. With the addition of Coolbet (see “Proposed Acquisition of Coolbet”), GAN’s capabilities will expand to include modern, nimble and powerful turnkey solutions optimized for the US online sports betting market. Once integrated into our platform offering, we believe that the acquisition of Coolbet will position GAN as one of the most complete B2B vendors specialized in the U.S. digital casino market. Our vision is to enable our customers to deliver highly differentiated end user entertainment experiences presently unachievable through third-party solutions.

The core of the GameSTACK platform is its player account management system, in which highly sensitive customer and player activity data is stored and processed. This is the layer of any casino operator’s online technology deployment that becomes the focal point of regulatory licensure since it is the fortified vault of player data and privacy. We are the trusted custodian of player transactional data and have direct visibility into wagering activity, which allows us to deploy proprietary models to help our customers predict and identify, over time, their highest-value players. Our customers rely on our data models to best direct their retention marketing investments towards specific customer profiles, thereby optimizing player loyalty and therefore player value.

GameSTACK also relies on a flexible integration services layer in order to integrate easily with other essential third-party systems such as casino management systems, remote gaming servers and sports betting engines. We believe that GameSTACK has integrated all major casino management systems deployed by retail casino operators to manage their retail gaming operations in the U.S., including those offered by third-party equipment manufacturers Aristocrat, IGT, Scientific Games and KONAMI. Additionally, as of September 30, 2020, GameSTACK has integrated eight remote gaming servers for operation in the U.S., each of which contains a selection of casino games that we distribute to our customers’ end users via websites and apps. Remote gaming servers integrated for the U.S. include IGT, NET Entertainment, Evolution Gaming (live dealer), Scientific Games, Everi, AGS, KONAMI and Spin Games. Additional integrations with High 5 remote gaming servers are currently underway, and we anticipate this content will be available for U.S. distribution in the near future. Finally, with respect to sports betting engines, GameSTACK has successfully integrated with IGT Sports, KAMBI and Amelco. We intend to offer our inhouse sports betting engine and risk management solution as an optional alternative to these third-party integrations upon integration of Coolbet’s technology into GameSTACK.

Between May 2018 and November 2020, 21 U.S. states enacted and approved some form of real money gaming legislation, with 14 of those states approving online sports betting or iGaming. Each state has unique regulatory and licensure requirements, and our ability to rapidly customize deployments and submit expeditiously for individual state gaming licensure has been a vital contributor to our success in the U.S. market. We enable our customers to deploy iGaming and online sportsbook offerings to their end users quickly, capturing valuable early-mover advantages in their relevant markets, such as for the anticipated launch in Michigan. We are presently licensed or approved to operate our real money iGaming platform in New Jersey, Pennsylvania, Indiana, West Virginia and Colorado, with licensing submissions completed in Michigan and Tennessee. Following the November 2020 election, three additional states (Louisiana, Maryland, South Dakota) legalized online sports betting and the Company is monitoring several additional states (Ohio, Massachusetts, New York) that currently have some legislative momentum for possible legalization in 2021. We plan to and will pursue licensure in these additional states in 2021 and beyond.

In addition to our growth opportunity within our existing core markets, we see a large and growing universe of additional potential new customers for GameSTACK in selected U.S. states that have formally passed online sports betting but have not yet implemented a regulatory framework for governing online real money iGaming in their states. For instance, we believe we have a significant opportunity to expand our installed base into states which have passed mobile-friendly sports betting laws and, in select cases such as Michigan, real money iGaming laws as well.

GameSTACK may also be configured as a “super” remote gaming server, or “Super RGS,” and deployed on behalf of existing Internet casino operators (for example, in states such as New Jersey, Pennsylvania and Michigan) that are operating on their own proprietary or third party platform. Super RGS provides these operators with access to all of GAN’s eight current (and all future) remote gaming server integrations, as well as GAN’s proprietary library of more than 800 Internet casino games. Super RGS is significant because it creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications of GameSTACK clients. We believe that Super RGS will be particularly compelling for new market entrants seeking a single technical integration to be in position to launch a complete casino gaming content portfolio, in order to compete with major operators. When successfully commercialized, we believe that Super RGS will develop additional Gross Operator Revenue, as well as generate high margin content licensing revenues.

Because GameSTACK incorporates a range of proprietary technologies that we have purpose-built and optimized, over many years, for the U.S. market, we believe we are well positioned to capitalize on this market opportunity. Our vision is to become the preeminent infrastructure software vendor for iGaming and online sportsbooks focused on the U.S. market.

Corporate History

We were an early pioneer of online gaming. We commenced operations in 2002 in the United Kingdom and first generated revenues on December 11, 2002. Our initial product allowed end user residents of the United Kingdom to create an online account, deposit money into that account and to compete against each other online in competitions of skill. We offered online games of physical and mental skill to residents of the United Kingdom under the operation of the United Kingdom’s applicable legislation the Lotteries & Amusements Act 1976 (s.14) which permitted competitions of skill.

In 2004, we secured our first major customer, PaddyPower plc, today a division of Flutter Entertainment plc, providing a technology solution enabling person-to-person games of skill (such as 8-ball Pool) to operate on PaddyPower.com, a major sports betting and gaming website targeting the United Kingdom and Ireland.

In 2007, we launched our first real money casino gambling game, a game of pure chance (as opposed to a game of pure skill), a license procured from the United Kingdom Gambling Commission following the passage of the Gambling Act 2005 which permitted companies in the United Kingdom to develop software intended for enabling internet gambling.

In 2008, we secured our first major customer in Italy, SNAI SpA, today a division of Playtech plc, a leading retail sports betting operator. We deployed our technology platform in Rome, Italy and served internet gaming content to SNAI and several other major Italian operators of regulated internet sports betting and gaming.

In 2010, we released the first version of our GameSTACK enterprise software platform for our first platform customer, Rank Group plc, to launch a new internet gambling business in Spain as a complement to their existing retail bingo gaming business. Rank was and remains a substantial operator of retail gaming in the United Kingdom and Spain.

In 2011, we entered into an agreement with Aristocrat Leisure Limited (ASX: ALL) to provide a free-to-play gaming website to certain Aristocrat land-based casino operator customers, offering selected key titles of Aristocrat slot machines enabled for online non-monetized free-to-play. In 2012, we subsequently designed, developed and sold a technical system to Aristocrat principally enabling Aristocrat to continue offering free-to-play Internet casino games’ websites to their traditional US casino operator customers branded as ‘nLive’ by Aristocrat.

In 2013, we secured a contract with Betfair plc, a major sports betting exchange operator, to launch an internet casino in the State of New Jersey operating on the GameSTACK enterprise software platform. On November 21, 2013 we were the first technology platform provider to accept and process a deposit online in the State of New Jersey and then also processed the first legal online bet on our proprietary blackjack game. Also, in 2013 we secured a major retail casino operator as a platform customer in the United States, the Mashantucket Pequot Tribe of Native Americans, the owners and operators of the Foxwoods casino property in Connecticut.

In March 2015 Parx Casino in Pennsylvania became GAN’s third customer of Simulated Gaming with its online launch.

Following the passage of legislation in 2017, Parx Casino become GAN’s first customer in Pennsylvania for permitted real money iGaming, which launched in June 2019 and extended their reach across the state into New Jersey to become GAN’s third customer of regulated internet gambling in New Jersey. Parx Casino also became the Company’s first land-based casino operator to launch the iBridge Framework for regulated internet gambling in June 2019 with Parx Casino players thereafter enabled to use their ‘XCLUB’ loyalty card to sign up and create an internet gambling account as well as automatically receiving reward points for redemption on-property awarded consequent to their internet gambling activity.

In 2019, we successfully licensed GAN’s strategic U.S. patent to a major U.S. internet gambling operator and their affiliated land-based U.S. casino group. This patent governs the linkage of on-property reward cards to their counterpart internet gambling accounts together with bilateral transmission of reward points between the internet gambling technology system and the land-based casino management system present in all U.S. casino properties. In total 13 U.S. casinos have licensed GAN’s strategic U.S. patent in order to link their on-property rewards program to their GAN-powered online Simulated Gaming experience.

In May 2020, GAN Limited completed a reorganization and share exchange pursuant to which we acquired all of the outstanding ordinary shares of GAN plc and became the parent company of GAN plc. Subsequently, GAN plc changed its name to GAN (UK) Limited. GAN’s audited consolidated financial statements included in this prospectus include the operations of GAN (UK) Limited through the period ended September 30, 2020, on the basis that it is the predecessor to, and following the reorganization, became a wholly owned subsidiary of, GAN Limited. On May 7, 2020, we completed our U.S. initial public offering under which we sold an aggregate of 7,337,000 ordinary shares at a price per share to the public of $8.50 and raised gross proceeds of $62.4 million.

Proposed Acquisition of Coolbet

On November 15, 2020, we entered into a Share Exchange Agreement with Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet.” Under the terms of the Share Exchange Agreement, we will acquire all of the outstanding equity in Coolbet in exchange for €149.1 million (approximately $175.9 million), on a cash-free, debt-free basis, which is expected to be paid in a combination of €80 million (approximately $94.4 million) in cash and €69.1 million (approximately $81.5 million) in GAN Limited ordinary shares, subject to adjustment as provided in the Share Exchange Agreement. The acquisition is expected to close in the first quarter of 2021, subject to regulatory review and the satisfaction of certain closing conditions.

Coolbet develops proprietary sportsbook software, which it may either license to gaming operators on a B2B basis or operates their B2C sports betting platform principally via www.CoolBet.com, with a footprint in Europe, Canada and Latin America, and holds gaming licenses in Estonia, Sweden and Malta. Coolbet is headquartered in Tallinn, Estonia with approximately 175 employees worldwide.

We believe that the acquisition of Coolbet will provide us with the incremental sports betting engine technology and intellectual capital required for servicing B2B customers in the U.S. with trading and risk management services related to the operation of a sportsbook.

We intend to offer the Coolbet sports betting engine and associated capability to existing and new customers alongside GAN’s existing platform and Internet casino capability, as a complete turnkey solution or as an alternative sports betting engine to those currently relied upon by customers.

iGaming and Online Sportsbook Industry and Background

Our GameSTACK platform and related managed services are geared towards casino operators, with an emphasis on land-based commercial and tribal casinos in the U.S., although we have deployed our solutions in other geographies such as the U.K. Italy, and Australia. We also market our platform technology to gaming ecosystem partners, such as online sportsbooks and gaming content developers, who provide us with an indirect channel into casino operators.

As of December 31, 2019, there were 989 casino operators in the U.S., of which 465 were commercial casinos and 524 were tribal casinos. According to the American Gaming Association, commercial casinos generated record gross operator revenue in 2019, reaching $43.6 billion, up 3.7% year-over-year compared to 2018.

On May 14, 2018, the Supreme Court of the United States overturned the Professional and Amateur Sports Protection Act (“PASPA”), which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Prior to the Supreme Court of the United States overturning PASPA, U.S. casino operators were largely limited to retail slot and table gaming operations and, in the online channel, to Simulated Gaming operations offering no prospect for real money winnings.

Between May 14, 2018 and November 20, 2020, 21 U.S. states, the District of Columbia and Puerto Rico enacted laws legalizing some form of retail and/or online sports betting. Four of these states also legalized real money iGaming, joining Nevada and Delaware which were the only states with full scale online gambling regulations in place prior to May 2018. Several additional states have active sports betting and iGaming legislation on ballots for approval in 2020 and beyond.

Full scale Internet sports betting launched in New Jersey on August 3, 2018; West Virginia on December 27, 2018; Pennsylvania on May 28, 2019; Oregon on October 16, 2019; and in New Hampshire on December 30, 2019. As of December 3, 2020, 25 states have approved legalized sports betting: New York, New Jersey, West Virginia, Pennsylvania, Indiana, Iowa, Arkansas, Mississippi, Rhode Island, Delaware, Oregon, Nevada, New Hampshire, Colorado, Illinois, Michigan, Tennessee, Montana, North Carolina, New Mexico, Louisiana, Maryland, South Dakota, Virginia and Washington, along with Washington D.C.. Real money iGaming is also presently legal in six states: New Jersey, Pennsylvania, Michigan, West Virginia, Nevada and Delaware.

Online sports betting deployment models can vary widely due to state-specific regulatory and licensing mandates. However, licensed casino operators with land-based retail facilities tend to partner with online sportsbook operators in order to accelerate online customer acquisition. These operators generally rely on a technology platform, such as GameSTACK, for player onboarding, player account management, payment processing and various back-office tools designed to maintain regulatory compliance and real-time reporting. Additionally, the technology ecosystem for online sportsbooks incorporates a sports betting engine for pricing, trade execution and risk management. iGaming implementations, whether real money or simulated, further necessitate a gaming content engine to dynamically serve casino gaming content such as digital slot and table games.

Online sports betting in the U.S. has experienced strong growth in the post-PASPA era. According to Eilers & Krejcik, the reported online sports betting handle in regulated states has grown from $2.1 billion in 2018 to $7.7 billion in 2019 and $8.6 billion in the nine months ended September 30, 2020. The total online sports betting handle for the three months ended September 30, 2020 was $4.8 billion, indicating that the full year 2020 will surpass $10.0 billion. Certain states with full-scale retail and internet (mobile and desktop) sports betting strategies, such as Pennsylvania, have exhibited particularly robust sports betting growth. For instance, Pennsylvania’s online handle has grown from $1.1 billion in its first year of regulation in 2019 to $1.8 billion in the nine months ended September 30, 2020, already growing 72% vs. the prior year period with the fourth quarter yet remaining. States with curtailed online sports betting regulations (e.g., requiring in-person registration or limiting online betting to on-premise only), are exhibiting more muted growth in sports betting handle.

Real money iGaming in the U.S., while less pervasive than sports betting, is similarly demonstrating robust growth trends in post-PASPA deployments. Gross operator revenue from real money iGaming has grown from $301.3 million in 2018, to $525.6 million in 2019, a year-over-year growth rate of 74.4%. More recently, gross operator revenue of $1.3 billion for the nine month period ending September 30, 2020 has already demonstrated 152.5% year over year growth, with the soon-to-be-closed fourth quarter expected to compound this growth even further. Prior to the COVID-19 pandemic, land-based gross operator revenue in the U.S. was growing in the low single-digit percentages. Now, as the U.S. continues to navigate the effects of the pandemic on the retail industry, we have observed both an acceleration of regulation of Internet gaming, such as demonstrated in the most recent election, as well as a structural shift in the retail casino Industry, where the advent of Internet sports betting and the associated strong cross-sell into casino iGaming has manifestly altered the growth potential and is now ameliorating the decline in land-based casino revenue. In New Jersey, for example, total online sports betting and iGaming is on a growth path to exceed pre-COVID monthly retail casino gaming revenues within the 2021-2022 timeframe.

According to Eilers & Krejcik Gaming, the global Simulated Gaming market, defined as players who log in and use value of any kind in their account (simulated credits or real money), to play simulated casino games online for entertainment purposes only (as opposed to playing for the opportunity to win real money) is estimated to grow 17.4%, from $5.6 billion in 2019 to $6.6 billion in 2020. Simulated Gaming is more readily accessible nationwide than real money iGaming, which is presently restricted to states with legalized online gambling regulatory frameworks. Additionally, Simulated Gaming experienced a lift in 2020 as a result of the COVID-19 pandemic, with customers of the land-based casino industry migrating into related Simulated Gaming offerings. We estimate the U.S. market represents approximately 10% of the global Simulated Gaming market.

In order to monetize players both online and offline in a coherent manner, casino operators pursue omni-channel marketing strategies necessitating deep integration of hardware and software elements, including computing infrastructure, CRM, casino management system and loyalty program management. Because of the complexity in deploying and maintaining iGaming and online sports betting infrastructures, casino operators may rely on third-party managed services providers to stand up, operate and maintain all or part of the technology infrastructure.

With the acquisition of Coolbet, our scope of business will expand to include Nordic and Latin American B2C markets, which were estimated to be $3.2 billion and $2.0 billion in size in 2019, respectively. GAN will pursue several integration opportunities in those markets, including deploying its proprietary player account management technology and game library in support of Coolbet’s B2C operations, resulting in margin recapture opportunities.

Market Trends

States with full-scale online models and competitive markets are capturing the most revenue from sports betting

While sports betting has been rapidly adopted since PASPA was repealed, there is significant state-by-state variance in how sports betting is implemented and regulated. Some states (e.g. New York, Montana, Arkansas, and Mississippi) have legalized retail-based sports betting only, requiring betters to be physically present within operators’ facilities in order to wager on sports. Others (e.g., Iowa, and Illinois) have taken a progressive approach to statewide mobile betting, requiring bettors to physically register in-person at an operator facility before allowing online bets. Full-scale online models (e.g. New Jersey, Pennsylvania, Indiana, West Virginia, and Michigan) accept all account registration and funding requirements to be completed online and therefore allow bettors to place bets online anywhere and anytime within state borders. Friction points such as geofencing and in-person registration requirements are proving stifling to player engagement and ultimately, gaming tax revenue.

States have also opened their local sports betting industries to varying degrees. At one end of the continuum (e.g. Oregon), state lotteries control the sports betting experience, operating their own sportsbooks and customer acquisition strategies; at the other end (e.g. New Jersey, and Pennsylvania), states are inviting open competition amongst casino operators, online sportsbooks and other participants. Open, competitive markets are demonstrating the highest sports handle growth rates.

We purpose-built GameSTACK to form the foundational layer of any U.S. full-scale iGaming and online sports betting deployment. We believe that, over time, states will recognize the inherent advantages of full-scale online models, driving greater adoption of that approach and therefore increasing the market opportunity for GameSTACK.

We purpose-built GameSTACK to form the foundational layer of any U.S. full-scale iGaming and online sports betting deployment. We believe that, over time, states will recognize the inherent advantages of full-scale online models, driving greater adoption of that approach and therefore increasing the market opportunity for GameSTACK.

Consumers are displaying a strong preference for mobile engagement

A corollary to the success of the full-scale online sports betting model is bettors’ strong preference for mobile forms of engagement. In New Jersey, Illinois and Pennsylvania, over 90% of the sports betting handle for the month of October 2020 originated on a digital consumer device. This is in stark contrast to mobile engagement levels in states requiring in-person registration, such as Rhode Island, where the share of online wagering is amongst the lowest in the country at approximately 30%.

In most of our deployments, we design our customers’ consumer-facing website and mobile applications. These front ends are the gateway to GameSTACK, which in addition to powering platform services for online sports betting, acts as a content management system serving compelling slot and table games in iGaming implementations.

Real money iGaming and online sportsbooks are proving synergistic in full-scale online deployments

GameSTACK supports real money iGaming and online sports betting in a unified environment, from a single Internet gaming account. In states authorizing both real money iGaming and online sports betting, casino operators leverage our platform to enable their players to fund a single account for both gaming avenues. According to our transactional data, we estimate that approximately 10% of players who initially sign up for a real money iGaming account subsequently use that same account to place bets on sports events with the same operator. Conversely, we are observing that approximately 30% of players who initially open online sports betting accounts subsequently use that same account to place wagers on casino games with the same operator.

We believe that growing adoption of online sports betting is driving incremental online casino gaming activity for casino operators, greatly increasing lifetime value of players. We further believe that our heritage in powering iGaming properties and our proven ability to scale up online sportsbooks are our most powerful differentiators.

Online sportsbooks from DFS leagues are dominating sports betting handle in states with online sports betting

Daily Fantasy Sports (“DFS”) leagues made substantial investments in building out player databases prior to the elimination of PASPA. Leading DFS companies have since launched branded online sportsbooks that leverage their existing DFS subscriber bases to acquire online sports betting customers. This customer acquisition strategy is giving DFS-related online sportsbooks a significant competitive advantage in capturing and retaining sports wagering market share. DraftKings Sportsbook and FanDuel Sportsbook, for instance, collectively control a dominant market share of sports wagers in nearly all jurisdictions in which they participate.

A significant number of non-legacy DFS sportsbooks have entered or are planning on entering regulated markets in the US. These entrants are relying on various retail customer acquisition strategies to compete with the likes of DraftKings and FanDuel, generally leveraging media partnerships aimed at raising brand awareness and mitigating rising customer acquisition costs via long-term agreements. As a result, larger US regulated markets such as New Jersey, Pennsylvania and Colorado and others are characterized by highly fragmented sportsbook options albeit with a concentration of market share with the DFS-related sportsbooks.

In the US market, GAN will remain positioned as an independent B2B technology vendor capable of supporting a variety of iGaming and online sportsbook operators with an end-to-end platform. We believe the rapid entry of casino operators and online sportsbooks is favorable to GAN’s B2B strategy in the US. The Company has no plans to launch a B2C offering in the US subsequent to the acquisition of Coolbet.

Simulating iGaming remains strategically important in the U.S. in spite of the emergence of real money iGaming

In unregulated U.S. markets, Simulated Gaming provides casino operators with an alternative online monetization opportunity in anticipation of potential regulated real money iGaming and online sports betting approvals. In Simulated Gaming deployments, players buy time online for the entertainment value of playing casino games, without the opportunity to win real money. This is a ‘freemium’ business model, akin to myriad casual online videogames, wherein casino gaming enthusiasts purchase virtual chips/coins in order to virtually play traditional casino games such as slots and blackjack for the entertainment experience. These virtual casinos feature social gameplay, offering enthusiasts a way of playing their favorite casino games online while simultaneously allowing casino operators to lay the groundwork for their real money iGaming presence.

In addition to providing immediate revenue generation opportunities for casino operators, Simulated Gaming acts as a powerful marketing vehicle for enhancing customer loyalty in retail casino properties. Casino patrons who also engage online with Simulated Gaming increase their visits to the retail casino as a consequence of also playing online. Simulated Gaming is a subset of our real money iGaming technology, leveraging a common code base with our real money iGaming offering. This allows us to pursue a land-and-expand strategy wherein we seek to deploy Simulated Gaming instances of GameSTACK prior to upgrading customers to real money iGaming and online sports betting.

The COVID pandemic has bolstered demand for the nascent U.S. online casino industry and Simulated Gaming.

iGaming and Simulated Gaming experienced substantial growth since the COVID outbreak began disrupting retail casino operations and the sports betting calendar in March 2020. Per Eilers & Krejcik the total U.S. online casino and poker gross gaming revenue (“GGR”) hit an all-time monthly high in October 2020 and is on course to generate 2020 run-rate GGR of $1.6 billion. In the March through May period, operators shifted promotional spend away from a negatively impacted online sports betting market to online casino and Simulated Gaming. A moderate downturn beginning in June coincides with the beginnings of sports betting normalization and resumption of land-based casino operations. As those markets further recover from their COVID-induced interruptions, the major boosts seen in iGaming and Simulated Gaming has started to subside, though record levels of revenue continue to be achieved. The U.S. is currently experiencing increased cases of COVID, and the disruptions seen earlier in the year may occur again as various states are starting to implement stay-at-home orders and other measures to contain the spread of the virus.

Our Growth Strategy

Key elements of our growth strategy include:

●	Supporting our existing customers as they continue to scale up their respective iGaming and online sportsbook operations. Gross operator revenue generated on our technology platform in 2019 increased by 171.5% year-over-year to $315.8 million up from $116.3 million in 2018, and by 112% to $413.2 million period-over-period for the first nine months of 2020, up from $194.9 million in 2019. As our customers’ online businesses continue to grow, we intend to deploy the necessary internal resources to support their evolving requirements. We will, for instance, continue to invest in the GameSTACK platform’s functionality by expanding our gaming content library and third-party integrations, and will move expeditiously to obtain regulatory approvals to operate in new states our existing customers do not yet operate in. Furthermore, we will continue to engage our Simulated Gaming installed base in pursuit of opportunities to upgrade these customers to real money iGaming customers as the regulatory environment develops.

●	Securing new casino operator customers in existing and new regulated markets. We continuously engage with casino operators in states that have yet to adopt regulated forms of real money iGaming and sports betting. We intend to engage these new customers with our Simulated Gaming offering, creating a path to real money iGaming deployments over time. In states with regulated online gambling markets, we are investing in sales and marketing initiatives to aggressively pursue new deployment opportunities, including the Super RGS content offering. This offering creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications of GameSTACK clients. When successfully commercialized, we believe that Super RGS will develop additional Gross Operator Revenue, as well as generate high margin content licensing revenues.

●	Expanding our gaming content development capabilities. In addition to distributing online facsimiles of third-party physical machine-based slots and table games via GameSTACK, we publish proprietary casino games that we display in both our simulated and real money iGaming online environments. Our margin retention rates generated from proprietary content are higher than margin retention rates from third-party content. We will invest in our gaming development capabilities in order to expand our library of high-quality, in-house content, which we will strategically serve within GameSTACK to optimize our margin profile.

●	Growing our international business. In addition to our focus on the U.S. market through B2B opportunities, we intend to expand in regulated markets primarily in Europe, Latin America and Australia through both B2B and B2C opportunities. The pending acquisition of Coolbet, which has been operating a B2C model at scale in Northern Europe and Latin America, provides us with a fast-growing international strategy, incremental to our existing international market activity. We currently provide our GameSTACK platform and services in relation to real money iGaming in Italy, which comprised 14.1% of total revenues for the nine months ended September 30, 2020. During the nine months ended September 30, 2020 our real money iGaming business in Italy grew revenues 12.0% when compared the same period in 2019. We expect our Italian business to continue to grow as we onboard additional operators and through our existing revenue share agreements. We also deliver Simulated Gaming to an operator in Australia as a precursor to potential legalization of Australian real money iGaming. Additionally, we are exploring selected Latin American regulated markets for potential expansion. With the addition of Coolbet’s Nordic and Latin American B2C activities, we expect to continue to grow our international business.

●	Selective merger & acquisition and commercial licensing strategy. We intend to pursue a prudent inorganic growth strategy aimed at strengthening and expanding our competitive position in the markets where we compete. The proposed Coolbet acquisition will substantially complete the U.S. B2B offering. However, we will continue to pursue opportunities to acquire selective elements of the iGaming ecosystem as well as a myriad of content assets to bolster our product offerings, both through commercial licensing as well as acquisition.

Our Platform and Services

Our overarching product strategy for GameSTACK is to provide a unified, flexible and highly scalable platform that can be rapidly licensed and deployed for Simulated Gaming, real money iGaming and online sports betting. In addition to our platform, we offer a range of professional and managed services designed to fast-track deployments and provide ongoing operational support following commercial launch.

Our Simulated Gaming and real money iGaming offerings share a common code base and user interface within GameSTACK, providing our Simulated Gaming customers with a readily accessible upgrade path to real money iGaming. In developing GameSTACK, we remained fully committed to building an evergreen and agile software architecture forged from a single code base, ensuring that developments in metagame mechanics, new back-office functionalities and integrations with leading third-party software could be capitalized on by our customers across all gameplay modalities. Importantly, we developed our code to operate in multiple jurisdictions and under different regulatory requirements, giving us the ability to leverage quickly different configurations to comply with newly regulated markets.

As of November 2020, GAN operated ten instances of GameSTACK deployed inside data centers located in Nevada, New Jersey (3x), Pennsylvania (3x), Oklahoma, Guernsey (U.K. Channel Islands) and Italy.

GameSTACK Platform

GameSTACK is a turnkey platform comprising proprietary enterprise-level software, hardware and specific proprietary components such as iSight and the iBridge Framework that has developed, evolved and hardened over a period of 17 years. GAN’s platform has undergone significant technical developments in the last six years, providing our business customers, whether retail casino operators or gambling content providers, with a technical ecosystem that has been awarded by eGaming Review’s (North America) peer-juried Casino Platform Supplier of the Year in both 2015 and 2016; Freeplay Gaming Supplier of the Year in 2016 and 2017; and Eilers & Krejcik Best B2B Slot Company Award in 2018.

GameSTACK is a comprehensive platform providing our customers with account set up, customer services facilitation, comprehensive player marketing tools, and the ability to deliver converged gambling across land-based retail casinos and the internet. GameSTACK supports both real money and social casino offerings through a common code base and user interface, providing our Simulated Gaming customers a path to rapid market entry into real money gambling. Our operators’ players also experience a consistent user experience throughout the evolution to permitted real money gambling. While Simulated Gaming implementations of GameSTACK generate revenue for our customers, the Simulated Gaming application is predominantly employed as a marketing platform by operators in anticipation of rolling out a real money iGaming offering.

iSight Back Office

GameSTACK provides operators with a range of day-to-day back-office management tools along with integration application program interfaces for third-party casino management systems. With the iSight management tool, our casino operators have complete control over their content selection, player communications, website layout, process automation and real-time analytics. A nimble platform ensures ease of integration for new content, operator-friendly third-party tools and turnkey day-to-day operations.

Driving players to an operator’s real money or Simulated Gaming website or application requires not only great technology, but great content as well. GAN has been working with world-leading suppliers for over eight years to bring their retail gaming content online. GAN’s content partners trust us with their intellectual property as we configure games originally built for the offline world to play in the online worlds of desktop and mobile. With innovative tools for B2B casino operations, GAN has invested in growing our global managed services team to support operators as they move online. Based between London, Las Vegas, Tel Aviv and Sofia, our in-house managed services team members support initial configurations and ongoing operations of our partners via the GameSTACK platform, spanning loyalty, marketing automations, reporting, access and various other protocols.

iBridge Framework

Our proprietary iBridge Framework is a core feature of our platform, enabling operators to engage online players with innovative loyalty offers. iBridge provides our operator customers the ability to automatically verify whether a new online player is part of an existing offline loyalty database. iBridge allows operators to unite in-casino complimentary items and services, loyalty points and other offers with online play. This enables casino operators to engage their customers online, reinforcing brand loyalty, as well as encouraging online players to visit retail properties. Our platform integrates with a variety of third-party casino management systems, eliminating the need for operators to create and maintain two disparate databases as their online businesses grow in scale.

We believe our patented iBridge Framework is the only solution available towards this end. We view this intellectual property as being a critically important differentiator of our platform and a core source of value for casino operators. We have successfully licensed this intellectual property and will continue to seek monetization opportunities for our intellectual property.

Data Analytics

Because we are the trusted custodian of our customers’ end user players’ aggregated and anonymized transactional data originated and stored within our platform, we have direct visibility into a players’ activity and can predict which characteristics will contribute to a player becoming amongst the highest-value players of our customers over time. This helps our customers to direct their retention marketing investments to specific player profiles. Over the course of our history, we have accumulated large data sets from which we have extracted substantial analytical insights for the benefit of our customers, who rely on our reporting and analytics capabilities to help them to optimize their marketing spend as well as to maximize the value of their loyalty programs.

Real Money iGaming

Our real money iGaming instances of GameSTACK incorporate comprehensive player registration, account funding and back-office accounting and management tools that enable our casino operator customers to efficiently, confidently and effectively extend their presence online. For the individual players, our software enables them to create a regulatory-compliant iGaming account online, to have their credentials properly validated in order to activate their account, to deposit money into their account and proceed to gamble that money on any content we publish on the relevant casino operator’s website or mobile app.

We have optimized GameSTACK for real money iGaming and in particular U.S. internet casino gaming with geolocation tracking, Know-Your-Customer (KYC) processes and a market-leading U.S. payments platform. Based on discussions with our customers, we believe that our platform delivers the most efficient internet traffic ‘funnel’ in the U.S., increasing the efficiency of our customers’ substantial marketing investments. Payment aggregation services within GameSTACK integrate with a wide range of third-party payment processors while simultaneously allowing our casino operators to accept cash deposits onsite within their retail casino properties which are credited to the players online account.

GameSTACK is compliant with some of the most challenging regulatory environments in the world, including Italy, the United Kingdom, Alderney, New Jersey, Pennsylvania and Indiana, giving our current and potential customers comfort that GAN can seamlessly deliver their current and future business requirements online regardless of how challenging their existing regulator might make any future technical regulations for the operation of real money internet gambling. GameSTACK provides operators with a high degree of flexibility to pursue the business model best aligned with their strategic priorities and regulatory environment. For instance, GameSTACK can accommodate geofencing in order to restrict online gaming activity to exclude players present within a customers’ physical retail casino premises (as required by regulation in Pennsylvania, for example).

Our real money iGaming instances of GameSTACK augment our Simulated Gaming product to further incorporate more comprehensive player registration, account funding and back-office accounting and management tools. In the United States, real money iGaming applications must comply with the Unlawful Internet Gambling Enforcement Act of 2006 and with the federal Wire Act of 1961. Consequently, our real money iGaming customers must physically deploy our platform within their state’s borders, typically inside their retail casino premises in order to comply with intrastate regulatory mandates. Our customers generally procure the hardware computing resources on which our software is deployed inside of our customers’ data centers. Payment aggregation services within GameSTACK integrate with a wide range of third-party payment processors while simultaneously allowing operators to accept cash deposits onsite within their retail casino properties which are credited to the players online account.

GAN has assembled a compelling gaming content portfolio available to our casino operators to deploy online for real money iGaming or Simulated Gaming. Such content might comprise a casino game such as roulette, blackjack or a casino slot machine game. Content might also comprise myriad sporting events on which the diverse outcomes can be wagered. Since 2018, we have aggressively focused development resources on our sports betting capabilities, including enhancements to the GameSTACK platform’s technical ability to scale and accommodate surges in player demand during mass market U.S. sporting events.

Simulated Gaming

Initially launched in 2014, Simulated Gaming remains one of the most exciting business opportunities available to GAN and its customers in U.S. states that have not yet permitted any form of online real money gambling.

Our B2B Simulated Gaming solution is custom-designed for U.S. casino operators seeking to bring their retail brand online and create a new internet gaming experience delivered as an amenity to their players and leveraging their on-property rewards program. For social casino gaming implementations, we design the operator’s mobile application and website with a branded experience that is consistent with the operator’s market positioning. Our iSight Back Office system provides management tools and streamlines player registration and account funding. We generally host our customers’ Simulated Gaming properties on our cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via an abstraction layer.

From a technical perspective, Simulated Gaming sits within and is powered by the same technology that enables customers to launch a real money internet gambling experience. In fact, many of the new gaming features are developed by GAN first for Simulated Gaming, trialed online, optimized and subsequently made available for customers using GAN’s same technology to power their real money iGaming business.

We promote Simulated Gaming as a means to maximize player engagement for our customers. Furthermore, by launching Simulated Gaming, GAN’s customers have the ability to engage with new demographics of potential retail gaming players with a view to engaging them online first and, over time, presenting those online players with a range of incentives designed to bring them to their retail casino property. In our view, no B2B vendor of social casino gaming in the U.S. has more experience than GAN in supporting this macro business objective. GAN pioneered the Simulated Gaming model in January 2014 and has accumulated an extraordinary depth of knowledge on U.S. casino players, their gaming proclivities and behaviors and how best to drive them from the online to retail channels. GAN’s first customer of Simulated Gaming reported that 2.0% of their new player reward card signups on-property in 2014 cited the online Simulated Gaming website as their reason for visiting the casino property. Furthermore, these players were pre-enrolled in the on-property rewards program by completing the registration process available as part of the Simulated Gaming experience online, making the retail process of collecting a reward card that much easier for the casino operator as well as the newly carded player.

For Simulated Gaming implementations, we design the casino operator’s mobile application and website with a branded experience that is consistent with the casino operator’s brand and market positioning and streamlines player registration and account funding. We generally host our customers’ Simulated Gaming operations on a combination of proprietary and cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via a technical ‘abstraction layer’ that permits third party games to be published to end user players via GameSTACK. Simulated Gaming deployments of GameSTACK allow casino operators to put their offers, games and unique brand experience in their players’ hands around the clock. GameSTACK incorporates our proprietary iSight Back Office tool, which captures online player activity, giving marketers the equivalent visibility of 100% rated play.

While engaging online through our Simulated Gaming offering, players receive “white glove” treatment using tools such as online chat hosts. The content management system within GameSTACK emphasizes social gameplay, while promoting slot and table game classics alongside new games from major slot machine manufacturers. While visiting our customers’ offline retail properties, players can be treated to exclusive rewards, loyalty points and in-casino amenities based on their online purchasing and activity within simulating iGaming (e.g. sign in 10 days in a row and make any online purchase in order to receive $25 worth of loyalty points redeemable in-casino). GameSTACK enables these omni-channel marketing strategies using our proprietary iBridge Framework, which verifies whether a player is part of the existing loyalty database and, if the player does hold an operator’s club card, enables that player to see their in-casino comps, loyalty points and other offers via the online gaming website or mobile app which are stored in the casino management system and enabled by iBridge. The marketing costs associated with these player promotions redeemable on-property are borne in full by the retail casino operator.

In September 2020, the Company substantially augmented the Simulated Gaming deployment by adding a ‘simulated sports betting’ capability, launched on PlayJACK.com for JACK Entertainment, a leading casino operator in Ohio. With real money regulated Internet sports betting anticipated in 2021, this added product experience of sports betting, offered alongside simulated Internet casino gaming, has enabled JACK Entertainment to engage with sports betting enthusiasts online in Ohio substantially in advance of real money Internet sports betting being made available. Simulated sports betting is relevant to all clients of Simulated Gaming and will be rolled-out to additional clients in 2021 and beyond, as a demonstrable vehicle for acquiring sports betting enthusiasts online information substantially in advance of regulation of real money Internet sports betting.

Online Sportsbook

For online sports betting applications, we integrate our real money iGaming version of GameSTACK with third-party services such as sports betting engines and the sportsbook operator’s user interface and user experience. To date, the Company has integrated sports betting engines for customers at their request, including IGT Sports, KAMBI and Amelco. The revenue from these services are recorded as part of real money iGaming revenue share.

Commencing in the fourth quarter of 2020, a technical integration between the sports betting engine of Coolbet and GameSTACK was commenced, with a view to offering Coolbet’s sports betting engine, at customer request, as an alternate to the existing engines already integrated by us. This new sports betting engine product offering will be made available to all existing customers operating Internet sports betting in existing operational States, as well as future States into which existing customers seek to expand.

Managed Services

We provide a range of term-based operational services to support our customers’ online gaming activities. Our tailored managed services include player customer support across email, phone and live chat, marketing agency services and network management with 24/7 uptime guarantee. We also provide custom game theme development services in select engagements where customers seek to differentiate with gaming content unique to a customer’s branded experience.

Non-US B2C

Upon closing of our acquisition of Coolbet, we will operate the B2C gaming site www.coolbet.com, which currently operates in selected Nordic and Latin American markets. The site offers sports betting, poker, casino, live casino and virtual sports. Coolbet.com is built on proprietary software, including a proprietary sportsbook engine and risk management tools, enabling Coolbet to offer a highly differentiated entertainment experience when compared to other B2C vendors who rely on third-party technology stacks. Because Coolbet predominantly relies on inhouse technology, Coolbet can rapidly enter new international markets with deeply local and tailormade content.

We believe Coolbet offers a differentiated B2C offering in those markets by compiling and offering superior betting odds and betting props, providing superior customer service and offering a user-friendly, data-driven online gaming site with a compelling user interface and user experience. Because Coolbet operates an affiliate-free customer acquisition model, we believe Coolbet has superior long-term profitability potential than generic B2C operators who rely heavily on affiliate programs featuring revenue share models. We believe this is borne out in Coolbet’s industry-leading retention rates, which exceed 80% historically, as well as attractive net gaming revenue return on marketing spend. Coolbet has received multiple awards, including the “2019 Mobile Sports Product of the Year” award from International Gaming Awards.

Super RGS

In August 2020, GAN soft-launched a new product offering branded ‘Super RGS’. This product delivers our market-leading portfolio of proprietary casino games, which includes both third party casino games developed inherently within our platform as well as aggregated content from multiple RGS providers, to internet gambling companies operating on a proprietary platform or a competing third-party platform. Super RGS is significant because it creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications of GameSTACK clients. The Super RGS includes GAN’s content library of over 800 casino games, is currently available in New Jersey and Pennsylvania and is being prepared for launch in Michigan upon commencement of that market.

Competition and Competitive Strengths

We operate in a global and dynamic market and compete with a variety of organizations that offer services similar to those that we offer. We face competition primarily from: (1) online casino operators that provide competing content direct to consumers; (2) retail casino operators that develop their own proprietary online gaming capabilities; and (3) other similar existing or developing technology providers that develop competing platforms.

We believe the principal competitive factors in our business include: regulatory compliance, data security, rapid deployment, ease of integration with existing and future content and gaming, ease of user registration and conversion, back office management systems, reliability, and platform extensibility.

We believe the following to be our core competitive strengths.

●	Optimized for the U.S. iGaming and Online Sportsbook Market: Since 2013, we have invested significant resources designing GameSTACK with a focus on serving the U.S. market for iGaming and online sports betting, including developing thousands of software optimizations for account management and U.S. payment aggregation. We believe our platform’s suitability for the U.S. market is evidenced by our market-leading transaction volumes in New Jersey and Pennsylvania, the two states at the forefront of the online betting industry in the U.S.

Powerful turnkey capabilities delivering the most complete pure play B2B offering: We believe that the acquisition of Coolbet (see “Proposed Acquisition of Coolbet”), will expand GAN’s capabilities to provide a best-in-class turnkey solution for the US online sports betting market. Once integrated into our platform offering, Coolbet will position GAN as one of the most complete B2B vendors specialized in the U.S. digital casino market. Our vision is to enable our customers to deliver highly differentiated end user entertainment experiences presently unachievable through third-party solutions. GAN also intends to remain a pure play B2B software provider in the U.S. market, and will not compete with its customers.

●	Proven Track Record of Compliance with State-Specific Regulatory Mandates: In the U.S., we are licensed to operate GameSTACK in New Jersey, Pennsylvania, Indiana, West Virginia and Colorado with licensing submissions completed in Michigan and Tennessee. We developed our code base to operate in multiple jurisdictions and under different regulatory requirements. Our code’s flexibility gives us the ability to refactor efficiently our software in order to adapt to the requirements of newly regulated markets. In addition to our technology, our management team has years of experience in successfully navigating the U.S. regulatory landscape. We intend to maintain our steadfast commitments to probity, compliance, strong regulatory relations and systems innovations in order to preserve this competitive advantage. In turn, we believe that our regulatory efforts help position our customers for success by enabling them to get to market rapidly with differentiated iGaming and online sportsbook offerings.

●	Patent Protected Intellectual Property and Superior Data Analytics: We believe we are the only SaaS vendor capable of unifying our customers’ existing retail loyalty programs to an online loyalty account, by leveraging our patented iBridge technology. iBridge enables casino operators to treat patrons of their retail gambling establishments to exclusive rewards, loyalty points and other complimentary offers based on their online gaming activity on GameSTACK. We believe that this value proposition is a central consideration for any land-based casino operator concerned with maximizing the lifetime value of their players across both online and retail channels. Further to this, during the initial deployment phases of GameSTACK, we provide data analytics services to our customer’s marketing team in order to assist in early identification of the highest-value cohort of players. We believe that our transactional data lake, accumulated over a multi-year period in the U.S., represents a substantial long-term asset.

●	iGaming content publishing and distribution: We believe that our ability to service real money iGaming markets with a mature gaming content engine is an important differentiator of our platform. Additionally, because we control the gaming content served on our platform, we have visibility into the slot and table games garnering the highest levels of engagement from players. We leverage these insights to inform our in-house game development decisions as well as our third-party game licensing decisions. We believe that our role as a distribution channel for iGaming content positions us well when seeking to maximize player engagement on behalf of our customers.

●	Management Bench Strength: GAN has invested a portion of the IPO proceeds in expanding its leadership team. The recent additions of Chief Operating Officer, Don Ryan, Chief Legal Officer, Todd McTavish, and Senior Vice President of Sales, Marcus Yoder, adds extensive experience in the gaming industry as well as mergers & acquisitions. We believe the expanded team strengthens GAN’s ability to execute on its growth strategy

Customers and Ecosystem

Our principal customers are retail casino operators who require a regulatorily compliant and complete technology solution provider for setting up, launching and operating an internet gambling business to drive incremental and complementary revenues to their existing retail gaming business.

When a U.S. casino needs to move online, there is a small group of potential technology vendors available to serve their needs, and an even smaller subset of companies which are B2B only and fully licensed for U.S. internet gambling. We believe GAN is one of the few companies whose operational know-how and proven track record of excellence represent a substantial competitive advantage together with the Company’s strategic U.S. patent governing the important linkage of an iGaming account with a land-based casino rewards account.

The GAN family of casino operator customers represents leading U.S. internet gambling groups, both online and retail. In the U.S., we have grown our customer base to include 28 casino operators, which contracted with GAN for our ability to deliver real money internet gaming and social casino gaming as well as provide dedicated services pre-and post-product launch. These casino operators span 104 retail locations. Today, the GAN family of casino operator customers operate tens of thousands of slot machine units on their casino gaming floors and possess millions of dedicated loyalty club card holding players within their loyalty program databases.

In addition to customer relationships with retail casino operators, GAN has assembled a wide range of relationships with casino equipment manufacturers seeking to bring their machine-based casino slot games online and distribute them into permitted U.S. markets and into selected regulated markets internationally. With over eight years of experience in bringing best-in-class manufacturers from the offline space into the online space, GAN has become a preferred partner in the development of gaming intellectual property for online play and has assembled a compelling gaming content portfolio available to our casino operators to deploy online for real money iGaming or Simulated Gaming.

For sports betting content, GAN proactively integrated two third-party sports betting systems into our platform. KAMBI Sports and IGT Sports systems are available to all existing and future customers of GameSTACK, as integrated sports betting content providers and GAN remains capable of integrating any third-party sports betting system nominated by an existing or future customer, in order to publish sports betting content alongside gaming content on our customers’ operating websites and mobile applications.

Beyond content, GAN has brought together world-leading service providers spanning payment processing, pre-paid card services, age and identity verification, geo-location and fraud detection. GAN enjoys a strong, positive reputation for technical competence, and the category partners which support GameSTACK as a turnkey ecosystem are critical to that success. The wide-ranging capability of GAN’s technical development and operations team, together with the underlying technical capability of the enterprise software platform, have enabled us to secure and develop relationships within the gaming industry around the globe.

During the nine months ended September 30, 2020 one of our customers, FanDuel Group, Inc. accounted for more than 10% our revenues. Our commercial agreements with FanDuel Group, Inc. are described below:

Beginning in 2013, we partnered with FanDuel Group, Inc.’s (“FanDuel”) majority shareholder, Flutter Entertainment plc (formerly known as PaddyPower Betfair plc), to support FanDuel’s rapid deployment of online sports betting sites in selected states having legalized single-game sports betting. Under the current commercial agreements we license the GameSTACK platform and provide development and operational support services in exchange for a percentage of Internet gambling revenues and fees for professional services.

In those deployments, we provide the front-end for the end-user experience, either in the form of a mobile application or responsive design website, which we then integrate with our back-end platform and with FanDuel’s nominated third-party sports betting engine. Importantly, our GameSTACK implementations for FanDuel incorporate our standard library of casino gaming content, including virtual casino gaming to FanDuel’s primary sports betting product, thereby expanding FanDuel’s monetization opportunity. We believe our platform has played an essential role in enabling FanDuel to attain a first-mover advantage in states where we have partnered.

We are currently supporting FanDuel’s operations in the States of Pennsylvania and New Jersey. FanDuel has a unilateral option to require GAN to support its online launch into any additional intra-state U.S. markets which permit Internet gambling during the contract term, with such launch to take place within six (6) months of the state publishing regulations defining the technical requirements for undertaking the operations of such Internet gambling. Our agreement with FanDuel provides that we will be the exclusive provider of their casino gaming operations for the initial three years following a launch date. Following that exclusivity period, FanDuel will have the right to use other casino gaming solutions, subject to a requirement to pay us revenue shares of a minimum percentage of their net gaming revenue from real money iGaming operations.

The current contract expires in January 2025. Either party can terminate the contract prior to the end of the term for material breach of contract, based on the suspension of business or insolvency of the other party. In addition, FanDuel can terminate the contract if (a) GAN is charged with violation of any laws pertaining to gambling on the Internet, (b) any GAN principal, officer or director is charged in a criminal proceeding that may harm the general goodwill or reputation of FanDuel, or the industry as a whole; or (c) GAN fails to obtain a gaming license in any state in which GAN is required to obtain such license in order to satisfy its obligations to FanDuel.

FanDuel’s agreement with us provides that FanDuel, upon notice and payment of fees, can migrate user accounts away from our digital wallet technology to its own proprietary solution. In the nine months ended September 30, 2020, FanDuel exercised this option and migrated its New Jersey, Pennsylvania and Indiana wallets from GAN’s digital wallet technology to its own proprietary solution. We stopped receiving revenue share with respect to FanDuel’s sports betting operations on August 31, 2020. The right of migration does not affect our revenue share of FanDuel’s real money iGaming operations See “Risk Factors – Risks Related to our Business - FanDuel, our largest customer in 2019 has the right under its agreement to migrate portions of its business away from our platform.”

Intellectual Property Rights

We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

As of December 31, 2019, we had one registered patent in the United States and two registered trademarks in the United Kingdom relating to our owned technology. We hold a US patent that covers the integration of a retail casino’s on-property rewards and loyalty program with an internet gambling experience, whether offered for real money or virtual-based social casino gaming. Because of the tendency for non-licensed states to implement social casino gaming as an alternative or precursor to real money iGaming, and the ability of GAN to legitimately and comprehensively integrate the unique ability of GAN to connect existing retail rewards program with an online gaming and gambling experience, we believe that our intellectual property provides a key competitive advantage.

We also seek to protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property to enter into agreements acknowledging that all intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

GAN’s core intellectual property resides within the GameSTACK enterprise software platform. The software has been developed in-house over a multi-year period of extensive optimizations, designed and implemented by GAN since 2013. Over time, we have developed and optimized a broad base of features that allow casino operators to rapidly set up and deploy a full spectrum of real money, sports betting and social gaming offerings, at increased monetization rates. These include optimizing the registration processes, accelerating identity verification procedures and maximizing the number of deposit-taking methods with intelligent best/least cost routing. In addition, the GameSTACK platform is developed to be ‘content agnostic’ supporting GAN’s robust internet casino content offering, as well as third party application content.

The data and consequential analytics we derive from our substantial market presence accumulated over a multi-year period is also a significant intellectual property asset. Our GameSTACK software platform tracks user data on an anonymized basis. We use this information to refine our products and direct internal product development initiatives. We also provide this information to our casino operator customers, enabling them to make better marketing and resource allocation decisions. For example, upon onboarding of a new customer, GAN’s analytics services can support the customers’ marketing team in early-identification of high-value end user players which ensures they maximize the probability of retaining the approximately 7.0% of internet gamblers who will generate approximately 80.0% of the customers’ internet gambling revenues over time.

Despite our efforts to protect our technology and proprietary rights through intellectual property registrations, licenses and contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and technology. In addition, we intend to continue to expand our international operations, and effective intellectual property, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, other companies in the real money and social casino gaming industries may own large numbers of patents, copyrights and trademarks and may threaten litigation, or file suit against us based on allegations of infringement or other violations of intellectual property rights. We may face allegations in the future that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Government Regulation

The gaming industry is highly regulated, and we must secure licenses to conduct our gaming operations. GAN is licensed and regulated by the U.K. Gambling Commission, the Alderney Gambling Control Commission, the Amministrazione autonoma dei monopoli di Stato (Autonomous Administration of State Monopolies) in Italy, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board, the Indiana Gaming Commission, the West Virginia Lottery, and the Colorado Department of Revenue Division of Gaming. We are also approved by GambleAware, which is a leading U.K. charity advising and assisting those with a gambling problem. All of our games are certified and tested by the New Jersey Division of Gaming Enforcement’s technical testing laboratory and/or GLI (Gaming Laboratories International) which is a leading industry provider for online gaming testing and certification.

We are required to secure licenses to operate in each new jurisdiction where we conduct business and will need to secure additional licenses in order to expand operations to new markets. In newly regulated markets, new licensing regimes may impose licensing conditions, such as the requirement to locate significant technical infrastructure within the relevant territory or establish real-time data interfaces with the regulator that present operational challenges or may stop the licensee from being able to offer the full range of our products. The loss of all or any of these licenses would adversely impact on our revenues and/or reputation.

We license our products to operators in the online gaming industry whose ability to operate in any jurisdiction may be impacted by changes in regulations. Even in jurisdictions where we have licenses, there can be no guarantee that a jurisdiction will not change its regulations in ways that impair our revenue or that would cause us to incur significant operating expenses in order to maintain compliance. Regulatory agencies in each of our operating markets continue to examine a wide variety of issues impacting the iGaming and sports betting industries, and consequently the laws and regulations governing our business could be modified or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could cause us to incur substantial additional compliance costs and adversely affect our operating results. See Item 1A, “Risk Factors,” for additional discussion.

In addition to regulations governing gaming, we are also subject to substantial regulations concerning money laundering. We process a number of financial transactions daily and are subject to a number of financial regulations, including anti-money laundering (“AML”) laws and regulations in the U.S. and other jurisdictions. We are required to conduct due diligence on our customers (‘know your customer’) and report certain suspicious activity where we know, suspect or have reason to suspect that transactions involve, among other things, funds from illegal activity or are intended to evade federal regulations or avoid reporting requirements or have no business or lawful purpose. We occasionally experience attempts to conduct fraudulent activity on customer accounts, including deposits from stolen credit cards and debit cards. Our GameSTACK platform incorporates a range of proprietary and third-party tools to help our customers identify and monitor fraud and money laundering. Our in-house analytics software monitors all deposit and withdrawal attempts as well as all gameplay/betting. Our system has the ability to notify staff members of any suspicious transactions or gameplay and automatically suspend any account which has been involved in such activity. Our system also actively monitors all skill games to ensure no user can gain an unfair advantage by using bots or automated gameplay systems. We also provide third-party tools from leading payment processors such as Worldpay, CAMS, Vantiv, SightLine and LexisNexis in order to perform verification checks on the source of all monies on our networks.

As part of our operations we establish player accounts and receive personal and financial information. Accordingly, our operations are subject to privacy and data protection regulation in the U.S., the U.K., the EU, Asia Pacific, and elsewhere. These laws are rapidly developing and changing. The EU adopted a comprehensive General Data Protection Regulation (the “GDPR”), which came into effect in May 2018, as supplemented by any national laws (such as in the U.K., the Data Protection Act 2018) and further implemented through binding guidance from the European Data Protection Board. In the United States, several states have adopted revised legislation to expand data breach notification rules and to mirror some of the protections provided by the GDPR. Some states, including California have adopted data protection legislation that requires companies to make significant changes in their data processing operations.

Social Responsibility

We maintain an open, honest and responsible approach towards our stakeholders which include our employees, suppliers, customers, investors and the wider community. As both a B2B provider of games of skill and chance in regulated intra-state internet gambling markets, we have placed our responsible gambling policies and tools at the core of our vision to provide industry-leading entertainment in a socially responsible fashion. The GameSTACK software platform has myriad features for detection and prevention of problem gambling as well as offering tools to end user players to limit their gambling activities online, in compliance with the challenging technical requirements of New Jersey, Pennsylvania and Indiana as well as the United Kingdom and other jurisdictions.

Our platform services enable our casino operators to offer their players an array of tools to control their spending, including deposit limits, wagering value limits, wagering frequency limits, time limits, definable self-exclusion and/or cooling-off periods. This, coupled with sophisticated reporting and analytics, allows operators to identify potentially compulsive behavior and take the required action to ensure the protection of any vulnerable players in line with their operating requirements in the relevant intra-state gambling market. Our teams are extensively trained in the area of responsible gambling, to assist end user players displaying signs of gambling addiction and guide them in the correct direction to seek assistance. We also, in conjunction with our customers and third-party service partners, provide robust age verification processes to ensure that no minors can access the gambling opportunities provided on our customer’s websites.

Facilities

We lease regional offices and space in California, Bulgaria, New Jersey, Las Vegas and Israel under leases with terms of one to five years. We believe that our current facilities are adequate to meet our needs for the near future and that suitable additional or alternative space will be available on commercially reasonable terms to accommodate our foreseeable future operations.

Employees

As of December 3, 2020, we had 238 employees, located in 4 countries.

Our goal is to attract and retain highly qualified and motivated personnel. We also often employ independent contractors to support our efforts. None of our employees or contractors are subject to a collective bargaining agreement. We consider our employee relations to be good and we have never experienced a work stoppage.

We are committed to maintaining a working environment in which diversity and equality of opportunity are actively promoted and all unlawful discrimination is not tolerated. We are committed to ensuring employees are treated fairly and are not subjected to unfair or unlawful discrimination. We value diversity and to that end recognize the educational and business benefits of diversity amongst our employees, applicants and other people with whom we have dealings.

Corporate information

Our principal executive offices are located at 400 Spectrum Center Drive, Suite 1900, Irvine, CA 92618. Our telephone number there is (702) 964-5777 and our web address is www.GAN.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus.

PROPOSED ACQUISITION OF COOLBET

On November 15, 2020, we entered into a Share Exchange Agreement with Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet.” Under the terms of the Share Exchange Agreement we will offer to acquire all of the outstanding equity in Coolbet in exchange for an aggregate of €149.1 million (approximately $175.9 million), on a cash-free, debt-free basis, which is expected to be paid in a combination of €80 million (approximately $94.4 million) in cash and €69.1 million (approximately $81.5 million) in GAN Limited ordinary shares, subject to adjustment as provided in the Share Exchange Agreement. The acquisition is expected to close as soon as practical and in no event later than March 15, 2021, subject to regulatory review and the satisfaction of certain closing conditions.

The proceeds of this Offering will be used to fund the cash portion of the purchase price and the ongoing operations of the combined company. The aggregate purchase price of €149.1 million is calculated on a cash-free, debt-free basis. The cash portion of the purchase price will be adjusted by the amount of cash in Coolbet after payment of indebtedness and provision for a targeted amount of working capital.

The equity portion of the purchase price will be paid through the delivery of newly issued ordinary shares valued at the lower of $17.11 per share or the price at which the ordinary shares are sold in this offering. If the ordinary shares are valued at $15.60 per share, the closing of the Coolbet acquisition will result in an aggregate of 5,226,928 shares being issued to the Coolbet holders.

The shares issued to the Coolbet holders are being issued in a cross-border exchange offer, exempt from registration pursuant to Rule 802 under the Securities Act. In connection with the Share Exchange Agreement each Coolbet holder has agreed with us to a contractual lock-up of ninety (90) days before the GAN Limited shares can transferred or sold. For certain executive management personnel, the lock up period is 180 days.

In connection with the exchange offer, holders of equity interests in Coolbet have been offered the opportunity to exchange their shares or options in Coolbet for a pro rata portion of the purchase price. Each holder of issued Coolbet shares is being given the opportunity to accept the exchange offer by signing on to the Share Exchange Agreement. Coolbet’s memorandum of association contains a drag-along feature that can be triggered when holders of 75% of Coolbet’s outstanding shares have elected to sell their shares in a transaction. The Share Exchange Agreement includes a covenant for the Company and the shareholders to trigger the drag-along feature once holders of 75% of the outstanding Coolbet shares have joined the Share Exchange Agreement, with the intent that we will acquire 100% of the outstanding Coolbet equity interests at the closing.

At the closing of the exchange offer, each holder of Coolbet shares will receive a pro rata portion of the cash and equity portions of the purchase price. Holders of vested options in Coolbet will receive their portion of the cash and equity portions of the purchase price, provided that the exercise price for the options will be netted first against the cash portion of the purchase price, and then against the equity portion of the purchase price for each holder. Approximately 50,000 unvested options in Coolbet will be rolled over into options for our ordinary shares with substantially equivalent economic and other terms.

The Share Exchange Agreement contains customary closing conditions as well as representations, warranties and covenants closing conditions for us and Coolbet, including:

●	a requirement that holders of at least 75% of Coolbet’s outstanding shares accept the exchange offer and initiate drag-along provisions in Coolbet’s charter to compel the remaining holders to accept the offer;

●	a requirement that we will have secured gaming licenses from all necessary jurisdictions, so that we can continue to operate the Coolbet business in substantially the same manner as it is currently operated by Coolbet; and

●	we have agreed to use commercially reasonable efforts to secure an equity or debt financing to provide additional capital to complete the exchange offer and to fund the operations of the combined company. We are pursuing this offering in fulfillment of that commitment.

As of December 10, 2020, holders of more than 75% of Coolbet’s outstanding shares had signed a joinder to the Share Exchange Agreement and Coolbet initiated the drag-along provisions with respect to the remaining shares. Under those provisions, the remaining shareholders are required to sign on to the Share Exchange Agreement within 25 days. We have also submitted applications and notices to the relevant gaming authorities in Estonia, Malta and Sweden, alerting them to our proposed acquisition of Coolbet and requesting approval for the transfer in ownership of the gaming licenses currently held by Coolbet.

The Share Exchange Agreement includes termination provisions for both us and Coolbet, including the right to terminate by mutual consent and the right of either party to terminate the Share Exchange Agreement if the closing has not occurred on or prior to March 15, 2021. If the exchange offer is terminated without closing, the parties generally do not have any obligation to one another under the Share Exchange Agreement, except that if we terminate the Share Exchange Agreement because 75% of the holders of Coolbet shares fail to accept the offer or fail to trigger the drag-along provision, Coolbet shall pay us a termination fee of €2.0 million ($2.4 million). Similarly, if Coolbet terminates the Share Exchange Agreement because we fail to complete this offering or secure alternative financing sufficient to complete the acquisition and fund the operations of the combined company, then we will pay Coolbet a termination fee of €2.0 million ($2.4 million). As noted above, holders of 75% of Coolbet shares have accepted the exchange offer and Coolbet has initiated the drag-along provision.

The description of the Share Exchange Agreement is not complete and is qualified in its entirety by reference to the Share Exchange Agreement, a copy of which has been filed with the registration statement of which the prospectus forms a part. The Share Exchange Agreement has been included in to provide stockholders and investors with information regarding its terms. The Share Exchange Agreement is not intended to provide any other factual information about us or Coolbet. The representations, warranties and covenants contained in the Share Exchange Agreement were made only for purposes of the Share Exchange Agreement and as of specific date, were solely for the benefit of the parties, are subject to materiality and other limitations agreed upon by the parties. Investor are not third-party beneficiaries under the Share Exchange Agreement and should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of GAN Limited or Coolbet. Moreover, information regarding the representations and warranties may change after the date of the agreements and that subsequent information may not be fully reflected in our public disclosures.

COOLBET OVERVIEW

Coolbet is an award-winning developer and operator of a legal online sports betting and casino platform which offers customers a digital portal for engaging in sports betting, online casino games and peer-to-peer poker. Coolbet operates a B2C (business to consumer) casino and sports-betting platform that is accessible for legal gambling via its website Coolbet.com in eight national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada). Coolbet.com launched May 2016 and as of September 2020, had over 335,000 registered customers. Coolbet holds gambling licenses in Estonia, Malta and Sweden.

The majority of Coolbet’s traffic comes from mobile customers and each region features customized interfaces with localized product offerings and local language support teams. The largest revenue stream of 2019 came from sports betting (49% of total revenue), followed by with online casino games (47% of total revenue) and peer-to-peer poker (4%of total revenue). Revenue increased 56% year-over-year in 2019 from €12.6 million in 2018 to €19.7 million, and 28% period-over-period for the first nine months of 2020 to €18.6 million, as compared to €14.6 million for the first nine months of 2019.

Coolbet has won numerous awards since its founding, including from the International Gaming Association, which awarded them Start-Up of the year in 2017, Mobile Sports Product of the Year in 2018 and 2019. Additionally, they were awarded Best Bookmaker of the year in 2018 and 2019 from TIPS magazine, Norway’s oldest betting industry magazine.

Coolbet’s management team has over 90 years of collective experience across iGaming and Sports betting. Coolbet Founder, Jan Svendsen is an industry thought-leader who previously founded Nordic Gaming Group in 2002 which operated NordicBet and TrioBet, two of the early leading online iGaming and Sports betting brands in the Nordic and Baltic regions, which was acquired by Betsson AB in 2012 for €85 million. Many of Coolbet’s key executives hail from NordicBet and were instrumental in growing that business into a regionally recognizable and successful online casino and sports betting brand. Coolbet had approximately 170 full time equivalent staff as of September 2020.

Product Offerings

Sports Betting. Coolbet manages an online sportsbook allowing customers to place various types of bets on the outcome of sporting events. Coolbet operates as the bookmaker and offers various multiple odds-scenarios-based betting types in a given match, including both pre-match and in-play (placed after a sports event has begun) betting types. Coolbet offers all major sports including Soccer, Basketball, Baseball, Football, Ice Hockey and Tennis, as well across smaller sports and emerging sports as eSports. Soccer and Ice Hockey matches are the top categories of sports bets placed. Coolbet’s proprietary sportsbook features Specialist Odds compiled by their in-house product experts which leads to more attractive odds and offers on local sports events and a better value for customers.

Online Casino. Coolbet offers Live Casino via its digital online casino offering in selected markets, allowing customers to place bets and play games virtually at retail casinos via a real-time streaming video solution. Coolbet offers customers a catalog of over 1,600 third-party iGaming titles across skill-based games such as Poker and Blackjack, and chance-based games such as digital slot machines and table games such as roulette.

Peer-to-Peer Poker. Peer-to-Peer Poker allows registered customers to play against each directly on Coolbet’s online poker network in real-time.

Business Model

For its sports betting business, Coolbet generates revenue from a revenue share on the net handle (the total amount of bets placed, less payouts to winners) on fixed odds bets, and by applying a margin to non-fixed odds bets, whereby Coolbet’s in-house trading team manages risk by managing odds offered to players. In its online casino business Coolbet generates a revenue share on the total wagers. For Peer-to-Peer Poker, Coolbet generates revenue by charging a revenue share on aggregate customer stakes and the prizes won.

Sports Betting Engine and Technology

A relatively new entrant to the market, Coolbet.com is built with the latest technology, enabling a unique product offering, both on desktop and mobile. Coolbet’s technical architecture was designed in a modular fashion with flexibility and scalability in-mind to accommodate future upgrades and adjustments.

Coolbet’s sports betting technology is proprietary and award winning. The key components include pricing, trading and risk management tools as well as a sports betting engine which is driven by a combination of custom mathematical models and in-house odds development. The technology is integrated with third- party data and service providers including leading sports-data providers and also features resulting outcome and compliance tools. The risk management tools are a vital part of the sportsbook operations and allow for the adjustment and spreading of risk across bet and customer types. Coolbet’s custom mathematical models enable full control over margin and allow for real-time odds changes and profiling of customers by utilization automation. The sportsbook compliance tools allow for integrity monitoring and for regulatory compliance. The Coolbet product team is constantly innovating the sportsbook technology as all components were designed and are managed in-house, allowing for full control over product development including adding new features in gamification, machine learning and transparency. The net result of all these sportsbook features, coupled with the Technical Platform is a highly scalable product which is flexible and adaptable for new markets.

Coolbet’s proprietary technical platform provides of a robust customer-facing online portal accessible in the markets where it operates as Coolbet.com on desktop and mobile, and a back-end technical infrastructure which handles all aspects of Player Account Management (PAM), payout and payment processing, risk and fraud prevention tools, a full CRM (customer relationship management) tool as well as responsible gaming and regulatory compliance controls.

Gaming Licenses and Regulatory Compliance

Coolbet holds gaming licenses in Estonia, Malta and Sweden. Coolbet’s sportsbook technology and technical platform is certified by an accredited third party according to the licensing requirements of the regulatory authorities of Estonia, Malta and Sweden.

Coolbet also has customers in jurisdictions that are currently unregulated, including Norway, Finland, Iceland, Chile, Canada and Peru. A number of these jurisdictions are evaluating the adoption of regulations for the online sports betting and gaming operations that Coolbet currently offers. If regulations requiring licensure are adopted in those jurisdictions, Coolbet intends to apply for licensing, but cannot be assured that it will receive licenses in each instance or that changes in regulation will not adversely impact its business.

In connection with the acquisition, GAN is applying to the regulatory authorities in Estonia, Malta and Sweden for approval of the change in ownership that will occur on consummation of the acquisition. Failure to secure approval could result in fines or the loss of a license.

ANTICIPATED BENEFITS FROM THE COOLBET ACQUISITION

We expect that the combination with Coolbet will drive significant value for our customers and our shareholders. We believe that the integration of the GAN and Coolbet platforms can be done efficiently, and that the combination will result in one of the most comprehensive, best-in-class product offerings in the iGaming space.

Technical Integration

We have been strategically looking to add a sports betting engine to our product offering for some time. The Coolbet sports betting engine is delivered on an architectural platform that is similar to GAN’s. As a result, we expect integration of the sports betting engine will be relatively straightforward and efficient. We anticipate being able to offer U.S. customers an fully-integrated iGaming and sports betting offering in the second half of 2021, without material integration costs in excess of current resources.

Revenue Diversification

The combination would result in diversification of revenue streams, customer bases and markets for the combined company. For the nine-month period ended September 30, 2020, GAN generated 84% of its revenues from its B2B business in the United States, with additional revenues coming primarily from Italy, the United Kingdom and Australia. During the same period, Coolbet’s revenues were generated primarily in Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and Canada.

The current customer bases and markets for each company are complimentary. We have not identified any areas whether we anticipate the combination may “cannibalize” or result in a decrease in revenue or loss of customers for either platform.

Revenue Expansion

In addition to diversification, the combination is expected to generate significant opportunities for revenue and margin expansion across both platforms.

We intend to take advantage of Coolbet’s award winning user interface and proprietary technical platform, to quickly integrate and offer a proprietary sportsbook offering to our land-based casino operators in the United States. GAN intends to continue to operate in the United States solely as a B2B provider to casino and other operators. The addition of a proprietary sports betting engine will give GAN the ability to offer a “one-stop” solution to its U.S. retail casino operators, while at the same time preserving the flexibility to incorporate third party solutions when specified.

The comprehensive product offering covering is expected to make GAN’s offering more competitive in the United States as it looks to secure new customers in established and newly opening markets. In instances where GAN will operate its proprietary sportsbook there is an opportunity to capture enhanced revenue shares, improving gross margins.

Similarly, we expect that our GameSTACK technology platform and expansive library of proprietary and third party gaming content will to add additional casino gaming content and platform support for Coolbet’s B2C (business to consumer) offering in Europe and Latin America.

Scale

Both GAN and Coolbet have experienced rapid growth over the past two years, based on initial market acceptance of their product offerings and value. The combination will result in scale for each entity both out of a start-up phase. This includes enhanced access to customers in global markets, additional sales, engineering and regulatory compliance resources.

MANAGEMENT

Directors and Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of each of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Dermot S. Smurfit (1)	45	President, Chief Executive Officer and Executive Director
Karen Flores	46	Executive Vice President, Chief Financial Officer and Executive Director
Simon Knock	41	Executive Vice President, Chief Information Officer
Jeffrey Berman	51	Executive Vice President, Chief Commercial Officer
Donald Ryan	52	Executive Vice President, Chief Operating Officer
Todd McTavish	52	Executive Vice President, Chief Legal Officer & Corporate Secretary
Seamus McGill	69	Non-Executive Director, Chairman of the Board of Directors
Michael Smurfit Jr. (1)	55	Non-Executive Director
David Goldberg	52	Non-Executive Director

(1)	Dermot S. Smurfit and Michael Smurfit Jr. are related as first cousins

The address of each of our executive officers and directors is 400 Spectrum Center Drive, Suite 1900, Irvine, CA 92618.

Biographical Information

Dermot S. Smurfit is our President, Chief Executive Officer, and a member of our Board of Directors. Dermot joined GAN as a director in 2003 and became Chief Executive Officer in 2010. He previously worked in the European Investment Banking team of SoundView Technology Group. He has operational and management experience in online gaming through his experience with GAN, together with M&A, strategic advisory and private equity financing experience in the gaming technology industry. Dermot is a qualified (non-practicing) U.K. lawyer specialized in corporate finance. His education encompasses an LLB in Law from Exeter University, the Legal Practice Course from the College of Law (U.K.) and the Investment & Corporate Finance advisory qualification from the U.K.’s Financial Conduct Authority.

Karen Flores is our Executive Vice President, Chief Financial Officer since January 2020, and is a member of our Board of Directors. Karen has over 15 years’ experience in senior financial management roles. Immediately prior to joining GAN, Karen served as Vice President, Corporate Finance and Analysis of Alorica, Inc. from June 2017 to January 2020. From March 2016 to May 2017, she served as Senior Director of Financial Planning and Analysis for the Walt Disney Company, following Disney’s acquisition of Maker Studios Inc., where she was serving as its Senior Vice President, Finance from September 2011 to March 2016. Additional senior financial roles include positions with MySpace Music and Napster. Karen began her career as a financial analyst with Microsoft. Karen holds a Bachelor of Science, Finance, from San Jose State University.

Simon Knock is our Executive Vice President, Chief Information Officer, serving in that role since July 2016. Simon joined GAN in September 2010 as Technical Director and has nearly twenty years of internet gambling industry experience. Prior to GAN, Simon held various technology development and management roles with U.K. gaming operator William Hill plc and operations roles with Canadian online gaming software developer CryptoLogic, Inc. Simon has a software engineering background, originally developing UK Government revenue systems and private sector logistics products. Simon attended Sheffield Hallam University in the United Kingdom.

Jeffrey Berman is our Executive Vice President, Chief Commercial Officer, serving in that role since February 2018 in his second stint with GAN, having previously spent 4 years with the company between 2009-2012 as our GM of General Manager, North America. Jeff was a Vice President, Advanced Development of Sentient Technologies from February 2016 to January 2017 and was a Vice President, Business Development of Zepp Labs, Inc. from January 2014 to February 2016. Jeff has more than 25 years in the sports and entertainment sectors, having previously held key leadership roles at leading companies such as StubHub, Ticketmaster, CBS Sports, and Sentient Technologies. He additionally founded and subsequently sold VSX, a stock market portfolio tool, to Dow Jones & Company. Jeff received his B.A. from Duke University and his MBA from Georgetown University.

Donald Ryan is our Executive Vice President, Chief Operating Officer, serving in that role since April 2020. Prior to joining the Company, Donald served as the Chief Executive Officer for Sports Information Group LLC from April 2018 to December 2019, the Senior Vice President of Gaming Development for Greenwood Gaming & Entertainment Inc. from April 2015 to April 2018, and the Senior Vice President of Gaming for Betfair Interactive US LLC from March 2014 to April 2015. Donald has extensive experience in online and mobile consumer products and services, (with a particular focus on gaming and gambling,) leveraging a range of business models including regulated transactions, affiliate partnerships, online subscriptions, e-commerce, white-label distribution, online advertising, virtual currencies and micro-transactions. Don holds a BS, Electrical Engineering from University of Alaska Fairbanks and an MBA from Northwestern University – Kellogg School of Management.

Todd F. McTavish is our Executive Vice President, Chief Legal Officer & Corporate Secretary, serving in that role since June 2020. Todd has over 20 years of legal experience in M&A, corporate governance, commercial transactions, litigation, compliance and licensing, with over 12 years -experience advising public and private gaming companies. Immediately prior to GAN, Todd served as Chief Legal Officer of Tekkorp Capital LLC from October 2018 to June 2020. Before that, he served as Chief Legal Officer and Corporate Secretary of NYX Gaming Group Limited (TSX.V: NYX) from January 2017 to April 2018 before it was sold to Scientific Games Corp., and before that EVP & General Counsel of Mozido, Inc., and prior to that from 2012 to 2014 he was SVP, General Counsel, Chief Compliance Officer and Corporate Secretary of Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) before it was sold to Everi Gaming, and also General Counsel of Video Gaming Technologies, Inc., which was sold to Aristocrat Leisure Limited. Prior to gaming, he had roles at PricewaterhouseCoopers and PepsiCo, Inc. in the Tax Department. Todd began his career at the New York law firm of Cadwalader Wickersham & Taft LLP. He holds a bachelors BA from West Virginia University, juris doctor from Touro College Law Center, and a masters of law in banking and finance from Fordham School of Law.

Seamus McGill is a member of our Board of Directors and serves as our Chairman. Seamus joined the Board of GAN in April 2014. He has 25 years’ experience in the gaming and technology industries and most recently was President of JOINGO, a mobile software company in San Jose, California from December 2013 to October 2015. Prior to JOINGO, Seamus spent five years at Aristocrat Technologies Limited as Chief Operating Officer and helped deliver 20% year-on-year growth in the Americas for the second largest manufacturer of slot machines and gaming solutions in the world. Prior to Aristocrat, he was President of Cyberview Technology, Inc. before selling the company to International Game Technology plc. Seamus held senior positions at WMS Gaming Inc. and oversaw the global growth of the company. He started his career in gaming with Mikohn Gaming Corporation.

Michael Smurfit Jr. is a member of our Board of Directors. He joined the Board of GAN in June 2003. He is Chief Executive Officer of SF Investments, a privately-held company that manages world-wide investments on behalf of the Smurfit family. Michael is a director of a number of companies, including Inflection Biosciences since 2015. He previously held a number of senior positions within the Jefferson Smurfit Group both in Europe and the U.S. He graduated from UCD Michael Smurfit Graduate Business School with an MBA.

David Goldberg is a member of our Board of Directors. David joined GAN in December 2018. He is an experienced public company and startup CEO, board member and advisor with extensive experience in gaming, entertainment and sports. He currently serves as a senior adviser to TPG Capital, one of the world’s largest private equity firms, beginning in March 2017. From April 2014 to April 2018, he was a board and audit committee member at Trans World (OTCQB: TWOC), which operates casinos in the Czech Republic and was sold in mid-2018, and previously was the CEO of Youbet.com (Nasdaq: UBET) which was at the time the United States’ largest online wagering company. David holds a BA in Economics from Northwestern University and an MBA from the University of Chicago Booth School of Business.

Board of Directors

Our bye-laws provide that our Board of Directors shall consist of not less than three and not more than ten directors as determined by resolution of the Board of Directors from time to time. Our Board of Directors currently consists of five directors.

Our Board of Directors is responsible for formulating strategy, corporate and capital structure, overseeing financial reporting and auditing, external communication, board appointments, compensation policy and maintenance of corporate governance standards. The Board of Directors is also responsible for ensuring that the necessary internal control mechanisms are in place to identify business, financial and operating risks and developing adequate structures and policies to mitigate those risks.

Committees of our Board of Directors

Our Board of Directors has a separately designated standing Audit Committee, Remuneration Committee and Nomination Committee. The following table sets forth the composition of each committee:

Name	Audit Committee	Remuneration Committee	Nomination Committee
Dermot S. Smurfit
Karen Flores
Seamus McGill	Member	Chair	Member
Michael Smurfit Jr.	Member	Member	Chair
David Goldberg	Chair	Member	Member

Audit Committee

Our Audit Committee consists of three members. Our Board of Directors has determined that each member of the Audit Committee meets the definition of “independent director” for purposes of serving on an audit committee under applicable SEC and Nasdaq rules. Each member of the Audit Committee is financially literate, and in addition, our Board of Directors has determined that David Goldberg qualifies as an “audit committee financial expert,” as defined in applicable SEC regulations.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

Compensation Committee

Our Compensation Committee is comprised of three members. Our Board of Directors has determined that each member is “independent” as that term is defined in the applicable SEC and Nasdaq rules. Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans;

●	oversee the evaluation of the board of directors and management; and

●	review the independence of any compensation advisers engaged by the compensation committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three members. Our Board of Directors has determined that each member of the committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules. Our Nominating and Corporate Governance Committee is authorized to:

●	identify, evaluate and make recommendations to our board of directors regarding prospective director nominees;

●	evaluate and make recommendations to our board of directors regarding the compensation of our board of directors and its committees;

●	oversee the evaluation of our board of directors and its committees;

●	review developments in corporate governance practices;

●	evaluate the adequacy of our corporate governance practices and reporting; and

●	develop, periodically review and make recommendations to our board of directors regarding corporate governance guidelines and matters.

Committee Charters and Other Corporate Governance Matters

Our Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee that satisfies the applicable standards of the SEC and Nasdaq. Copies of those charters are available on our website at www.GAN.com.

Under the Nasdaq Marketplace Rules, foreign private issuers such as our Company are permitted to follow home country corporate governance practices instead of certain provisions of the Nasdaq Marketplace Rules without having to seek individual exemptions from Nasdaq. A foreign private issuer making its initial public offering or first U.S. listing on Nasdaq that follows a home country practice instead of any such provisions of the Nasdaq Marketplace Rules must disclose in its registration statement or on its website each requirement of the Nasdaq Marketplace Rules that it does not follow and describe the home country practice it follows in lieu of such requirements. We currently intend to comply with all applicable Nasdaq Marketplace Rules, and will be required to do so when we no longer qualify as a foreign private issuer effective January 1, 2021.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct applies to all of our directors, officers and employees. A copy of our Code of Business Conduct is available on our corporate website at www.GAN.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus. Any amendments or waivers from the provisions of the Code of Business Conduct for our executive officers or directors will be made only after approval by a committee consisting of a majority of our independent directors and will be disclosed on our corporate website promptly following the date of such amendment or waiver.

Director Compensation

The following table sets forth information concerning the compensation earned during the year ended December 31, 2019 by each of our non-employee directors (i.e., all of our directors other than Dermot S. Smurfit, our Chief Executive Officer who received no additional compensation for serving as a director):

Name	Cash Compensation	Pension Contributions	Share-Based Compensation
Seamus McGill	172,576	-	58,824
Michael Smurfit Jr.	37,559	-	58,824
David Goldberg	60,000	-	69,497
Roger Kendrick*	16,838	-	-

* Mr. Kendrick resigned as director on March 19, 2019.

Compensation received was converted from British pounds to U.S. Dollars using the average exchange rate for the fiscal year ended December 31, 2019.

Our non-executive directors serve pursuant to the terms of a standard letter of appointment, which acts as a service contract. The letter of appointment contemplates that the non-employee director will serve a three-year term, subject to re-election by the Company’s shareholders at the annual general meeting, and regulatory compliance. The letter of appointment also allows for termination by the Company or the director, at the discretion of either, upon three month’s written notice; however, the Board of Directors can require a director to resign immediately if it determines that a director’s position becomes untenable due to a conflict of interest. Non-executive directors are required to devote sufficient time necessary to fulfill their duties. The letter of appointment provides for payment of an annual cash fee, which is paid monthly in arrears. Non-executive directors are eligible for discretionary share-based payment awards. Directors are also reimbursed for expenses reasonably incurred in the performance of their duties. We do not maintain any service contracts with our directors that provide monetary benefits, such as cash termination payments, upon our directors’ termination of service with us.

On December 30, 2019 our Board of Directors adopted a bonus program, providing for compensation to each member of the Board of Directors contingent upon the successful completion of the share exchange and reorganization in May 2020. The bonus program was comprised of an aggregate of up to £454,464 to be allocated among the directors as awards. The total award was paid in cash in May 2020 which totaled $608 thousand.

Executive Officer Compensation and Employment Agreements

The following table sets forth information concerning the cash compensation earned during the fiscal year ended December 31, 2019 by our executive officers including our Chief Executive Officer, Chief Financial Officer and Chief Information Officer, who were our only executive officers during such fiscal year:

Name and Principal Position	Salary	Bonus (1)	All Other Compensation (2)	Total
Dermot S. Smurfit	$421,600	$250,000	$219,655	$891,255
Chief Executive Officer and Director
Simon Knock	233,333	94,000	43,194	370,527
Chief Information Officer
Richard Santiago*	130,000	-	2,600	132,600
Chief Financial Officer

* Mr. Santiago resigned as of June 30, 2019

(1)	Amount shown reflects bonuses awarded for achievement of performance goals in 2019.

(2)	Amount shown represents pension contributions made by us and amounts for the value of options to acquire our ordinary shares granted to or held by current senior management.

(3)	Total compensation set out in this table includes amounts for the value of options to acquire our ordinary shares granted to or held by current senior management.

Employment Agreements

We have entered into written employment agreements with each of our executive officers. The employment agreements provide for compensation elements, including: base salary which is subject adjustment annually, discretionary bonus compensation, grants of incentive equity compensation, medical insurance, paid leave and other customary benefits. The employment agreements also contain standard invention contribution provisions and related agreements, and a non-compete clauses following termination of employment. The agreements provide for varying amounts of notice prior to termination. In some instances, they provide for severance benefits to be paid post termination for terminations that are without “cause”.

2020 Equity Incentive Plan

In April 2020, we adopted the GAN Limited 2020 Equity Incentive Plan (the “2020 Plan”) and it has been approved by our shareholders. On July 2, 2020, we amended the plan to clarify the definition of fair market value under the 2020 Plan. The 2020 Equity Incentive Plan provides for grants of incentive stock options (“ISO), nonstatutory stock options (“NQSO”), stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), restricted stock units (“RSUs”), and other stock-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2020 Plan. The purpose of the 2020 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants (“Participants”) by providing them with appropriate incentives and rewards through their acquisition of a proprietary interest in our long-term success. Set forth below is a summary of the material terms of the 2020 Plan. For further information about the 2020 Plan, we refer you to the complete copy of the 2020 Plan, which is attached as an exhibit to the registration statement of which this prospectus is a part.

We issued options under the 2020 Plan to purchase an aggregate of 2,872,529 ordinary shares to the former option holders of GAN plc pursuant to a statutory scheme of arrangement under U.K. law, which became effective on May 5, 2020 in connection with the consummation of our U.S. initial public offering. Under the scheme of arrangement, outstanding options to purchase ordinary shares of GAN plc were converted into options to purchase our ordinary shares, subject to adjustment of the exercise price and the number of shares underlying the option based on the capital consolidation effected through the share exchange contemplated by the scheme. As of September 30, 2020, there were outstanding options to purchase an aggregate of 3,146,059 ordinary shares under the 2020 Plan.

Background and Purpose of the 2020 Plan. The purpose of the 2020 Plan is to promote our long-term success and the creation of shareholder value by:

●	Promoting our long-term success and the creation of shareholder value by offering selected service providers an opportunity to acquire a proprietary interest in our success,
●	Encouraging selected service providers to continue to provide services to us and attract new service providers with outstanding qualifications, and
●	Further aligning Participants’ interests with the interests of our shareholders, through the award of equity compensation grants which increases their proprietary interest in the Company.

The 2020 Plan permits the grant of the following types of equity-based incentive awards: (1) stock options (which can be either ISOs or NQSOs), (2) SARs, (3) restricted stock, (4) RSUs, and (5) other equity awards. The vesting of equity awards can be based on either continuous service and/or performance goals. Awards are evidenced by a written agreement between the Participant and the Company.

Eligibility to Receive Awards. Employees, consultants and Board members of the Company and certain of our affiliated companies are eligible to receive awards under the 2020 Plan. The 2020 Plan Committee determines, in its discretion, the selected Participants who will be granted awards under the 2020 Plan. Provided that the Board affirmatively acts to implement such a process, the 2020 Plan also provides that non-employee directors may elect to receive stock grants or stock units (which would be issued under the 2020 Plan) in lieu of fees that would otherwise be paid in cash.

Shares Subject to the 2020 Plan. The maximum number of ordinary shares that can be issued under the 2020 Plan is 4,200,000 shares. In addition, on January 20th of each calendar year from 2021 through 2029, this share limit shall be increased by the lesser of (i) four percent of the outstanding ordinary shares of GAN Limited (rounded down to the nearest whole number) as of the close of business on the preceding December 31st or (ii) some lesser whole number than the number determined under clause (i) as determined by the Board (which may be zero). A share that is issued pursuant to 2020 Plan award shall count as the issuance of one (1) share and thereby reduce the remaining number of shares available for future issuance under the 2020 Plan. The shares underlying forfeited or terminated awards (without payment of consideration), or unexercised awards become available again for issuance under the 2020 Plan. But in all other cases, regardless of the actual number of shares issued to the award holder, the gross number of shares for which compensation is being provided (including any shares used to pay an award’s exercise price or tax withholding obligations) count against the 2020 Plan’s share limit. No fractional shares may be issued under the 2020 Plan. No shares will be issued with respect to a Participant’s award unless applicable tax withholding obligations have been satisfied by the Participant.

Administration of the 2020 Plan. The 2020 Plan will be administered by our Board’s Compensation Committee, acting as the 2020 Plan Committee, which shall consist of independent Board members as specified under Nasdaq rules. With respect to certain awards issued under the 2020 Plan, the members of the 2020 Plan Committee also must be “Non-Employee Directors” under Rule 16b-3 of the Securities Exchange Act of 1934. Subject to the terms of the 2020 Plan, the 2020 Plan Committee has the sole discretion, among other things, to:

●	Select the individuals who will receive awards,
●	Determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),
●	Correct any defect, supply any omission, or reconcile any inconsistency in the 2020 Plan or any award agreement,
●	Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2020 Plan,
●	Permit a participant to defer compensation to be provided by an award, and
●	Interpret the provisions of the 2020 Plan and outstanding awards.

The 2020 Plan Committee (or the Board) may suspend vesting, settlement, or exercise of awards pending a determination of whether a Participant’s service should be terminated for cause (in which case outstanding awards would be forfeited). Awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a “clawback” policy). The members of the Board, the 2020 Plan Committee and their delegates shall be indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2020 Plan. In addition, the 2020 Plan Committee may use the 2020 Plan to issue shares under other plans or sub-plans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates.

Types of Awards

Stock Options. A stock option is the right to acquire ordinary shares at a fixed exercise price over a fixed period of time. The 2020 Plan Committee will determine, among other terms and conditions, the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price generally will not be less than the fair market value of an ordinary share on the date of grant of the stock option. The fair market value of an ordinary share for the purposes of pricing our awards shall be equal to the regular session closing price for our shares as reported by The Nasdaq Capital Market on the most recent trading date prior to the date of grant. Stock options may not be repriced or exchanged without shareholder approval, and no re-load options may be granted under the 2020 Plan.

Stock options granted under the 2020 Plan may be either ISOs or NQSOs. As required by the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations, ISOs are subject to various limitations not imposed on NQSOs. For example, the exercise price for any ISO granted to any employee owning more than 10% of our ordinary shares may not be less than 110% of the fair market value of an ordinary share on the date of grant, and such ISO must expire no later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of ordinary shares subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. In order to comply with Treasury Regulation Section 1.422-2(b), the 2020 Plan provides that no more than 4,200,000 shares may be issued pursuant to the exercise of ISOs.

A stock option granted under the 2020 Plan generally cannot be exercised until it becomes vested. The 2020 Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for stock options granted under the 2020 Plan may not exceed ten years from the date of grant although the 2020 Plan Committee may establish a shorter period at its discretion. The exercise price of each stock option granted under the 2020 Plan must be paid in full at the time of exercise, either with cash, or through a broker-assisted “cashless” exercise and sale program, or net exercise, or through another method approved by the 2020 Plan Committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.

SARs. A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares on the date of the SAR’s exercise and the aggregate exercise price of the shares covered by the exercised portion of the SAR. The 2020 Plan Committee determines the terms of SARs, including the exercise price (provided that such per share exercise price generally will not be less than the fair market value of an ordinary share of on the date of grant), the vesting and the term of the SAR. The maximum term for SARs granted under the 2020 Plan may not exceed ten years from the date of grant, subject to the discretion of the 2020 Plan Committee to establish a shorter period. Settlement of a SAR may be in ordinary shares or in cash, or any combination thereof, as the 2020 Plan Committee may determine. SARs may not be repriced or exchanged without shareholder approval.

Restricted Stock. A restricted stock award is the grant of ordinary shares to a Participant and such shares may be subject to a substantial risk of forfeiture until specific conditions or goals are met. The restricted shares may be issued with or without cash consideration being paid by the Participant as determined by the 2020 Plan Committee. The 2020 Plan Committee also will determine any other terms and conditions of an award of restricted stock. In determining whether an award of restricted stock should be made, and/or the vesting schedule for any such award, the 2020 Plan Committee may impose whatever conditions to vesting it determines to be appropriate. During the period of vesting, the participant will not be permitted to transfer the restricted shares but will generally have voting and dividend rights (subject to vesting) with respect to such shares.

RSUs. RSUs are the right to receive an amount equal to the fair market value of the shares covered by the RSU at some future date after the grant. The 2020 Plan Committee will determine all of the terms and conditions of an award of RSUs, including the vesting period. Upon each vesting date of a RSU, a Participant will become entitled to receive an amount equal to the number of shares indicated in the grant notice, or, if expressed in dollar terms, the fair market value of the shares on the settlement date. Payment for vested RSUs may be in ordinary shares or in cash, or any combination thereof, as the 2020 Plan Committee may determine. Settlement of vested stock units will generally occur at or around the time of vesting but the 2020 Plan Committee may permit a participant to defer such compensation until a later point in time. Stock units represent an unfunded and unsecured obligation for us, and a holder of a stock unit has no rights other than those of a general creditor.

Other Awards. The 2020 Plan also provides that other equity awards, which derive their value from the value of our shares or from increases in the value of our shares, may be granted. Substitute awards may be issued under the 2020 Plan in assumption of or substitution for or exchange for awards previously granted by an entity which we (or an affiliate) acquire.

Limited Transferability of Awards. Awards granted under the 2020 Plan generally are not transferrable other than by will or by the laws of descent and distribution. However, the 2020 Plan Committee may in its discretion permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Participant’s immediate family or to a trust or other entity for the benefit of the Participant and/or member(s) of his or her immediate family.

Termination of Employment, Death or Disability. The 2020 Plan generally determines the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, or disability and the status of the award as vested or unvested, unless the award agreement or a Participant’s employment agreement or other agreement provides otherwise.

Dividends and Dividend Equivalents. Any dividends or dividend equivalents distributed in the form of shares under the 2020 Plan will count against the 2020 Plan’s maximum share limit. The 2020 Plan also provides that dividend equivalents will not be paid or accrue on unexercised stock options or unexercised SARs. Dividends and dividend equivalents that may be paid or accrue with respect to unvested awards shall be subject to the same vesting conditions as the underlying award and shall only be distributed to the extent that such vesting conditions are satisfied.

Adjustments upon Changes in Capitalization.

In the event of the following actions:

● stock split of our outstanding ordinary shares,

● stock dividend,

● dividend payable in a form other than shares in an amount that has a material effect on the price of the shares,

● consolidation,

● combination or reclassification of the shares,

● recapitalization,

● spin-off, or

● other similar occurrences,

then the following shall each be equitably and proportionately adjusted by the 2020 Plan Committee:

● maximum number of shares that can be issued under the 2020 Plan (along with the ISO share issuance limit),

● number and class of shares issued under the 2020 Plan and subject to each award,

● exercise prices of outstanding awards, and

● number and class of shares available for issuance under the 2020 Plan.

Change in Control. In the event that we are a party to a merger or other reorganization or similar transaction, outstanding 2020 Plan awards will be subject to the agreement pertaining to such merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption or substitution of the outstanding awards by the surviving entity or its parent, (iii) full exercisability and/or full vesting of outstanding awards, or (iv) cancellation of outstanding awards either with or without consideration, in all cases with or without consent of the Participant. The Board or the 2020 Plan Committee need not adopt the same rules for each award or Participant.

The 2020 Plan Committee will decide the effect of a change in control of the Company on outstanding awards. The 2020 Plan Committee may, among other things, provide that awards will fully vest and/or be canceled upon a change in control, or fully vest upon an involuntary termination of employment following a change in control. The 2020 Plan Committee may also include in an award agreement provisions designed to minimize potential negative income tax consequences for the participant or the Company that could be imposed under the golden parachute tax rules of Code Section 280G.

Term of the 2020 Plan. The 2020 Plan is in effect for ten years from the date of adoption, or until earlier terminated by the Board. Outstanding awards shall continue to be governed by their terms after the termination of the Plan.

Governing Law. The 2020 Plan shall be governed by the laws of the state of New York except for conflict of law provisions.

Amendment and Termination of the 2020 Plan. The Board generally may amend or terminate the 2020 Plan at any time and for any reason, except that it must obtain shareholder approval of material amendments to the extent required by applicable laws, regulations or rules. The 2020 Plan expressly provides that the Board can amend the 2020 Plan to take into account changes in securities laws (including, without limitation, Rule 16b-3 of the Securities Exchange Act of 1934), federal income tax laws and other laws without obtaining shareholder approval.

Employee Stock Purchase Plan

Introduction. On December 3, 2020, our Board adopted the Employee Stock Purchase Plan (the “Purchase Plan”). We anticipate that our shareholders will approve the Purchase Plan in December 2020. The Purchase Plan is intended to meet the requirements of an “employee stock purchase plan,” as defined in section 423 of the Internal Revenue Code (“Code”).

The purpose of the Purchase Plan is to provide eligible employees of GAN Limited and its participating affiliates with the opportunity to acquire a proprietary interest in GAN Limited through participation in a payroll deduction-based employee stock purchase plan that is tax qualified under Code section 423.

Under the Purchase Plan, our employees will have an opportunity to acquire our ordinary shares at a specified discount from the fair market value as permitted by Code section 423. The Board’s compensation committee will administer the Purchase Plan and the Board may amend or terminate the Purchase Plan subject to obtaining any required shareholder approval.

The following is a summary of the material features of the Purchase Plan. This summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan and is qualified in its entirety by the actual Purchase Plan. If there is any inconsistency between this summary and the Purchase Plan terms, or if there is any inaccuracy in this summary the terms of the Purchase Plan shall govern. For further information about the Purchase Plan, we refer you to the complete copy of the Purchase Plan, which is attached as an exhibit to the registration statement of which this prospectus is a part.

Administration. The Purchase Plan will be administered by the compensation committee of our Board. Such committee, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by GAN Limited without charge to participants.

Ordinary shares subject to the Employee Stock Purchase Plan. 300,000 shares of our ordinary shares have been reserved for issuance under the Purchase Plan. In addition, on February 1st of each calendar year from 2022 through 2030, this share limit shall be increased by the lesser of (i) 0.25 percent of the outstanding ordinary shares of GAN Limited (rounded down to the nearest whole number) as of the close of business on the preceding December 31st or (ii) 100,000 shares or (iii) some lesser whole number than the number determined under clauses (i) and (ii) as determined by the Board or its compensation committee (which may be zero). The shares may be made available from authorized but unissued ordinary shares. Any shares issued under the Purchase Plan will reduce, on a share-for-share basis, the number of shares available for subsequent issuance under the Purchase Plan.

During any one calendar year, a participant may not purchase more than $25,000 of our ordinary shares pursuant to the Purchase Plan, as measured using the fair market value of our shares on the opening date of the offering period, and a participant will not be granted a purchase right if, immediately after the purchase right grant, the participant would own or would be able to own 5% or more of the total voting power or value of all classes of our stock (or any parent corporation or subsidiary corporation). In addition, in each offering period, any one participant may not purchase more than a specified number of shares. The Purchase Plan has initially established this limit at 5,000 shares per offering period subject to future changes by the compensation committee.

Should the total number of ordinary shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares available for issuance under the Purchase Plan at that time, then the committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the ordinary shares allocated to such individual, will be refunded.

In the event that any change is made to the outstanding ordinary shares by reason of any recapitalization, reincorporation, stock split, stock dividend or other change in corporate structure without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Purchase Plan, (ii) the maximum number and/or class of securities purchasable per participant per offering period and (iii) the number and/or class of securities subject to each outstanding purchase right and the purchase price payable per share.

Eligibility and participation. Generally, any employee of the Company (including any employee directors and executive officers) or any participating parent or subsidiary corporation (including any corporation, which subsequently becomes a participating corporation at any time during the term of the Purchase Plan) and who is so employed at the beginning of an offering period will be eligible to participate in the Purchase Plan for as long as he or she remains an eligible employee. Individuals employed outside the United States are subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed. The Purchase Plan also authorizes the establishment of addenda (rules, procedures or sub-plans) in order to facilitate participation in the Purchase Plan by eligible employees residing outside the United States. As required by section 423 of the Code, participants in the Purchase Plan will generally all have the same rights and privileges. The Purchase Plan allows the Company to exclude certain categories of employees from participation in accordance with Code section 423.

Offering periods and purchase dates. Ordinary shares of will be offered under the Purchase Plan through a series of offering periods, each with a maximum duration of twenty-seven (27) months. Offering periods will generally commence on the first trading day of each calendar quarter and purchases of shares for such offering period will generally occur three months later on the last trading day of each calendar quarter. The Purchase Plan initially has established offering periods with a duration of three months and the initial offering period is expected to commence in January 2021. Each participant’s purchase right is granted on the first day of the offering period and will be automatically exercised on the last trading day of each purchase period. However, the compensation committee has the discretionary authority to change the frequency and duration of the offering periods and purchase periods that occur within an offering period.

Each purchase right entitles the participant to purchase the whole number of ordinary shares obtained by dividing the participant’s payroll deductions for each purchase period by the purchase price in effect for that offering period.

Purchase price. The purchase price of the ordinary shares acquired on each purchase date is a designated percentage (which will be determined by the compensation committee but will in no event be less than 85% of the lower) of (i) the closing selling price per ordinary share (as reported by Nasdaq) on the most recent trading date before the offering period begins or (ii) the closing selling price per ordinary share on the most recent trading date before the date of purchase of the shares (as reported by Nasdaq). The Purchase Plan has initially established that the purchase price will be equal to 85% of the lesser of (i) the closing selling price per ordinary share on the most recent trading date before the offering period begins or (ii) the closing selling price per ordinary share on the most recent trading date before the date of purchase of the shares. However, the compensation committee has the discretionary authority to change the purchase price discount formula.

Payroll deductions and stock purchases. Each participant may authorize periodic payroll deductions in any multiple of 1% of his or her eligible earnings each offering period (up to a maximum of 15% of eligible earnings each offering period). A participant may also change his/her rate of payroll deductions during an offering period as permitted by the Purchase Plan. The accumulated deductions will automatically be applied on each purchase date to the purchase of a whole number of ordinary shares at the purchase price in effect for that purchase date. Participants are permitted to make other approved contributions prior to a purchase date in certain non-U.S. jurisdictions where payroll deductions are prohibited by law. For purposes of the Purchase Plan, eligible earnings generally include base salary, bonuses, commissions and overtime pay.

Termination of purchase rights. A participant may stop contributions to the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant’s election, either be refunded immediately or applied to the purchase of ordinary shares on the next scheduled purchase date. A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of ordinary shares.

Shareholder rights. No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

Assignability. No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Change in control. In the event the Company is liquidated, dissolved or experiences a change in control, all outstanding purchase rights will generally be exercised prior to the effective date of such event (if such purchase rights are not being assumed by the acquirer).

Amendment and termination. The Purchase Plan will terminate upon the earlier of (i) December 1, 2030, or (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) a date specified by the Board. No further stock purchases or grants of stock purchase rights will occur after the Purchase Plan is terminated.

The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without shareholder approval, (i) increase the number of shares issuable under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that will provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreements if:

●	indemnification is prohibited by our bye-laws or applicable law;

●	the action initiated by the person is not authorized by our Board of Directors; or

●	a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the Company.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information, as of September 30, 2020 (except as otherwise provided below), regarding the beneficial ownership of our ordinary shares: (i) immediately prior to the consummation of the offering and (ii) as adjusted to reflect the sale of our ordinary shares in this offering, for:

●	each of our directors;

●	each of our executive officers;

●	all of our directors and our executive officers as a group;

●	each person who is known by us to own beneficially 5% or more of our outstanding ordinary shares; and

●	each selling shareholder.

The column entitled “Shares Beneficially Owned Prior to the Offering—Percent” is based on 29,671,010 ordinary shares outstanding as of September 30, 2020. The columns entitled “Shares Beneficially Owned After the Offering” is based on 34,666,010  ordinary shares (or 35,446,010 ordinary shares, if the overallotment is exercised in full) to be issued and outstanding immediately after the closing of this offering, assuming the issuance of a total of 163,500  shares upon the exercise by selling shareholders of options at the closing of this offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of September 30, 2020, including through the vesting of deferred share awards, exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. Unless otherwise indicated, the business address of each such person is 400 Spectrum Center Drive, Suite 1900, Irvine, CA 92618.

				Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Shares to Be Sold in This Offering	Excluding Exercise of Over-Allotment		Including Exercise of Over-Allotment
	Number	Percent		Number	Percent	Number	Percent
Name of Beneficial Owner (1)
Holders of Greater than 5% (2)
Sir Michael Smurfit Snr (3)	2,846,388	9.59%		2,846,388	8.21%	2,846,388	8.03%
Bacchantes Limited (4)	2,716,388	9.16%		2,716,388	7.84%	2,716,388	7.66%
Dermot S. Smurfit (5)	2,767,932	9.10%	200,000	2,567,932	7.41%	2,567,932	7.24%

Directors and Executive Officers:
Dermot S. Smurfit (5)	2,767,932	9.10%	200,000	2,567,932	7.41%	2,567,932	7.24%
Seamus McGill (6)	250,389	*		250,389	*	250,389	*
Michael Smurfit Jr. (7)	484,060	1.62	20,000	464,060	1.34%	464,060	1.31%
David Goldberg (8)	178,467	*		178,467	*	178,467	*
Karen Flores (9)	100,000	*		100,000	*	100,000	*
Simon Knock (10)	288,500	*	163,500	125,000	*	125,000	*
Jeffrey Berman (11)	147,916	*		147,916	*	147,916	*
Donald Ryan (12)	50,000	*		50,000	*	50,000	*
Todd McTavish	—	*
All directors and executive officers as a group (9 persons) (13)	4,267,266	13.52%	383,500	3,883,766	11.2%	3,883,766	10.96%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	The information with respect to the holders of 5% or more of our outstanding ordinary shares is derived from inquiries made by our authorized representatives to such holders. Such holders, and in particular financial institutions, may likely hold their shares as nominees on behalf of other beneficial owners, the identities of whom have not been disclosed to us by the above listed holders.
(3)	Sir Michael Smurfit Snr has a business address of Le Sardanapale, 2 Avenue Princesse Grace, MC98000 Monaco.
(4)	Based on the Schedule 13D, filed on June 2, 2020. Bacchantes Limited is an entity organized under the laws of the Isle of Man. Sir Michael Smurfit Snr is the sole shareholder and a director of Bacchantes Limited. Bacchantes Limited has a business address of c/o IQ EQ (Isle of Man) Limited, First Names House, Victoria Road, Douglas, Isle of Man IM2 4DF.

(5)	Includes 686,500 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(6)	Includes 200,000 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(7)	Includes 175,000 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(8)	Includes 150,000 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(9)	Includes 100,000 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(10)	Includes 288,500 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(11)	Includes 147,916 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(12)	Includes 50,000 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.
(13)	Includes 1,797,917 shares of common shares issuable upon the exercise of options exercisable within 60 days of September 30, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Companies

From time to time in the ordinary course of our business we contract for services from companies in which certain of our executive officers or directors may serve as director or advisor. The cost of these services is negotiated on an arm’s length basis and none of these arrangements is material to us.

During 2018, we repaid outstanding 9% convertible loan notes, including payment of principal and interest to certain directors and related parties. Repayment of $0.2 million was made to Roger Kendrick, who was a director at the time of repayment. Repayment of $6 thousand (including interest of $1 thousand) was made to Michael Smurfit, Jr., who is a director. Repayment of $3.5 million was made to Sir Michael Smurfit, who is a related party to Michael Smurfit Jr.

At December 31, 2019, our director and Chief Executive Officer Dermot S. Smurfit owed us $0.1 million, inclusive of 3 thousand of interest, which was included within trade and other receivables on our Consolidated Statement of Financial Position. The interest earned by us is included in net finance costs within the Consolidated Statement of Comprehensive Income. On March 20, 2020, the outstanding loan and interest was repaid in full.

On March 5, 2020, GAN Limited secured the cash consideration for the share exchange contemplated by the May 2020 scheme of arrangement with GAN plc through a loan from Dermot S. Smurfit, our chief executive officer, and his father Dermot F. Smurfit. The loan was unsecured and bore interest at 15% per annum subject to a minimum interest fee of £300,000 (approximately $384,000). GAN Limited never drew down on the loan but paid the minimum interest fee in full promptly following the reorganization from existing cash resources of GAN plc (£30,000 (approximately $37,000) of which was paid to Mr. Dermot S. Smurfit).

Agreements with Directors and Officers

For information regarding agreements between us and certain of our executive officers and directors, see “Management—Executive Officer Compensation and Employment Agreements” and “Management—Indemnification Agreements” above.

Registration Rights Agreement

We are a party to a registration rights agreement with Dermot S. Smurfit, Michael Smurfit Jr. and Simon Knock. Under this agreement, these selling shareholders are entitled to registration rights with respect to their shares of common stock and/or shares of common stock underlying outstanding stock options in connection with this offering. If the underwriter determines in its sole discretion that the overall size of this offering should be limited to ensure a successful offering, then any reduction in the number of ordinary shares included in this offering will be allocated among us and each of the selling shareholders pro rata according to the total number of ordinary shares reflected herein; provided, however that our participation in the underwriter cutback will stop at the point that any reduction would result in us raising less than $65.0 million in gross proceeds. The selling shareholders agreed that they will pay the legal fees and expenses of their counsel in connection with this offering.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective immediately prior to the consummation of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits to the registration statement of which this prospectus forms a part for a complete understanding of our memorandum of association and bye-laws.

General

GAN Limited is an exempted company limited by shares incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 55183. We were incorporated in Bermuda on December 13, 2019.

From 2002 until our May 2020 reorganization, we operated as GAN plc, a public limited company under the laws of the United Kingdom. Prior to the completion of our U.S. initial public offering, under a scheme of arrangement approved by the shareholders of GAN plc and appropriate U.K. authorities, each share of GAN plc was cancelled and re-issued to GAN Limited, which then issued shares of GAN Limited to the former shareholders of GAN plc in exchange for all outstanding shares of GAN plc on a one-for-four basis. Each shareholder of GAN plc received such shareholder’s pro rata portion, based on share ownership, of an aggregate of £2.0 million in cash.

The registered office of GAN Limited is located at Park Place, 55 Pa La Ville Road, Hamilton HM 11, Bermuda and its principal place of business is at 400 Spectrum Center Drive, Suite 1900, Irvine, CA 92618. The telephone number at its registered office is +1 441 242 1500. Walkers Corporate (Bermuda) Limited is our agent for service of process in Bermuda having an address of Park Place, 55 Par La Ville Road, Hamilton HM 11, Bermuda.

Authorized and Issued Share Capital

Our authorized share capital consists of $1.0 million divided into 100,000,000 ordinary shares, par value $0.01 per share. As of September 30, 2020, there were 29,671,010 ordinary shares outstanding. Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares.

Ordinary Shares

Holders of ordinary shares have no pre-emptive rights under the Bermuda Companies Act, or under the bye-laws. In addition, the ordinary shares have no right to redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by Bermuda law or by our bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities.

Ownership Restrictions and Compliance with Gaming Laws

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares (for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Capital Market).

Our bye-laws include certain provisions to ensure that we comply with applicable gaming laws affecting GAN Limited and our subsidiaries. GAN Limited is prohibited from carrying on any Gaming or Gaming Activities (as such terms are defined in our bye-laws) itself. Any person who owns or controls our ordinary shares consents to any background investigation that may be required by applicable gaming authorities, and may be required to provide to information, respond to written inquires, and submit an application to any relevant gaming authorities with jurisdiction over the operations of the Company’s subsidiaries. Any person holding or controlling more than five percent (5%) or more of our ordinary shares has to notify of their position.

Any person found unsuitable by a gaming authority or our Board of Directors may not hold our ordinary shares. Our bye-laws provide, among other things, that our Board of Directors has the right to investigate and provide notice to a shareholder that they are unsuitable to hold our ordinary shares and must dispose of them. If the shareholder does not dispose of the ordinary shares voluntarily, the Board of Directors has the right to cause a forced sale of the ordinary shares held by an unsuitable person. The sale would be conducted by a third party agent designated by us and the shares of the unsuitable person may be sold to us or a third party in market or private transactions.

Dividends and Other Distributions

Under Bermuda law, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing either that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Share premium accounts may be reduced in certain limited circumstances. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends and/or make distributions to U.S. residents who are holders of our ordinary shares.

Variation of Rights

Subject to the special rights for the time being attached to any class of shares, if at any time we have more than one class of issued shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class; or (2) with the sanction of a resolution passed by the holders of a majority of not less than three-fourths in nominal value of shares as voted (in person or by proxy) at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons is present holding at least one-third in nominal value of the issued shares of the class (excluding any shares held as treasury shares).

Shareholder Meetings

Under our bye-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of Bermuda. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that shareholders be given at least twenty-one clear days’ notice in advance of an annual general meeting and fourteen clear days’ notice in advance of a special general meeting. Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that the Board of Directors may convene a special general meeting whenever in their judgment such meeting is necessary and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right to vote at a general meeting.

Anti-Takeover Provisions

The following is a summary of the provisions of our bye-laws that may be deemed to have an anti-takeover effect:

Election and Removal of Directors

Our bye-laws do not permit cumulative voting in the election of directors. Our bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by our Board of Directors) to give advance written notice of nominations for the election of directors. Our bye-laws also provide that our directors may be removed only upon the affirmative vote of the holders of a majority of the ordinary shares voted in person or by proxy at a duly authorized meeting of shareholders called for that purpose, provided that notice of such meeting is served on such director at least 14 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such removal. These provisions may discourage, delay or prevent the removal of our incumbent directors. Our bye-laws also provide for the election of directors to be staggered into three classes, of equal number or as close in number as reasonably possible. Each class of directors are elected for a three-year term until their successors are appointed or they are re-elected at the corresponding annual general meeting.

Limited Actions by Shareholders

Subject to certain rights set out in the Bermuda Companies Act, our bye-laws provide that shareholders are required to give advance notice to us of any business to be introduced by a shareholder at any annual general meeting. The advance notice provisions provide that, for business to be properly introduced by a shareholder when such business is not specified in the notice of meeting or brought by or at the direction of our Board of Directors, the shareholder must have given our secretary notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting of the shareholders. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, the shareholder must give our secretary notice not later than 10 days following the earlier of the date on which notice of the annual general meeting was given to the shareholders or the date on which public disclosure of the annual general meeting was made. The chairman of the meeting may, if the facts warrant, determine and declare that any business was not properly brought before such meeting and such business will not be transacted.

Limitations on Liability and Indemnification of Directors and Officers

We are a Bermuda exempted company limited by shares. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of our Company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer or any claims of violations of the Securities Act or the Exchange Act the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act.

Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to us all funds paid by us in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him or her under the Bermuda Companies Act in his or her capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

Registrar or Transfer Agent

A register of holders of the ordinary shares is maintained by Walkers Corporate (Bermuda) Limited in Bermuda, and Continental Stock Transfer and Trust Company serves as the transfer agent and registrar and maintains a branch register of holders of our ordinary shares.

Securities Depository

The Depository Trust Company (“DTC”), New York, NY, acts as securities depository for our ordinary shares. DTC, the world’s largest securities depository, holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). More information about DTC can be found at www.dtcc.com.

The ordinary shares issued in this offering will be fully-registered securities registered in the name of Cede & Co., DTC’s nominee. Purchases of ordinary shares under the DTC system must be made by or through Direct Participants, which will receive a credit for the ordinary shares on DTC’s records. If you purchase ordinary shares in this offering, your ownership interest will be recorded on the records of your securities broker or dealer as a Direct and Indirect Participant of DTC. You will not receive written confirmation from us or from DTC of your purchase. You are, however, expected to receive written confirmations from your securities broker or dealer providing details of the transaction, as well as periodic statements of your holdings. Similarly, transfers of ordinary shares will be accomplished by entries made on the books of Direct and Indirect Participants. The deposit of ordinary shares with DTC and their registration in the name of Cede & Co. do not affect any change in beneficial ownership.

Neither DTC nor Cede & Co. will consent or vote with respect to the ordinary shares unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Any distributions and dividend payments on the ordinary shares will be made to Cede & Co. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or agent, on payable date in accordance with their respective holdings shown on DTC’s records.

If you purchase beneficial interests in our ordinary shares in this offering and hold your shares through DTC, you must look solely to your broker or bank for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising in respect of our ordinary shares. Your broker or bank must, in turn, look solely to DTC for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising with respect to our ordinary shares.

You may request through your securities broker or dealer to hold shares directly in book entry form instead of holding shares indirectly through DTC. Your broker may request that your shares be directly registered in book entry form through our U.S. transfer agent. However, the conversion from a beneficial interest in shares legally owned by Cede & Co. as holder of legal title to the direct registration of ordinary shares in your name, and vice versa, may require both time and the payment of processing fees to our transfer agent, in addition to fees that may be levied by your brokerage firm.

If you elect to hold shares directly in your own name, you will be a GAN Limited shareholder and therefore you may be more easily able to exercise the shareholder rights attaching to the shares than would be the case were you to hold beneficial interests in the shares held by Cede & Co. for DTC. Conversely, if you decide to hold your beneficial interests in the shares held by Cede & Co. for DTC through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank. Please consult with your broker or bank to determine those procedures.

Listing

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “GAN.”

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends and/or distributions to United States residents who are holders of our ordinary shares.

The Bermuda Monetary Authority has given its general permission for exchange control purposes for the issue and free transferability of all of the ordinary shares that are the subject of this offering to and between persons resident and non-resident of Bermuda, provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Capital Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, our ordinary shares may be issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), registration may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, with respect to any trust, we are not bound to investigate or see to the execution of any such trust, and we will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Holders of Record

As of December 2, 2020, there were approximately 17 holders of record. The number of individual holders of record is based exclusively upon our share register and does not either include holders of shares in dematerialized, or book-entry, form or address whether a single share certificate may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of some but not all of the shares represented by a single share certificate.

None of our shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of GAN Limited.

COMPARISON OF DELAWARE LAW AND BERMUDA LAW

You should be aware that the Bermuda Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Bermuda Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Corporate Law Issue	Bermuda Law	Delaware Law
Special Meetings of Shareholders

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that the Board of Directors may convene a special general meeting and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at a general meeting.

Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.

Our bye-laws provide that shareholders be given at least 21 clear days’ notice in advance of annual general meetings and 14 clear days’ notice in advance of special general meetings.

Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or bye-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.
Interested Director Transactions

Bermuda law provides that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that such disclosure of interests also needs to be made in respect of an immediate family member of a director.

Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting or disqualified by the vote of a majority in number of the other directors in attendance where such declaration is made by the chairman of the meeting.

Interested director transactions are permissible and may not be legally voided if:

● either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

●  the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Corporate Law Issue	Bermuda Law	Delaware Law
Voting and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, by the Bermuda Companies Act. Under our bye-laws, at any general meeting, any two shareholders present and representing in person or by proxy a simple majority of the total issued voting shares in the company throughout the meeting and entitled to vote shall form a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Bermuda Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Our bye-laws do not permit cumulative voting.

Any individual who is a shareholder of our Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of ordinary shares is entitled to one vote per ordinary share held.

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

For a Delaware corporation, the presence, either in person or by proxy, of as few as one third of the shares eligible to vote may constitute a quorum. Except for certain extraordinary transactions, such as approving a merger, shareholders of a Delaware corporation may act by the majority vote of the shares present, either in person or by proxy.

Under Delaware law, a shareholder entitled to vote at a meeting or express consent or dissent to a corporate action in writing in lieu of a meeting may authorize another person or persons to act for such shareholder by proxy; provided, that no such proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period.

Approval of Corporate Matters by Written Consent	Our bye-laws provide that anything which may be done by resolution of the Company in a general meeting, may be done by written resolution.	Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

Corporate Law Issue	Bermuda Law	Delaware Law
Takeover Provisions	Our bye-laws do not contain any takeover provisions and there is no takeover provision expressly provided for under the Bermuda Companies Act.	Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” is defined to include a merger or asset sale involving the interested stockholder or any other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation’s voting stock.
Limitations on Directors Liability and Indemnification of Directors and Officers

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act. Section 98 of the Bermuda Companies Act further provides that a company may advance moneys to an officer (including a director) or auditor for the costs, charges and expenses incurred by the officer (including a director) or auditor in defending any civil or criminal proceedings against them, on condition that the officer (including a director) or the auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer or any claims of violations of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act.

Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and intend to maintain a directors’ and officers’ liability policy for such purpose.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or shares barring redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

In addition, Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Corporate Law Issue	Bermuda Law	Delaware Law
Amalgamations, mergers and similar arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless a company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be at least two persons holding or representing more than one-third of the issued shares of the company.

Our bye-laws provide that, an amalgamation, merger or similar transaction must be approved by the Board and by the affirmative vote of a simple majority of share voted by poll in person or by proxy at a general meeting (of which notice specifying the intention to propose the resolution as a special resolution has been duly given). The quorum for such meeting must be at least two shareholders present in person or by proxy representing in excess of 50% of the total issued voting shares in the Company.

In the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of giving of the notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the shares entitled to vote on the transaction. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Corporate Law Issue	Bermuda Law	Delaware Law
Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders, or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer or any claims of violations of the Securities Act or the Exchange Act the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act. We have been advised that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Corporate Law Issue	Bermuda Law	Delaware Law
Inspection of Books and Records	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association (including its objects and powers), certain alterations to the memorandum of association, any prospectus filed with the Registrar of Companies, the certificate of incorporation, the register of charges of the company and the notice stating the registered office of the company. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting unless the requirement is waived. The register of members of a company and the register of directors and officers of a company are also open to inspection by shareholders and members of the general public without charge for not less than two hours in any business day (subject to such reasonable restrictions as a company may impose). A company is required to maintain its register of members in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.
Amendments to Charter

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital shall have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under our bye-laws the memorandum of association may be altered only in accordance with the Bermuda Companies Act and approval of the shareholders passed by a simple majority of shares voted by poll in person or by proxy at a general meeting.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Corporate Law Issue	Bermuda Law	Delaware Law
Amendment of By-laws	Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our Board of Directors and by a resolution of our shareholders passed by a simple majority vote by poll in person or by proxy at a general meeting of the Company, of which notice specifying the intention to propose the resolution as a resolution has been duly given.

The authority to adopt, amend or repeal the bylaws of a Delaware corporation is held exclusively by the shareholders unless such authority is conferred upon the board of directors in the corporation’s certificate of incorporation.

Amendments to the bylaws of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation.

Duties of Directors

The Bermuda Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Bermuda Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the Company to act in good faith in their dealings with or on behalf of the Company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the Company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The Bermuda Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Bermuda Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe a fiduciary duty to the company itself, not to the company’s individual shareholders or members, creditors, or any class of shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

The standards of conduct for directors of a Delaware corporation have developed through written opinions of the Delaware courts. Directors of Delaware corporations generally must act in good faith and with due care and loyalty, in a manner that they believe to be in the best interests of the corporation and its shareholders.

Corporate Law Issue	Bermuda Law	Delaware Law
Compulsory Takeovers

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:

●   By a procedure under the Bermuda Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be affected by obtaining the agreement of the company and of holders of ordinary shares, representing in the aggregate a majority in number and at least 75% in value of the ordinary shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of ordinary shares could be compelled to sell their shares under the terms of the scheme of arrangement.

●   If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

●    Where one or more parties hold not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Under Delaware law, an acquiring party is generally able to acquire compulsorily the common stock of minority holders if the acquiring party owns at least 90% of the outstanding stock of each class of the stock of the target corporation by either merging the acquiring party into the target corporation or the target corporation into the acquiring party and concurrently filing a certificate of such ownership and merger setting forth a copy of the resolution of the board of directors of the acquiring party to so merge and the date of the adoption.

Corporate Law Issue	Bermuda Law	Delaware Law
Shareholder Proposals	Under Bermuda law, shareholder(s) may unless the company otherwise resolves, as set forth below and at their own expense, require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than one- twentieth of the total voting rights of all shareholders having at the date of the requisition the right to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.	Not applicable.
Dividends and Other Distributions	Under Bermuda law, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each ordinary share is entitled to dividends if, as and when dividends are declared by our Board of Directors and subject to a resolution of our members, subject to the rights of any other class of shares (if any) and to the provisions of the Bermuda Companies Act.	Delaware law provides that (i) a corporation may pay dividends on its common stock out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year and (ii) that dividends may be paid in cash, property or shares of a corporation’s capital stock. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividends, the capital of the corporation would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of the assets.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, and assuming no exercise of the underwriter’s over-allotment option and assuming the issuance of a total of 163,500  shares upon the exercise by selling shareholders of options at the closing of this offering, we will have 34,651,010 outstanding ordinary shares, based on 29,671,010 ordinary shares outstanding on September 30, 2020. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. All of our executive officers and directors are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock for 90 days from the date of the underwriting agreement that will be executed in connection with this offering.

In connection with the acquisition of Coolbet, a portion of the purchase price will be paid through the delivery of newly issued ordinary shares valued at the lower of $17.11 per share or the price at which the ordinary shares are sold in this Offering. If the ordinary shares are valued at the assumed offering price of $15.60 per share, the closing of the Coolbet offering will result in an aggregate of 5,226,795 shares being issued to the Coolbet holders. The shares issued to the Coolbet holders are being issued in a cross-border exchange offer, exempt from registration pursuant to Rule 802 under the Securities Act. In connection with the Share Exchange Agreement each Coolbet holder has agreed with us to a contractual lock-up of ninety (90) days before the ordinary shares can transferred or sold. For certain executive management personnel, the lock up period is 180 days.

Rule 144

Ordinary shares issued to shareholders who are not our directors, officers or other affiliates are freely tradable and are not subject to the restrictions in Rule 144 of the Securities Act. In general, if there are any restricted shares, as defined under Rule 144 under the Securities Act, as in effect on the date of this prospectus, a person who holds restricted shares and is not one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our ordinary shares, provided current public information about us is available.

In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

A person who is one of our affiliates, or was one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the ordinary shares to be sold for at least six months, is entitled to sell a number of such ordinary shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our ordinary shares then outstanding, which will equal approximately ordinary shares immediately after this offering, assuming no exercise of the underwriter’s over-allotment option; or

●	the average weekly trading volume of our ordinary shares on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Options

We have filed a Form S-8 registration statement under the Securities Act to register a total of 4,200,000 ordinary shares that may be awarded pursuant to our 2020 Equity Incentive Plan. As of September 30, 2020, there were 3,146,059 ordinary shares issuable upon the exercise of share options outstanding under the 2020 Plan and 93,680 restricted stock awards issued. Shares issued upon the exercise of such options will be eligible for resale in the public market without restrictions, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described under “Underwriting” below.

TAX CONSIDERATIONS

Bermuda Taxation Consequences

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United Kingdom Taxation Consequences

The following information is based upon the law and practice currently in force in the United Kingdom (U.K.) and without prejudice to any amendments introduced at a later date. The comments are of a general nature only and are not intended to be, nor should they be construed to be in any way, legal or tax advice.

The comments set out below summarize certain limited aspects of the U.K. tax treatment for shareholders holding ordinary shares. They are not and do not purport to be a complete analysis of all U.K. tax considerations. The comments are intended as a general guide and apply only to corporates who are resident and in the cases of individuals persons resident and domiciled in the U.K. for U.K. tax purposes at all relevant times.

The comments do not deal with certain types of shareholders such as charities, persons holding or acquiring ordinary shares in the course of a trade, or as part of a “carried interest”, persons who have or could be construed as having acquired ordinary shares by reason of their employment or the considerations for collective investment, pension schemes and insurance companies. As the section does not take into account the individual circumstances of any shareholders, all persons should obtain, and only rely upon, their own professional tax advice regarding the tax consequences of acquiring, holding and/or disposing of the ordinary shares under the laws of their country and/or state of citizenship, domicile and/or residence as far as relevant to them.

Although the Company is incorporated in and organized under the laws of Bermuda, the directors intend that the affairs of the Company should be managed and conducted so that it will be resident in the U.K. for U.K. tax purposes. No guarantee can be given that the Company will be regarded as a U.K. resident for U.K. tax purposes. The following information is based on the Company being tax resident in the United Kingdom and upon the law and practice currently in force and published by HMRC in the United Kingdom.

Taxation of Income

Individual shareholders

U.K. resident individual shareholders will be liable to income tax in respect of dividends or other income distributions of the Company. Dividend income is treated as the top slice of the Shareholder’s income.

A U.K. resident individual shareholder will generally benefit from an allowance in the form of an exemption from tax for the first £2,000 of dividend income received in the 2020/21 tax year (“Dividend Allowance”). Any dividends above the Dividend Allowance are taxable at 7.5 percent (to the extent the income falls within an individual’s basic rate band), 32.5 percent (to the extent the income falls within an individual’s higher rate band) or 38.1 percent (to the extent the falls within an individual’s additional rate band). The rates quoted are those currently in force and applicable for the 2020-21 U.K. tax year.

Corporate Shareholders

Dividends paid to U.K. resident corporate shareholders are in theory taxable income of the U.K. corporate shareholder’s hand, unless the dividends fall within an exempt class (requiring various conditions to be met). It is likely that most dividends paid to U.K. resident corporate shareholders will fall within one or more of the classes of dividend qualifying for exemption from corporation tax. Specific advice must be taken, as the exemptions are not comprehensive and are also subject to anti-avoidance rules.

If a dividend paid to a U.K. resident corporate shareholder does not fall within an exempt class, the corporate shareholder will be subject to corporation tax on the gross amount of the dividend received at a rate of 19%.

Withholding Tax

There is no requirement on a Company resident in the U.K. for tax purposes to withhold any tax payable on the payment of a dividend, whether that payment is made to a U.K. resident or non-U.K. resident corporate or individual shareholder.

Taxation of Capital Gains

Shareholders who are resident in the U.K. for tax purposes and who dispose of their ordinary shares at a gain in value from acquisition will ordinarily be liable to U.K. taxation on the gain in value, subject to any available exemptions or reliefs. The gain in value subject to tax is calculated as the difference between the sale proceeds received and the sum total of the allowable costs and expenses, including the original acquisition cost of the ordinary shares. Shareholders who are not resident in the U.K. for tax purposes but who carry on business in the U.K. through a branch, agency or permanent establishment may also be subject to tax on the gain.

For U.K. resident individual shareholders, capital gains tax at the rate of 10 percent (for basic rate taxpayers) or 20 percent (for higher or additional rate tax payers) is payable on any gain. U.K. resident individual shareholders may benefit from certain reliefs and allowances (including a personal annual exemption allowance, which for 2020-21 U.K. tax year exempts the first £12,000 of gains from tax) depending on their circumstances.

For U.K. resident corporate shareholders any chargeable gain is within the charge to corporation tax (unless the substantial shareholding exemption or other particular exemption applies). U.K. corporate shareholders can benefit from indexation allowance up to December 31, 2017 (which, in general terms, increases the chargeable gains tax base cost of an asset in accordance with the rise in the retail prices index up to December 31, 2017). Indexation allowance for corporate shareholders no longer applies post December 31, 2017. Any new (post December 31, 2017) U.K. tax resident corporate shareholder holding any rolled over tax base cost pre-December 31, 2017 may claim indexation allowance on a subsequent disposal on the ordinary shares, but such indexation allowance will only be up to December 31, 2017.

Any ordinary shareholders ceasing to be U.K. resident for tax purposes may be subject to capital gains tax on ceasing to be resident in the U.K. and/or on becoming resident in the U.K. again for tax purposes in the future.

Inheritance tax

If any individual shareholder is regarded as domiciled in the U.K. for inheritance tax purposes, inheritance tax may be payable in respect of the ordinary shares on the death of the shareholder or on certain gifts of the ordinary shares during their lifetime, subject to any allowances, exemptions or reliefs.

Non-U.K. domiciled individual shareholders may be regarded as deemed domiciled for inheritance tax purposes following a long period of residence in the U.K. Further advice should be sought in these circumstances.

Stamp duty and stamp duty reserve tax (“SDRT”)

As per the above and stressed again for this section, the statements below are intended as a general guide to the current position under U.K. tax law. They do not apply to certain intermediaries who may be eligible for relief from stamp duty or SDRT, or to persons connected with depositary arrangements or clearance services (or, in either case, their nominees or agents), who may be liable to stamp duty or SDRT at a higher rate.

Treatment of the transfer of ordinary shares into and out of CREST

On the transfer of ordinary shares into CREST there should be no SDRT or stamp duty provided that there is no change in beneficial ownership of the ordinary shares. Where there is a transfer of ordinary shares into CREST and there is a change in beneficial ownership of the ordinary shares, no charge to SDRT should arise where:

●	the central management and control of the company currently takes place, and will continue to take place outside the U.K.;

●	the register of members of the company is, and will be, maintained outside the U.K.; and

●	the underlying ordinary shares are, and will continue to be, listed on a recognized stock exchange (such as the Nasdaq).

Assuming that no document of transfer is executed for such a transfer there should be no stamp duty either.

Where there is a transfer of ordinary shares out of CREST and there is a change in beneficial ownership of the ordinary shares, no charge to SDRT should arise, provided that:

To note, is that any document transferring title to the ordinary shares is likely within the scope of U.K. stamp duty (at the rate of 0.5 percent, rounded to the nearest £5) if it is executed in the U.K. or relates (wheresoever executed) to any matter or thing done or to be done in the U.K. Where stamp duty arises, this is typically payable by the purchaser.

United States Taxation Consequences

The following is a summary of the material U.S. federal income tax consequences of an investment in our ordinary shares. This summary applies to persons who purchase our ordinary shares pursuant to this offering and hold such ordinary shares as capital assets for tax purposes. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the Code), the U.S. Treasury regulations promulgated thereunder (including proposed and temporary regulations), published administrative rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service (IRS) will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. This discussion does not purport to be a comprehensive description of all of the U.S. federal income tax consequences that may be relevant with respect to an investment in ordinary shares.

This summary does not address all aspects of the U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: banks; financial institutions; insurance companies; partnerships or entities classified as partnerships for U.S. federal income tax purposes or persons holding ordinary shares through such entities; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organizations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; expatriates of the U.S.; persons subject to the alternative minimum tax; persons holding ordinary shares as part of a straddle, hedge, conversion transaction, or other integrated transaction; persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation for services; persons actually or constructively holding 10% or more of our voting shares; and U.S. Holders (as defined below) whose functional currency is other than the U.S. Dollar. This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift, or alternative minimum tax consequences.

We urge you to consult your own tax advisors regarding your particular circumstances and the U.S. federal income, estate and gift tax consequences to you of owning and disposing of ordinary shares, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is any of the following:

●	an individual who is a U.S. citizen or resident of the U.S. (as determined for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust elects under U.S. Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of ordinary shares that is not a U.S. Holder. As described in “Taxation of Non-U.S. Holders” below, the tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in such ordinary shares will depend upon the status and activities of such entity and the particular partner. Any such entity and a partner in any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it (and, as applicable, its partners) of the purchase, ownership and disposition of our ordinary shares.

We have not sought, nor will we seek, a ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the ordinary shares or that any such position would not be sustained.

Tax Residency of the Company

As described above under “—United Kingdom Taxation Consequences” although we are organized under the laws of Bermuda, our directors seek to ensure that our affairs are conducted in such a manner that we are resident in the United Kingdom for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by our directors or for any other reason, we could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. A change in our tax residency could have an effect on our cash flow but is not expected to have an effect on the tax consequences described below.

Taxation of U.S. Holders

Distributions on Ordinary shares

Subject to the discussion in “Passive Foreign Investment Company” below, in general, if you actually or constructively receive a distribution on ordinary shares, you must include the distribution in gross income as a taxable dividend on the date of your receipt of the distribution, but only to the extent the distribution is paid from our current or accumulated earnings and profits, as calculated under U.S. federal income tax principles. To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduced (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. The amount of any non-U.S. taxes withheld from a distribution, if any, would also be required to be included in gross income by you, however as discussed above under “—Bermuda Taxation Consequences” and “—United Kingdom Taxation Consequences—Taxation of Income,” we do not expect to be required to withhold taxes on any such distributions. Dividends paid by us are not expected to be eligible for the dividends received deduction allowed to corporations with respect to dividends received from certain domestic corporations. Dividends paid by us may or may not be eligible for preferential rates applicable to qualified dividend income, as described below.

Subject to applicable limitations, dividends paid to a non-corporate U.S. Holder by a “qualified foreign corporation” are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 day before the ex-dividend date) and certain other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the U.S. Our ordinary shares are currently listed on The Nasdaq Capital Market and are readily tradeable in the U.S. To the extent a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of your adjusted tax basis in the ordinary shares, and thereafter as capital gain. Preferential tax rates for long-term capital gain may be applicable to non-corporate U.S. Holders.

We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Subject to certain conditions and limitations, any foreign taxes paid on or withheld from distributions from us and not refundable to you may be credited against your U.S. federal income tax liability or, upon election, may alternatively be deducted from your taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by you or withheld from you that year. Dividends received with respect to our ordinary shares should generally be treated as foreign source income. For purpose of the U.S. foreign tax credit limitation, dividends received with respect to our ordinary shares should generally constitute “passive category income” for most U.S. Holders. However, we do not expect to be required to withhold taxes on distributions as discussed above under “—Bermuda Taxation Consequences” and “—United Kingdom Taxation Consequences—Taxation of Income.” The rules governing foreign tax credits are complex and each U.S. Holder is urged to consult its independent tax advisors regarding the availability of foreign tax credits under its particular circumstances.

The amount of any dividend income that is paid in Pounds Sterling will be the U.S. Dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. Dollars. If the dividend is converted into U.S. Dollars on the date of receipt (actual or constructive), a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. Dollars after the date of receipt (actual or constructive).

Dispositions of Ordinary shares

Subject to the discussion in “Passive Foreign Investment Company” below, you will generally recognize taxable gain or loss realized on the sale or other taxable disposition of ordinary shares equal to the difference (if any) between the U.S. Dollar value of (i) the amount realized on the disposition (i.e., the amount of cash plus the fair market value of any property received), and (ii) your adjusted tax basis in the ordinary shares. Any such gain or loss will generally be long-term capital gain or loss if our ordinary shares have been held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss recognized is not expected to give rise to foreign source income for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, trusts or estates whose income exceeds certain thresholds will be subject to an additional 3.8% tax on the net investment income (which includes taxable dividends and net capital gains). If you are a U.S. Holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our ordinary shares.

Passive Foreign Investment Company

Special U.S. federal income tax rules apply to U.S. persons owning shares of a “passive foreign investment company,” or PFIC. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

●	at least 75% of its gross income is “passive income”; or

●	on average at least 50% of the gross value of its assets, determined on a quarterly basis, is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a foreign corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, based on current estimates of our gross income, gross assets and the nature of our business, we do not expect that we should be treated as a PFIC for our current taxable year. However, because the PFIC determination is highly fact intensive and made at the end of each taxable year, it is possible that we may be a PFIC for the current or any future taxable year or that the IRS may challenge our determination concerning our PFIC status. Because of the uncertainties involved in establishing our PFIC status, our U.S. counsel expresses no opinion regarding our PFIC status, and also expresses no opinion with respect to our predictions or past determinations regarding our PFIC status.

If we are treated as a PFIC for any year during which a U.S. Holder holds our shares, U.S. Holders may be subject to adverse tax consequences upon a sale, exchange or other disposition (including certain pledges) of our ordinary shares, or upon the receipt of certain “excess distributions” from us. In this event, unless a U.S. Holder elects to be taxed annually on a mark to market basis with respect to our ordinary shares, as described below, any gain realized on a sale or other disposition of our ordinary shares and certain “excess distributions” (generally distributions in excess of 125% of the average annual distributions over the shorter of a three-year period or the U.S. Holder’s holding period for our ordinary shares) would be treated as realized ratably over the U.S. Holder’s holding period for our ordinary shares, and amounts allocated to prior years during which we were a PFIC would be taxed at the highest tax rate in effect for each such year. An additional interest charge may apply to the portion of the U.S. federal income tax liability on such gains or distributions treated under the PFIC rules as having been deferred by the U.S. Holder. Amounts allocated to the taxable year in which the sale or “excess distribution” occurs and to any year before we became a PFIC would be taxed as ordinary income in the taxable year in which the sale or “excess distribution” occurs. The tax liability for amounts allocated to years prior to the year in which the sale or “excess distribution” occurs cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital gains, even if the ordinary shares have been held as capital assets.

In addition, notwithstanding any election you may make, dividends that you receive from us will not be eligible for the preferential tax rates applicable to dividends from qualified foreign corporations (as discussed above in “—Distributions on Ordinary shares”) if we are a PFIC either in the taxable year of the distribution or the preceding taxable year, but will instead be taxable at rates applicable to ordinary income.

If we are a PFIC for any taxable year during which you hold ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ordinary shares. You may terminate this deemed PFIC status by electing to recognize gain as if your ordinary shares had been sold on the last day of the last taxable year for which we were a PFIC.

If we are treated as a PFIC, and you elect to treat us as “qualified electing fund”, or QEF, you generally will not be subject to the PFIC rules discussed above. However, this option will generally not be available to U.S. Holders because we currently do not intend to prepare or provide the information necessary for U.S. Holders to make such election.

If we are treated as a PFIC, the foregoing PFIC rules can also be avoided by a U.S. Holder that makes a “mark to market” election. U.S. Holders may make a mark-to-market election only if the ordinary shares are marketable stock. The ordinary shares will generally be considered “marketable stock” as long as they remain listed on The Nasdaq Capital Market and are regularly traded. Shares are “regularly traded” for any calendar year during which it is traded (other than in de minimis quantities) on at least fifteen days during each calendar quarter. There can be no assurances, however, that our ordinary shares will be treated, or continue to be treated, as regularly traded. If you make a mark-to-market election, you generally will not be subject to the PFIC rules discussed above. Rather, you will generally be required to recognize ordinary income for any increase in the fair market value of the ordinary shares for each taxable year that we are a PFIC. You will also generally be allowed to deduct as an ordinary loss any decrease in the fair market value to the extent of net marked-to-market gain previously included in prior years. Your adjusted tax basis in the ordinary shares will be adjusted to reflect the amount included or deducted. The mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the ordinary shares cease to be marketable stock or the IRS consents to the revocation of the election.

A U.S. Holder that owns an equity interest in a PFIC must annually file IRS Form 8621. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

Taxation of Non-U.S. Holders

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on distributions received on ordinary shares, unless the distributions are effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S. In such cases, you will be subject to tax on such distributions in the same manner as a U.S. Holder.

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other taxable disposition of ordinary shares, unless (i) the gain is effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S., or (ii) you are an individual and are present in the U.S. for at least 183 days in the taxable year of the disposition, and certain other conditions are met. If you meet the test in clause (i) above, you generally will be subject to tax on any gain that is effectively connected with your conduct of a trade or business in the U.S. in the same manner as a U.S. Holder. If you meet the test in clause (ii) above, you generally will be subject to tax at a 30% rate on the amount by which your U.S. source capital gain exceeds your U.S. source capital loss. In addition, if you are a corporate Non-U.S. Holder, under certain circumstances, you may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Information reporting requirements will apply to distributions on ordinary shares or proceeds from the disposition of ordinary shares paid within the U.S. (and, in certain cases, outside the U.S.) to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Furthermore, backup withholding may apply to such amounts unless such U.S. Holder (i) is an exempt recipient that, if required, establishes its right to an exemption, or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and complies with other applicable requirements. A U.S. Holder may avoid backup withholding if it furnishes a properly completed IRS Form W-9 and is able to make the required certifications.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

A U.S. Holder that is an individual and holds certain foreign financial assets must file new IRS Form 8938 to report the ownership of such assets if the total value of those assets exceeds the applicable threshold amounts. The threshold varies depending on whether the individual lives in the United States or files a joint income tax return with a spouse.

Taxpayers who fail to make the required disclosure with respect to any taxable year are subject to a penalty of $10,000 for such taxable year, which may be increased up to $50,000 for a continuing failure to file the form after being notified by the IRS. In addition, the failure to file Form 8938 will extend the statute of limitations for a taxpayer’s entire related income tax return (and not just the portion of the return that relates to the omission) until at least three years after the date on which the Form 8938 is filed.

All U.S. Holders are urged to consult with their own tax advisors with respect to whether our ordinary shares are foreign financial assets that (if the applicable threshold were met) would be subject to this rule.

Payments to Non-U.S. Holders of distributions on, or proceeds from the disposition of, ordinary shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

CAUTIONARY STATEMENT ON SERVICE OF PROCESS AND
THE ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda exempted company limited by shares. As a result, the rights of holders of our ordinary shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of our directors and some of the named experts referred to in this prospectus are not residents of the U.S., and a substantial portion of our assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our Bermuda counsel, Walkers (Bermuda) Limited, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

UNDERWRITING

The Company, the selling shareholders and the underwriter named below have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. B. Riley Securities, Inc. is the representative of the underwriters.

Underwriters	Number of Ordinary shares
B. Riley Securities, Inc.

The underwriter is offering the ordinary shares subject to acceptance of the ordinary shares from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the ordinary shares offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is obligated to take and pay for all the ordinary shares offered by this prospectus if any such shares are purchased. However, the underwriter is not required to take or pay for the ordinary shares covered by the underwriter’s option to purchase additional securities described below.

Over-Allotment Option

The underwriter has an option to buy up to an additional 780,000 ordinary shares from the Company to cover sales by the underwriter of a greater number of ordinary shares than the total number set forth in the table above. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriter will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

Discount, Commissions and Expenses

The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriter by us and by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional ordinary shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Shareholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to reimburse the underwriter for its out-of-pocket expenses in connection with the offering, including underwriter’s counsel legal fees, in an amount up to $100,000. The estimated offering expenses payable by us, exclusive of the underwriting discounts and fees, will be approximately $1,000,000.

The representative has advised us and the selling shareholders that the underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to securities dealers a discount of up to $      per ordinary share from the public offering price. After the initial offering of the ordinary shares, the representative may change the offering price and the other selling terms. The offering of the ordinary shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

Indemnification

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We and the selling shareholders and our executive officers, directors and certain affiliates have agreed that, for a period of 90 days after the date of this prospectus, without the prior written consent of B. Riley Securities, not to (1) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of, directly or indirectly any ordinary shares or any securities convertible into or exchangeable for our ordinary shares either owned as of the date of the underwriting agreement or thereafter acquired, (2) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, forward, swap or any other derivative transaction or instrument, or (3) publicly announce any intention to engage in or cause any action or activity described in clause (1) or (2) above.

The restrictions described in the immediately preceding paragraph do not apply to, among other items and subject to certain additional limitations, including in some cases, that any transferee, done or distribute shall sign and deliver a lock-up agreement to B. Riley Securities:

●	transfers as a bona fide gift or gifts, including to charitable organizations;
●	transfers by will or intestacy;
●	transfers to any immediate family member;
●	transfers to any trust or other entities formed for the direct or indirect benefit of the shareholder or an immediate family member;
●	if the shareholder is a corporation, partnership, limited liability company, trust or other business entity, transfers (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the shareholder, or (b) as part of a distribution, transfer or disposition without consideration by the shareholder to its stockholders, partners, members or other equity holders;
●	transfers in transactions consisting of ordinary shares that the shareholder may purchase in open market transactions on or after the date of this prospectus;
●	transfers (a) to us for the purposes of exercising on a “net exercise” or “cashless” basis options or other rights to purchase ordinary shares and (b) in connection with the vesting or settlement of restricted stock units, any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, in all such cases, pursuant to equity awards granted under a stock incentive plan or other equity award plan, which plan is described in this prospectus;
●	the establishment of a trading plan by the shareholder pursuant to Rule 10b5-1 under the Exchange Act, provided such plan does not provide for the transfer of securities during the restricted period;
●	transfers by operation of law pursuant to a qualified domestic order or divorce settlement;
●	transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our ordinary shares involving a change of control of our company; and
●	transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible.

B. Riley Securities may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Listing

Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “GAN.”

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option to purchase additional securities. The underwriter can close out a covered short sale by exercising the option to purchase additional securities or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional securities. The underwriter may also sell shares in excess of the option to purchase additional securities, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriter may carry out these transactions on the Nasdaq Capital Market in the over-the-counter market or otherwise. The underwriter is not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

The underwriter and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriter and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriter and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriter and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (a) in which such an offer or solicitation is not authorized; (b) in which any person making such offer or solicitation is not qualified to do so; or (c) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

Notice to Canadian Residents (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the ordinary shares described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriter in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriter and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

We and the representatives hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of ordinary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented to, acknowledged to and agreed with the underwriter and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, an “offer of shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to and is directed only at and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, or (ii) who are high net-worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the ordinary shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre (DIFC)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The ordinary shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ordinary shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Australia

This document:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Chile

The ordinary shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the ordinary shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the ordinary shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in the United Arab Emirates

The ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Bermuda

Ordinary shares may be offered or sold in Bermuda only in accordance with the provisions of the Investment Business Act 2003 (as amended) of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in the British Virgin Islands

The ordinary shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of the Securities and Investment Business Act, 2010, or SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds, (ii) a company, any securities of which are listed on a recognized exchange and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of $1,000,000 and that he consents to being treated as a professional investor.

Notice to Prospective Investors in China

This document does not constitute a public offer of ordinary shares, whether by sale or subscription, in the People’s Republic of China, or the PRC. The ordinary shares are not being offered or sold directly or indirectly in the PRC to, or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ordinary shares or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by us and our representatives to observe these restrictions.

Notice to Prospective Investors in Korea

The ordinary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the ordinary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the ordinary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The ordinary shares have not been listed on any securities exchanges in the world including the Korea Exchange in Korea. Furthermore, the purchaser of the ordinary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ordinary shares. By the purchase of the ordinary shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ordinary shares pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission, (ii) a holder of a Capital Markets Services License, (iii) a person who acquires the ordinary shares, as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction, (iv) an individual whose total net personal assets or total net joint assets with their spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual, (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months, (vi) an individual who, jointly with their spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months, (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts, (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies), (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010, (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010 and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of a public offering or an issue of, offer for subscription or purchase or invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the ordinary shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorized financial service providers under South African law;

(e)	financial institutions recognized as such under South African law;

(f)	a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

ii	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) in South Africa is being made in connection with the issue of the ordinary shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ordinary shares in South Africa constitutes an offer of the ordinary shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main expenses in connection with this offering, other than the underwriting discounts and underwriter expenses (estimated to be $100,000), which we will be required to pay. All amounts are estimates, except for the SEC registration fee:

SEC registration fee	$10,100
FINRA filing fee	$14,492
Legal fees and expenses	$375,000
Accounting fees and expenses	$428,767
Miscellaneous Fees	$171,641
Total	$1,000,000

LEGAL MATTERS

The validity of the issuance of the ordinary shares offered hereby and other matters under Bermuda law only will be passed upon for us by Walkers (Bermuda) Limited, our special Bermuda counsel. Certain other matters under U.S. federal law will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California. Certain legal matters will be passed upon for the underwriter by The NBD Group, Inc., Los Angeles, California.

EXPERTS

The consolidated financial statements of GAN Limited as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, included in this Prospectus and in the Registration Statement, have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The consolidated financial statements of Vincent Group, p.l.c. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, included in this Prospectus and in the Registration Statement, have been so included in reliance on the report of Grant Thornton Limited, independent accountants, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Grant Thornton Limited, Birkirkara, Malta, is a member of the Malta Institute of Accountants.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus does not contain all of the information contained in the registration statement that we filed. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, is available at the SEC’s web site at www.sec.gov. We will also make our filings available on our website at www.GAN.com. The information on our website, however, is not a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We determined that, as of June 30, 2020, we no longer qualify as a foreign private issuer. Accordingly, effective January 1, 2021, we will have to comply with all U.S. federal securities laws that apply to domestic U.S. companies, including enhanced periodic reporting, proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act.

ABOUT THIS PROSPECTUS

Exclusive Information

In evaluating an investment in our ordinary shares, you should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized any other person to provide you with information that is different from that contained in this prospectus.

Notice to Non-U.S. Investors

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of the prospectus outside the United States.

Exchange Control

The Bermuda Monetary Authority has given general permission under the Exchange Control Act 1972 (and its related regulations) for the issue and transfer of the ordinary shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Capital Market. In granting such general permission the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Industry and Market Data

This prospectus includes information concerning our industry and the markets in which we operate that is based on information from independent industry and research organizations and other third-party sources (including industry publications, publicly available state-reported statistics, surveys and forecasts, including independent reports from Eilers & Krejcik Gaming, LLC and the American Gaming Association), and management estimates. The reports cited in this prospectus include:

●	American Gaming Association, “State of the States 2020: The AGA Survey of the Commercial Casino Industry,” June 2020; and

●	Eilers & Krejcik, LLC, “Social Casino Gaming Tracker Recap – 3Q20,” November 19, 2020.

●	Eilers & Krejcik, LLC, “U.S. Sports Betting Policy Monitor,” November 19, 2020.

●	Eilers & Krejcik, LLC, “U.S. Online Casino Tracker,” November 25, 2020.

In addition to the publicly available information from these sources, we commissioned a report from Eilers & Krejcik, LLC, “Online Sports Betting and Online Casino Outlook Through 2024,” January 2020, to support the market and industry trends herein.

As it relates to state wagering volume data and information, when not referred to expressly, such data is derived from publicly available information from Legal Sports Report, “US Sports Betting Revenue and Handle,” March 22, 2020 and the following state gaming commissions:

●	New Jersey Division Gaming Enforcement
●	Pennsylvania Gaming Control Board
●	Indiana Gaming Commission

Although we believe the data from these third-party sources is reliable, neither we nor the underwriter have independently verified any third-party information and such third-party sources do not guarantee the accuracy or completeness of such information.

Management Estimates

Management estimates are derived in part from information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed in this prospectus under the heading “Risk Factors.”

These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by our management. See “Cautionary Note Regarding Forward-Looking Statements.”

Presentation of Financial and Other Information

We prepare our consolidated financial statements in accordance with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB) (hereafter “IFRS”). We report our consolidated financial results in U.S. Dollars.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

The following exchange rates were used to translate our consolidated financial statements and other financial and operational data shown in constant currency.

At September 30, 2020:

British Pound: $1.30

Israeli Shekel: $0.29

Bulgarian Lev: $0.60

Average for the nine months ended September 30, 2020:

British Pound: $1.27

Israeli Shekel: $0.29

Bulgarian Lev: $0.57

At December 31, 2019, and 2018 respectively:

British Pound: $1.32 and $1.28

Israeli Shekel: $0.29 and $0.27

Bulgarian Lev: $0.57 and $0.59

Average for the Fiscal Year Ended December 31, 2019, and 2018 respectively:

British Pound: $1.28 and $1.33

Israeli Shekel: $0.28 and $0.28

Bulgarian Lev: $0.57 and $0.60

References

All references to the “U.S.” are to the United States and all references to the “U.K.” are to the United Kingdom. All references to “U.S. Dollars” or “$” are to the legal currency of the United States; all references to “£,” “pound,” “British pound,” “pound sterling,” “p” or “pence” are to the legal currency of the United Kingdom (and “p” or “pence” shall mean one-hundredth of £1); and all references to “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. This prospectus contains translations of balances recorded in foreign currencies into U.S. dollars at exchanges rates consistent with those disclosed in the notes to the GAN Limited consolidated financial statements.

Except as otherwise required by the context, references to “GAN,” “the Company,” “we,” “us” and “our” are to (1) GAN (UK) Limited, a private limited company organized under the laws of England and Wales (formerly GAN plc, a public limited company organized under the laws of the England and Wales), and its subsidiaries, for all periods prior to the completion of the May 2020 reorganization and share exchange, and (2) GAN Limited, a Bermuda company, and its subsidiaries, or GAN Limited for all periods after the completion of the May 2020 reorganization and share exchange.

Trademarks, Service Marks, and Trade Names

We own the trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. This prospectus may also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

Date of Information

The information contained in this prospectus is accurate only as of the date of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

GAN LIMITED

F-1

GAN Limited

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

(in thousands of US$, except per share data)

		Nine Months Ended September 30,
	Note	2020	2019
Revenue	5	26,259	19,280
Cost of revenue	7	9,338	10,177
Gross profit		16,921	9,103
Administrative expenses	7,8	28,553	9,860
Impairment of financial assets	7	(13)	286
Total operating expenses		28,540	10,146
Operating loss		(11,619)	(1,043)
Net finance costs	9	454	93
Loss before income taxes		(12,073)	(1,136)
Income tax expense	10	312	409
Net loss attributable to equity holders of the Parent		(12,385)	(1,545)

Other comprehensive income (loss)
Items may be reclassified to profit or loss in subsequent periods:
Exchange difference on translating foreign currencies		(926)	(79)
Total comprehensive loss attributable to the equity holders		(13,311)	(1,624)

Loss per share attributable to ordinary shareholders,
basic and diluted	14	(0.48)	(0.07)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

GAN Limited

Condensed Consolidated Statements of Financial Position (Unaudited)

(in thousands of US$)

ASSETS	Note	September 30, 2020	December 31, 2019
Non-current assets
Intangible assets	11	6,008	5,164
Property, plant and equipment		655	190
Right-of-use assets		782	1,334
Lease deposits		68	115
Contract costs		291	57
Total non-current assets		7,804	6,860

Current assets
Cash and cash equivalents		57,489	10,098
Trade and other receivables		9,079	5,974
R&D tax credit receivable		—	1,127
Inventory		416	883
Prepayments		3,099	1,061
Lease deposits		77	80
Contract costs		55	29
Total current assets		70,215	19,252
Total assets		78,019	26,112

LIABILITIES
Current liabilities
Trade and other payables		13,358	6,760
Contract liabilities		1,561	3,023
Current portion of lease liabilities		299	692
Total current liabilities		15,218	10,475

Non-current liabilities
Lease liabilities		355	535
Total liabilities		15,573	11,010

EQUITY
Share capital	12	295	215
Share premium		97,111	39,623
Foreign currency translation reserve		(2,813)	(1,887)
Accumulated deficit		(32,147)	(22,849)
Total equity		62,446	15,102
Total liabilities and equity		78,019	26,112

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

GAN Limited

Condensed Consolidated Statements of Changes in Equity (Unaudited)

(in thousands of US$, except share amounts)

	Note	Number of ordinary Shares (000’s)	Share Capital	Share Premium	Foreign Currency Translation Reserve	Accumulated Deficit	Total Equity
Balance at January 1, 2019		21,303	213	39,293	(2,272)	(25,269)	11,965
Net loss for the period attributable to equity holders		—	—	—	—	(1,545)	(1,545)
Share-based payment expense		—	—	—	—	392	392
Exercise of stock options		60	1	78	—	—	79
Foreign currency translation reserve		—	—	—	(79)	—	(79)
Balance at September 30, 2019		21,363	214	39,371	(2,351)	(26,422)	10,812

Balance at January 1, 2020		21,486	215	39,623	(1,887)	(22,849)	15,102
Net loss for the period attributable to equity holders		—	—	—	—	(12,385)	(12,385)
Share-based payment expense	13	—	—	—	—	5,612	5,612
Proceeds from issuance of shares in initial public offering, net	12	7,337	73	55,216	—	—	55,289
Restricted stock awards	13	94	—	—	—	—	—
Cash consideration paid to GAN plc shareholders	12	—	—	—	—	(2,525)	(2,525)
Exercise of stock options	13	754	7	2,272	—	—	2,279
Foreign currency translation reserve		—	—	—	(926)	—	(926)
Balance at September 30, 2020		29,671	295	97,111	(2,813)	(32,147)	62,446

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

GAN Limited

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands of US$)

		Nine Months Ended September 30,
	Note	2020	2019
Cash flows from operating activities		(12,385)	(1,545)
Adjustments for:
Amortization of intangible assets and contract costs	11,7	2,166	3,264
Depreciation of property, plant and equipment and right-of-use assets		610	627
Share-based payment expense	13,7	5,612	392
Income tax expense	10	312	409
Net finance costs	9	454	93
Impairment (gain) loss on trade receivables		(13)	286
Loss on disposal of property, plant and equipment and intangible assets		104	—
Contract acquisition costs		(285)	(46)
Changes in working capital:
Increase in trade and other receivables		(3,237)	(6,034)
Increase in trade and other payables		6,403	5,184
(Decrease) increase in contract liabilities		(1,378)	1,998
Increase in prepayments and other current assets		(2,481)	(752)
Decrease in inventory		444	649
Decrease (increase) in R&D tax credit receivable		1,097	(154)
Net cash (used in) provided by operating activities		(2,577)	4,371

Cash flows from investing activities
Interest received		4	10
Purchase of intangible assets		(3,110)	(2,279)
Purchase of property, plant and equipment		(560)	(380)
Net cash used in investing activities		(3,666)	(2,649)

Cash flows from financing activities
Proceeds from issuance of shares in initial public offering, net	12	57,445	—
Payment of deferred offering costs		(1,678)	—
Cash consideration paid to GAN plc shareholders	12	(2,525)	—
Proceeds from exercise of share options		2,279	79
Payment of finance costs		(385)	—
Capital element of lease payments		(609)	(524)
Interest paid on lease liabilities		(66)	(105)
Net cash provided by (used in) financing activities		54,461	(550)
Effect of exchange rates changes on cash and cash equivalents		(827)	442
Increase in cash and cash equivalents		47,391	1,614
Cash and cash equivalents, beginning of period		10,098	6,967
Cash and cash equivalents, end of period		57,489	8,581

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

1. Corporate Information

We began our operations in the United Kingdom (“UK”) in 2002 and listed the ordinary shares of GAN plc (also, known as GAN (UK) or previous parent), on AIM (the London Stock Exchange’s market for smaller companies) in 2013. On May 7, 2020, we completed our initial public offering in the United States on the Nasdaq.

Pursuant to a scheme of arrangement approved by the shareholders of GAN (UK), as further discussed in Note 12, we migrated the jurisdiction of organization of our parent company from the UK to Bermuda by forming GAN Limited (“GAN” or the “Parent”).

The Parent is an exempted company limited by shares, incorporated and registered in Bermuda. The address of the registered office is located at Park Place, 55 Par- La-Ville Road, Third Floor, Hamilton HM11, Bermuda. GAN Limited and its subsidiaries (collectively, the “Company”) is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominately to the U.S. land-based casino industry. The Company has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-casino operators as a turnkey technology solution for regulated real-money internet gambling, encompassing internet gaming, internet sports gaming and virtual Simulated Gaming.

2. Basis of Presentation

These condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (IAS) 34, Interim Financial Reporting, as issued by the International Accounting Standards Board. They do not include all disclosures that would otherwise be required in a complete set of financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and should be read in conjunction with the 2018 and 2019 audited consolidated financial statements.

As a result of the Share Exchange and Reorganization, disclosed in Note 12, the condensed consolidated financial statements have been prepared as if GAN Limited had been the parent company throughout the periods presented. The condensed consolidated financial statements for the periods until the date of the Share Exchange reflect the historical operations of GAN plc. Equity for the comparative periods has been retrospectively adjusted to reflect the equity of the Parent. Additionally, all share and per share amounts for the comparative periods have been adjusted to give effect to the Share Exchange.

These condensed consolidated financial statements are presented in United States dollars ($) which is the functional currency of the Parent.

3. Significant Accounting Policies

In the opinion of management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments necessary to present fairly the Company’s statement of financial position as of September 30, 2020 and its results of operations, its cash flows and changes in equity for the nine months ended September 30, 2020 and 2019. The results for the nine months ended September 30, 2020 are not necessarily indicative of the results expected for the full year.

Use of estimates and judgements

In preparing these condensed consolidated financial statements, the Company has made estimates and judgements that impact the application of accounting policies and reported amounts. The significant estimates and judgements made in applying the Company’s accounting policies and key sources of estimation were the same as those described in its 2019 and 2018 audited consolidated financial statements included elsewhere in this Registration Statement.

F-6

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

Impact of standards issued but not yet adopted

There are a number of standards and interpretations which have been issued by the International Accounting Standards Board that are effective for periods beginning subsequent to December 31, 2020 (the date on which the Company’s next annual financial statements will be prepared up to) that the Company has decided not to adopt early. However, beginning on January 1, 2021, the Company must use the forms and follow the requirements prescribed for domestic SEC registrants since the Parent did not meet the definition of a foreign private issuer as of June 30, 2020. Therefore, the Company’s annual financial statements for the two years ended December 31, 2020 will be prepared in accordance with accounting principles generally accepted in the United States of America.

4. Significant Events and Transactions

The World Health Organisation declared coronavirus and COVID-19 a global health emergency on 30 January 2020. Since then, the impact of COVID-19 on our business is ongoing. Although our business has proven resilient during the pandemic (for example, with closures of land-based casinos shifting increased revenue to our online iGaming offerings), it is uncertain whether this trend will continue, as the economic disruption and uncertainty caused by COVID-19 may cause a general decline in gambling and iGaming over time. In addition, the cancellation of certain sporting events has reduced sports betting transactions and it is uncertain when the number of live sporting events will return to pre-pandemic levels. Any of these consequences may adversely impact player activity on our platforms, which would negatively impact our business. As part of the preparation of these condensed consolidated financial statements, we have considered the impact of COVID-19 on our accounting policies and judgements and estimates. The following is a summary of the Company’s key accounting impacts and considerations:

●	We considered whether COVID-19 was as a potential impairment indicator under IAS 36, Impairment of Assets, that would require an interim review of our intangible assets for impairment. As noted above, the closures of land-based casinos have driven more revenue to our online iGaming offerings, and as a result no impairment charges were recorded as a result of this review.

●	Due to the disruption of our customers’ retail casinos businesses, we have assessed our expected credit losses from impacted trade receivables, which did not result in any increase to our allowance for future credit losses.

The management and the Board of Directors are monitoring the impacts of COVID-19 on our operations and have not identified any major operational challenges through the date of issuance (December 4, 2020) of these condensed consolidated financial statements. The Company has not experienced significant impacts to its liquidity to date. COVID-19 impacts our ability to access capital to the extent it effects the U.S capital market. We have assessed the extent to which the COVID-19 impacts events after the reporting date and have not identified additional items to disclose as a result.

5. Revenue

Disaggregated revenue

Revenue is disaggregated within each operating segment based on how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company disaggregated revenue into the following categories:

●	SaaS revenue, which represents the revenue share earned based on the terms of the underlying contract with the customer

F-7

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

●	Service revenue, which is revenue earned development, marketing and customer services as well as management services to the customer, and

●	Other which includes the remaining revenue earned within the segment such as patent license fee revenue and sales of hardware on which our platforms are deployed.

The following table reflects revenue by reportable segment and type of category of revenue for the nine months ended September 30, 2020 and 2019:

	Nine months ended September 30,
	2020	2019
Real money iGaming
SaaS revenue	13,706	7,235
Service revenue	4,453	2,798
Other	1,473	4,904
Total	19,632	14,937
Simulated iGaming
SaaS revenue	5,563	3,467
Service revenue	1,064	876
Total	6,627	4,343

Total revenue	26,259	19,280

The following table reflects revenue recognized for the nine months ended September 30, 2020 and 2019 in line with the timing of transfer of goods or services (e.g. revenue from goods or services transferred to customers at a point in time and revenue from goods or services transferred over time):

	Nine months ended September 30,
	2020	2019
Revenue from services delivered over time	23,896	15,186
Revenue from services delivered at a point in time	2,363	4,094
	26,259	19,280

F-8

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

6. Segment Information

Information reported to the Company’s Chief Executive Officer, the Chief Operating Decision Maker (“CODM”), for the purpose of resource allocation and assessment of the Company’s segmental performance is primarily focused on the origination of the revenue streams. The Company’s identified operating segments are Real money iGaming operations (“RMiG”) and Simulated iGaming operations (“SiG”). The Company’s RMiG segment comprises business activities associated with services to clients delivering real money gambling to their customers. The Company’s platform and services in this segment allow clients to deliver gambling experience to its customers while complying with complex and dynamic statutory regulations governing real money gambling. SiG segment delivers similar services around business requirements of clients for simulated gaming they offer to their customers and focuses on maximizing player engagement with our clients’ gaming offerings.

The following table shows the segment information, by reportable segments, for the periods indicated:

Nine months ended September 30, 2020

	RMiG	SiG	Total
Revenue	19,632	6,627	26,259
Cost of revenue (excluding depreciation and amortization)	4,322	2,727	7,049
Segment results (excluding depreciation and amortization)	15,310	3,900	19,210
Amortization expense within cost of revenue			2,137
Depreciation expense within cost of revenue			152
Gross profit			16,921
Operating expenses			28,540
Net finance costs			454
Loss before income taxes			(12,073)
Income tax expense			312
Net loss			(12,385)

Nine months ended September 30, 2019

	RMiG	SiG	Total
Revenue	14,937	4,343	19,280
Cost of revenue (excluding depreciation and amortization)	4,988	1,744	6,732
Segment results (excluding depreciation and amortization)	9,949	2,599	12,548
Amortization expense within cost of revenue			3,257
Depreciation expense within cost of revenue			188
Gross profit			9,103
Operating expenses			10,146
Net finance costs			93
Loss before income taxes			(1,136)
Income tax expense			409
Net loss			(1,545)

The accounting policies of the reportable segments follow the same policies as described in Note 3. Segment operating results represent the gross profit earned by each segment without allocation of its share of depreciation and amortization expense, administrative expense (including Directors’ remuneration), finance costs and income tax expense. This measure is reported to the CODM for the purpose of resource allocation and assessment of segment performance. Administrative expenses are principally comprised of employee costs, professional service fees and other administrative costs incurred by the Company.

Segment assets and liabilities are not disclosed because such information is not reported or reviewed by the CODM.

Geographic analysis of revenues

	Nine Months Ended September 30,
	2020	2019
United States	21,957	15,887
Italy	3,714	3,315
U.K. and Channel Islands	253	4
Other	335	74
Total	26,259	19,280

This analysis is determined based upon the location of the legal entity of the customer.

During the nine months ended September 30, 2020, the Company had revenue from one customer which accounted for greater than 10% of total revenue. Revenue from this customer totaled $11.8 million and represented 45.0% of total revenue, all of which related to the RmiG segment.

F-9

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

During the nine months ended September 30, 2019, the Company had revenue from one customer which accounted for greater than 10% of total revenue. Revenue from this customer totaled $10.6 million and represented 55.2% of total revenue, all of which related to the RmiG segment.

7. Operating Costs and Expenses

Operating costs and expenses include the following categories of expenses, by nature:

	Nine months ended September 30,
	2020	2019
Staff costs	22,110	7,179
Professional service fees	2,426	1,342
Legal expenses	1,352	382
Royalty expense	3,522	2,843
Cost of inventory	1,273	-
Other costs of revenue	2,228	3,881
Amortization of intangibles and contract fulfillment costs	2,166	3,264
Depreciation on property, plant and equipment and right-of-use assets	610	627
Foreign exchange gains	(715)	(402)
Other operating expenses	2,906	1,207
Total Costs of Revenue and Operating Expenses	37,878	20,323

8. Staff Costs

Aggregate remuneration of the employees, including Directors, comprised the following:

	Nine months ended September 30,
	2020	2019
Wages, salaries, benefits and social security costs	13,551	6,850
Share-based payment expense	8,559	329
Total Staff Costs	22,110	7,179

Total staff costs are shown above net of amounts included in and amortized as part of capitalized development costs, $2,776 and $1,994 for the nine months ended September 30, 2020 and 2019, respectively.

F-10

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

9. Net Finance Costs

	Nine months ended September 30,
	2020	2019
Loan facility finance costs (note 16)	384	-
Lease interest expense	68	103
Other finance costs	6	-
Total Finance Costs	458	103
Interest income	(4)	(10)
Net Finance Costs	454	93

10. Income Tax

The Company is subject to income taxes in the U.K., U.S., Israel, and Bulgaria. Due to the nature of our business, it has a recent history of generating losses. A tax benefit has not been recognized for the carried forward tax losses as there is uncertainty regarding when future profits against which to offset the tax losses will arise.

Tax losses are recognized as a deferred tax asset when there is sufficient evidence that the amount will be recovered against foreseeable profits taking into account the loss for the period and sensitized forecast profits. As of September 30, 2020, the Company has cumulative carryforward tax losses generated of $34.6 million, with $33.9 million of these losses being generated in the U.K. Subject to any relevant restrictions, the Company expects the available carryforwards to be offset against future operating profits. No deferred tax asset has been recognized in respect of the tax losses as it is not probable that future taxable profit will be available against which the Company can use the benefits. There is no expiration date for the accumulated tax losses.

The Company’s tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising during the periods. In each quarter, the Company updates the estimate of the annual effective tax rate, and if the estimated annual tax rate changes, the Company makes a cumulative adjustment in that quarter.

The effective tax rate for the nine-month period ended September 30, 2019 of (36.0)% differed from the UK statutory tax rate of 19.0%. The effective income tax rate of (36.0)% was primarily due to the impact of corporate tax due in foreign jurisdictions and pre-tax losses recorded by GAN (UK) Limited, the Company’s UK subsidiary on a standalone basis for which the related tax benefits could not be recognized.

The effective tax rate for the nine-month period ended September 30, 2020 of (2.6)% differed from the UK statutory tax rate of 19.0%. The effective income tax rate of (2.6)% was primarily due to the impact of corporate tax due in foreign jurisdictions and pre-tax losses recorded by GAN (UK) Limited, the Company’s UK subsidiary on a standalone basis for which the related tax benefits could not be recognized.

F-11

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

11. Intangible Assets

	Brand Assets	Development Costs	License Costs	Software	Total
Cost
At December 31, 2019	333	23,772	1,089	32	25,226
Additions	—	2,993	110	7	3,110
Disposals	—	(87)	—	—	(87)
Impact of changes in foreign currencies exchange rates	—	(597)	(28)	—	(625)
At September 30, 2020	333	26,081	1,171	39	27,624

Accumulated Amortization
At December 31, 2019	333	18,988	741	—	20,062
Expense for the period	—	2,044	97	5	2,146
Disposals	—	(10)	—	—	(10)
Impact of changes in foreign currencies exchange rates	—	(563)	(19)	—	(582)
At September 30, 2020	333	20,459	819	5	21,616

Net Book Value
At December 31, 2019	—	4,784	348	32	5,164
At September 30, 2020	—	5,622	352	34	6,008

Amortization expense of intangible assets of $2,146 and $3,264 for the nine months ended September 30, 2020 and 2019, respectively, is included in Cost of revenue in the Statement of comprehensive loss.

12. Share Capital

Incorporation of GAN Limited and Share Exchange

As disclosed in Note 1, the establishment of GAN Limited as the Parent company of GAN plc was achieved through a statutory scheme of arrangement under Part 26 of the U.K. Companies Act of 2006. On May 5, 2020, the parties entered into a scheme of arrangement that provided for the ordinary shares of the Parent to be issued for each ordinary share of GAN plc together with cash consideration. Therefore, each shareholder of GAN plc, agreed to exchange four ordinary shares for issuance of one ordinary share of the Parent plus a pro rata portion of an aggregate £2 million or 2.32 pence per share ($2.5 million) in cash (“Share Exchange”). Immediately subsequent to the Share Exchange, the shareholders of the Company held the same economic interest as they had in GAN plc prior to the Share Exchange. Holders of share options in GAN plc also received reciprocal share options, as applicable, in the Company. Refer to Note 13.

F-12

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

The capital stock accounts have been retrospectively adjusted to give effect to the Share Exchange and the remaining equity accounts reflect the historical activity of GAN plc prior to the Share Exchange. The cash disbursed as part of the Share Exchange was accounted for as a dividend since the amounts paid to each shareholder were made to them in their capacity of equity holders and in proportion of their respective interests.

Ordinary Shares

The Company has authorized share capital of $1.0 million divided into 100 million ordinary shares, par value $0.01 per share at September 30, 2020. There is one class of ordinary share in issue. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. In addition, the ordinary shares have no right to redemption, conversion or sinking fund rights. Each ordinary share is entitled to dividends if, as and when dividends are declared by our Board of Directors and subject to a resolution of our members, subject to the rights of any other class of shares (if any) and to the provisions of the Bermuda Companies Act. In the event of liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in the assets, if any, remaining after the payment of debt and liabilities.

During the nine months ended September 30, 2020 and 2019, the Company had the following issuances of ordinary shares:

On May 7, 2020, the Company completed its initial public offering whereby it issued and sold 7,337,000 ordinary shares, at a public offering price of $8.50 per share. The Company received net proceeds of $55,289 after deducting underwriting discounts and commissions of $4,920 and other offering expenses of $2,155. The deferred incremental offering costs were netted against the proceeds in share premium upon consummation of the offering.

The Company issued 754,321 and 59,583 ordinary shares following the exercise of options for the nine months ended September 30, 2020 and 2019, respectively.

13. Share-based Payments

In connection with the Share Exchange and Reorganization, the Compensation Committee of the Board of Directors established the GAN Limited 2020 Equity Incentive Plan (“2020 Plan”) in April 2020 which has been approved by the shareholders. On July 2, 2020, the 2020 Plan was amended to clarify the definition of fair market value as applied therein. The 2020 Plan provides for the grant of up to 4,200,000 shares then increases through 2029, by the lesser of 4% of the previous year’s total outstanding shares on December 31 or as determined by the Board of Directors, of ordinary shares for incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock grants, stock units, and other equity awards for issuance to employees, consultant or non-employee directors. The stock-based awards are issued at no less than fair market value of an ordinary share on the date of grant.

Prior to the Share Exchange and Reorganization, there were the following GAN UK Options outstanding: 2,560,279 stock options pursuant to the 2017 GAN plc Share Option Plan (“2017 Plan”); 19,750 stock options pursuant to the 2013 GAN plc Share Option Plan (“2013 Plan”); and 292,500 stock options pursuant to the 2019 GAN plc Share Option Plan (“2019 Plan”). As part of the Scheme of Arrangement, all outstanding GAN UK Options in GAN plc were exchanged with stock options under the 2020 Plan. However, for GAN UK Options that had been granted under the UK Enterprise Management Incentive regime (EMI Options), in order to preserve the UK specific tax advantages for those options, option holders could choose to retain the current vesting schedule that applies. Due to an administrative error, some of these option grants were not properly registered with the U.K. tax authority. The Company has decided to cover the social taxes and income taxes related to these awards for the option holders. The Company is accounting for the required cash payment as a cash-settled share-based payment transaction. The liability for the future cash payment related to employee and employer taxes on outstanding unexercised options was $1,281 at September 30, 2020, which is included in Trade and other payables in the condensed consolidated statement of financial position.

F-13

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

Holders of outstanding GAN UK Options, except the EMI Options, received stock options on the same exchange basis as the exchange of shares disclosed in Note 12. To ensure the aggregate market value of the Company’s ordinary shares subject to an stock options immediately following the exchange was materially the same as the aggregate market value of the ordinary shares subject to the GAN UK Options immediately prior to the exchange, the exercise price for each Company ordinary share was established to be four times the exercise price that would otherwise have been payable for each GAN plc (UK) ordinary share. Then, the stock options issued were accelerated and became fully vested upon completion of the Share Exchange and Reorganization. In all other respects, the terms of the exchanged stock options remained the same as the terms of GAN UK Options subject to the exchange and the rules of the GAN plc Share Schemes continued to apply. The Company has discontinued issuing awards under the previous GAN plc plans.

Also, in connection with the Share Exchange and Reorganization, the Board of Directors adopted a bonus program, providing for additional fees to all directors, in their capacities as such, upon the successful completion of the Scheme of Arrangement and our U.S. initial public offering. The directors had the option to receive all or any portion of their awards in shares or cash. The total award was paid in cash which totaled $608.

Stock Options

In June through August of 2020, the Board of Directors approved the issuance of options to purchase 920,000 shares of ordinary shares to certain key employees under the 2020 Plan. The stock options awards generally vest 25% after one year and 1/36th monthly vesting for the next 36 months thereafter and have a maximum term of ten years. The Company recorded share-based payment expense related to stock options of $5,108, including $2,862 from acceleration of vesting of awards, and $392 for the nine months ended September 30, 2020 and 2019, respectively.

Activity in the stock options outstanding and related information for the nine months ended September 30, 2020 is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2020	2,739,937	2.55
Granted	1,262,500	15.39
Exercised	754,321	3.01
Forfeited, expired or cancelled	102,057	7.21
Outstanding at September 30, 2020	3,146,059	7.44
Options exercisable at end of the period	1,995,309	2.65

The following table summarizes information about the stock options outstanding at September 30, 2020:

	Options Outstanding		Options Exercisable
Range of exercise prices:	Number of Options Outstanding	Weighted Average Remaining Years	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Years
$1.0 to 3.0	1,031,168	7.22	1,031,168	1.54	7.22
$3.0 to 10.0	1,194,891	9.08	964,141	3.28	9.08
$10.0 to 20.0	920,000	9.72	—	—	—
	3,146,059	8.66	1,995,309	2.65	8.12

The weighted average grant date fair value of the options granted was $9.60 and $2.76 for the nine months ended September 30, 2020 and 2019, respectively.

F-14

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

For the period prior to the Company’s initial public offering on May 7, 2020, stock options granted were valued using the Black-Scholes option pricing model with the following weighted average assumptions:

	Nine months ended September 30,
	2020	2019
Weighted average fair value of underlying shares	$7.26	$2.47
Weighted average exercise price	6.34	2.47
Expected volatility	74.99%	49.79%
Expected term (in years)	5	5
Risk-free interest rate	0.33%	0.77%
Expected dividends rate	0%	0%

Expected volatility was determined by reference to the historic volatility of the Company’s share price on the AIM, the London Stock Exchange’s market for smaller companies.

Subsequent to the Company’s initial public offering, the fair value of option granted was determined using the Black-Scholes option pricing model with the following assumptions based upon Nasdaq share trading information and stock prices:

Nine months ended September 30,
2020
Weighted average fair value of underlying shares	$18.76
Weighted average exercise price	18.76
Expected volatility	71.76%
Expected term (in years)	5
Risk-free interest rate	0.32%
Expected dividends rate	0%

Restricted Stock Awards

On June 15, 2020, the Board of Directors approved the issuance of 93,680 of restricted stock awards to the Chief Executive Officer and non-employee directors. The restricted stock awards vest one year after the grant date. The value of a restricted stock is based on the market value of the Company’s ordinary share at the date of grant. The restricted stock awards were issued with a grant date fair value of $18.19 per share. The Company recorded share-based payment expense related to the restricted stock of $504 for the nine months ended September 30, 2020.

F-15

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

14. Loss Per Share

Basic loss per share is calculated by dividing the net loss attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year.

Diluted loss per share is calculated by dividing the net loss attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding plus the assumed conversion of all dilutive potential ordinary shares. The Company has two categories of dilutive potential ordinary shares: restricted stock and share options. The dilutive effect of the outstanding awards is reflected in diluted earnings per share by application of the treasury stock method. The following table sets forth the computation of basic and diluted loss per share:

	Nine months ended September 30,
	2020	2019
Net loss attributable to equity holders	(12,385)	(1,545)
Weighted average ordinary shares outstanding, basic and diluted	25,782,776	21,349,572
Loss per share attributable to ordinary shareholders, basic and diluted	(0.48)	(0.07)

Since the Company was in a loss position for the periods presented, basic and diluted loss per share is the same. The following securities were not included in the computation of diluted loss per share because to do so would have been anti-dilutive were as follows:

	Nine months ended September 30,
	2020	2019
Share options	3,146,059	1,685,113
Restricted stock	93,680	-
	3,239,739	1,685,113

15. Provisions

The Company recorded provisions for legal and regulatory and expected tax liabilities for cases where incurring a cash outflow upon resolution of contingencies is more likely than not. These provisions of $833 and $74 are included in Trade and other accounts payable at September 30, 2020 and December 31, 2019, respectively. The movement in the provisions during the nine months ended September 30, 2020, was as follows:

	Legal	Tax Related Provisions	Total
Balance as at January 1, 2020	—	74	74
Additional provisions created	209	553	762
Impact of changes in foreign currency exchange rates	(2)	(1)	(3)
Balance as at September 30, 2020	207	626	833

The legal provision relates to a review of our operating license initiated by the U.K. Gambling Commission (UKGC) in 2019. On September 28, 2020, the UKGC provided a determination letter confirming the terms for the finalization of the license review, Findings of Fact, and a draft public statement. Refer to Note 18, subsequent events, for disclosure of the settlement of this matter.

F-16

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

During the nine months ended September 30, 2020, the Company evaluated a number of complex tax matters, including the potential application of the South Dakota v. Wayfair Supreme Court decision on June 21, 2018 as it related to U.S. sales and use taxes. The Company recorded tax related provisions for the amount estimated to be paid to settle its obligations arising as a result of becoming compliant with the state sales taxes requirements.

16. Related Parties Transactions

The Board of Directors adopted a bonus program, providing for additional fees to all directors, in their capacities as such, in connection with the Share Exchange and Reorganization. The Board of Directors received payment of additional fees of $608. Refer to note 13.

Also, in connection with the Share Exchange and Reorganization, the Company secured the cash consideration of the share exchange through a loan facility provided by the Company’s Chief Executive Officer and his father. The loan was unsecured and bore interest at 15% per annum subject to a minimum interest charge of £300. Such facility was available for a term of six months. Ultimately, the facility was not used, and such additional consideration was paid from the Company’s operating cash. The minimum interest charge of £300 was paid in May 2020 and recorded in finance costs.

At December 31, 2019, included within Trade and other receivables of the Consolidated Statement of Financial Position, is $0.1 million, inclusive of interest, due from the Company’s Chief Executive Officer. The amount due was paid in March 2020. The interest earned on the amount due is included in net finance costs, within the Consolidated Statement of Comprehensive Loss.

During the nine months ended September 30, 2020, stock options over the Company’s shares of 425,000 were granted to a Director through the 2020 Plan. Refer to Note 13.

The aggregate remuneration for key management personnel comprised:

	Nine months ended September 30,
	2020	2019
Wages and salaries	4,838	878
Social security costs	64	74
Share-based payment expense	4,722	21
Total	9,624	973

Wages and salaries expense are shown, net of deferred incremental contract costs of $250, during the nine months ended September 30, 2020.

17. Contingencies

In December 2019, as related to licensed activities in New Jersey, Pennsylvania and Indiana, the Company discovered incidents of prohibited cross-state betting activity occurring within a 2-day period. No wagers were placed in non-regulated states or from users geo-located in non-regulated states. Players were geo-verified to be physically located in primarily Indiana or Pennsylvania, however had navigated to a different state’s version of the website, primarily in New Jersey. All wagers related to the incident were either voided or refunded, and an incident report was voluntarily disclosed to the New Jersey Division of Gaming Enforcement, Pennsylvania Gaming Control Board and Indiana Gaming Commission. The matters with the New Jersey and Indiana regulatory bodies were resolved during the nine months ended September 30, 2020 without significant monetary penalty. Additionally, the Company has reassessed the remaining outstanding issue with the Pennsylvania Gaming Control Board and continues to believe at this time it cannot reliably measure the effect, or probability, of a potential loss, if any.

F-17

GAN Limited

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(in thousands of US$, except share and per share amounts)

The Company is a party to a wrongful termination claim made to the UK Employment Tribunal during 2019. Currently, the parties are communicating regarding key parts of the claim and responses to requests for particular details of the claim. The Company has assessed the issue, and at this time, it cannot reliably measure the effect of a potential loss, if any. Therefore, it is determined that a liability is possible, but not probable, and as such no provision has been made in respect of any potential loss.

18. Subsequent Events

Share Exchange Agreement to purchase Vincent Group p.l.c

On November 15, 2020, the Company announced that it had entered into a Share Exchange Agreement (the “Agreement”) with Vincent Group p.l.c. (also referred to as “Coolbet”), a Malta public limited company, that develops proprietary gaming and sportsbook software, which it licenses to gaming operators on a Business-to-Business basis and also operates a Business-to-Customer sports betting platform. Coolbet primarily has operations in Europe, holding gaming licenses in Estonian, Sweden and Malta, and is headquartered in Tallinn, Estonia. Under the terms of the Agreement, the Company will acquire all of the outstanding equity in Coolbet for total consideration of €149.1 million (approximately $175.9 million), consisting of €80 million (approximately $94.4 million) in cash and €69.1 million (approximately $81.5 million) of the Company’s ordinary shares upon the closing of the transaction, which is expected to occur in January 2021, subject to customary closing conditions. The Company expects to fund the acquisition through a secondary offering of ordinary shares. The Agreement includes termination provisions for both parties, including the right to terminate by mutual consent, and the right of either party to terminate the Agreement if the closing has not occurred on or prior to March 15, 2021.

Regulatory Settlement with U.K. Gambling Commission

On October 20, 2020, the Company and the UKGC agreed to a settlement, including a finding that the Company failed to comply with certain license conditions and codes of practice. The Settlement with the UKGC resulted in the imposition of additional license conditions and the Company agreed to pay £147 (approximately $190) to the National Strategy to reduce gambling harms in lieu of financial penalty.

Stock Options

Subsequent to September 30, 2020, the Company granted 65,500 share options to certain employees with a weighted average exercise price of $16.59 per share (set at the market share prices on the respective dates of grant).

F-18

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

GAN Limited

Irvine, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of GAN Limited (the “Company”) and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2013.

London, United Kingdom

March 24, 2020, except for Note 22(b), which is December 7, 2020

F-19

GAN Limited

Consolidated Statement of Comprehensive Income (Loss)

for the years ended December 31,

(dollars in thousands, except per share data)

	Note	2019	2018
Revenue	5	29,971	14,023
Cost of revenue		11,356	11,894
Impairment of intangible assets	11	626	-
Gross profit		17,989	2,129
Administrative expenses	7	15,091	10,230
Impairment of financial assets	13	424	95
Total operating expenses		15,515	10,325
Operating income/(loss)	7	2,474	(8,196)
Net finance costs	9	112	440
Net income/(loss) before taxes		2,362	(8,636)
Income tax (expense)/benefit	10	(574)	934
Income/(loss) for the year attributable to equity holders		1,788	(7,702)

Other comprehensive income/(loss)
Items may be reclassified subsequently to profit or loss:
Exchange difference on translating foreign currencies		385	817
Total comprehensive income/(loss) for the year attributable to the equity holders of the Company:		2,173	(6,885)

Net income/(loss) per share attributable to ordinary shareholders
Basic earnings per share ($)	17	0.08	(0.39)
Diluted earnings per share ($)	17	0.08	(0.39)

The accompanying notes are an integral part of these consolidated financial statements.

F-20

GAN Limited

Consolidated Statement of Financial Position

As at December 31,

(dollars in thousands)

Assets	Note	2019	2018
Non-current assets
Intangible assets	11	5,164	6,755
Property, plant and equipment	12	190	139
Right-of-use assets	20	1,334	1,716
Lease deposits		115	222
Contract costs	5	57	-
Total non-current assets		6,860	8,832
Current assets
Cash and cash equivalents	14	10,098	6,967
Trade and other receivables	13	5,974	4,616
R&D tax credit receivable		1,127	1,079
Inventory		883	676
Prepayments		1,061	388
Lease deposits		80	55
Contract costs	5	29	-
Total current assets		19,252	13,781
Total assets		26,112	22,613
Liabilities
Current liabilities
Trade and other payables	15	6,760	7,473
Contract liabilities	5	3,023	1,516
Current portion of lease liabilities	20	692	679
Total current liabilities		10,475	9,668
Non-current liabilities
Lease liabilities	20	535	980
Total liabilities		11,010	10,648
Equity
Share capital	2	215	213
Share premium account	2	39,623	39,293
Foreign exchange translation reserve		(1,887)	(2,272)
Accumulated deficit		(22,849)	(25,269)
Total equity		15,102	11,965
Total equity and liabilities		26,112	22,613

The accompanying notes are an integral part of these consolidated financial statements.

F-21

GAN Limited

Consolidated Statement of Changes in Equity

(dollars in thousands, except share amounts)

	Note	Number of Ordinary Shares (000’s)	Share Capital	Share Premium Account	Foreign Exchange Translation Reserve	Accumulated Deficit	Total Equity
Balance at January 1, 2018		17,513	175	29,395	(3,089)	(17,913)	8,568
Loss for the year attributable to equity holders		-	-	-	-	(7,702)	(7,702)
Share-based payment expense	16	-	-	-	-	346	346
Issue of share capital	2	3,790	38	9,898	-	-	9,936
Foreign currency translation reserve		-	-	-	817	-	817
Balance at December 31, 2018		21,303	213	39,293	(2,272)	(25,269)	11,965
Income for the year attributable to equity holders		-	-	-	-	1,788	1,788
Share-based payment expense		-	-	-	-	632	632
Exercise of stock options		184	2	330	-	-	332
Foreign currency translation reserve		-	-	-	385	-	385
Balance at December 31, 2019		21,486	215	39,623	(1,887)	(22,849)	15,102

The accompanying notes are an integral part of these consolidated financial statements.

F-22

GAN Limited

Consolidated Statements of Cash Flows

for the years ended December 31,

(dollars in thousands)

Operating activities	Note	2019	2018
Income/(Loss) for the year		1,788	(7,702)
Adjustments for:
Amortization of intangible assets and contract costs	11	4,105	5,126
Depreciation on property, plant and equipment and right-of-use asset	12,20	638	1,062
Share-based payment expense	16	551	346
Income tax benefit	10	574	(934)
Net finance costs	9	112	440
Impairment loss on trade receivables	13	424	95
Impairment of intangible assets	11	626	-
Contract acquisition costs	5	(95)	-
Changes in working capital:
Increase in trade and other receivables		(1,625)	(1,214)
(Decrease)/Increase in trade and other payables		(1,132)	3,367
Increase in contract liabilities		1,458	1,509
Increase in prepayments and other current assets		(572)	-
Increase in inventory		(187)	(676)
Taxation (paid)/received		(412)	825
Net cash inflow from operating activities		6,253	2,244

Investing activities
Interest received	9	15	8
Purchase of intangibles assets	11	(2,739)	(4,144)
Purchase of property, plant and equipment	12	(176)	(77)
Net cash used in investing activities		(2,900)	(4,213)

Financing activities
Proceeds on issue of shares	2	332	10,152
Equity issue costs	2	-	(216)
Interest paid on convertible loan notes		-	(274)
Penalty interest paid on convertible loan notes	9	-	(240)
Capital element of lease payments		(740)	(971)
Interest paid on lease liabilities	9	(127)	(96)
Repayment of convertible loan notes		-	(2,669)
Net cash generated by financing activities		(535)	5,686

Net increase/(decrease) in cash and cash equivalents		2,818	3,717

Cash and cash equivalents at beginning of year		6,967	3,724
Net foreign exchange differences on cash and cash equivalents		313	(474)
Cash and cash equivalents at end of year		10,098	6,967

The accompanying notes are an integral part of these consolidated financial statements.

F-23

GAN Limited

Notes to the Consolidated Financial Statements

1. Corporate Information

GAN Limited (the “Parent”) is an exempted company limited by shares, incorporated and registered in Bermuda. The address of the registered office is located at Park Place, 55 Par- La-Ville Road, Third Floor, Hamilton HM11, Bermuda.

GAN is a leading business-to-business (“B2B”) supplier of internet gambling software-as-a-service solutions (“SaaS”) to the U.S. and European land-based casino industry. The Company has developed a proprietary internet gambling enterprise software system, GameSTACK, which it uses to service principally land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling (“real money iGaming”), internet sports gaming and virtual Simulated Gaming (“simulated iGaming”).

Unless the context otherwise requires, references to the “Company” include GAN Limited and its consolidated subsidiaries.

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied throughout the years presented.

(a) Statement of Directors’ Responsibilities

The Directors are responsible for preparing these consolidated financial statements for the Company and its subsidiaries as at December 31, 2019 and 2018 and for the years then ended, in conformity with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board and as adopted by the European Union (“IFRS”).

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the years presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.

(b) Basis of preparation

As a result of the Share Exchange and Reorganization in May 2020, disclosed in Note 22(b), the consolidated financial statements have been prepared as if GAN Limited had been the parent company throughout the periods presented. The consolidated financial statements reflect the historical operations of GAN plc. Equity for the periods presented has been retrospectively adjusted to reflect the equity of the Parent. Additionally, all share and per share amounts for the periods presented have been adjusted to give effect to the Share Exchange.

This financial information does not constitute the Predecessor’s statutory accounts for either of the years presented. Statutory accounts of the Predecessor for the year ended December 31, 2018, which were presented in British Pounds Sterling, have been reported on by the Independent Auditors in the United Kingdom. The Independent Auditors’ Report on in accordance with International Standards the Annual Report and Financial Statements for the year ended December 31, 2018 was unqualified and did not contain a statement under 498(2) or 498(3) of the United Kingdom Companies Act 2006. The Independent Auditors’ Report on the Annual Report and Financial Statements for the year ended December 31, 2018 did not draw attention to any matters by way of emphasis. The statutory financial statements of the Company for the year ended December 31, 2019 have not yet been prepared.

Statutory accounts of the Predecessor for the year ended December 31, 2018 have been filed with the Registrar of Companies in the United Kingdom. Statutory accounts for the year ended December 31, 2019 will be filed with the Registrar of Companies when issued by the Directors.

F-24

GAN Limited

Notes to the Consolidated Financial Statements

The Directors have prepared these non-statutory financial statements for the years ended December 31, 2019 and 2018 for inclusion in a registration statement on Form F-1 to be submitted by the Company to the United States Securities and Exchange Commission (“SEC”). These consolidated financial statements have been prepared, in conformity with IFRS.

 The following exchange rates were used to translate the financial statements of the Company and its subsidiaries into U.S. Dollar:

	Period end [1]	Average for period [2]	Low	High
Year Ended December 31:	(U.S. dollars per pound sterling)
2018	$0.78	$0.75	$0.70	$0.80
2019	$0.76	$0.78	$0.75	$0.83

(1) In the event that the period end fell on a day for which data is not available, the exchange rate on the prior most recent business day is given.

(2) The average is based on published rates refreshed daily by the European Central Bank.

Items included in the financial statements are measured using the currency of the primary economic environment in which a company operates (the functional currency). The financial statements are presented in U.S. Dollar ($), which is the Company’s presentational currency in these special purpose consolidated financial statements.

Amounts are rounded to the nearest thousand, unless otherwise stated.

The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. It also requires Company management to exercise judgment in applying the Company’s accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effect are disclosed in Note 3.

Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis.

The consolidated financial statements were approved and authorized for issue by the Board of Directors on March 24, 2020, except for Note 22(b), which is approved and authorized for issue by the Board of Directors on December 7, 2020.

F-25

GAN Limited

Notes to the Consolidated Financial Statements

(c) Going concern

The Directors consider that the Company has adequate resources to continue in operational existence for the foreseeable future. For this reason, the directors have adopted the going concern basis in preparing these consolidated financial statements.

The Directors have assessed the financial risks facing the business, including macroeconomic events as outlined in Notes 3 and Note 22, and compared this risk assessment to the net current assets position. The Directors have also reviewed relationships with key customers and software providers and are satisfied that the appropriate contracts and contingency plans are in place. The Directors have prepared forecasts to assess whether the Company has adequate resources for the foreseeable future. This includes adjustments as a result of the COVID-19 outbreak and the effects on our business, including the expected decrease in sportsbook revenue and currently expected increase in online real money and simulate iGaming.

(d) Adoption of new and revised standards

In the fiscal years presented, the Company has adopted all of the new and revised standards and interpretations issued by the IASB and the International Financial Reporting Interpretations Committee of the IASB, as they have been adopted by the European Union, that are relevant to its operations and effective for accounting years beginning January 1, 2019, including IFRIC 23 as detailed below:

On January 1, 2019, the Company adopted International Financial Reporting Interpretations Committee (“IFRIC”) Interpretation 23, Uncertainty over Income Tax Treatments. The Company has concluded that its current accounting policies for estimating uncertain tax positions is in line with IFRIC Interpretation 23. The impact on adoption did not have any material impact on the consolidated financial statements.

In addition to these adopted standards, the Company analyzed the following new and revised standards and interpretations issued by the IASB and the International Financial Reporting Interpretations Committee of the IASB, as they have been adopted by the European Union, and determined they had no effect on the Company nor are they relevant to its operations:

●	Amendments to IFRS 9 - Financial Instruments - Prepayment Features with Negative Compensation

●	Amendments to IAS 28 - Investments in Associates and Joint Ventures - Long-term Interest in Associates and Joint Ventures

●	Amendments to IAS 19 - Employee Benefits - Plan Amendment, Curtailment or Settlement

●	Annual Improvements to IFRS 2015 - 2017 Cycle

(e) Basis of consolidation

Where the Company has control over an investee, it is classified as a subsidiary. The Company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control.

F-26

GAN Limited

Notes to the Consolidated Financial Statements

De facto control exists in situations where the Company has the practical ability to direct the relevant activities of the investee without holding the majority of the voting rights. In determining whether de facto control exists, the Company considers all relevant facts and circumstances, including:

●	the size of the Company’s voting rights relative to both the size and dispersion of other parties who hold voting rights;

●	substantive potential voting rights held by the Company and by other parties;

●	other contractual arrangements; and

●	historical patterns in voting attendance.

The consolidated financial statements present the results of the Company and its subsidiaries as if they formed a single entity. Intercompany transactions and balances between the Company and its subsidiary companies are therefore eliminated in full.

The results of acquired operations are included in the Consolidated Statement of Comprehensive Income from the date on which control is obtained. They are deconsolidated from the date on which control ceases.

(f) Foreign currency exchange

Transactions entered into by entities in a currency other than the currency of the primary economic environment in which they operate (their “functional currency”) are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in profit or loss.

On consolidation, the results of subsidiaries with a functional currency other than U.S. Dollar are translated at rates approximating to those ruling when the transactions took place. All assets and liabilities of those same entities are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at the opening rate and the results at actual rate are recognized in other comprehensive income and accumulated in the foreign exchange translation reserve.

Exchange differences recognized profit or loss in entities’ separate financial statements on the translation of long-term monetary items forming part of the Company’s net investment in the entity’s operation concerned are reclassified to other comprehensive income and accumulated in the foreign exchange translation reserve on consolidation.

The results and financial position of all the subsidiaries that have a functional currency different from the presentation currency are translated into U.S. Dollar as follows:

●	Assets and liabilities are translated at the closing rate at the reporting date;

●	Income and expenses for each statement of operation are translated at average exchange rates; and

●	All resulting exchange differences are recognized in foreign currency translation reserve

F-27

GAN Limited

Notes to the Consolidated Financial Statements

(g) Revenue recognition

We provide enterprise software-as-a-service (“SaaS”) platform offerings to our customers which are central to their real money and simulated iGaming and sportsbook operations. As part of supporting these customers, we also provide associated services including content licensing, software development, sale of hardware and licensing of patents used in these operations. We earn revenue through a number of different streams, including:

-	iGaming and sportsbook enterprise software platform services, both B2B and B2C
-	iGaming content licensing services
-	Development services
-	Hardware sales
-	Patent Licensing

We set out below additional detail regarding how we recognize revenue for each of these revenue streams.

iGaming and Sportsbook enterprise software platform and content licensing services

iGaming SaaS and content licensing

GAN generates revenue through service agreements with both B2B and B2C customers, whereby our customers use our iGaming and sportsbook enterprise SaaS platform, as well as our iGaming content licensing services, in operating their real money and simulated iGaming and sportsbook offerings. We record revenue using a usage-based model based on prescribed calculations of online real money gambling activity or simulated gaming player end user activity as detailed in our customer contracts. In accordance with IFRS 15, the performance obligations within these service agreements are identified where:

●	a good or service (or a bundle of goods or services) is distinct; or
●	a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

Our performance obligations are the enterprise SaaS platform and content licensing services delivered to our customers. In one instance of B2C real money iGaming, GAN’s performance obligations include the operation of a real money gaming online site, directly contracting with player end users on behalf of our customer. Our performance obligations include regular updates to the software for enhanced functionality and or customization, as well as changes in regulation. Further to this, GAN may cease to provide the enterprise software platform services if a customer doesn’t comply with the terms of the agreement.

In accordance with IFRS 15, revenue for the B2B enterprise SaaS platform and content licensing services is recognized over time, as our performance obligations are to provide services directly to our commercial partner customer to support the customer in its delivery of services to the player end user while we retain overall control of the assets. Similarly, revenue for the B2C enterprise SaaS platform services are recognized over time as our performance obligations are to operate the customer’s real money gaming online site on their behalf. In this manner, our customers simultaneously receive and consume the benefits provided by GAN as GAN delivers these services to our customers. Revenue for these services is therefore recognized over time using a usage-based model as the revenue is earned. Our revenue for these services is based on a contractually defined percentage of the customer’s financial performance. Our customer’s financial performance is based on Gross or Net Gaming Revenue or Net Sports Win at the time of settlement of an event for real-money iGaming or at the time of purchase for in-game credit for simulated iGaming. Where the consideration is variable over a longer period, revenue is only recognized when it is highly probable that there will not be a future reversal in the amount of revenue recognized.

F-28

GAN Limited

Notes to the Consolidated Financial Statements

Ancillary iGaming service offerings

Ancillary to GAN’s core online iGaming enterprise SaaS and content licensing services, GAN also provides other services to its customers, such as managed marketing and customer services. We generate revenue from these services based on fees charged pursuant to applicable contracts. Revenue under these arrangements is recognized over the time during which the services are provided and the benefits are consumed by the customer.

Development services

Gaming Development Services

We generate revenue based on fees earned from development of games for use on GAN’s real money and simulated iGaming platforms. We recognize game development revenue when we have satisfied our performance obligations based on indicators of the transfer of control, typically the earlier of customer acceptance or upon receipt of certification of the game.

Platform Development Services

We generate revenue from platform development services based on fees earned from the provision of platform development and related services. Revenue from platform and other development services is recognized over time as we complete our performance obligation. In accordance with IFRS 15, the performance obligation is satisfied when one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs;
●	the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or
●	the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date.

Our platform development services are provided to the customer over time and typically meet one or more of the above criteria for which we have an enforceable right to payment, billed at a daily rate, for performance completed to date.

Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For arrangements related to platform development, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred in development. As the performance obligations in these instances relate to the provision of development services over time, this method best reflects the transfer of control as we meet our performance obligation. In contracts that require a portion of the consideration to be received in advance, at the commencement of the contract, such advance payment is initially recorded as a contract liability.

Hardware Sales

GAN earns revenue from the sale of hardware appliances upon which the GameSTACK software platform is pre-installed. GAN’s activities include pre-specification and sourcing of the hardware. We pre-install the required software on the physical computing servers and other technical devices. GAN acts as the principal under such arrangements because we take control of the hardware and the related risk. Revenue is recognized at the point in time where our performance obligation has been met, typically when control of the hardware transfers to the customer.

F-29

GAN Limited

Notes to the Consolidated Financial Statements

Patent Licensing

GAN generates revenue from the license of our U.S. patent. In recognizing revenue, we assess whether our license provides for:

●	a right to access our intellectual property throughout the license period, which results in revenue that is recognized over time; or
●	a right to use our intellectual property as it exists at the point in time in which the license is granted, which results in revenue that is recognized at a point in time.

In 2019 we licensed our U.S. patent to a major U.S. internet gambling operator and their affiliated land-based U.S. casino group. In that instance, we determined that the license granted the operator the right to use the intellectual property as it exists at the time the license was granted. Accordingly, the revenue associated with the patent license was recorded upon grant of the license to the customer.

(h) Non-current assets held for sale and discontinued operations

Non-current assets and disposal groups are classified as held for sale when:

●	They are available for immediate sale
●	Management is committed to a plan to sell
●	It is unlikely that significant changes to the plan will be made or that the plan will be withdrawn
●	An active program to locate a buyer has been initiated
●	The asset or disposal group is being marketed at a reasonable price in relation to its fair value, and
●	A sale is expected to complete within 12 months from the date of classification.

Non-current assets and disposal groups classified as held for sale are measured at the lower of:

●	Their carrying amount immediately prior to being classified as held for sale in accordance with the Company’s accounting policy; and
●	Fair value less costs of disposal.

Following their classification as held for sale, non-current assets (including those in a disposal group) are not depreciated.

The results of operations disposed during the year are included in the consolidated statement of comprehensive income up to the date of disposal.

The Company reviews disposals to determine if they meet the criteria of a discontinued operation in line with IFRS 5. A disposal group qualifies as discontinued operation if it is a component of an entity that either has been disposed of, or is classified as held for sale, and:

●	Represents a separate major line of business or geographical area of operations
●	Is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations;
●	Is a subsidiary acquired exclusively with a view to resale;
●	That has been disposed of;
●	Has been abandoned; or
●	That meets the criteria to be classified as held for sale.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the statement of profit or loss. The Company identified no components that have been disposed of or are identified as held for sale in the Company’s consolidated financial statements. All notes to the consolidated financial statements include amounts for continuing operations.

F-30

GAN Limited

Notes to the Consolidated Financial Statements

Discontinued operations are presented in the consolidated statement of comprehensive income as a single line which comprises the post-tax profit or loss of the discontinued operation along with the post-tax gain or loss recognized on the re-measurement to fair value less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations. Disposals of a component of an entity that do not meet the criteria for discontinued operations are included in the consolidated statement of comprehensive income in continuing operations.

(i) Marketing expenses

Marketing costs primarily consists of advertising expenses to attract new players and gamblers to the gaming provided on the Company’s platform. Marketing expenses are expensed as they are incurred.

(j) Royalty expenses

Royalty expenses are paid to third parties for gaming content which are expensed as incurred. Royalty expenses are calculated in accordance with agreements on a monthly basis and are based on net online gaming revenues.

(k) Intangible assets

Externally acquired intangible assets

Externally acquired intangible assets are initially recognized at cost and subsequently amortized within cost of revenue on a straight-line basis over their useful economic lives. The useful economic lives of the intangibles recognized by the Company are as follows:

Licenses: 5 years

Brand assets: 3 years

Internally generated intangible assets (development costs)

Expenditure incurred on development activities is capitalized if it can be demonstrated that:

●	it is technically feasible to develop the product for it to be sold

●	adequate resources are available to complete the development

●	there is an intention to complete and sell the product

●	the Company is able to sell the product

●	sale of the product will generate future economic benefits, and

●	expenditure on the project can be measured reliably.

Capitalized development costs are amortized over the years that the Company expects to benefit from selling the products developed, which is 3 years for the assets capitalized by the Company. The amortization expense is included within the cost of revenue expense line in the Consolidated Statement of Comprehensive Income.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognized in the Consolidated Statement of Comprehensive Income as incurred.

F-31

GAN Limited

Notes to the Consolidated Financial Statements

The costs incurred for internal-use software during the application development stage are capitalized and amortized, mainly to selling, general and administrative expenses, on a straight-line basis over the estimated useful life. Costs related to the preliminary project stage and post implementation activities are expensed as incurred.

Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred.

(l) Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes any expenditure that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by the Company.

After assets are placed into service, depreciation is charged so to allocate the cost of assets less their residual value over their estimated useful lives, using the straight-line method as follows:

Fixtures, fittings, and equipment: 3-5 years

Platform hardware: 5 years

Subsequent expenditures are included in the assets’ carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Company and the cost of the item can be measured reliably. All repairs and maintenance are charged to the Consolidated Statement of Comprehensive Income during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in the Consolidated Statement of Comprehensive Income when the asset is derecognized.

(m) Impairment of non-financial assets (excluding inventory and deferred taxes)

The carrying amounts of the Company’s definite lived non-financial assets (excluding inventory and deferred taxes) are reviewed at each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). For impairment assessment purposes, non-financial assets are grouped at the lowest levels for which there are largely independent cash inflows (cash generating units). As a result, some assets are tested individually for impairment and some are tested at cash-generating unit level.

The recoverable amount is the higher of fair value less disposal costs and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than it’s carrying amount, the carrying amount of the asset (cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately. An impairment loss is recognized in the consolidated statement of comprehensive income (loss) consistent with the function of the assets, for the amount by which the asset’s carrying amount exceeds its recoverable amount.

F-32

GAN Limited

Notes to the Consolidated Financial Statements

(n) Financial instruments

Financial assets and financial liabilities are recognized on the Company’s statement of financial position when the Company becomes party to the contractual provisions of the instrument. Financial assets are de-recognized when the contractual rights to the cash flows from the financial asset expire or when the contractual rights to those assets are transferred. Financial liabilities are de-recognized when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets

The Company’s financial assets are comprised of cash and cash equivalents and trade and other receivables as follows:

	As at December 31, (in $’000’s)
	2019	2018
Cash and cash equivalents	10,098	6,967
Trade and other receivables	5,974	4,616
Total:	16,072	11,583

They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortized cost using the effective interest rate method less provision for impairment.

Impairment provisions for current and non-current trade receivables are recognized based on the simplified approach within IFRS 9 using the determination of the lifetime expected credit losses. During this process, the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within operating expenses in the Consolidated Statement of Comprehensive Income. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, demand deposits, and other short-term highly liquid investments that have maturities of three months or less from inception, are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. The carrying value of cash and cash equivalents approximates to their fair value based on the short-term nature of such assets and the effect of any fair value differences being negligible.

Financial liabilities

The Company’s financial liabilities are comprised of trade and other payables, accruals and lease liabilities as follows (on an undiscounted basis):

	As at December 31, (in $’000’s)
	2019	2018
Trade and other payables	2,419	3,427
Accruals	3,294	3,473
Lease liabilities	1,375	1,659
Total:	7,088	8,559

F-33

GAN Limited

Notes to the Consolidated Financial Statements

All financial liabilities are recognized initially at fair value and are subsequently measured at their amortized cost using the effective interest rate method; this method allocates interest expense over the relevant period by applying the ‘effective interest rate’ to the carrying amount of the liability. Payables are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

Classification of shares as debt or equity instruments

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability. An equity instrument is a contract that evidences a residual interest in assets or an entity after deducting all of its liabilities. Accordingly, a financial instrument is treated as equity if:

●	there is no contractual obligation to deliver cash or other financial assets or to exchange financial assets or liabilities on terms that may be unfavorable; and

●	the instrument is a non-derivative that contains no contractual obligation to deliver a variable number of shares or is a derivative that will be settled only by the Company exchanging a fixed amount of cash or other assets for a fixed number of the Company’s own equity instruments.

Equity instruments issued by the Company are recorded at the time the proceeds are received, net of direct issue costs.

Fair value measurements

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, are described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

●	Level 2: other techniques for which inputs are based on quoted prices for identical or similar instruments in markets that are not active, quoted prices for similar instruments in active markets, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the asset or liability;

●	Level 3: techniques which use inputs that have a significant effect on the recognized fair value that require the Company to use its own assumptions about market participant assumptions.

F-34

GAN Limited

Notes to the Consolidated Financial Statements

The Company maintains policies and procedures to determine the fair value of financial assets and liabilities using what it considers to be the most relevant and reliable market participant data available. It is the Company’s policy to maximize the use of observable inputs in the measurement of its Level 3 fair value measurements. To the extent observable inputs are not available, the Company utilizes unobservable inputs based upon the assumptions market participants would use in valuing the asset or liability. In determining the fair value of financial assets and liabilities employing Level 3 inputs, the Company considers such factors as the current interest rate, equity market, currency and credit environments, expected future cash flows, the probability of certain future events occurring, and other published data. The Company performs a variety of procedures to assess the reasonableness of its fair value determinations including the use of third parties. The carrying values less impairment provision of trade and other receivables and payables are assumed to approximate their fair values because of the short-term nature of such assets and the effect of discounting liabilities is negligible.

(o) Current and deferred tax

The tax expense for the year comprises current and deferred tax. Tax is recognized in the Consolidated Statement of Comprehensive Income except to the extent that it relates to a business combination, or items recognized directly in equity.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit reported in the Consolidated Statement of Comprehensive Income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the statement of financial position date.

Research and development tax

As a company that carries out research and development activities, the Company benefits from the U.K. research and development small or medium-sized enterprise tax credit regime and is able to surrender some of its trading losses that arise from its research and development activities for a cash rebate of up to 33.35% of eligible research and development expenditure. Research and development taxation relief is recognized once management considers it probable that any amount claimable will be received. In the year ended December 31, 2018, the Company recognized $1.1 million related to research and development tax credit receivable.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial information and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized, or the liability is settled based upon tax rates that have been enacted or substantively enacted by the Consolidated Statement of Financial Position date. Deferred tax is charged or credited in the Consolidated Statement of Comprehensive Income, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

The carrying amount of deferred tax assets is reviewed at each Consolidated Statement of Financial Position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is measured using tax rates that have been enacted or substantially enacted by the Consolidated Statement of Financial Position date and are expected to apply when the related deferred tax asset or liability is realized or settled.

F-35

GAN Limited

Notes to the Consolidated Financial Statements

Uncertain tax positions

In determining the amount of current and deferred income tax, we take into account the impact of uncertain tax positions and whether additional taxes, interest or penalties may be due. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes us to change its judgment regarding the adequacy of existing tax liabilities. Such changes to tax liabilities will impact tax expense in the period that such a determination is made.

(p) Leases

All leases are accounted for by recognizing a right-of-use asset and a lease liability except for:

●	leases of low value assets; and

●	leases with a term of 12 months or less.

Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate inherent in the lease unless this is not readily determinable, in which case the company’s incremental borrowing rate on commencement of the lease is used. The incremental borrowing rate applied to lease liabilities on January 1, 2018 was 9%. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.

On initial recognition, the carrying value of the lease liability also includes:

●	amounts expected to be payable under any residual value guarantee;

●	the exercise price of any purchase option granted in favor of the Company if it is reasonably certain to assess that option; and

●	any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right-of-use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:

●	lease payments made at or before commencement of the lease;

●	initial direct costs incurred; and

●	the amount of any provision recognized where the Company is contractually required to dismantle, remove or restore the leased asset.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining economic life of the asset if this is judged to be shorter than the lease term.

When the Company revises its estimate of the term of any lease (because, for example, it re-assesses the probability of a lessee extension or termination option being exercised), it adjusts the carrying amount of the lease liability to reflect the payments to make over the revised term, which are discounted at the same discount rate that applied on lease commencement. The carrying value of lease liabilities is similarly revised when the variable element of future lease payments dependent on a rate or index is revised. In both cases an equivalent adjustment is made to the carrying value of the right-of-use asset, with the revised carrying amount being amortized over the remaining (revised) lease term.

F-36

GAN Limited

Notes to the Consolidated Financial Statements

(q) Defined contribution schemes

The Company provides defined contribution plans to its employees. The Company pays contributions to publicly and privately administered contribution plans on a contractual basis. The Company has no further payment obligations once the contributions have been paid. Contributions to defined contribution plans are expensed when employees provide services. The Company incurred expenses related to the defined contribution plans of $0.2 million in the years ended December 31, 2019 and 2018.

(r) Share-based payments

The Company issues equity settled share-based payments to certain employees (including Directors).

Equity settled share-based payments are measured at fair value at the date of grant and expensed within the Consolidated Statement of Comprehensive Income, together with a credit to equity, on a straight-line basis over the period in which the performance and service conditions are fulfilled. At each statement of financial position date, the Company revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

The fair value of share options is determined using a Black Scholes model, taking into consideration management’s best estimate of the expected life of the option and the estimated number of shares that will eventually vest. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. Where existing share options are modified, the increase in fair value is spread over the remaining vesting period. Where options are reissued post-vesting period with a new vesting period, the total fair value of the re-issue is spread over the new vesting period.

(s) Equity

Share capital represents the nominal value of shares allocated, called up and fully paid.

Share premium includes the amount subscribed for share capital in excess of nominal value. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related income tax benefits.

Other components of equity include the following:

●	Foreign exchange translation reserve comprises foreign currency translation differences arising from the translation of financial statements of the functional currency of the Company and its subsidiaries into U.S. Dollar; and

●	Accumulated deficit includes all current and prior period losses.

F-37

GAN Limited

Notes to the Consolidated Financial Statements

All transactions with equity shareholders of the Company are recorded separately within equity. As at December 31, 2019 and 2018, issued and fully paid share capital comprised of 21,486,059 shares and 21,302,550 shares, respectively, at a par value of $0.01 each. The Company has an unlimited amount of authorized ordinary shares. For the years ended December 31, 2019 and 2018, transaction costs recognized directly in equity amounted to nil and $0.2 million respectively. During the years ended 2019 and 2018, the Company had the following issue of shares:

●	39,568 ordinary shares of $0.01 each were issued at a premium of $1.36, generating gross proceeds of $54,340.

●	3,750,000 ordinary shares of $0.01 each were issued at a premium of $2.68, generating gross proceeds of $10.1 million.

●	183,509 ordinary shares of $0.01 each were issued at a premium of $1.72, generating gross proceeds of $0.3 million.

The Company deducts directly attributable costs of issuing capital from the proceeds in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”. Incremental costs incurred and directly attributable to the offering of equity securities are deducted from the related proceeds of the offering. The net amount is recorded as share premium in the period when such shares are issued. Where such expenses are incurred prior to the offering they are recorded in prepayments until the offering completes. Other costs incurred in such offerings are expensed as incurred and included in general and administrative expenses.

(t) Earnings Per Share

The Company presents basic and diluted earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is determined by dividing the profit or loss attributable to equity holders of the Company, the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares. This includes awards under share award schemes and share options granted to employees. See Note 17.

(u) Lease deposits

Lease deposits relate to the deposits provided in respect of leased office space. The amount is repayable in accordance with the terms of the agreement.

(v) Inventory

GAN purchases hardware to sell to their customers to support the platform developed. Inventory is stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Net realizable value is based on market performance, including the ancillary selling costs. The cost of the inventory on hand consists solely of the purchase price. The sale of inventory to the customer is included in the cost of revenue within the Consolidated Statement of Comprehensive Income. The Company has incurred no write downs during the year, nor reversals of any previously recorded write downs. The Company recorded cost of sales related to the sales of inventory of $0.7 million for the year ended 2019, and no such costs for the year ended 2018.

(w) Provisions

Provisions for legal claims and make good obligations are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated.

Provisions are not recognized for future operating losses.

F-38

GAN Limited

Notes to the Consolidated Financial Statements

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as interest expense.

(x) Related party transactions

In the normal course of operations, the Company has entered into related party transactions with Directors of the Company including receiving loans from, and entering into loans to, the Directors or companies controlled by the Directors. The transactions are recorded as incurred at their fair value and approved by the Company’s Board of Directors.

(y) Contract costs

The Company pays sales commission to employees for new contracts with customers. An asset is initially recognized for costs an entity incurs to obtain and fulfil a contract to provide goods or services to customers. Costs incurred to obtain a contract that are not incremental costs are expensed as incurred, unless they are explicitly chargeable to the customer (regardless of whether the contract is obtained). Any capitalized contract costs are amortized, with the expense recognized on a systematic basis that is consistent with the entity’s transfer of the related goods or services to the customer. Contract costs are subject to impairment assessment. An impairment exists if the carrying amount of the asset exceeds the amount of consideration the entity expects to receive in exchange for providing the associated goods or services, less the remaining costs that relate directly to providing those goods or services. Impairment losses are recognized in profit or loss.

(z) Deferred U.S. initial public offering costs

The Company capitalizes deferred U.S initial public offering (“IPO”) costs, which primarily consist of direct, incremental legal, professional, and other third-party fees relating to the IPO, within prepayments of the Consolidated Statement of Financial Position. The deferred IPO costs will be offset against IPO proceeds upon the consummation of the proposed offering. Should the planned IPO be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in the consolidated statement of comprehensive income. The Company has $0.5 million in deferred IPO costs as at December 31, 2019.

(aa) New accounting pronouncements not yet adopted

The Company does not anticipate that adoption of the following IFRSs will have a significant effect on the Company’s consolidated financial statements and related disclosures.

Effective for annual periods beginning on or after January 2020:

●	Amendments to References to the Conceptual Framework in IFRS Standards

Effective for annual periods beginning on or after January 2021:

●	IFRS 17 - Insurance Contracts

F-39

GAN Limited

Notes to the Consolidated Financial Statements

3. Critical accounting estimates and judgements

The preparation of consolidated financial statements under IFRS requires the Company to make estimates and judgements that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Reference is made in this note to accounting policies which cover areas that the Directors consider require estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year. These policies together with references to the related notes to the financial statements can be found below:

The areas where assumptions and estimates are significant to the consolidated financial statements are:

Estimates and Judgements	Note
Revenue recognition	5
Share-based compensation	16
Capitalization and impairment of internally generated intangible assets	11
Useful life of capitalized development costs	2
Taxation	10
Going Concern	2

Revenue recognition

Agent vs Principal

GAN’s enterprise software platform service offerings include B2B iGaming and sportsbook, B2C iGaming and sportsbook and iGaming content licensing. In accordance with IFRS 15 we assess at the outset of each arrangement the nature of our performance obligation and whether we act as principal or agent for the delivery of services. In making this determination, the Company considers at the instance of each arrangement who owns the relationship with the end-user player as a key determinant in which party controls the goods or services being provided to the player.

In our commercial arrangements related to enterprise software platform services for B2B iGaming and sportsbook services, our performance obligation is limited to the provision of our software to its customer, the casino operator. The casino operator controls the URL for the online casino, controls its trademarks and branding, controls the gaming content and maintains ownership of the customer database and loyalty programs related to players in the online casino. The casino operator is the licensed entity which is legally permitted to offer the real money iGaming to the players.

In these B2B arrangements we act a principal only for the services that we deliver to our customer the casino operator. Accordingly, we recognize as revenues only the payments that we receive from our customer for the provision of those services, including any amounts owed to us as a share of net gaming revenue generated from the customer’s online casino.

F-40

GAN Limited

Notes to the Consolidated Financial Statements

In one instance in 2019, we entered into an arrangement for B2C iGaming enterprise software platform services with a commercial partner, whereby GAN’s performance obligations include the operation of real money gaming online sites on behalf of our commercial customer. Management has concluded that, under this arrangement, our commercial partner customer controls the relationship with the player end users and owns the player database and that GAN acts as an agent to our commercial customer in providing services to player end users. As such, in this instance of B2C iGaming enterprise software platform services we recognize revenue as the revenue we earn from our commercial partner customer rather than the revenues earned from player end users. This is consistent with our principal revenue recognition for B2B iGaming and sportsbook and is in line with our revenue recognition policy as described in Note 2 to the consolidated financial statements.

Our real money and simulated iGaming and sportsbook enterprise software platform offerings include iGaming content licensing services. The GameSTACK platform is capable of supporting, and we make available to our customers, both proprietary and third-party licensed gaming content. Our casino operator customers generally control the determination of which gaming content will be offered in their online casinos.

Where a customer directs us to provide proprietary GAN gaming content, we act as principal in providing the content licensing services, recording the related revenue as gross. In accordance with IFRS 15 paragraph 31, where the customer directs us to procure third party gaming content, we are deemed to be the agent in providing the content licensing services, recording the corresponding revenue net of licensing costs paid to the owners that content.

We act as principal in a majority of its simulated iGaming and Italy-based real money iGaming content licensing service arrangements and is primarily agent in a majority of its US-based real money iGaming content licensing service arrangements.

Allocation of transaction price

For performance obligations that involve multiple products or services management allocates the transaction price to be applied to each performance obligation based on an estimation of the stand-alone selling price. This is a significant management estimate, impacting the revenue allocation to the performance obligation. In situations where the transaction price is based on a residual approach, the allocation would then impact the revenue recognized in the period. During the ended year 2019, we concluded that the license of our patent was at a transaction price of $4.0 million, with the remainder of the transaction price outlined in the contract being related to the other performance obligation of platform development services. Any changes in this conclusion could result in additional or less revenue being recognized during the year if a higher or lower portion of the transaction price is allocated to the patent license, respectively.

Share-Based Payments

Management measures equity settled share-based payments at fair value at the date of grant and expenses the cost on a straight-line basis over the vesting period, based upon management’s estimate of equity instruments that will eventually vest, along with a corresponding increase in equity. At each statement of financial position date, management revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

The fair value of share options is determined using a Black Scholes model, taking into consideration management’s best estimate of the expected life of the option and the estimated number of shares that will eventually vest. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. Where existing share options are modified, the increase in fair value is spread over the remaining vesting period.

F-41

GAN Limited

Notes to the Consolidated Financial Statements

Capitalization and impairment of internally generated intangible assets

Management reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within Note 2 to the consolidated financial statements. Management specifically considers if additional expenditure on projects relates to maintenance or new development projects.

Management reviews the Company’s assets at each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). To calculate the recoverable amount of the asset, management must make estimates related to future cash flows and discount rates that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than it’s carrying amount, the carrying amount of the asset (cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately. The Company incurred impairment losses of $0.6 and nil in the years 2019 and 2018 respectively as disclosed in Note 11.

Useful life of capitalized development costs

The useful life of capitalized development costs is determined by management at the time the software is brought into use and is regularly reviewed for appropriateness. For unique software products controlled and developed by the Company, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology.

Taxation and indirect taxes

Deferred tax assets are recognized to the extent that it is probable future taxable profits will be available against which the temporary differences can be utilized. The key area of judgement is therefore an assessment of whether it is probable that there will be suitable taxable profits against which any deferred tax assets can be utilized. The Company operates in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as e-commerce and tax continues to evolve. The Company files its tax returns and duty calculations and estimates its tax and indirect tax provisions based on current tax rules and practices and its transfer pricing policy, together with advice received from professional advisors and believe that the accruals for tax liabilities are adequate. Further details of the Company’s accounting policy in relation to deferred tax assets are disclosed in Note 2 to the consolidated financial statements.

Research and development tax relief is recognized as an asset once it is considered that there is sufficient assurance that any amount claimable will be received. The key judgement therefore arises in respect of the likelihood of a claim being successful when a claim has been quantified but has not been received. In making this judgement management considers the nature of the claim and in particular the track record of success of previous claims.

The Company is subject to income taxes in numerous jurisdictions and there are transactions for which the ultimate tax determination cannot be assessed with certainty in the ordinary course of business. The Company recognizes a provision for situations that might arise in the foreseeable future based on an assessment of the probabilities as to whether additional taxes will be due. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

F-42

GAN Limited

Notes to the Consolidated Financial Statements

Going Concern

Management prepares forecasts and continually monitors and addresses key assumptions which are used as the basis of conclusions reached as it relates to the Company’s going concern basis in preparing consolidated financial statements. After the balance sheet date, the Company has seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) pandemic. The scale and duration of this development remains uncertain and could impact the Company’s earnings and cash flow.

As a result of the health crisis, management considered potential adverse effects to the business such as the Company’s ability to retain and sign new customers, the ability of customers to continue in operations and remit payable balances, or the risk that a shutdown of gaming regulators could slow or halt the Company’s operations. Management considered the impact COVID-19 will have on customers that can result in them defaulting on payments and or becoming insolvent, and what impact that would have on the Company’s business. Management also considered that the customers that are most at risk are those with a large proportion of revenue derived from sports betting and or land-based casinos. All factors have been considered by management up through the reporting date.

Management reviewed customer, geographic and market information to determine what changes have been noted as a result of the health crisis and what this could mean for the Company. Management reviewed public information on its largest customers and performed sensitivity analyses to determine what effects the Company would see if the customers halted operations and defaulted on payment. It was observed that, for the gaming sector, many operators have ample liquidity to last 2-3 quarters and, in some cases, in excess of a year.

As a result of the COVID-19 health crisis and social distancing mandates, the Company has observed an immediate shift to the iGaming and simulated gaming channels, both organically in monitoring key performance indicators, but also directly from its active and prospective customers. The Company believes a number of its customers in the sports betting market will bolster their investments in online casino and simulated gaming given the temporary limitations on sports betting. The Company has considered the impact of these early indicators on its full year outlook and weighed consideration that Sportsbook revenue contributed 10% of total revenue in 2019, is seasonally stronger in Q1 and Q4, and the assumption that COVID-19 is anticipated to largely impact Q2 and Q3. In addition, with the anticipated offsetting increase in online casino and simulated gaming, together with the above-mentioned market and key customer data, the Company has concluded on the ability to continue as a going concern.

Management used internal transaction data, discussions with customers, market information related to iGaming, and performed sensitivity analysis on key assumptions such as collection rates, revenue growth and regulation trends to conclude on the Company’s ability going concern basis in preparing these consolidated financial statements.

4. Financial risk management

The Company’s operations are exposed to a variety of financial risks: market and currency risk, interest rate risk, contractual risk, credit risk, liquidity risk and capital risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

Risk management is carried out by management under policies approved by the Board of Directors. Management identifies and evaluates financial risks in close co-operation with the Company’s operating segments. The Board provides principles for overall risk management, as well as policies covering specific areas, such as interest rate risk, non-derivative financial instruments and investment of excess liquidity.

F-43

GAN Limited

Notes to the Consolidated Financial Statements

In common with all other businesses, the Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Company’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated in this note.

(a) Market and Currency risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

The Company has exposure to foreign currency risk. Sales invoicing to customers is in U.K. Pounds Sterling, U.S. Dollars and Euro and the majority of outgoing payments are in U.K. Pounds Sterling and U.S. Dollar payments. Following the opening of the new office in Tel Aviv, a larger, but still insignificant, volume of outgoing payments were in Israeli Shekels during 2019. As outlined in Note 14, a large portion of our cash is held in USD, $7.6 million as of December 31, 2019, reducing our foreign currency exposure risk.

The Board carefully monitors exchange rate fluctuations and reviews their impact on the net assets and position of the Company. Exchange rates are negotiated with the Company’s main provider of banking services as and when needed. The Company does not enter into any derivative financial instruments to manage its exposure to foreign currency risk.

The carrying amount of the Company’s foreign currency denominated monetary assets and monetary liabilities and details of the exposure at December 31, 2019 and 2018 are shown in Notes 13, 14, and 15.

Transaction exposure relates to business transactions denominated in foreign currency required by operations (purchasing and selling) and/or financing (interest and amortization). Translation exposure relates to net investments in foreign operations.

After the balance sheet date, we have seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) outbreak. The scale and duration of this development remains uncertain and could impact our earnings and cash flow. As part of our risk management process, we are closely monitoring the situation, including factors as outlined in Note 3 as it relates to the Company’s ability to continue as a going concern.

Transaction exposure sensitivity

In most cases, the Company’s customers are billed in their respective local currency. Major payments, such as salaries, consultancy fees, and rental fees are settled in local currencies.

F-44

GAN Limited

Notes to the Consolidated Financial Statements

The table below shows the immediate impact on net loss before tax of a 10% strengthening in the closing exchange rate of significant currencies to which the Company had exposure as at December 31, 2019 and 2018. The impact on net loss is due primarily to monetary assets and liabilities in a transactional currency other than the functional currency of the Company. The sensitivity associated with a 10% weakening of a particular currency would be equal and opposite. This assumes that each currency moves in isolation.

December 31, 2018	USD	Euro	AUD	BGN	ILS
(Increase)/Decrease in loss before tax (in $ millions):	0.2	0.3	0	(0.1)	(0.1)

December 31, 2019	USD	Euro	AUD	BGN	ILS
Increase/(Decrease) in net income before tax (in $ millions):	1.5	0.2	0	(0.1)	0

(b) Interest rate risk

The Company has minimal exposure to interest rate risk. It is exposed to interest rate risk on some of its financial assets (being its cash at bank balances). The interest rate receivable on these balances was at an average rate of 0.2% and 0.3% during the years ended December 31, 2019 and 2018 respectively. The Directors currently believe that interest rate risk is at an acceptable level.

Due to its minimal exposure to interest rate risk, the Company has not prepared any sensitivity analysis.

(c) Contractual Risk

In the ordinary course of business, the Company contracts with various parties. These contracts may include performance obligations, indemnities and contractual commitments. Management monitors the performance of the Company and any relevant counterparties against such contractual conditions to mitigate the risk of material, adverse non-compliance.

(d) Credit risk

Credit risk is the financial loss to the Company if a customer or counterparty to financial instruments fails to meet its contractual obligation. Credit risk arises from the Company’s cash and cash equivalents and trade and other balances. The concentration of the Company’s credit risk is considered by counterparty, geography and currency. The Company gives careful consideration to which organizations it uses for its banking services in order to minimize credit risk. The Company has a significant concentration of cash held on deposit with one large bank in the U.K., an institution with an A2 credit rating (long term, as assessed by Moody’s).

An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows. The Company uses forward looking information in their analysis of expected credit losses for all instruments, which is limited to the carry value of cash and cash equivalents and trade and other balances. Management considers the above measures to be sufficient to control the credit risk exposure.

(e) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. This risk relates to the Company’s prudent liquidity risk management and implies maintaining sufficient cash. Ultimate responsibility for liquidity risk management rests with the Board of Directors. The Board manages liquidity risk by regularly reviewing the Company’s cash requirements by reference to short-term cash flow forecasts and medium-term working capital projections prepared by management.

F-45

GAN Limited

Notes to the Consolidated Financial Statements

The table below summarizes the maturity profile of the Company’s financial liabilities based on contractual undiscounted payments as at the years ended December 31:

2019

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Trade and other payables	2,419	-	-	-	2,419
Accruals	3,294	-	-	-	3,294
Lease liabilities	692	547	136	-	1,375
Total:	6,405	547	136	-	7,088

2018

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Trade and other payables	3,427	-	-	-	3,427
Accruals	3,473	-	-	-	3,473
Lease liabilities	679	910	258	-	1,847
Total:	7,579	910	258	-	8,747

(f) Capital risk

The Company’s capital structure is comprised entirely of shareholders’ equity, including share capital, share premium and accumulated deficits.

The Company’s objective when managing capital is to maintain adequate financial flexibility to preserve its ability to meet financial obligations, both current and long term. The capital structure of the Company is managed and adjusted to reflect changes in economic conditions.

The Company funds its expenditures on commitments from existing cash and cash equivalent balances. There are no externally imposed capital requirements.

Financing decisions are made by the Board of Directors based on forecasts of the expected timing and level of capital and operating expenditure required to meet the Company’s commitments and development plans.

5. Revenue

Disaggregated revenue

Revenue is disaggregated within each operating segment based on how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The company disaggregated revenue into the following categories:

●	SaaS revenue, which represents the revenue share earned based on the terms of the underlying contract with the customer

●	Service revenue which is the revenue earned on services such as game and platform development and platform management to the Company’s customer, and

●	Other which includes the remaining revenue earned within the segment such as patent license revenue and hardware sales.

F-46

GAN Limited

Notes to the Consolidated Financial Statements

The following table reflects revenue for the years ended 2019 and 2018 by type of operating activity and segment.

		For the year ended December 31 (in $’000’s)
		2019	2018
Real money iGaming		24,228	8,290
	SaaS revenue	15,396	6,445
	Service revenue	3,918	1,845
	Other	4,914	-
Simulated iGaming		5,743	5,733
	SaaS Revenue	4,615	4,354
	Service Revenue	1,128	1,377
	Other	-	2
Total:		29,971	14,023

The following table reflects revenue earned for the years ended 2019 and 2018 in line with the timing of transfer of goods or services (e.g. revenue from goods or services transferred to customers at a point in time and revenue from goods or services transferred over time):

	For the year ended December 31, (in $’000’s)
	2019	2018
Revenue from services delivered over time	25,067	13,824
Revenue from services delivered at a point in time	4,904	199
Total:	29,971	14,023

Refer to breakdown of revenue by geography within the segment Note at 6.

Contract costs

	As at and for the year ended December 31, (in $’000’s)
	2019	2018
Balance at beginning of year	-	-
Capitalized expenditures for the year	95	-
Amortization of contract costs	(9)	-
Impairment of contract of costs	-	-
Balance at end of year	86	-

Contract costs relate to commissions paid by the Company which represent incremental costs to obtain the contract for goods and services to be provided by the Company to customers. The costs relate directly to obtaining the contract and are expected to be recovered. They were therefore recognized as an asset from costs to obtain a contract. The asset is amortized on a straight-line basis over the term of the specific contract it relates to, consistent with the pattern of recognition of the associated revenue.

F-47

GAN Limited

Notes to the Consolidated Financial Statements

Contract liabilities

Contract liabilities relate to cash consideration that the Company receives in advance of satisfying the related performance obligations. Changes in the contractual liabilities balance are as follows:

	As at and for the year ended December 31, (in $’000’s)
	2019	2018
Balance at beginning of year	1,516	7
Balance at end of year	3,023	1,516
Revenue recognized from amounts included in liability at the beginning of the period:	1,215	7

Contract liabilities is mainly comprised of prepayments made by customers related to development services not yet performed and therefore revenue has not been recognized. Revenue is recognized at the time services are performed. The change in contract liabilities in fiscal years 2018 and 2019 is a result of the consideration being received in the respective years being greater than the revenue recognized in the current year related to consideration received in those and prior years, as well as a result of changes in foreign exchange rates. This balance will be recognized as revenue as the services are performed, which is generally expected to occur over a period up to a year.

Performance obligations

The Company discloses its policies for how it identifies, satisfies, and recognizes its performance obligations associated with its contracts with customers in the revenue recognition policy within in Note 2.

6. Segmental information

Information reported to the Company’s Chief Executive, the Chief Operating decision-maker, for the purposes of resource allocation and assessment of the Company’s segmental performance is primarily focused on the origination of the revenue streams. The Company’s identified operating segments under IFRS 8 are as follows:

●	Real money iGaming operations (“RMiG”)

●	Simulated iGaming operations (“SiG”)

F-48

GAN Limited

Notes to the Consolidated Financial Statements

The following is an analysis of the Company’s revenue and results by reportable segment for the year ended December 31,

2019:

	RMiG (in $’000’s)	SiG (in $’000’s)	Total (in $’000’s)
Revenue	24,228	5,743	29,971
Impairment of intangible assets	626	-	626
Cost of revenue (excluding depreciation and amortization)	4,833	2,270	7,103
Segment results (excluding depreciation and amortization)	18,769	3,473	22,242
Amortization within cost of revenue			4,105
Depreciation within cost of revenue			148
Gross profit			17,989
Operating expenses			15,515
Net finance costs			112
Net profit before taxes			2,362
Income tax expense			(574)
Income for the year			1,788

2018:

	RMiG (in $’000’s)	SiG (in $’000’s)	Total (in $’000’s)
Revenue	8,289	5,734	14,023
Cost of revenue (excluding depreciation and amortization)	5,182	1,465	6,647
Segment results (excluding depreciation and amortization)	3,107	4,269	7,376
Amortization within cost of revenue			5,126
Depreciation within cost of revenue			121
Gross profit			2,129
Operating expenses			10,325
Net finance costs			440
Net loss before taxes			(8,636)
Income tax benefit			934
Loss for the year			(7,702)

The accounting policies of the reportable segments follow the same policies as described in Note 2. Segment result represents the gross profit earned by each segment without allocation of the share of depreciation expense, amortization expense, administrative expense (including Directors’ remuneration), finance costs and income tax expense. This is the measure reported to the Company’s Chief Executive for the purpose of resource allocation and assessment of segment performance. Administration expenses comprise principally of employment and office costs incurred by the Company.

Assets and liabilities are not separately analyzed or reported to the Company’s Chief Executive and are not used to assist in decisions surrounding resource allocation and assessment of segment performance. As such, an analysis of segment assets and liabilities has not been included in this financial information.

F-49

GAN Limited

Notes to the Consolidated Financial Statements

Geographic analysis of revenues

This analysis is determined based upon the location of the legal entity of the customer.

	For the year ended December 31, (in$’000’s)
	2019	2018
U.K. and Channel Islands	4,359	98
Italy	4,599	5,221
United States	20,935	8,651
Rest of the world	78	53
Total:	29,971	14,023

During the year ended December 31, 2018, the Company had four customers, each of which individually generated revenue greater than 10% of the Company’s total revenue. These customers generated revenue of $1.4 million, $1.5 million, $1.9 million, and $2 million respectively and represented 48.8% of revenue. Of this revenue, $5.6 million related to real money iGaming and $1.2 million related to simulated iGaming.

During the year ended December 31, 2019, the Company had two customers, each of which individually generated revenue greater than 10% of the Company’s total revenue. These customers generated revenue of $13.9 million and $5.9 million respectively and represented 66.1% of revenue. Of this revenue, $18.2 million related to real money iGaming and $1.6 million related to simulated iGaming.

Geographic analysis of non-current assets

	As at December 31, (in $’000’s)
	2019	2018
U.K. and Channel Islands	5,945	7,951
United States	357	184
Bulgaria	555	686
Rest of the world	3	11
Total:	6,860	8,832

7. Operating Income/(Loss)

	For the year ended December 31, (in $’000’s)
	2019	2018
Staff Costs (Note 8)	9,111	6,036
Amortization of intangibles and contract fulfillment costs (Notes 5 and 11)	4,105	5,126
Depreciation on property, plant and equipment and right-of-use assets (Notes 12 and 20)	638	1,062
Foreign exchange (gains)/losses	414	29
Rent payable under short-term leases (Note 20)	282	39
Share-based payment expense (Note 16)	551	346
Royalty Expense	3,801	4,452
Marketing Expense	560	368

F-50

GAN Limited

Notes to the Consolidated Financial Statements

Staff costs, including share-based payment expense, and rent payable under short-term operating leases charged to the Consolidated Statement of Comprehensive Income as shown in the table above, are less amounts capitalized in the years 2019 and 2018 of $2.9 million and $3.9 million, which includes consulting costs, as part of capitalized development costs reflected within Note 11.

8. Staff Costs

	For the year ended December 31, (in $’000’s)
	2019	2018
The aggregate remuneration of the employees comprised (including Directors):
Wages and salaries	11,200	8,596
Social security costs	701	770
Pension costs	175	157
Share-based payment expense	631	346
Total:	12,707	9,869

Total staff costs included in capitalized development costs for the years ended December 31, 2019 and 2018 were $2.7 million and $3.5 million respectively and are reflected within Note 11.

9. Net Finance Costs

	For the year ended December 31, (in $’000’s)
	2019	2018
Convertible bond interest expense	-	112
Early repayment penalties	-	240
Lease interest expense	127	96
Total Finance Costs	127	448
Interest income	(15)	(8)
Net Finance Costs	112	440

Interest expense is in respect of amounts accrued on right-of-use leases in the year, and on the 9% convertible bond up until the date of repayment of June 25, 2018. Early repayment penalties of $0.2 million relate to the 9% convertible loan.

10. Income Tax

	For the year ended December 31, (in $’000’s)
	2019	2018
Current:
Current year – Domestic	-	915
Changes in estimates in respect to prior year - Domestic	15	19
Total Current Domestic Expense:	15	934

Current year – Foreign	(564)	-
Changes in estimates in respect to prior year - Foreign	(25)	-
Total Current Foreign Expense:	(589)	-

Total current year tax (expense)/benefit:	(574)	934

F-51

GAN Limited

Notes to the Consolidated Financial Statements

A reconciliation between the reported tax expense for the year, and the theoretical tax expense that would arise when applying the statutory tax rate in the U.K. of 19% and on the consolidated income/(loss) before taxes for the years ended December 31, 2019 and 2018 is shown in the table below:

	For the year ended December 31, (in $’000’s)
	2019	2018
Net income/(loss) before taxes - domestic	1,467	(7,192)
Net income/(loss) before taxes - foreign	895	(1,444)
Total consolidated net income/(loss)	2,362	(8,636)
Net profit/(loss) before taxes multiplied by the average standard rates of corporation tax in the United Kingdom of 19%	449	(1,641)
Effects of:
Other permanent and similar differences, including expenses not deductible for tax purposes	(71)	162
Current year tax losses not utilized/recognized	-	1,453
Other timing differences not recognized for deferred tax purpose	(199)	179
Adjustments in respect of prior periods	9	(19)
Effects of tax rates in foreign jurisdictions	386	109
Research and development tax credit	-	(1,123)
Foreign currency translation	-	(54)
Tax (expense)/benefit for year	574	(934)

The Company has maximum corporation tax losses carried forward at the year-end as follows:

	As at December 31, 2018 (in $’000’s)
	2019	2018
Corporation tax losses carried forward	20,950	24,441

For 2019 and 2018, no deferred tax asset has been recognized as there is uncertainty regarding when suitable future profits against which to offset the accumulated tax losses will arise. There is no expiration date for the accumulated tax losses. Tax losses are recognized as a deferred tax asset by the Company when there is sufficient evidence that the amount will be recovered against foreseeable profits taking into account the loss for the period and sensitized forecast profits. The Company is subject to income taxes in the U.K., U.S., Israel and Bulgaria. Due to the nature of our business, it has a recent history of generating losses. As of December 31, 2019, and 2018, the Company has cumulative carryforward tax losses generated of $21.0 million and $24.4 million, with $20.1 million and $24.0 million of these losses being generated in the U.K. respectively. Subject to any relevant restrictions, it expects these to be available to carry forward and offset against future operating profits. As a company that carries out development activities, the Company benefits from the U.K. research and development small or medium-sized enterprise tax credit regime and are able to surrender some of its trading losses that arise from research and development activities for a cash rebate of up to 33.35% of eligible research and development expenditure. If GAN were to no longer qualify as a small or medium-sized company, the Company may instead be eligible for a R&D Expenditure Credit (RDEC) under the UK large company regime, worth up to approximately 10% of the eligible research and development expenditure (after tax).

F-52

GAN Limited

Notes to the Consolidated Financial Statements

Deferred tax assets and liabilities have not been recognized in respect of the following items, because it is not probable that future taxable profit will be available against which the Company can use the benefits.

	As at December 31, (in $’000’s)
	2019	2018
Tax losses carried forward	3,478	3,356
Depreciation in excess of capital allowances	(355)	99
Share-based payments	1,813	-
Short-term timing differences	33	(183)
Total:	4,969	3,272

11. Intangible assets

	Brand Assets (in $’000’s)	Development Costs (in $’000’s)	License Costs (in $’000’s)	Software (in $’000’s)	Total (in $’000’s)
Cost
As at January 1, 2018	404	20,503	827	-	21,734
Additions	-	3,932	212	-	4,144
Exchange Differences	(23)	(1,155)	(42)	-	(1,220)
As at December 31, 2018	381	23,280	997	-	24,658
Additions	-	2,865	58	31	2,954
Disposals	(58)	(485)	-	-	(543)
Impairment	-	(2,708)	-	-	(2,708)
Exchange Differences	10	820	34	1	865
As at December 31, 2019	333	23,772	1,089	32	25,226

Accumulated Amortization
As at January 1, 2018	254	13,097	420	-	13,771
Charge for the year	110	5,010	6	-	5,126
Exchange Differences	(19)	(1,100)	125	-	(994)
As at December 31, 2018	345	17,007	551	-	17,903
Charge for the year	36	3,893	167	-	4,096
Disposals	(58)	(485)	-	-	(543)
Impairment	-	(2,082)	-	-	(2,082)
Exchange Differences	10	655	23	-	688
As at December 31, 2019	333	18,988	741	-	20,062

Net Book Value
As at December 31, 2018	36	6,273	446		6,755
As at December 31, 2019	-	4,784	348	32	5,164

The Company recorded impairment charges on certain of the development costs of $0.6 million for the year ended December 31, 2019, with no impairment recorded in the year ended December 31, 2018. The impairment loss in 2019 relates to capitalized costs in relation to U.K. B2C technology and services, which were internally developed to provide gaming directly to the customer and were impaired as of result of the anticipated termination of the collaboration agreement between the Company and its customer effective December 31, 2019. The impairment was recorded to the RMiG segment.

For the years ended December 31, 2019 and 2018 the Company recorded no recoveries of previously recorded impairments.

F-53

GAN Limited

Notes to the Consolidated Financial Statements

The Company performed an impairment analysis in line with the termination of the collaboration agreement between it and a customer related to the providing online gaming directly to players. The recoverable amount of the development costs represents the value in use (“VIU”). VIU is calculated using the income approach. The income approach is calculated by discounting the projected cash flows of the related Cash Generating Unit (“CGU”). As the site is currently running at a loss, and there are no plans to use these assets in a method which results in positive cash inflow, the ultimate recoverable amount of the CGU was determined to be zero, and the proposed carrying value was impaired down to zero. This impairment was fully allocated to development costs given that the other assets were determined to have fair value less costs of disposal that were greater than their carrying value.

12. Property, plant and equipment

	Fixtures, Fittings, and Equipment (in $’000’s)	Platform Hardware (in $’000’s)	Total (in $’000’s)
Cost
As at January 1, 2018	2,667	1,307	3,974
IFRS 16 adoption	-	(258)	(258)
Additions	72	5	77
Disposals	(521)	-	(521)
Exchange Differences	(207)	(57)	(264)
As at December 31, 2018	2,011	997	3,008
Additions	71	105	176
Disposals	(1,479)	(352)	(1,831)
Exchange Differences	(50)	21	(29)
As at December 31, 2019	553	771	1,324

Accumulated Depreciation
As at January 1, 2018	2,428	1,039	3,467
Charge for the year	158	29	187
Disposals	(521)	-	(521)
Exchange Differences	(186)	(78)	(264)
As at December 31, 2018	1,879	990	2,869
Charge for the year	58	20	78
Disposals	(1,479)	(352)	(1,831)
Exchange Differences	(8)	26	18
As at December 31, 2019	450	684	1,134

Net Book Value
As at December 31, 2018	132	7	139
As at December 31, 2019	103	87	190

No impairment losses were incurred related property, plant and equipment during the years ended December 31, 2019 and 2018. In 2019, the Company had disposals mainly related to computer and computer equipment, all of which had been full depreciated and were disposed of with no recognized gain or loss.

F-54

GAN Limited

Notes to the Consolidated Financial Statements

13. Trade and other receivables

	As at December 31, (in $’000’s)
	2019	2018
Trade receivables	4,984	3,991
Other receivables	620	197
Receivables from payment service providers	181	136
Accrued income	189	292
Total:	5,974	4,616

Trade receivables are non-interest bearing and generally have 30-day payment terms. Due to their comparatively short maturities, the carrying value of trade and other receivables approximate their fair value. Other receivables include VAT recoverable of $0.1 million in 2019 and 2018.

	As at December 31, (in $’000’s)
	2019	2018
Trade receivables - gross	5,087	4,102
Provision for impairment	(103)	(111)
Total:	4,984	3,991

The movements in the Company’s allowance for expected credit losses are as follows:

	As at December 31, (in $’000’s)
	2019	2018
Opening balance	(111)	(41)
Provision for expected credit losses	(424)	(96)
Receivables written off	432	26
Ending balance	(103)	(111)

The aging of trade receivables that are past due but not impaired is shown below:

	As at December 31, (in $’000’s)
	2019	2018
Between one and two months	940	1,000
Between two and three months	567	492
More than three months	1,289	568
Total:	2,796	2,060

The Company recognized an impairment on trade receivables in the years ended December 31, 2019 and 2018 of $0.4 million and $0.1 million respectively. The 2018 charge includes an impairment on trade receivables of $0.03 million due to adoption of IFRS 9 criteria for assessing the recovery of financial assets.

Balances are considered for impairment on an individual basis as well as by reference to the extent that they become overdue. The Company considers factors such as delinquency in payment, financial difficulties, payment history of the debtor as well as certain forward-looking macroeconomic indicators in the countries in which we and our customers operate, this includes inflation, gross domestic product and unemployment, as well as the outbreak of COVID 19 as described in Note 22, a non-adjusting event.

F-55

GAN Limited

Notes to the Consolidated Financial Statements

Standard credit terms are 30 days. Debtor days at the year-end were:

	As at December 31,
	2019	2018
Debtor Days	60 days	101 days

Debtor days is calculated by dividing the trade receivable outstanding at year end by the total sales invoices raised in the year, less credit notes, multiplied by the number of days in the year.

In determining the recoverability of trade receivables, the Company considers any change in the credit quality of the receivable from the date that credit was granted up to the reporting date. As set out in Note 4, credit risk is mitigated by the fact that:

●	management monitors the debtor ledger closely on a frequent basis; and

●	a significant proportion of the Company’s customers are either large, publicly listed companies or owned by such entities.

The following trade and other receivable amounts were held in foreign currencies. The remaining balance was denominated in UK Pounds Sterling (£):

	As at December 31, (in $’000’s)
	2019	2018
U.S. Dollar	3,414	2,392
Euro	895	1,560
Israel Shekel	409	-
Bulgarian Lev	13	-
Total:	4,731	3,952

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable shown above. The Company does not hold any collateral as security.

14. Cash and cash equivalents

	As at December 31, (in $’000’s)
	2019	2018
Cash at banks	10,098	6,967

A majority of the Company’s cash and cash equivalents are at floating interest rates and are held with Barclays Bank, an institution with an A2 credit rating (long term, as assessed by Moody’s).

F-56

GAN Limited

Notes to the Consolidated Financial Statements

The following cash and cash equivalent amounts were held in foreign currencies. The remaining balance was denominated in UK Pounds Sterling (£):

	As at December 31, (in $’000’s)
	2019	2018
U.S. Dollar	7,572	4,463
Euro	419	300
Bulgarian Lev	47	32
Israeli Shekel	87	17
Australian Dollar	6	5
Total:	8,131	4,817

15. Trade and other payables

	As at December 31, (in $’000’s)
	2019	2018
Trade payables	1,734	2,039
Corporate tax payable	298	-
Other taxation and social security	293	216
Other payables	684	1,388
Accruals	3,751	3,830
Total:	6,760	7,473

Trade and other payables principally comprise amounts outstanding for trade purchases and ongoing costs. They are non-interest bearing and have standard credit terms of 30 days. Included in other payables are liabilities of $0.1 million and $20 thousand in years ended 2019 and 2018, respectively, to customers for funds deposited in our bank accounts for use in gaming. Trade and other payables include trade payables, other payables, and $3.3 million and $3.5 million of accruals in 2019 and 2018 respectively, that will be settled in cash and are considered financial liabilities. Refer to Note 2 for further information on financial liabilities. Creditor days related to trade payables as at each year end were:

	As at December 31,
	2019	2018
Creditor Days	72 days	85 days

Creditor days is calculated by dividing the trade payables outstanding at year end by the total purchase invoices raised in the year, multiplied by the number of days in the year.

The following financial liabilities were held in foreign currencies. The remaining balance was denominated in UK Pounds Sterling (£):

	As at December 31, (in $’000’s)
	2019	2018
U.S. Dollar	2,671	3,050
Euro	492	868
Israeli Shekel	115	859
Bulgarian Lev	797	77
Total:	4,075	4,854

The Company has financial risk management policies in place to ensure that all payables are paid within the credit timeframe and no interest has been charged by any suppliers as a result of late payment of invoices.

F-57

GAN Limited

Notes to the Consolidated Financial Statements

16. Share-based payments

The Company currently operates two option plans, the 2017 Share Option Plan and the 2019 Share Option Plan. The terms of the two plans are substantially identical. Following the shareholders adoption of the 2019 Share Option Plan in June 2019, the Company discontinued issuing new awards under the 2017 Share Option Plan.

All employees of the Company or any participating member of the company are eligible to participate in the 2019 Share Option Plan. This expressly includes non-executive Directors. The 2019 Share Option Plan provides for awards of options to acquire ordinary shares. Stock options granted under the 2019 Share Option Plan are required to have an exercise price of not less than the higher of the fair market value of a share at the grant date and the nominal value of a share.

Generally, options granted under the 2019 Share Option Plan vest in three equal tranches over three years from the date of grant. Options under the 2019 Share Option Plan have a maximum term of 10 years from the date of grant. Options under the 2019 Share Option Plan normally lapse where a participant ceases to be employed by the Company. However, when a participant ceases to be employed by reason of death, injury, ill-health or disability, redundancy, retirement, the sale or transfer of the Company or business to which their employment relates, or any other reason as the Compensation Committee may determine, then the vested options will remain exercisable for a period of six months after cessation of employment (12 months in the case of death) and if not exercised, then shall lapse at the end of that period. The exercise price for an option may be paid in the form of consideration determined by the Compensation Committee.

Activity in the stock options outstanding and related information is as follows:

	Year Ended December 31, 2019		Year Ended December 31, 2018
	Number of options	Weighted Average exercise price per share	Number of options	Weighted Average exercise price per share
Outstanding at the beginning of the year	1,707,153	1.76	1,374,625	2.71
Granted	1,742,615	3.28	721,222	2.28
Exercised	(183,509)	1.84	(39,569)	1.31
Forfeited, expired or cancelled	(526,322)	2.63	(339,125)	2.78
Outstanding at the end of the year	2,739,937	2.55	1,707,153	1.76
Options exercisable at end of the year	714,021	1.49	581,172	1.83

The stock options outstanding December 31, 2019, and 2018 are comprised of the following

	Year Ended December 31, 2019		Year Ended December 31, 2018
Range of exercise prices:	Options outstanding	Weighted average remaining life in years	Options outstanding	Weighted average remaining life in years
$1.00 to 2.00	1,129,437	7.64	1,151,931	8.58
$2.01 to 3.00	282,500	8.99	469,972	9.68
$3.01 to 10.00	1,328,000	9.62	85,250	7.31
Total:	2,739,937	8.74	1,707,153	8.82

F-58

GAN Limited

Notes to the Consolidated Financial Statements

The weighted average fair value of options granted in the year using the Black Scholes option pricing model was $1.67 and $1.16 for the years ended December 31, 2019 and 2018 respectively. The inputs into the Black Scholes model are as follows:

	Year Ended December 31,
	2019	2018
Weighted average share price	3.56	2.62
Weighted average exercise price	3.28	2.28
Expected volatility	51.47%	45.0%
Expected life	5 years	5 years
Risk-free rate	0.47%	0.70%
Expected dividends	0.00%	0.00%

Expected volatility was determined by reference to the volatility of the Company’s share price on AIM based on historical trends.

The Company recognized total share-based payment expense, which is exclusive of $0.1 million 2019 and no such expenses in 2018, as part of capitalized development costs reflected within Note 11, relating to equity settled share-based payment transactions as follows:

	For the year ended December 31, (in $’000’s)
	2019	2018
Share-based payment expense ($)	632	346

17. Earnings per share

Basic earnings per share is calculated by dividing the loss attributable to equity shareholders of the Company by the weighted average number of ordinary shares in issue during the year.

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

	For the year ended December 31,
	2019	2018
Basic ($)	0.08	(0.39)
Diluted ($)	0.08	(0.39)

	For the year ended December 31, (in $’000’s)
	2019	2018
Income/(Loss) for the year	1,788	(7,702)

	For the year ended December 31,
	2019	2018
Weighted average number of equity shares	21,367,948	19,646,502
Share based compensation options	2,052,413	-
Weighted average number of equity shares for diluted EPS	23,420,361	19,646,502

At December 31, 2018 there were 1,151,931 potentially dilutive shares, respectively, in issue.

F-59

GAN Limited

Notes to the Consolidated Financial Statements

18. Subsidiaries

As of December 31, 2019, the Company owns 100% of the called up ordinary share capital of the following:

●	GameAccount Alderney Ltd. The principal activity of GameAccount Alderney Ltd is the provision of person-to-person skill-based gaming software. GameAccount Alderney Ltd is registered in Alderney, Channel Islands with its registered address at Inchalla, Le Val, Alderney, GY9 3UL Channel Islands.

●	GameAccount Nevada Inc. The principal activity of GameAccount Nevada Inc. is the provision of marketing and support services to other subsidiaries of the Company. GameAccount Nevada Inc. is registered in the US, with its registered address at 10801 W. Charleston Blvd, Suite 125, Las Vegas, NV 89135.

●	GAN Software Services BG Ltd. The principal activity of GAN Software services BG Ltd is the provision of software development services in support of the Company. GAN Software Services BG Ltd is registered in Bulgaria, with its registered address at Sofia 1202, r-n Oborishte, ul. G.S. Rakovski 42, UIS 204164230.

●	Lockbox Games Ltd. The principal activity of Lockbox Games Ltd is the provision of casual mobile games anticipated in future periods. Lockbox Games Ltd is a dormant company registered in England and Wales with its registered address at 2nd Floor, Axe & Bottle Court, Newcomen Street, London SE1 1YT.

●	GAN Digital Ltd. The principal activity of GAN Digital Ltd is the provision of marketing services. GAN Digital Ltd is registered in Israel with its registered address at 31 Ahad Ha’am Street, Tel Aviv 6520204.

●	GAN Service Ltd. GAN Services Ltd is a dormant company registered in England and Wales with its registered address at 2nd Floor, Axe & Bottle Court, Newcomen Street, London SE1 1YT.

19. Related party transactions

During 2018, 9% convertible loan notes outstanding were repaid, including interest to certain Directors and related parties. Repayment of $0.2 million was made to Roger Kendrick, who was a Director. Repayment of $6 thousand (including interest of $1 thousand) was made to Michael Smurfit, Jr., who is a Director. Repayment of $3.0 million (including interest of $0.5 million) was made to Sir Michael Smurfit, who is a related party to Michael Smurfit Jr.

As at year ended December 31, 2019, included within Trade and other receivables of the Consolidated Statement of Financial Position, is $0.1 million, inclusive of 3 thousand of interest, owed to the Company by Dermot Smurfit, who is a director of the company. The interest earned by the Company is included in Net finance costs within the Consolidated Statement of Comprehensive Income.

During the year, options over the Company’s shares were granted to one of the Directors through the share option plan (see Note 16). The total number of options granted to the Director was 462,472.

During the year, options over the Company’s shares that had been granted to a former Director were forfeited. The total number of options granted to a former Director that were forfeited was 137,750.

F-60

GAN Limited

Notes to the Consolidated Financial Statements

The aggregate remuneration for key management personnel, which includes members of the Company’s executive committee, comprised:

	For the year ended December 31, (in $’000’s)
	2019	2018
Wages and Salaries	1,222	2,801
Social Security costs	5	177
Share-based payment expense	126	341
Total:	1,353	3,319

20. Leases

The Company leases a number of properties in the jurisdictions from which it operates. In some jurisdictions it is customary for lease contracts to provide for payments to increase each year by inflation, or to be reset periodically to market rental rates. In some jurisdictions, the periodic rent is fixed over the lease term.

The main leases in the period relate to the Company’s offices in London, Nevada, New Jersey and Sofia. There were five leases that fell under the requirements of IFRS 16 in the year. The lease period of these leases’ ranges from one to five years. In addition to the rental leases, the Company leases equipment to host their platform. All leases have fixed periodic rental payments.

Right-of-Use Assets	Property Leases (in $’000’s)	Equipment Leases (in $’000’s)	Total (in $’000’s)
At January 1, 2018	772	243	1,015
Additions	1,315	382	1,697
Depreciation	(757)	(118)	(875)
Foreign exchange differences	(94)	(27)	(121)
At December 31, 2018	1,236	480	1,716
Additions	257	-	257
Depreciation	(427)	(133)	(560)
Capitalized Depreciation	(137)	-	(137)
Foreign exchange differences	41	17	58
At December 31, 2019	970	364	1,334

Lease Liabilities	Property Leases (in $’000’s)	Equipment Leases (in $’000’s)	Total (in $’000’s)
At January 1, 2018	772	243	1,015
Additions	1,315	382	1,697
Interest Expense	65	31	96
Lease Payments	(920)	(147)	(1,067)
Foreign Exchange Differences	(57)	(25)	(82)
At December 31, 2018	1,175	484	1,659
Additions	257	-	257
Interest Expense	100	37	137
Lease Payments	(612)	(255)	(867)
Foreign Exchange Differences	28	13	41
At December 31, 2019	948	279	1,227

F-61

GAN Limited

Notes to the Consolidated Financial Statements

The Company’s lease liability is classified as follows:

	As at December 31, 2018 (in $’000’s)
	2019	2018
Current portion of lease liability	692	679
Long term portion of lease liability	535	980
Total:	1,227	1,659

The expense relating to short term leases and leases of low value assets for the years ended December 31, 2019 and 2018 amounted to $0.3 million and $39 thousand respectively.

The weighted average incremental borrowing rate applied to lease liabilities as of December 31, 2019 and 2018 was 9%. The Company has utilized the parent incremental borrowing rate for the calculation of the liability for leases held by Company subsidiaries, as a central treasury function is operated by the Company, subsidiaries operate on a cost-plus approach, and the parent is a guarantor on a number of the Company’s leases.

Refer to Note 4 for disclosure of the Company’s maturity analysis of its undiscounted lease liability.

21. Contingencies

In December 2019, as related to licensed activities in New Jersey, Pennsylvania and Indiana, we discovered incidents of prohibited cross-state betting activity occurring within a 2-day period. No wagers were placed in non-regulated states or from users geo-located in non-regulated states. Players were geo-verified to be physically located in primarily Indiana or Pennsylvania, however had navigated to a different state’s version of the website, primarily in New Jersey. All wagers related to the incident were either voided or refunded, and an incident report was voluntarily disclosed to the New Jersey Division of Gaming Enforcement, Pennsylvania Gaming Control Board and Indiana Gaming Commission. The Company has not received any correspondence from any of the three regulatory bodies in response to this incident. The Company has assessed the issue and at this time cannot reliably measure the effect, or probability, of a potential loss, if any, and thus no provision has been made in respect of any potential loss.

We are currently party to a wrongful termination claim made to the UK Employment Tribunal during 2019. We are communicating regarding key parts of the claim and responses to our requests for particular details of the claim. The Company has assessed the issue and at this time cannot reliably measure the effect of a potential loss if any. At this time, it is determined that a liability is possible, but not probable, and as such no provision has been made in respect of any potential loss.

In 2019, the U.K. Gambling Commission initiated a review of our operating license, alleging that certain issues identified in the assessments constituted breaches of the conditions attaching to our operating license. The license review process may result in the imposition of one or more sanctions. The Company has taken, and continues to take, steps to strengthen GAN’s compliance with its regulatory obligations in the UK, and those enhancements should also mean that we are in a stronger position to ensure compliance with the requirements of other regulatory agencies globally. The Company has assessed the issue and at this time, while a liability is determined to be possible, we have also determined that the liability is avoidable and thus has recorded no liability.

22. Subsequent Events

(a)        On March 20, 2020, the outstanding loan and interest to Dermot Smurfit as disclosed in Note 19 was paid back in full.

After the balance sheet date, the Company has seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) outbreak. The scale and duration of this development remains uncertain and could impact the Company’s earnings and cash flow. The effect of this outbreak has been considered by management as documented within our going concern disclosure.

These events are expected to have an effect on our key foreign currency translation rates, such as GBP to USD which as of the close of business on March 20, 2020 has decreased to 1.16, and which could materially affect our results due to the significant expenses which we incur in GBP. The Company is unable to conclude on the exact effects of this outbreak on expected results and cash flow, but as part of its risk management process described in Note 4, continues to closely monitor the situation, including the effect on customers and their ability to pay their outstanding receivables going forward.

(b)       On May 5, 2020, GAN Limited completed a share exchange and reorganization pursuant to a statutory scheme of arrangement under Part 26 of U.K. Companies Act of 2006. Pursuant to the scheme of arrangement, the shareholders of the previous parent, GAN plc agreed to exchange their shares, on a basis of four ordinary shares to one ordinary share, for shares of GAN Limited, plus a pro rata portion of an aggregate £2 million or 2.32 pence per share in cash. Immediately subsequent to the share exchange, the shareholders of GAN Limited held the same economic interest as they had in GAN plc prior to the share exchange. Holders of share options in GAN plc also received reciprocal share options, as applicable, in GAN Limited.

     After the reorganization, GAN plc was renamed to GAN UK Limited and became a wholly-owned subsidiary of GAN Limited.

     As a result of the share exchange and reorganization, all share and per share amounts in these consolidated financial statements have been adjusted to give effect to the share exchange. The following table reflects certain effects of the share exchange:

	Year Ended December 31,		Year Ended December 31,
	2019	2019	2018	2018
	Unadjusted	Adjusted	Unadjusted	Adjusted

Ordinary shares outstanding	85,944,235	21,486,059	85,210,199	21,302,550
Weighted average ordinary shares, basic	85,471,792	21,367,948	78,586,012	19,646,502
Weighted average ordinary shares, diluted	93,681,445	23,420,361	78,586,012	19,646,502
Outstanding stock options	10,959,750	2,739,937	6,828,613	1,707,153
Net Income (loss) per share attributable to ordinary shareholders, basic and diluted	$(0.02)	$(0.08)	$(0.10)	$(0.39)

F-62

Vincent Group p.l.c.

Condensed Consolidated Income Statements (Unaudited)

For the nine months periods ended 30 September 2020 and 2019

(in thousand Euros)

	Notes	01.01.2020 - 30.09.2020	01.01.2019 - 30.09.2019
Revenue	Note 6	18,596	14,577
Cost of services		(6,555)	(5,963)
Gross profit		12,041	8,614
Other operating expenses		(713)	(327)
Marketing expenses		(3,956)	(6,411)
Personnel and other administrative expenses		(6,862)	(7,510)
Depreciation, amortisation and impairment loss	Note 7, 8	(311)	(238)
Operating profit (-loss)		199	(5,872)
Financial expense – net		(184)	(131)
Profit (-loss) before tax		15	(6,003)
Net profit (-loss) for the period		15	(6,003)
Net profit (-loss) attributable to the Holding Company		15	(6,003)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-63

Vincent Group p.l.c.

Condensed Consolidated Statements of Financial Position (Unaudited)

As at 30 September 2020 and 31 December 2019

(in thousand Euros)

	Notes	30.09.2020	31.12.2019
ASSETS
Current Assets
Cash and cash equivalents		12,953	12,117
Receivables and prepayments		1,288	668
Total Current Assets		14,241	12,785
Non-current Assets
Receivables and prepayments		42	46
Property, plant and equipment	Note 7	556	750
Intangible assets	Note 8	574	290
Total Non-current Assets		1,172	1,086
TOTAL ASSETS		15,413	13,871

LIABILITIES AND EQUITY
Current Liabilities
Payables		6,761	6,258
Total Current Liabilities		6,761	6,258
Non-current Liabilities
Payables		223	326
Total Non-current Liabilities		223	326
Total Liabilities		6,984	6,584
Equity
Issued share capital	Note 9	219	197
Share premium	Note 9	18,635	12,484
Prepayments for Shares		1,000	6,112
Reserve for Share Options	Note 10	535	469
Other reserve	Note 10	14,998	14,998
Accumulated deficit		(26,973)	(18,332)
Net profit (loss) for the period attributable to Holding Company		15	(8,641)
Total Equity		8,429	7,287
TOTAL LIABILITIES AND EQUITY		15,413	13,871

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-64

Vincent Group p.l.c.

Condensed Consolidated Statements of Changes in Equity (Unaudited)

(in thousand Euros)

For the nine months period ended 30 September 2020

	Attributable to owners of the Holding Company
	Share Capital	Share premium	Convertible loan	Prepayments for shares	Reserve for share options	Other reserve	Accumulated deficit	Total	Non- controlling interests	Total equity
31.12.2019	197	12,484	—	6,112	469	14,998	(26,973)	7,287	—	7,287
Net profit for the period	—	—	—	—	—	—	15	15	—	15
Share issue	22	6,151	—	(6,209)	—	—	—	(36)	—	(36)
Share Options Reserve	—	—	—	—	66	—	—	66	—	66
Prepayments for shares	—	—	—	1,097	—	—	—	1,097	—	1,097
30.09.2020	219	18,635	—	1,000	535	14,998	(26,958)	8,429	—	8,429

For the nine months period ended 30 September 2019

	Attributable to owners of the Holding Company
	Share Capital	Share premium	Convertible loan	Prepayments for shares	Reserve for share options	Other reserve	Accumulated deficit	Total	Non- controlling interests	Total equity
31.12.2018	51	1,983	4,000	—	—	11,028	(15,188)	1,874	1,268	3,142
Net loss for the period	—	—	—	—	—	—	(6,003)	(6,003)	—	(6,003)
Share issue	146	10,501	(4,000)	—	—	3,970	(3,144)	7,473	(1,268)	6,205
Share Options Reserve	—	—	—	—	447	—	—	447	—	447
Prepayments for shares	—	—	—	1,000	—	—	—	1,000	—	1,000
30.09.2019	197	12,484	—	1,000	447	14,998	(24,335)	4,791	—	4,791

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-65

Vincent Group, p.l.c.

Consolidated Statements of Cash Flows (Unaudited)

For the nine months periods ended 30 September 2020 and 2019

(in thousand Euros)

	Notes	01.01.2020 - 30.09.2020	01.01.2019 - 30.09.2019
Cash flows from operating activities
Net profit (loss) for the period		15	(6,003)
Adjustments:
Depreciation, amortisation and impairment loss	Note 7, 8	311	238
Finance expense – net		184	131
Share options granted		50	116
Unrealised operating gain on exchange		(137)	(15)
Changes in working capital:
Increase in receivables and prepayments		(617)	(889)
Increase in payables		497	1,414
Net cash generated from (used in) operating activities		302	(5,008)

Cash flows from investing activities
Purchase of property, plant and equipment and intangible assets		(307)	(262)
Net cash used in investing activities		(307)	(262)

Cash flows from financing activities
Other financing received from investors		1,097	7,535
Repayment of lease liabilities	Note 11	(82)	(86)
Interest paid on lease liabilities	Note 11	(15)	(19)
Net cash generated from financing activities		1,000	7,430

Net change in cash and cash equivalents		995	2,161
Cash and cash equivalents at the beginning of the period		12,117	6,788
Effect of exchange rate changes in cash and cash equivalents		(159)	(116)
Cash and cash equivalents at the end of the period		12,953	8,833

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-66

Vincent Group, p.l.c.

Notes to the condensed consolidated financial statements (Unaudited)

Note 1.	General Information, Basis of preparation and statement of compliance with IFRS

Vincent Group p.l.c. (“the Holding Company”) is a public limited liability company incorporated on 02 July 2018 and domiciled in Malta, with registration number C 87038. The Holding Company’s registered office is Fort Business Centre, Level 2, Triq L-Intornjatur, Zone 1, Central Business District, Birkirkara, CBD 1050, Malta.

These condensed consolidated financial statements comprise the Holding Company and its subsidiaries (together referred to as the “Group”). The Group is primarily involved in remote gaming operations, in particular online sports betting, casino games and poker, via companies holding gaming licences in several jurisdictions.

The Group’s condensed consolidated financial statements have been prepared on an accrual basis and under the historical cost convention.

The condensed consolidated financial statements are for the nine months ended 30 September 2020 and are presented in Euro, which is the functional currency of the parent company. They have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’. They do not include all of the information required in annual financial statements in accordance with IFRS, and should be read in conjunction with the consolidated financial statements for the year ended 31 December 2019 and 2018.

Note 2.	Summary of significant accounting principles

The condensed consolidated financial statements have been prepared in accordance with the accounting policies adopted in the Group’s annual financial statements for the years ended 31 December 2019 and 2018.

Note 3.	Use of Judgements and Estimates

When preparing the condensed consolidated financial statements, management undertakes a number of judgements, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results may differ from the judgements, estimates and assumptions made by management.

The judgements, estimates and assumptions applied in the condensed consolidated financial statements, including the key sources of estimation uncertainty, were the same as those applied in the Group’s annual financial statements for the years ended 31 December 2019 and 2018.

Note 4.	Changes in significant accounting principles

New standards and interpretation adopted as at 1 january 2020

Accounting pronouncements which have become effective from 1 January 2020 and have therefore been adopted do not have a material impact on the Group’s financial results or position:

●	Amendments to References to the Conceptual Framework in IFRS Standards
●	Definition of a Business (Amendments to IFRS 3)
●	Definition of Material (Amendments to IAS 1 and IAS 8)
●	Interest Rate Benchmark Reform (Amendments to IFRS 9, IAS 39 and IFRS 7)
●	Covid-19-Related Rent Concessions (Amendment to IFRS 16)

F-67

Vincent Group, p.l.c.

Notes to the condensed consolidated financial statements (Unaudited)

Note 5.	Investment in subsidiaries

Vincent Group p.l.c. has the following subsidiaries:

Name	Location	Registry code	Area of Activity	Ownership 30.09.2020	Ownership 30.09.2019	Year acquired/ founded
StayCool OÜ	Estonia	12814989	Remote gaming operations	100%	100%	2015
Polar Limited	Malta	C 87805	Remote gaming operations	100%	100%	2018
DoubleSpin Ltd	Guernsey	65253	Marketing services	100%	100%	2018
VG Estonia OÜ	Estonia	14591789	Software development and ancillary Services	100%	100%	2018
Checkbox Limited	Malta	C 94969	Software holding	100%	-	2020
SureWin Limited	Malta	C 94473	IP-holding	100%	-	2020
OutPay Limited	Malta	C 95218	Treasury services	100%	-	2020

Note 6.	Revenue

(in thousand Euros)	01.01.2020 - 30.09.2020	01.01.2019 - 30.09.2019
From Sportsbook	8,615	6,878
From Casino	8,941	7,103
From Poker	1,040	596
Total revenue	18,596	14,577

Note 7.	Property, plant and equipment

(in thousand Euros)	Machinery and equipment	Prepayments	Right-of- use asset	Total
Gross carrying amount
Balance at 01.01.2020	490	—	579	1,070
Acquisitions	15	—	—	15
Disposals	(10)	—	—	(10)
Balance at 30.09.2020	495	—	579	1,074
Amortisation and impairment
Balance at 01.01.2020	(217)	—	(102)	(319)
Disposals	10	—	—	10
Depreciation	(107)	—	(102)	(209)
Balance at 30.09.2020	(314)	—	(204)	(518)
Carrying amount 30.09.2020	181	—	375	556

Additional information about right-of-use asset is disclosed in the Note 11.

F-68

Vincent Group, p.l.c.

Notes to the condensed consolidated financial statements (Unaudited)

note 8.	Intangible assets

(in thousand Euros)	Software	Concessions, patents, licenses, trademarks	Prepayments	Total
Gross carrying amount
Balance at 01.01.2020	230	219	52	501
Acquisitions	385	1	—	386
Disposals	—	—	—	—
Re-classifications	30	22	(52)	—
Balance at 30.09.2020	645	242	—	887
Amortisation and impairment
Balance at 01.01.2020	(122)	(89)	—	(211)
Disposals	—	—	—	—
Amortisation	(64)	(38)	—	(102)
Balance at 30.09.2020	(186)	(127)	—	(313)
Carrying amount 30.09.2020	459	115	—	574

The Group started capitalisation of internally generated software costs from June 2020, mainly including direct development costs related to employee benefit expenses. The total amount of capitalised development costs during nine months of 2020 was EUR 352k, and this is disclosed as part of software acquisitions figure. Capitalised development costs are being amortised over 5-year useful life, and related amortisation costs during nine months of 2020 comprised EUR 13k.

NOTE 9.	SHARE CAPITAL AND SHARE PREMIUM

The share capital of Vincent Group p.l.c. consists only of ordinary shares with a nominal value of EUR 0.025 each and with equal voting and dividends rights.

	30.09.2020		30.09.2019		31.12.2019
(in thousand Euros)	Number of shares	Nominal value	Number of shares	Nominal value	Number of shares	Nominal value
Shares issued and fully paid
Ordinary shares of EUR 0.025 each	8,779,770	219	7,860,161	197	7,860,161	197

Shares authorised
Ordinary shares of EUR 0.025 each	40,000,000	1,000	40,000,000	1,000	40,000,000	1,000

In June 2020 the share capital was increased by issue of 643,409 shares with nominal value of EUR 0.025 each and share premium of EUR 9.475 per share, where consideration was paid with cash contribution.

F-69

Vincent Group, p.l.c.

Notes to the condensed consolidated financial statements (Unaudited)

NOTE 10.	OTHER COMPONENTS OF EQUITY

Other components of equity include convertible loan, prepayments for shares, reserve for share options and other reserve.

Other reserve

Other reserve presented under equity was recognized following the acquisition of StayCool OÜ which pertains to the difference between net assets acquired and the consideration given under the pooling-of-interests method. In accordance with Section 192 of the Companies Act, Cap. 386, the other reserve is not distributable.

During 2019 shareholders have transferred 1,257,913 shares of StayCool OÜ as a non-monetary contribution for 1,257,913 shares in Vincent Group. As a result, Vincent Group p.l.c became the sole shareholder of StayCool OÜ. Other reserve presented under equity was adjusted to reflect this change in ownership.

No changes to other reserve occurred during the reporting period of nine months 2020.

Reserve for share options

The Group has share option programme that entitles employees, service providers and members of the management board and former supervisory board to purchase shares of the Holding Company.

The vesting condition is in general two years of employment or service relationship from grant date, while share option can be exercised after three years from the grant date. Each option entitles to 1 ordinary share, and contractual life of options is 5 years after the grant date. The fair value of underlying asset is estimated to be equal to the share price during most recent share issue in Holding Company.

Options are granted during first nine months of 2020 have exercise price of €9.5 per share. For each participant in the programme, the exercise price and amount of options granted are determined by the management board of the Holding Company.

Convertible loan

Upon establishment in 2018, Vincent Group p.l.c. had received convertible loans in amount of EUR 4,000k from existing StayCool OÜ shareholders and new investors within shareholders’ network. These loans were used to increase share capital by 666,667 shares in June 2019, corresponding to EUR 17k increase in share capital and EUR 3,983k in share premium.

Note 11.	Right of use Assets and Lease Liabilities

The Group leases office premises in Tallinn, and at the date of commencement right-of-use asset and lease liability were recognised. Lease is included as a right-of-use asset in property, plant and equipment in the consolidated statement of financial position, with the exception of short-term leases (leases with an effected term of 12 months or less) and leases of low-value underlying assets. Variable lease payments which do not depend on an index or a rate (such as lease payments based on a percentage of group sales) are excluded from the initial measurement of the lease liability and asset. The Group classifies its right-of-use assets in a consistent manner to its property, plant and equipment (see Note 7).

F-70

Vincent Group, p.l.c.

Notes to the condensed consolidated financial statements (Unaudited)

Right-of-use assets	No. of right-of-use assets leased	Remaining lease term	No. of leases with extension options	No. of leases with termination options
Office building	1	3,5 years	1	1

Lease liabilities are included in the statement of financial position as follows:

(in thousand Euros)	30.09.2020	31.12.2019
Current lease liabilities	135	130
Non-current lease liabilities	223	326
Total lease liabilities	358	456

The lease liabilities are secured by the related underlying assets. Interest on lease liability was EUR 15k during 9 months of 2020 (18 during 9 months of 2019) and is presented as financial expense.

Maturity analysis of lease liabilities was as follows:

	At 30.09.2020
(in thousand Euros)	Not later than 1 year	Later than 1 year but not later than 5 years	Total
Lease payments	150	233	383
Finance charges	15	10	25
Net present values	135	223	358

	At 31.12.2019
	Not later than 1 year	Later than 1 year but not later than 5 years	Total
Lease payments	150	345	495
Finance charges	20	19	39
Net present values	130	326	456

The lease liability was initially measured at the present value of lease payments, discounted using the Group’s incremental borrowing rate of 5%.

Right-of-use assets related to leased properties are presented as property, plant and equipment. The right-of-use assets are included in the same line item as where the corresponding underlying assets would be presented if they were owned. Carrying amount on these properties at 30 September 2020 was EUR 375k and depreciation during the nine months to September 2020 was EUR 102k (Note 7).

Total cash outflow from leases for the nine-month period ended 30 September 2020 was EUR 97k.

F-71

Vincent Group, p.l.c.

Notes to the condensed consolidated financial statements (Unaudited)

Note 12.	Summary of financial assets and financial liabilites by category

The carrying amounts of the Group’s financial assets and financial liabilities as recognised at the end of the reporting periods under review may also be categorised below.

(in thousand Euros)	30.09.2020	31.12.2019
Financial assets
Amortised cost:
Cash and cash equivalents	12,953	12,117
Other receivables	15	38
Total	12,968	12,155

Financial liabilities
Amortised cost:
Customer liability	4,571	3,982
Vendor and other payables	1,037	1,122
Employee payables	535	469
Lease liabilities	358	456
Total	6,501	6,029

Note 13.	Capital risk management

The Group considers borrowings and total equity as capital. The Group’s objectives when managing capital are:

●	to safeguard their ability to continue as a going concern so that they can continue to provide returns for shareholders and benefits for other stakeholders; and
●	to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, change the nominal value of shares, issue new shares or sell assets to reduce debt.

Note 14.	Outbreak of COVID 19 Pandemic

Following the outbreak of the COVID 19 pandemic, the Group management is monitoring the situation and taking immediate action to safeguard the interests of the Group. Due to cancellation of major sports events and other events planned for 2020, certain decline is observed in sportsbook operations. Other products are not affected by the outbreak.

These events may adversely affect the Group’s current and future performance and future financial position. Management has not identified any adjustments that would be required to be recorded or any post-reporting date events that would need to be disclosed as a result of the pandemic.

Note 15.	Post-reporting date events

POTENTIAL CLAIM

During October 2020 one of the Group’s payment processing service providers announced that a sum of EUR 400k from the settlement and the rolling reserve for September 2020 will be held in custody by the provider. The Group’s management has sought external legal advice, and is of the strong opinion that the decision made by the payment provider was ungrounded and controversial to the contract terms between the parties. If the matter would not be resolved otherwise, the Group may commence the arbitration proceedings in the Malta Arbitration Centre. However, no final decision on the matter has been taken yet.

Management is of the opinion that it is premature to comment on the consequences of the events that are still unfolding and that they cannot make an estimate of the financial effect that these events may have on the Group. These events may adversely affect the Group’s current and future performance and future financial position. The financial statements do not include any adjustments that may be required should the Group not realise the full value of its assets and discharge its liabilities in the normal course of business as a result of the prevailing situation.

SHARE EXCHANGE AGREEMENT TO PURCHASE VINCENT GROUP P.L.C

On November 15, 2020, the Group entered into a Share Exchange Agreement (the “Agreement”) with GAN Limited, the holding company of GAN (UK) Limited (“GAN”), which is a leading business-to-business supplier of internet gaming software-as-a-service solutions primarily to the U.S. land-based casino industry. Under the terms of the Agreement, GAN will acquire all of the outstanding equity in Group for total consideration of €149.1 million, consisting of €80 million in cash and €69.1 million of the Company’s ordinary shares upon the closing of the transaction, which is expected to occur in January 2021, subject to customary closing conditions. The Agreement includes termination provisions for both parties, including the right to terminate by mutual consent, and the right of either party to terminate the Agreement if the closing has not occurred on or prior to March 15, 2021.

F-72

Independent auditor’s report

To the shareholders of Vincent Group p.l.c.

Birkirkara, Malta

We have audited the consolidated financial statements of Vincent Group p.l.c. and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2019 and 2018 and the consolidated income statements, consolidated statements of changes in equity, consolidated statements of cash flows for the years then ended and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vincent Group p.l.c. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/S/ Grant Thornton LIMITED

Grant Thornton LIMITED

Certified Public Accountants

Birkirkara,

Malta

30 October 2020

F-73

Vincent Group p.l.c.

Consolidated Income Statements

For the years ended 31 December 2019 and 2018

(in thousands Euros)

	Notes	2019	2018

Revenue	Note 8	19,712	12,631
Cost of services	Note 9	(8,226)	(4,774)
Gross profit		11,486	7,857
Other operating (income) expenses	Note 10	(650)	18
Marketing expenses	Note 11	(8,751)	(6,013)
Personnel and other administrative expenses	Note 12	(10,204)	(8,125)
Depreciation, amortisation and impairment loss	Note 16, Note 17	(436)	(136)
Operating loss		(8,555)	(6,399)
Financial expense – net		(86)	(68)
Loss before tax	Note 13	(8,641)	(6,467)
Net loss for the year		(8,641)	(6,467)

Net loss attributable to:
Owners of the Holding Company		(8,641)	(5,914)
Non-controlling interests		—	(553)
Total		(8,641)	(6,467)

The accompanying notes are an integral part of these consolidated financial statements.

F-74

Vincent Group p.l.c.

Consolidated Statements of Financial Position

As at 31 December 2019 and 2018

(in thousand Euros)

	Notes	31.12.2019	31.12.2018
ASSETS
Current Assets
Cash and cash equivalents	Note 14	12,117	6,788
Receivables and prepayments	Note 15	668	148
Total Current Assets		12,785	6,936
Non-current Assets
Receivables and prepayments	Note 15	46	71
Property, plant and equipment	Note 16	750	224
Intangible assets	Note 17	290	355
Total Non-current Assets		1,086	650
TOTAL ASSETS		13,871	7,586

LIABILITIES AND EQUITY
Current Liabilities
Payables	Note 18	6,258	4,444
Total Current Liabilities		6,258	4,444
Non-current Liabilities
Payables	Note 18	326	—
Total Non-current Liabilities		326	—
Total Liabilities		6,584	4,444
Equity
Issued share capital	Note 20	197	51
Share premium	Note 20	12,484	1,983
Convertible loans	Note 19	—	4,000
Prepayments for Shares	Note 20	6,112	—
Reserve for Share Options	Note 12	469	—
Other reserve	Note 6	14,998	11,028
Accumulated deficit		(18,332)	(9,274)
Net loss for the year attributable to Holding Company		(8,641)	(5,914)
Equity attributable to Holding Company		7,287	1,874
Non-controlling interests		—	1,268
Total Equity		7,287	3,142
TOTAL LIABILITIES AND EQUITY		13,871	7,586

The accompanying notes are an integral part of these consolidated financial statements.

F-75

Vincent Group p.l.c.

Consolidated Statements of Changes in Equity

For the years ended 31 December 2019 and 2018

(in thousand Euros)

	Attributable to owners of the Holding Company
	Share Capital	Share premium	Convertible loan	Prepayments for shares	Reserve for share options	Other reserve	Accumulated deficit	Total	Non-controlling interests	Total equity
31.12.2017	51	1,983	—	—	—	11,028	(9,274)	3,788	1,655	5,443
Net loss for the year	—	—	—	—	—	—	(5,914)	(5,914)	(553)	(6,467)
Convertible loan	—	—	4,000	—	—	—	—	4,000	—	4,000
Other transactions with owners	—	—	—	—	—	—	—	—	166	166
31.12.2018	51	1,983	4,000	—	—	11,028	(15,188)	1,874	1,268	3,142
Net loss for the year	—	—	—	—	—	—	(8,641)	(8,641)	—	(8,641)
Share issue	146	10,501	(4,000)	—	—	3,970	(3,144)	7,473	(1,268)	6,205
Share Options Reserve	—	—	—	—	469	—	—	469	—	469
Prepayments for shares	—	—	—	6,112	—	—	—	6,112	—	6,112
31.12.2019	197	12,484	—	6,112	469	14,998	(26,973)	7,287	—	7,287

The accompanying notes are an integral part of these consolidated financial statements.

F-76

Vincent Group p.l.c.

Consolidated Statements of Cash Flows

For the years ended 31 December 2019 and 2018

(in thousand Euros)

	Notes	2019	2018
Cash flows from operating activities
Net loss for the year		(8,641)	(6,467)
Adjustments:
Depreciation, amortisation and impairment loss	Note 16, Note 17	436	136
Finance expense – net		86	68
Share options granted	Note 12	139	145
Unrealised operating loss on exchange		7	—
Changes in working capital:
Increase in receivables and prepayments	Note 15	(495)	(85)
Increase in payables		1,684	1,608
Net cash used in operating activities		(6,784)	(4,595)

Cash flows from investing activities
Purchase of property, plant and equipment and intangible assets		(319)	(440)
Repayment of loans granted		—	1
Net cash used in investing activities		(319)	(439)

Cash flows from financing activities
Convertible loan received	Note 19	—	4,000
Other financing received from investors	Note 20	12,648	21
Repayment of lease liabilities		(123)	—
Interest paid on lease liabilities		(19)	—
Net cash generated from financing activities		12,506	4,021

Net change in cash and cash equivalents		5,403	(1,013)
Cash and cash equivalents at beginning of year		6,788	7,869
Effect of exchange rate changes in cash and cash equivalents		(74)	(68)
Cash and cash equivalents at end of year		12,117	6,788

The accompanying notes are an integral part of these consolidated financial statements.

F-77

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Note 1.	General Information

Vincent Group p.l.c. (“the Holding Company”) is a public limited liability company incorporated on 02 July 2018 and domiciled in Malta, with registration number C 87038. The Holding Company’s registered office is Fort Business Centre, Level 2, Triq L-Intornjatur, Zone 1, Central Business District, Birkikara, CBD 1050, Malta.

These consolidated financial statements comprise the Holding Company and its subsidiaries (together referred to as the “Group”). The Group is primarily involved in remote gaming operations, in particular online sports betting, casino games and poker, via companies holding gaming licences in several jurisdictions.

Vincent Group p.l.c is responsible for preparing consolidated financial statements on a group level from 2018, until 2017 inclusive consolidated annual reports of the Group were prepared by former parent company StayCool OÜ.

Note 2.	Statement of compliance with International Financial Reporting Standards (IFRS) and going concern assumption

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (IASB). They have been prepared under the assumption that the Group operates on a going concern basis.

Note 3.	Summary of significant accounting principles

3.1	BasIs of preparation

The Group’s financial statements have been prepared on an accrual basis and under the historical cost convention.

3.2	FOREIGN CURRENCY TRANSLATION

FUNCTIONAL AND PRESENTATION CURRENCY

The consolidated financial statements are presented in Euro, which is also the Holding Company’s and the Group’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

FOREIGN CURRENCY TRANSACTIONS AND BALANCES

Foreign currency transactions are translated into the functional currency of the respective Group entity, using the exchange rates prevailing at the dates of the transactions (spot exchange rate). Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognised in profit or loss.

Gaming transactions in foreign currencies are translated into Euro at the daily commercial rate, all other transactions in foreign currencies are translated into Euro at the exchange rates fixed by the European Central Bank (ECB). Gains and losses on exchange incurred in the payment of such transactions are recognised in the consolidated income statement as other operating income or other operating expenses.

Receivables and liabilities related to operations in foreign currency are valued at the rate of ECB prevailing at the reporting date. Exchange rate differences arising on conversion are recognised in the consolidated income statement as other operating income or other operating expenses.

Exchange gains and losses attributable to loans and cash and cash equivalents are recognised in the consolidated income statement as financial income or expenses.

F-78

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Non-monetary items are not retranslated at year-end and are measured at historical cost (translated using the exchange rates at the transaction date), except for non-monetary items measured at fair value which are translated using the exchange rates at the date when fair value was determined.

3.3	Basis of consolidation

The Group’s financial statements consolidate those of the Holding Company and all of its subsidiaries. All subsidiaries have a reporting date of 31 December.

Subsidiaries include all entities under the control of the Group. The Group controls the entity, if it receives or is entitled to variable profits arising from its role in the entity and the Group can influence the amount of profit by exerting influence over the entity.

Subsidiaries are consolidated in the financial statements from the date of acquiring control until the date at which control ceases. The financial figures of the parent company and the subsidiaries have been consolidated on a line-by-line basis in the consolidated annual financial statements. All transactions and balances between Group companies are eliminated on consolidation, including unrealised gains and losses on transactions between Group companies. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

Profit or loss of subsidiaries acquired or disposed of during the year are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

The Group attributes profit or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

All Group companies use uniform accounting policies.

3.4	Business Combination

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group makes an election whether to recognise any non-controlling interest in the acquiree at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets. From the date of acquisition, the revenue and expenses of the acquired entity are reported in the consolidated income statement of the Group and goodwill is reported in the consolidated statement of financial position of the Group.

F-79

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

The excess of the consideration transferred, the amount of any non-controlling interests in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the consolidated income statement.

Goodwill is subsequently measured at its cost less any impairment losses. Goodwill arising in a business combination is not amortised. Instead, an impairment test is carried out once a year.

If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the consolidated income statement.

Information about the subsidiaries is provided in Note 7.

3.5	Acquisition of entities and businesses under common control

The acquisition of subsidiaries under common control is accounted for by applying the pooling-of-interests method (predecessor accounting). Under this method, the financial statement items of the combining entities for the period in which the combination occurs and for any comparative periods disclosed are included in the financial statements of the acquirer as if they had been combined from the beginning of the earliest period presented. Any difference between the amount recorded as share capital issued plus any additional consideration in the form of cash or other assets and the amount recorded for the share capital acquired is adjusted against reserves.

3.6	Investment in subsidiaries

Investment in subsidiaries is included in the Holding Company’s statement of financial position at cost less any impairment loss that may have arisen. Income from investments is recognised only to the extent of distributions received by the Holding Company from post-acquisition profits. Distributions received in excess of such profits are regarded as a recovery of the investment and are recognised as a reduction of the cost of the investment.

At the end of each reporting period, the Holding Company reviews the carrying amount of its investment in subsidiaries to determine whether there is any indication of impairment and, if any such indication exists, the recoverable amount of the investment is estimated. An impairment loss is the amount by which the carrying amount of an investment exceeds its recoverable amount. The recoverable amount is the higher of fair value less costs to sell and value in use. An impairment loss that has been previously recognised is reversed if the recoverable amount of the investment exceeds its carrying amount.

An impairment loss is reversed only to the extent that the carrying amount of the investment does not exceed the carrying amount that would have been determined if no impairment loss had been previously recognised. Impairment losses and reversals are recognised immediately in the profit or loss.

3.7	non-controlling interestS

Non-controlling interests in the acquiree that are present ownership interests and entitle their shareholders to a proportionate share of the entity’s net assets in the event of liquidation, may be initially measured either at the present ownership interests proportionate share in the recognised amounts of the acquiree’s identifiable net assets or at fair value. The choice of measurement basis is made on an acquisition-by-acquisition basis.

After initial recognition, non-controlling interests in the net assets consist of the amount of those interests at the date of the original business combination and the non-controlling interests’ share of changes in equity since the date of the combination. Non-controlling interests in the net assets of consolidated subsidiaries are presented separately from the Holding Company’s owners’ equity therein. Non-controlling interests in the profit or loss of consolidated subsidiaries are also disclosed separately. Profit or loss is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

F-80

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

The Group treats transactions with non-controlling interests as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying amount of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

3.8	Revenue Recognition

Revenue is accounted for on accrual basis. Revenue arises mainly from online gaming services measured by reference to the fair value of consideration received or receivable by the Group for services rendered.

To determine whether to recognise revenue, the Group follows a 5-step process:

1.	Identifying the contract with a customer

2.	Identifying the performance obligations

3.	Determining the transaction price

4.	Allocating the transaction price to the performance obligations

5.	Recognising revenue when/as performance obligation(s) are satisfied.

Revenue from contracts with customers is recognised when control of the Group’s services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services.

The Group evaluates all contractual arrangements it enters into and evaluates the nature of the promised goods or services, and rights and obligations under the arrangement, in determining the nature of its performance obligations. Where such performance obligations are capable of being distinct and are distinct in the context of the contract, the consideration the Group expects to be entitled under the arrangement is allocated to each performance obligation based on their relative stand-alone selling prices. Revenue is recognised at an amount equal to the transaction price allocated to the specific performance obligation when it is satisfied, either at a point in time or over time, as applicable, based on the pattern of transfer of control.

Interest income is recognised on an accrual basis using the effective interest method, unless collectability is in doubt.

Revenue from Gaming Operations

Revenue from toto (Sportsbook) is reported net after deduction of players winnings and customer bonuses. Revenue from toto bets is recognised when the outcome of the event is known.

Revenue from games of chance (casino games) is reported net after deduction of winnings, jackpot contribution and customer bonuses.

Revenue from poker is reported as rake, less tournament costs and customer bonuses.

3.9	Expense Recognition

Expenses are recognized in the consolidated income statement upon utilisation of the service or as incurred.

F-81

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

3.10	employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognised for the amount expected to be paid if the Group has a present or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Group-Wide share option programme

In 2015 the Group introduced a share options programme that entitles employees, service providers and members of the management board of the Group companies to acquire shares of the parent company (until 2017 StayCool OÜ, from 2018 Vincent Group p.l.c). The share options granted are recognised as equity-settled consideration for services rendered to the Group. Due to complexity of determining the fair value of services received, the fair value of the services rendered by the employees and service providers is measured as the fair value of the equity instruments granted. Share option contracts are recognised as employee expense with a corresponding increase in other reserves of equity over the period in which the services are provided until the date of vesting of equity instruments.

At each reporting date, the Group reviews accumulated expenses related to share-based payments based on an estimate of the number of equity instruments expected to vest. Any change in the expense is recognised in profit or loss for the period. Information about the share option is provided in Note 12.

3.11	financial instruments

Recognition and derecognition

Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the financial instrument.

Financial assets are derecognised when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and substantially all the risks and rewards are transferred. A financial liability is derecognised when it is extinguished, discharged, cancelled or expires.

Classification and initial measurement of financial assets

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs (where applicable).

Financial assets, other than those designated and effective as hedging instruments, are classified into the following categories:

●	amortised cost

●	fair value through profit or loss (FVTPL)

●	fair value through other comprehensive income (FVOCI).

In the years presented the Group does not have any financial assets categorised as FVTPL and FVOCI. The classification is determined by both:

●	the entity’s business model for managing the financial asset

●	the contractual cash flow characteristics of the financial asset.

All income and expenses relating to financial assets that are recognised in profit or loss are presented within financial income or financial expense.

F-82

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Subsequent measurement of financial assets

Financial assets at amortised cost

Financial assets are measured at amortised cost if the assets meet the following conditions (and are not designated as FVTPL):

●	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows; and,

●	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortised cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The Group’s cash and cash equivalents and other receivables fall into this category of financial instruments.

Impairment of financial assets

IFRS 9’s impairment requirements use more forward-looking information to recognise expected credit losses – the ‘expected credit loss (ECL) model’. This replaced IAS 39’s ‘incurred loss model’. Instruments within the scope of the new requirements included loans and other debt-type financial assets measured at amortised cost and FVOCI, trade receivables, contract assets recognised and measured under IFRS 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured at FVTPL.

Recognition of credit losses is no longer dependent on the Group first identifying a credit loss event. Instead the Group considers a broader range of information when assessing credit risk and measuring expected credit losses, including past events, current conditions, reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument.

In applying this forward-looking approach, a distinction is made between:

●	financial instruments that have not deteriorated significantly in credit quality since initial recognition or that have low credit risk (‘Stage 1’) and

●	financial instruments that have deteriorated significantly in credit quality since initial recognition and whose credit risk is not low (‘Stage 2’).

‘Stage 3’ would cover financial assets that have objective evidence of impairment at the reporting date.

‘12-month expected credit losses’ are recognised for the first category while ‘lifetime expected credit losses’ are recognised for the second category.

Trade and other receivables

The Group makes use of a simplified approach in accounting for trade and other receivables and records the loss allowance as lifetime expected credit losses. These are the expected shortfalls in contractual cash flows, considering the potential for default at any point during the life of the financial instrument. In calculating, the Group uses its historical experience, external indicators and forward-looking information to calculate the expected credit losses using a provision matrix.

The Group assesses impairment of trade receivables on a collective basis as they possess shared credit risk characteristics they have been grouped based on the days past due.

F-83

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Classification and measurement of financial liabilities

The Group’s financial liabilities include payables and lease liabilities (except tax liabilities).

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless the Group designated a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortised cost using the effective interest method.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within financial income or financial expense.

3.12	Cash and Cash Equivalents

Cash and cash equivalents comprise cash at hand, bank account balances and service provider balances, and term deposits with maturity of three months or less. Cash overdrafts are recognised as liabilities.

STATEMENT OF Cash FlowS

Cash flows from operating activities are presented using indirect method and profit (loss) before tax is used as a starting point. Cash flows from investing and financing activities are shown using the direct method. Equity contributions are reflected in the statement of cash flows as such after the entry in the register is done.

3.13	Property, plant and Equipment

An item of property, plant and equipment is an asset used for provision of services or administrative purposes over a period longer than one year. Items of property, plant and equipment are initially recognised at acquisition cost, including any costs directly attributable to bringing the assets to the location and condition necessary for them to be capable of operating in the manner intended by the Group’s management. They are subsequently measured at cost less subsequent depreciation and impairment losses. Subsequent expenditure is capitalised only if it is probable that future economic benefits will flow. Other repair and maintenance costs are recognised as expenses at the time they are incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives:

●	Machinery and equipment 2 - 5 years.

If an item of property, plant and equipment consists of significant parts that have different useful lives, then the parts are accounted for separately and assigned depreciation rates that correspond to their useful lives.

In the case of right-of-use assets, expected useful lives are determined by reference to comparable owned assets or the lease term, if shorter.

At each reporting date, the validity of applied depreciation rates, the depreciation method and the residual values applicable to assets are assessed.

Items of property, plant and equipment are derecognised on disposal or when no future economic benefits are expected from their use or disposal. Gains or losses arising from derecognition of items of property, plant and equipment are included either within “other operating income” or “depreciation, amortisation and impairment loss” in the income statement.

F-84

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

3.14	Intangible Assets

Initial recognition

internally developed software

Expenditure on the research phase of projects to develop new customised software is recognised as an expense as incurred.

Costs that are directly attributable to a project’s development phase are recognised as intangible assets, provided they meet the following recognition requirements:

●	the development costs can be measured reliably

●	the project is technically and commercially feasible

●	the Group intends to and has sufficient resources to complete the project

●	the Group has the ability to use or sell the software

●	the software will generate probable future economic benefits.

Development costs not meeting these criteria for capitalisation are expensed as incurred.

Directly attributable costs include employee costs incurred on software development along with an appropriate portion of relevant overheads and borrowing costs.

The Group did not capitalise any development costs during 2016-2019.

Subsequent measurement

All finite-lived intangible assets, including capitalised internally developed software, are accounted for using the cost model whereby capitalised costs are amortised on a straight-line basis over their estimated useful lives. Residual values and useful lives are reviewed at each reporting date. In addition, they are subject to impairment testing as described in Note 3.15.

The following useful lives are applied:

●	Computer software 2 - 5 years

●	Licenses and trademarks 2 - 10 years.

Any capitalised internally developed software that is not yet complete is not amortised but is subject to impairment testing as described in Note 3.15.

Amortisation has been included within depreciation in the consolidated income statement.

Subsequent expenditures on the maintenance of computer software, licenses and trademarks are expensed as incurred.

When an intangible asset is disposed of, the gain or loss on disposal is determined as the difference between the proceeds and the carrying amount of the asset and is recognised in profit or loss within other income or other expenses.

F-85

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

3.15	Impairment of Non-Financial Assets

For impairment assessment purposes, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at cash-generating unit level.

Cash-generating units to which goodwill has been allocated (determined by the Group’s management as equivalent to its operating segments) are tested for impairment at least annually. All other individual assets or cash-generating units are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognised for the amount by which the asset’s (or cash-generating unit’s) carrying amount exceeds its recoverable amount, which is the higher of fair value less costs of disposal and value-in-use. To determine the value-in-use, management estimates expected future cash flows from each cash-generating unit and determines a suitable discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Group’s latest approved budget, adjusted as necessary to exclude the effects of future reorganisations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect current market assessments of the time value of money and asset-specific risk factors.

Impairment losses for cash-generating units reduce first the carrying amount of any goodwill allocated to that cash-generating unit. Any remaining impairment loss is charged pro rata to the other assets in the cash-generating unit.

All assets are subsequently reassessed for indications that an impairment loss previously recognised may no longer exist. An impairment loss is reversed if the asset’s or cash-generating unit’s recoverable amount exceeds its carrying amount.

3.16	Leases

For any new contracts entered into on or after 1 January 2019, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by the Group, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the commencement date (net of any incentives received).The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

●	fixed payments, including in-substance fixed payments;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable under a residual value guarantee; and

●	the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

F-86

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

On the statement of financial position, right-of-use assets have been included in property, plant and equipment (Note 16) and lease liabilities have been included in payables (Note 18).

Short-term leases and leases of low-value assets

The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

ACCOUNTING POLICY APPLICABLE BEFORE 1 jANUARY 2019

Operating leases are those leases where a significant portion of the risk and rewards of ownership are effectively retained by the lessor. Payments made under operating lease agreements are recognised as an expense on a straight-line basis over the lease term. Associated costs, such as maintenance and insurance, are expensed as incurred.

3.17	PRovisions and COntingent Liabilities

A provision for liability is recognised when there is a present obligation (legal or constructive) as a result of a past event, it is probable that a future outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Restructuring provisions are recognised only if a detailed formal plan for the restructuring has been developed and implemented, or management has at least announced the plan’s main features to those affected by it. Provisions are not recognised for future operating losses.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material.

All provisions are reviewed at each reporting date and adjusted to reflect the current best estimate.

Any reimbursement that the Group is virtually certain to collect from a third party with respect to the obligation is recognised as a separate asset. However, this asset may not exceed the amount of the related provision.

No liability is recognised if an outflow of economic resources as a result of present obligations is not probable. Such situations are disclosed as contingent liabilities unless the outflow of resources is remote.

Contingent liabilities are obligations whose settlement is not probable or the amount of accompanying expenditure of which cannot be measured with sufficient reliability, but that in certain circumstances may become obligations, are disclosed as contingent liabilities in the notes to the financial statements.

F-87

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

3.18	Corporate Income Tax

The income tax expense or credit for the period is the tax payable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Deferred income taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. However, deferred tax is not provided on the initial recognition of goodwill, or on the initial recognition of an asset or liability unless the related transaction is a business combination or affects tax or accounting profit. Deferred tax on temporary differences associated with investments in subsidiaries is not provided if reversal of these temporary differences can be controlled by the Group and it is probable that reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realisation, provided they are enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognised to the extent that it is probable that they will be able to be utilised against future taxable income. Deferred tax liabilities are always provided for in full.

Changes in deferred tax assets or liabilities are recognised as a component of tax income or expense in profit or loss, except where they relate to items that are recognised in other comprehensive income or directly in equity, in which case the related deferred tax is also recognised in other comprehensive income or equity, respectively.

3.19	equity

Share capital represents the nominal value of shares that have been issued. Share premium includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related income tax benefits.

Accumulated losses include current and prior year results as disclosed in the income statement.

Note 4.	Significant management judgement in applying accounting policies and estimation uncertainty

In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

Significant management judgements

The following are the judgements made by management in applying the accounting policies of the Group that have the most significant effect on the financial statements.

Capitalisation of internally developed software

Distinguishing the research and development phases of a new customised software project and determining whether the recognition requirements for the capitalisation of development costs are met requires judgement. After capitalisation, management monitors whether the recognition requirements continue to be met and whether there are any indicators that capitalised costs may be impaired.

F-88

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Estimation uncertainty

Information about estimates and assumptions that may have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below. Actual results may be substantially different.

Impairment of non-financial assets

In assessing impairment, management estimates the recoverable amount of each asset or cash-generating unit based on expected future cash flows and uses an interest rate to discount them. Estimation uncertainty relates to assumptions about future operating results and the determination of a suitable discount rate.

Useful lives of depreciable assets

Management reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utility of the assets. Uncertainties in these estimates relate to technological obsolescence that may change the utility of certain software and machinery and equipment.

Business combination

Management uses valuation techniques when determining the fair values of certain assets and liabilities acquired in a business combination (see Note 3.4). In particular, the fair value of contingent consideration is dependent on the outcome of many variables including the acquirees’ future profitability.

LEASES – ESTIMATING THE INCREMENTAL BORROWING RATE

The Group cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Group estimates the IBR using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates (such as the Group’s stand-alone credit rating).

Note 5.	Changes in significant accounting principles

Adoption of new or revised standards and interpretations

New standards and interpretation adopted as at 1 january 2019

IFRS 16 Leases

IFRS 16 ‘Leases’ replaced IAS 17 ‘Leases’ along with three interpretations (IFRIC 4 ‘Determining whether an Arrangement contains a Lease’, SIC 15 ‘Operating Leases-Incentives’ and SIC 27 ‘Evaluating the Substance of Transactions Involving the Legal Form of a Lease’).

The adoption of this new standard has resulted in the Group recognising a right-of-use asset and related lease liability in connection with all former operating leases except for those identified as low-value or having a remaining lease term of less than 12 months from the date of initial application.

The new standard has been applied using the modified retrospective approach, with the cumulative effect of adopting IFRS 16 being recognised in equity as an adjustment to the opening balance of retained earnings for the current period. Prior periods have not been restated.

F-89

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

For contracts in place at the date of initial application, the group has elected to apply the definition of a lease from IAS 17 and IFRIC 4 and has not applied IFRS 16 to arrangements that were previously not identified as lease under IAS 17 and IFRIC 4.

The Group has elected not to include initial direct costs in the measurement of the right-of-use asset for operating leases in existence at the date of initial application of IFRS 16, being 1 January 2019. At this date, the group has also elected to measure the right-of-use assets at an amount equal to the lease liability adjusted for any prepaid or accrued lease payments that existed at the date of transition.

On transition, for leases previously accounted for as operating leases with a remaining lease term of less than 12 months and for leases of low-value assets the group has applied the optional exemptions to not recognise right-of-use assets but to account for the lease expense on a straight-line basis over the remaining lease term. The Group did not have any leases previously classified as finance lease.

On adoption of IFRS 16, the Group recognised lease liabilities in relation to leases which had previously been classified as ‘operating leases’ under the principles of IAS 17 Leases. These liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as at 1 January 2019. The weighted average incremental borrowing rate applied to lease liabilities recognised under IFRS 16 was 5%. The Group has benefited from the use of hindsight for determining the lease term when considering options to extend and terminate leases.

The following is a reconciliation of total operating lease commitments as at 31 December 2018 (as disclosed in the financial statements to 31 December 2018) to the lease liabilities recognised at 1 January 2019:

(in thousands euros)
Total operating lease commitments disclosed as at 31 December 2018	719
Adjustment for full termination relating to commitment disclosures	(719)
Total lease liabilities recognised under IFRS 16 as at 1 January 2019	—

At 1 January 2019, the adoption of IFRS 16 has no impact on the Group’s financial statements. The full accounting policy in disclosed in Note 3.16.

More information on the right-of- use assets and lease liabilities is provided in the Note 21.

Standards, amendments and Interpretations to existing Standards that are not yet effective and have not been adopted early by the group

At the date of authorisation of these financial statements, several new, but not yet effective, standards, amendments to existing standards, and interpretations have been published by the IASB. None of these standards, amendments or interpretations have been adopted early by the Group.

Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement. New standards, amendments and interpretations neither adopted nor listed below have not been disclosed as they are not expected to have a material impact on the Group’s consolidated financial statements.

Note 6.	Acquisition of StayCool OÜ

Vincent Group p.l.c. was established in July 2018 by issue of 2,033,917 ordinary shares with nominal value of EUR 0.025 each and share premium of EUR 0.975 per share. Issued share capital was paid up in full with the transfer of 2,033,913 shares of StayCool OÜ as a non-monetary contribution.

F-90

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

By the end of 31 December 2018, in addition to initial share transfer, shareholders have transferred 3,207,609 shares of StayCool OÜ as non-monetary contribution for 3,207,609 shares of Vincent Group p.l.c.

These allotments were made in consideration for the 78.16% ownership interest in StayCool OÜ as at 31 December 2018. Since the transaction involved setting up a new parent company (Vincent Group p.l.c.) and a restructuring of entities under common control, the provisions under IFRS 3 ‘Business Combination’ did not apply. Therefore, the acquisition was accounted for using the pooling-of-interests method (see Note 3.5). Under this method the financial statement items of the combining entities for the period in which the combination occurred and for the comparative periods disclosed have been included in the consolidated financial statements of Vincent Group p.l.c. as if it had acquired StayCool OÜ from the beginning of the earliest comparative period presented.

Other reserve presented under equity was recognised following the acquisition of StayCool OÜ which pertains to the difference between net assets acquired and the consideration given under the pooling-of-interests method. In accordance with Section 192 of the Companies Act, Cap. 386, the other reserve is not distributable.

During 2019 shareholders have transferred 1,257,913 shares of StayCool OÜ as a non-monetary contribution for 1,257,913 shares in Vincent Group. As a result, Vincent Group p.l.c became the sole shareholder of StayCool OÜ as at 31 December 2019. Other reserve presented under equity was adjusted to reflect this change in ownership.

Note 7.	Investment in subsidiaries

Vincent Group p.l.c. has the following subsidiaries:

Name	Location	Registry code	Area of Activity	Ownership 31.12.2019	Ownership 31.12.2018	Year acquired/ founded
StayCool OÜ	Estonia	12814989	Remote gaming operations	100%	78.16%	2015
Polar Limited	Malta	C 87805	Remote gaming operations	100%	100%	2018
DoubleSpin Ltd	Guernsey	65253	Marketing services	100%	100%	2018
VG Estonia OÜ	Estonia	14591789	Ancillary Services	100%	100%	2018

2019

During 2019 Vincent Group p.l.c became the sole shareholder of StayCool OÜ, see Note 6.

2018

Polar Limited, DoubleSpin Ltd and VG Estonia were incorporated during 2018 by Vincent Group p.l.c.

Acquisition of StayCool OÜ is described in the Note 6.

On 1 June 2018, StayCool OÜ merged with its wholly owned subsidiary, Coolpickz OÜ. The two companies continued operating as one legal entity being StayCool OÜ. The merger did not have any impact on the Group’s consolidated financial statements.

F-91

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Note 8.	Revenue

(in thousand Euros)	2019	2018

Sportsbook	9,624	5,388
Casino	9,171	6,647
Poker	777	494
Other	140	102
Total revenue	19,712	12,631

Note 9.	Cost of services

(in thousand Euros)	2019	2018
Payment fees	(3,323)	(2,049)
Other services	(3,570)	(2,057)
Gaming duties	(1,333)	(668)
Total cost of services	(8,226)	(4,774)

Note 10.	Other Operating Income (Expenses)

(in thousand Euros)	2019	2018
Loss from foreign currency transactions	(670)	(14)
Other	20	32
Total other operating income (-expenses)	(650)	18

Note 11.	Marketing expenses

(in thousand Euros)	2019	2018
Social media and other online advertising	6,249	4,304
Sponsorship and donations	322	193
Prizes, gifts and representation	1,156	981
Other	1,024	535
Total marketing expenses	8,751	6,013

F-92

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Note 12.	Personnel and other administrative expenses

(in thousand Euros)	Notes	2019	2018
Salaries and remuneration		4,115	3,041
Social security and other local taxes		1,612	1,800
Other consultancy		2,541	1,696
Leases	Note 21	146	162
Miscellaneous office expenses		64	105
Travel costs		192	197
Trademark, Domain, Licenses		205	75
Servers rent and data communication		225	205
Representation, gifts and fringe benefits		275	201
Utilities		86	62
Audit and legal advice		338	150
Cost of Share Options		139	145
Other		266	286
Total personnel and other administrative expenses		10,204	8,125

Number of employees	2019	2018
Average number of full-time employees	113	86

Share Options Programme

The Group has share option programme that entitles employees, service providers and members of the management board and former supervisory board to purchase shares of the Holding Company. Share option programme was launched during 2016 in StayCool OÜ, the former parent company of the Group, and from beginning of 2019 all the existing and new option holders may exercise their options only directly in the Vincent Group p.l.c.

The vesting condition is in general two years of employment or service relationship from grant date, while share option can be exercised after three years from the grant date. Each option entitles to 1 ordinary share, and contractual life of options is 5 years after the grant date.

For options granted until 31 December 2017 the fair value of the underlying assets was considered to be the nominal value of the share. From 2018 the fair value of underlying asset is estimated to be equal to the share price during most recent share issue in Holding Company.

Options are granted with an exercise price between €0.03 and €9.5 per share. For each participant in the programme, the exercise price and amount of options granted are determined by the management board of the Holding Company.

F-93

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

The number of share options and weighted average exercise prices are as follows:

	Number of options	Weighted average exercise price
Outstanding 01 January 2019	512,700	EUR 0.69
Granted during 2019	51,500	EUR 6.35
Cancelled during 2019	(49,000)	EUR 3.33
Outstanding 31 December 2019	515,200	EUR 1.01

Share option reserve in equity was EUR 469k as at 31 December 2019. Expenses recognised from share options granted was EUR 139k in 2019 (Note 12). No share options were exercised during 2019.

Note 13.	Loss before income tax

The loss before income tax is stated after charging:

(in thousand Euros)	2019	2018
Depreciation, amortisation and impairment losses	(436)	(136)
Net exchange differences	(738)	(68)

The analysis of the amounts that are payable to the auditors and that are required to be disclosed is as follows:

●	Total remuneration payable to the Holding Company’s auditors in respect of the audit of the financial statements and the undertakings included in the consolidated financial statements amounted to EUR 17k (2018: EUR 7k).

●	The remuneration payable to the other auditors in respect of the audits of the undertakings included in the consolidated financial statements amounted to EUR 10k (2018: EUR 9k).

●	Other fees payable to the Holding Company’s auditors for non-audit services, namely legal services, amounted to EUR 53k (2018: EUR 40k).

INCOME TAX

(in thousand Euros)	2019	2018
Loss before tax	(8,641)	(6,467)
Tax rate in Malta:	35%	35%
Expected tax credit	(3,024)	(2,263)
Tax effect of:
Non-deductible expenses	37	20
Loss on write offs	26	—
Deferred tax asset not recognised	1,348	9
Flat rate foreign tax credit	(1)	—
Different tax rates of subsidiaries	1,614	2,234
Actual tax expense	—	—

F-94

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Note 14.	Cash and cash equivalents

(in thousand Euros)	31.12.2019	31.12.2018
Cash at banks and with payment service providers	12,117	6,788
Total cash and cash equivalents	12,117	6,788

Note 15.	Receivables and prepayments

(in thousand Euros)	31.12.2019	Allocation by maturity
		Within 12 months	1-5 years
Tax receivables and prepayments	94	94	—
Other receivables	39	39	—
Prepayments	581	535	46
Total receivables and prepayments	714	668	46

(in thousand Euros)	31.12.2018	Allocation by maturity
		Within 12 months	1-5 years
Tax receivables and prepayments	33	33	—
Other receivables	18	18	—
Prepayments	168	97	71
Total receivables and prepayments	219	148	71

F-95

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Note 16.	Property, plant and equipment

(in thousand Euros)	Machinery and equipment	Prepayments	Right-of-use asset	Total
Cost at 31.12.2017	147	—	—	147
Accumulated amortization at 31.12.2017	(59)	—	—	(59)
Carrying amount at 31.12.2017	88	—	—	88
Acquisitions	132	85	—	217
Amortization	(77)	—	—	(77)
Disposals at carrying amount	(4)	—	—	(4)
Cost at 31.12.2018	267	85	—	352
Accumulated amortization at 31.12.2018	(128)	—	—	(128)
Carrying amount at 31.12.2018	139	85	—	224
Acquisitions	185	—	579	764
Amortization	(132)	—	(102)	(234)
Disposals at carrying amount	(3)	—	—	(3)
Re-classification	85	(85)	—	—
Cost at 31.12.2019	490	—	579	1,069
Accumulated amortization at 31.12.2019	(217)	—	(102)	(319)
Carrying amount at 31.12.2019	273	—	477	750

Additional information about right-of-use asset is disclosed in the Note 21.

F-96

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Note 17.	Intangible assets

(in thousand Euros)	Computer software	Concessions, patents, licenses, trademarks	Prepayments	Total
Cost at 31.12.2017	147	99	—	246
Accumulated depreciation at 31.12.2017	(40)	(19)	—	(59)
Carrying amount at 31.12.2017	107	80	—	187
Acquisitions	88	8	127	223
Depreciation	(35)	(20)	—	(55)
Cost at 31.12.2018	235	107	127	469
Accumulated depreciation at 31.12.2018	(76)	(38)	—	(114)
Carrying amount at 31.12.2018	159	69	127	355
Acquisitions	15	29	90	134
Depreciation	(54)	(51)	—	(105)
Disposals at carrying amount	(12)	—	(82)	(94)
Re-classification	—	83	(83)	—
Cost at 31.12.2019	230	219	52	501
Accumulated depreciation at 31.12.2019	(122)	(89)	—	(211)
Carrying amount at 31.12.2019	108	130	52	290

During 2019 the Group was working on the application process for obtaining gambling licence in Denmark. Significant investments were made as part of the preparation, including application fees, professional advice and platform development. However, due to government decision to increase gaming tax in Denmark, management has decided not to enter this market and withdraw application. This resulted in write-off of prepayment in intangible asset of EUR 75k (included in disposal figure).

Note 18.	Payables

(in thousand Euros)		Allocation by maturity
	31.12.2019	Within 12 months	1-5 years
Customer liability	3,982	3,982	—
Vendor and other payables	1,122	1,122	—
Employee payables	469	469	—
Lease liabilities	456	130	326
Financial liabilities	6,029	5,705	326
Tax payables	555	555	—
Total payables	6,584	6,258	326

F-97

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

(in thousand Euros)	31.12.2018	Allocation by maturity
		Within 12 months	1-5 years
Customer liability	2,805	2,805	—
Vendor and other payables	782	782	—
Employee payables	380	380	—
Financial liabilities	3,967	3,967	—
Tax payables	477	477	—
Total payables and prepayments	4,444	4,444	—

Additional information about lease liabilities is disclosed in the Note 21.

Note 19.	Convertible loans

Upon establishment in 2018, Vincent Group p.l.c. had received convertible loans in amount of EUR 4,000k from existing StayCool OÜ shareholders and new investors within shareholders’ network. These loans were used to increase share capital by 666,667 shares in June 2019, corresponding to EUR 17k increase in share capital and EUR 3,983k in share premium.

Note 20.	Share capital and share premium

The share capital of Vincent Group p.l.c. consists only of ordinary shares with a nominal value of EUR 0.025 each and with equal voting and dividends rights.

Vincent Group p.l.c. was established in July 2018 by issue of 2,033,917 shares with nominal value of EUR 0.025 each and share premium of EUR 0.975 per share as disclosed in Note 6.

(in thousand Euros)		31.12.2019		31.12.2018
	Number of shares	Nominal value	Number of shares	Nominal value
Shares issued and fully paid
Ordinary shares of EUR 0.025 each	7,860,160	197	2,033,917	51

Shares issued and fully paid but not yet registered
Ordinary shares of EUR 0.025 each	—	—	3,207,609	80

Shares authorised
Ordinary shares of EUR 0.025 each	40,000,000	1,000	40,000,000	1,000

On 17 June 2019 the share capital was increased by issue of 5,826,243 shares:

●	666,667 shares with nominal value of EUR 0.025 each and share premium of EUR 5.975 per share, where consideration for the allotment was in a form of capitalization of the convertible loan (see Note 19);

●	694,055 shares with nominal value of EUR 0.025 each and share premium of EUR 9.475 per share, where consideration was paid with cash contribution;

●	4,465,521 shares with nominal value of EUR 0.025, where consideration for the allotment was the transfer of 4,465,522 shares with a nominal value of EUR 1 per share owned by the investors in StayCool OÜ.

During second half of 2019 Vincent Group p.l.c. has received EUR 6,112k as a prepayment for shares, which will be issued during 2020.

F-98

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Note 21.	Right of use Assets and Lease Liabilities

The Group leases office premises in Tallinn, and at the date of commencement right-of-use asset and lease liability were recognised. Lease is included as a right-of-use asset in property, plant and equipment in the consolidated statement of financial position, with the exception of short-term leases (leases with an effected term of 12 months or less) and leases of low-value underlying assets. Variable lease payments which do not depend on an index or a rate (such as lease payments based on a percentage of group sales) are excluded from the initial measurement of the lease liability and asset. The Group classifies its right-of-use assets in a consistent manner to its property, plant and equipment (see Note 16).

Lease generally imposes a restriction that, unless there is a contractual right for the group to sublet the asset to another party, the right-of-use asset can only be used by the Group. Lease is either non-cancellable or may only be cancelled by incurring a substantive termination fee. Lease contains an option to extend the lease for a further term. The group is prohibited from lending or transferring the underlying leased asset. Upon termination, the right-of-use assets shall be returned to the lender in as good a condition as when received by the Group, except for reasonable wear and tear. The Group shall ensure that these assets are at all times kept in a good state of repair and return the properties in their original condition at the end of the lease. Further, the Group must insure items of property, plant and equipment and incur maintenance fees on such items in accordance with the lease contract.

Right-of-use assets	No of right-of-use assets leased	Remaining lease term	No of leases with extension options	No of leases with termination options
Office building	1	3,5 years	1	1

Lease liabilities are included in the statement of financial position as follows:

(in thousand Euros)	Notes	31.12.2019
Current lease liabilities	Note 18	130
Non-current lease liabilities	Note 18	326
Total lease liabilities		456

The lease liabilities are secured by the related underlying assets. Interest on lease liability was EUR 19k during 2019 and is presented as financial expense.

F-99

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Maturity analysis of lease liabilities at 31 December 2019 was as follows:

(in thousand Euros)
	Not later than 1 year	Later than 1 year but not later than 5 years	Total
Lease payments	150	345	495
Finance charges	20	19	39
Net present values	130	326	456

The lease liability was initially measured at the present value of lease payments, discounted using the Group’s incremental borrowing rate of 5%.

Right-of-use assets related to leased properties are presented as property, plant and equipment as at 31 December 2019. The right-of-use assets are included in the same line item as where the corresponding underlying assets would be presented if they were owned. Book value on these properties at 31 December 2019 was EUR 477k euros and depreciation during 2019 was EUR 102k (Note 16).

Total cash outflow from leases for the year ended 31 December 2019 was EUR 143K (2018: nil).

Lease payments not recognised as a liability

The Group has elected not to recognise a lease liability for short term leases (leases with and expected lease term of 12 months or less) or for leases of low value assets. Payments made under such leases are expensed on a straight -line basis.

The expense related to payments for short term leases not included in the measurement of lease liability amounted to EUR 146k during 2019 and is included in the ‘other administrative expenses’ in the consolidated income statement (see Note 12).

Note 22.	Related party transactions

For the purposes of these consolidated financial statements, the following related parties were considered:

●	shareholders with significant influence;

●	key management personnel (Board members of all group companies);

●	close family members of the above listed persons and companies under their control or significant influence. Significant influence is presumed to exist when the person has more than 20% of the voting power.

Remuneration of key management personnel during 2019 was EUR 442k (2018: EUR 352k). This amount includes remuneration fees, which were accrued in 2019 but not paid out as at 31 December 2019. Severance payment for CEO in case of contract termination is equivalent to the three months’ remuneration.

F-100

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Information about share options granted to members of management and former supervisory board:

	Number of options	Weighted average exercise price
Outstanding share options 31.12.2019	25,500	EUR 2.65

Note 23.	Management of financial risks

The management of the Group brings the risks involved in the operation to an acceptable level proceeding from the requirements of the legislation, good practices in the area of operation and the internal principles for managing risks.

The Group does not actively engage in the trading of financial assets for speculative purposes nor does it write options. The Group is exposed to following financial risks: liquidity risk, credit risk and market risks (foreign currency risk, interest rate risk).

Liquidity Risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group performs regular cash level review to ensure that sufficient cash is available to meet obligations when they fall due. The Group keeps its cash on bank accounts and service providers’ accounts, therefore, cash is available on demand.

The Group had positive working capital in the amount of EUR 6,527k as at 31 December 2019 (2018: EUR 2,492k).

The Group’s exposure to liquidity risk arises from its obligations to meet its financial liabilities, which comprise payables and lease liabilities (see Note 24). At 31 December 2019 and 2018, the financial liabilities have contractual maturities as stated in Note 18.

Credit Risk

The Group’s credit risk represents the risk that a financial loss may result in the event when a counterparty to a financial instrument, a trading partner or customers fail to meet their contractual obligations.

Transactions related to betting and gaming activities are mainly settled in advance. Credit risk of the Group is related to cash and cash equivalents and other financial assets. The carrying amount of financial assets represents the maximum credit exposure (see Note 24).

Cash and cash equivalents amounting to EUR 12,117k as at 31 December 2019 (2018: EUR 6,788k) are held with local and foreign financial institutions and payment service providers which have credit ratings as follows:

(in thousand Euros)	31.12.2019	31.12.2018
A+	223	94
BBB+	5,988	2,124
Not rated	5,906	4,570
Total	12,117	6,788

Management considers the probability of default on the financial assets to be close to zero and the amount calculated using the 12-month ECL model to be very insignificant. Therefore, no loss allowance has been recognised.

F-101

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

FOREIGN Currency risk

Currency risk arises from monetary financial instruments that are denominated in a foreign currency. The Group is mainly exposed to changes of following foreign currencies: Norwegian krone (NOK), Swedish krona (SEK) and United States dollar (USD). In order to hedge its exposure to the foreign exchange risk, the Group carries out settlements with the customers in the same currency in which the customer initiated the transaction and therefore the incoming and outgoing cashflows are in the same currency. In addition, the Group monitors exchange rate fluctuations and reacts accordingly.

Foreign currency denominated financial assets and liabilities, translated into Euro were as follows:

(in thousand Euros)	NOK	SEK	USD	Other
At 31.12.2019
Financial assets	1,410	1,097	40	17
Financial liabilities	934	891	40	50
Total net exposure	476	206	—	(33)

At 31.12.2018
Financial assets	1,005	1,226	39	—
Financial liabilities	693	476	43	—
Total net exposure	312	750	(4)	—

The following table illustrates the sensitivity of results in regard to the Group’s financial assets and liabilities and the exchange rates, all other things being equal.

(ECB exchange rate change)	31.12.2019	31.12.2018
EUR/NOK	1%	-1%
EUR/SEK	-2%	-4%
EUR/USD	2%	5%

These percentages have been determined based on the average market volatility in exchange rates in the previous 12 months. The sensitivity analysis is based on the Group’s foreign currency financial instruments at the end of the reporting year.

If the exchange rate changed as above, the impact on results would be as follows:

(in thousand Euros)	2019	2018
EUR/NOK	5	(3)
EUR/SEK	(4)	(30)
EUR/USD	—	—

F-102

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Interest Rate Risk

Interest rate risk arises on interest-bearing financial instruments recognized in the statement of financial position. The Group finances its operation from the owners’ equity and does not have any interest-bearing external loans. There are no investments in term deposits or other financial instruments affected by interest rates. Currently the impact of interest rate risk on the Group’s operations is insignificant.

Note 24.	Summary of financial assets and financial liabilities by category

The carrying amounts of the Group’s financial assets and financial liabilities as recognised at the end of the reporting periods under review may also be categorised below. See Note 3.11 for explanations about how the category of financial instruments affects their subsequent measurement.

(in thousand Euros)	Notes	31.12.2019	31.12.2018
Financial assets
Amortised cost:
Cash and cash equivalents		12,117	6,788
Other receivables	Note 15	38	18
Total		12,155	6,806

Financial liabilities
Amortised cost:
Customer liability	Note 18	3,982	2,805
Vendor and other payables	Note 18	1,122	782
Employee payables	Note 18	469	380
Lease liabilities	Note 18	456	—
Total		6,029	3,967

Note 25.	Capital risk management

The Group considers borrowings and total equity as capital. The Group’s objectives when managing capital are:

●	to safeguard their ability to continue as a going concern so that they can continue to provide returns for shareholders and benefits for other stakeholders; and

●	to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, change the nominal value of shares, issue new shares or sell assets to reduce debt.

Note 26.	Post-reporting date events

New Group companies

During the Q1 of 2020, three group companies have been incorporated in Malta: SureWin Limited, CheckBox Limited and OutPay Limited. These companies will provide services to gaming companies within the Group, and are expected to start operating during 2020.

New GAMING LICENCE

Polar Limited was granted a license from the Malta Gaming Authority during April 2020, and from May 2020 the Group launched operations under this licence.

F-103

Vincent Group p.l.c.

Notes to the Consolidated Financial Statements

Outbreak of COVID 19 Pandemic

Following the outbreak of the COVID 19 pandemic, the Group management is monitoring the situation and taking immediate action to safeguard the interests of the Group. Due to cancellation of major sports events and other events planned for 2020, certain decline is observed in sportsbook operations. Other products are not affected by the outbreak.

These events may adversely affect the Group’s current and future performance and future financial position. Management has not identified any adjustments that would be required to be recorded or any post-reporting date events that would need to be disclosed as a result of the pandemic.

Aquisition by GAN Limited

The Group is in advanced discussions with GAN Limited, a leading business-to-business supplier of internet gaming software-as-a-service solutions primarily to the U.S. land-based casino industry, regarding the signing of a definitive share exchange agreement to acquire Vincent Group p.l.c. The transaction is expected to close in the first quarter of 2021.

F-104

Ordinary shares

GAN Limited

Prospectus

B. Riley Securities

               ,

Until 25 days after the date of this prospectus, all dealers that buy, sell, or trade the ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6. Indemnification of Directors and Officers

We are a Bermuda exempted company. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of our Company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Our bye-laws also provide that no officers or directors shall be answerable for their own or the acts, receipts, neglects or defaults of the other officers or directors, or for any bankers or other persons with whom any moneys or effects belonging to us shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to us shall be placed out on or invested, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to us all funds paid by us in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Bermuda Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

On December 18, 2019, in connection with the organization of GAN Limited, we issued and sold 10,000 ordinary shares to Dermot S. Smurfit for consideration of $100. We believe that this issuance was exempt from, or not subject to, registration under the Securities Act as a transaction not involving a public offering under Section 4(a)(2) of the Securities Act or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On November 15, 2020, GAN Limited entered into a Share Exchange Agreement with Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet.” Under the terms of the Share Exchange Agreement, GAN Limited will offer to acquire all of the outstanding equity in Coolbet in exchange for €149.1 million, which is expected to be paid in a combination of €80 million in cash and €69.1 million in GAN Limited ordinary shares. The portion of the purchase price to be paid in GAN Limited ordinary shares will be valued at the lower of (i) $17.11 per share and (ii) the price to the public at which the shares are sold in the offering contemplated by this registration statement. If the GAN Limited ordinary shares are valued at $17.11 per share, then the closing of the Coolbet acquisition will result in an aggregate of 4,038,574 ordinary shares being issued to the Coolbet holders. The shares issued at the closing of the Coolbet acquisition are being issued in a cross-border exchange offer, exempt from registration pursuant to Rule 802 promulgated under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Form	Exhibit Number	Date Filed
1.1**	Form of Underwriting Agreement
2.1	Scheme of Arrangement of GAN plc		F-1	2.1	March 25, 2020
2.2	Share Exchange Agreement, dated November 15, 2020, among GAN Limited and Vincent Group p.l.c.		6-K	99.1	November 16, 2020
3.1	Memorandum of Association of GAN Limited		F-1	3.1	April 17, 2020
3.2	Bye-Laws of GAN Limited		F-1	3.2	April 27, 2020
4.1	Specimen certificate evidencing ordinary shares		F-1	4.1	April 27, 2020
4.2*	Registration Rights Agreement
5.1**	Form of Legal Opinion of Walkers Limited, Hamilton, Bermuda
10.1*+	2020 Equity Incentive Plan of GAN Limited, as amended
10.1.1+	2020 Equity Incentive Plan – Form of Restricted Stock Grant Agreement		F-1	10.2.1	April 27, 2020
10.1.2+	2020 Equity Incentive Plan – Form of Nonstatutory Stock Option Agreement		F-1	10.2.2	April 27, 2020
10.1.3+	2020 Equity Incentive Plan – Form of Incentive Stock Option Agreement		F-1	10.2.3	April 27, 2020
10.1.4+	2020 Equity Incentive Plan – Form of Restricted Stock Unit Agreement		F-1	10.2.4	April 27, 2020
10.2+	Form of Indemnification Agreement for Directors and Officers		F-1	10.3	April 17, 2020
10.3+	Form of Director Services Agreement		F-1	10.4	April 17, 2020
10.4+	Facility Agreement dated March 6, 2020 with Dermot F. Smurfit and Dermot S. Smurfit		F-1	10.5	April 17, 2020
10.5*+	GAN Limited Employee Stock Purchase Plan
21.1*	List of Subsidiaries
23.1	Consent of BDO LLP, Independent Registered Public Accounting Firm	X
23.2	Consent of Grant Thornton Limited, Independent Accountants	X
23.3	Consent of Walkers Limited, Hamilton, Bermuda (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)

* Previously Filed

** To be filed by amendment

+ Indicates management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

The registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on the 14th day of December, 2020.

GAN Limited

By:	/s/ Dermot S. Smurfit
Name:	Dermot S. Smurfit
Title:	Chief Executive Officer

Pursuant to the requirements of the United States Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ Dermot S. Smurfit
Dermot S. Smurfit	Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2020
/s/ Karen Flores
Karen Flores	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 14, 2020
*
Seamus McGill	Director	December 14, 2020

*
Michael Smurfit Jr.	Director	December 14, 2020

*
David Goldberg	Director	December 14, 2020

* /s/ Dermot Smurfit
Dermot Smurfit, as Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for GAN Limited, has signed this Registration Statement in Irvine, California on the 14th day of December, 2020.

/s/ Dermot S. Smurfit
Name:	Dermot S. Smurfit
Title:	Chief Executive Officer